UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12
HERSHA HOSPITALITY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY

SUBJECT TO COMPLETION DATED SEPTEMBER 22, 2023

44 Hersha Drive
Harrisburg, Pennsylvania 17102
    , 2023
Dear Fellow Shareholder,
You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), to be held virtually on    , 202 , at    , Eastern Time, at    . At the Special Meeting, you will be asked to consider and vote on the merger of the Company with and into 1776 Portfolio REIT Merger Sub, LLC (“REIT Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of 1776 Portfolio Investment, LLC (“Parent”), with REIT Merger Sub being the surviving entity (the “Company Merger”), pursuant to the Agreement and Plan of Merger, dated as of August 27, 2023 (the “Merger Agreement”), by and among Parent, REIT Merger Sub, 1776 Portfolio OP Merger Sub, LP, a Virginia limited partnership and subsidiary of Parent (“OP Merger Sub”), Hersha Hospitality Limited Partnership, a Virginia limited partnership and subsidiary of the Company (“Company OP”), and the Company. Immediately preceding the Company Merger, OP Merger Sub will be merged with and into Company OP, with Company OP as the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). If the Mergers and the other transactions contemplated by the Merger Agreement are completed, you, as a holder of Priority Class A common shares of beneficial interest, par value $0.01 per share (“Company Common Shares”), of the Company will be entitled to receive $10.00 in cash, without interest, subject to certain adjustments as further described in the enclosed proxy statement, in exchange for each Company Common Share you own as of immediately prior to the effective time of the Company Merger, as more fully described in the enclosed proxy statement.
Our board of trustees has, acting upon the unanimous recommendation of a transaction committee (the “Transaction Committee”) consisting solely of three independent trustees, unanimously (i) determined that the Merger Agreement, the Company Merger, and the other transactions contemplated by the Merger Agreement are advisable, and in the best interests of the Company and its shareholders, (ii) duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of the Merger Agreement and the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Company Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at a Special Meeting of the Company’s shareholders and (iv) resolved to recommend that the Company’s shareholders vote in favor of the approval of the Company Merger and the other transactions contemplated by the Merger Agreement and to include such recommendation in the proxy statement accompanying this letter. Our board of trustees recommends that you vote “FOR” the approval of the Company Merger.
The Company Merger must be approved by the affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote on the matter. The Notice of Special Meeting and proxy statement accompanying this letter provide you with more specific information concerning the Special Meeting, the Company Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Company encourages you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about the Company from it or from documents filed with the U.S. Securities and Exchange Commission (the “SEC”).
Your vote is very important regardless of the number of Company Common Shares that you own. Whether or not you plan to virtually attend the Special Meeting, the Company requests that you authorize a proxy to vote your shares by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy (or submitting voting instructions to your bank, broker or other nominee) by telephone or through the

Internet. The enclosed proxy card contains instructions regarding voting. If you attend the Special Meeting, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy at the Special Meeting and vote your shares virtually. If you fail to authorize a proxy to vote your shares, fail to vote virtually, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” approval of the Company Merger.
On behalf of the board of trustees, thank you for your continued support.
Sincerely,

/s/ Neil H. Shah
Neil H. Shah
President and Chief Executive Officer
This proxy statement is dated    , 2023, and is first being mailed to our shareholders on or about     , 2023.

44 Hersha Drive
Harrisburg, Pennsylvania 17102
    , 2023
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders of Hersha Hospitality Trust:
NOTICE IS HEREBY GIVEN that the special meeting of shareholders of Hersha Hospitality Trust (the “Special Meeting”), a Maryland real estate investment trust (the “Company”), will be held virtually      on     ,     , 202 , at     , Eastern Time, at     , for the following purposes:
1.
To consider and vote on a proposal to approve the merger (the “Company Merger”) of the Company with and into 1776 Portfolio REIT Merger Sub, LLC (“REIT Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of 1776 Portfolio Investment, LLC, a Delaware limited liability company (“Parent”), and the other transactions contemplated by the Agreement and Plan of Merger, dated as of August 27, 2023, by and among Parent, REIT Merger Sub, 1776 Portfolio OP Merger Sub, LP, a Virginia limited partnership and subsidiary of Parent (“OP Merger Sub”), Hersha Hospitality Limited Partnership, a Virginia limited partnership and subsidiary of the Company (“Company OP”), and the Company (the “Merger Agreement” and such proposal, the “Merger Proposal”);

2.
To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the Company Merger (the “Advisory Compensation Proposal”); and

3.
To consider and vote on a proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to the Company’s bylaws, only the matters set forth in this Notice of Special Meeting may be brought before the Special Meeting. The board of trustees has fixed the close of business on     , 2023 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. The Company knows of no other matters to come before the Special Meeting. Only holders of record of Priority Class A common shares of beneficial interest, par value $0.01 per share, of the Company (“Company Common Shares”) on the Record Date are entitled to notice of, and to vote at, the Special Meeting or at any postponements or adjournments thereof. Holders of record of the Company’s 6.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, 6.50% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, and 6.50% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, on the Record Date are entitled to notice of, but may not vote at, the Special Meeting. On or around     , 2023, the Company intends to commence mailing of this Notice to all shareholders entitled to notice of the Special Meeting.
The board of trustees has, acting upon the unanimous recommendation of a transaction committee consisting solely of three independent trustees, unanimously determined that the Merger Agreement, the Company Merger, and the other transactions contemplated by the Merger Agreement, are advisable and in the best interests of the Company and its shareholders, and has duly and validly authorized and approved, and declared advisable, the execution, delivery, and performance of the Merger Agreement, and the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement. The board of trustees recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.
The Company Merger must be approved by the affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote on the matter. Accordingly, your vote is very important regardless of the number of Company Common Shares that you own. Whether or not you plan to attend the Special Meeting virtually, the Company requests that you authorize a proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy (or submitting voting instructions to your bank, broker or other nominee) by telephone or through the Internet. If you attend the Special Meeting, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy at the Special Meeting and vote your shares virtually. If you fail to authorize a proxy to vote your shares, fail to vote virtually, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the Company Common Shares that you own will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal. The approval of the Advisory Compensation Proposal and the approval of the Adjournment Proposal each require the affirmative vote of a majority of the votes cast on the matter. If you fail to authorize a proxy to vote your shares, fail to vote virtually, or fail to instruct your broker on how to vote, it will have no effect on the outcome of such proposals. Abstentions, while present for purposes of determining presence of a quorum, are not considered votes cast and therefore will have no effect on the outcome of the Advisory Compensation Proposal and the Adjournment Proposal. Abstentions will have the same effect as voting “AGAINST” the Merger Proposal.
Any proxy may be revoked at any time prior to its exercise by authorizing a proxy to vote again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on        , 202_, signing and returning another proxy card with a later date, provided the Company receives the updated proxy card before the date of the Special Meeting, or voting virtually at the Special Meeting. Attendance alone will not be sufficient to revoke a previously authorized proxy.
The Company encourages you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your Company Common Shares will be represented and voted even if you do not virtually attend the Special Meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call the Company’s proxy solicitor, Okapi Partners, toll-free at (877) 629-6356.
Regardless of the number of Company Common Shares you hold, as a shareholder your role is very important, and the board of trustees strongly encourages you to exercise your right to vote.
BY ORDER OF THE BOARD OF TRUSTEES,
/s/ David L. Desfor
David L. Desfor
Corporate Secretary

i

ii

SUMMARY
This summary highlights only selected information from this proxy statement relating to (i) the merger of 1776 Portfolio OP Merger Sub, LP (“OP Merger Sub”) with and into Hersha Hospitality Limited Partnership (“Company OP” and such transaction, the “Partnership Merger”) and (ii) the merger of Hersha Hospitality Trust (the “Company”) with and into 1776 Portfolio REIT Merger Sub, LLC (“REIT Merger Sub” and such transaction, the “Company Merger”) and certain related transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 27, 2023, by and among 1776 Portfolio Investment, LLC (“Parent” and, together with REIT Merger Sub and OP Merger Sub, the “Parent Parties”), REIT Merger Sub, OP Merger Sub, the Company and Company OP. This summary does not contain all of the information about the Partnership Merger and the Company Merger (collectively, the “Mergers”) and related transactions contemplated by the Merger Agreement that may be important to you. As a result, to understand the Mergers and the related transactions fully and for a more complete description of the terms of the Mergers and related transactions, you should read carefully this proxy statement in its entirety, including the annexes and the other documents to which the Company has referred you, including the Merger Agreement attached as Annex A. This proxy statement is first being mailed to the Company’s shareholders on or about      , 202 .
The Parties to the Mergers (See Page 28)
Hersha Hospitality Trust
Corporate Headquarters:
44 Hersha Drive
Harrisburg, Pennsylvania 17102
(717) 236-4400
Hersha Hospitality Limited Partnership
Corporate Headquarters:
44 Hersha Drive
Harrisburg, Pennsylvania 17102
(717) 236-4400
The Company is a self-advised Maryland real estate investment trust that was formed in 1998 and completed its initial public offering in January of 1999. The Company invests primarily in institutional grade hotels in major urban gateway markets, including New York, Washington, DC, Boston, Philadelphia, South Florida and California. The Company’s primary strategy is to continue to own high quality luxury, upscale, and upper midscale hotels in metropolitan markets with high barriers to entry and independent boutique hotels in markets with similar characteristics.
The Company is structured as an umbrella partnership real estate investment trust, or UPREIT, and the Company owns its hotels and investments in joint ventures through its operating partnership, Hersha Hospitality Limited Partnership, or Company OP, for which the Company serves as the sole general partner. As of December 31, 2022, the Company owned an approximate 85.1% partnership interest in the Company OP including all of the general partnership interest.
Company OP is a Virginia limited partnership and a subsidiary of the Company.
As of the date of the Merger Agreement, the Company’s portfolio consisted of 22 wholly-owned limited and full service properties with a total of 3,392 rooms, one hotel owned through a consolidated joint venture with a total of 115 rooms, and interests in two limited service properties owned through joint venture investments with a total of 304 rooms. These 25 properties, with a total of 3,811 rooms, are located in California, Connecticut, District of Columbia, Florida, Maryland, Massachusetts, New York, and Pennsylvania, and operate under leading brands owned by Marriott International, Inc., Hilton Worldwide, Inc., InterContinental Hotels Group, and Hyatt Corporation. In addition, some of the Company’s hotels operate as independent hotels.
The Company’s website address is www.hersha.com. The information found on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document the Company files with or furnishes to the U.S. Securities and Exchange Commission (“SEC”). Company Common Shares are traded on the New York Stock Exchange (the “NYSE”), under the symbol “HT”; Company 6.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (“Company Series C Preferred Shares”), trade on the NYSE under the symbol “HT-PC”; Company 6.50% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (“Company Series D Preferred Shares”), trade on the NYSE under the symbol “HT-PD”, and Company 6.50% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (“Company Series E Preferred Shares” and, together with the Company Series C Preferred Shares and Company Series D Preferred Shares, the “Company Preferred Shares”), trade on the NYSE under the symbol “HT-PE.”
For additional information about the Company and its business, please refer to “Where You Can Find Additional Information.”
1776 Portfolio Investment, LLC
1776 Portfolio OP Merger Sub, LP
1776 Portfolio REIT Merger Sub, LLC
c/o KSL Capital Partners, LLC
100 St. Paul Street, Suite 800
Denver, Colorado 80206
(720) 284-6400
1776 Portfolio Investment, LLC (“Parent”) is a Delaware limited liability company that was formed to enter into the Merger Agreement and related agreements and to consummate the transactions contemplated thereby and related thereto. Parent has not engaged in any business activities other than activities incidental to its formation in connection with the Merger Agreement and the transactions contemplated thereby and related thereto, including arranging the financing in connection with the Mergers. Upon completion of the Mergers, the Surviving Entity will be a wholly-owned subsidiary of Parent.
1776 Portfolio OP Merger Sub, LP (“OP Merger Sub”), a Virginia limited partnership and subsidiary of Parent, and 1776 Portfolio REIT Merger Sub, LLC (“REIT Merger Sub”), a Delaware limited lability company and wholly-owned subsidiary of Parent, were formed to facilitate the acquisition of the Company and have not engaged in any business activities other than activities incidental to their formation or in connection with the Merger Agreement and the transactions contemplated thereby and related thereto, including arranging the financing in connection with the Mergers.
Parent, OP Merger Sub, and REIT Merger Sub are at times referred to in this proxy statement as the “Parent Parties.”
The Parent Parties are affiliates of KSL Capital Partners, LLC (the “Sponsor” or “KSL”). The Sponsor is a private equity firm specializing in travel and leisure enterprises in five primary sectors: hospitality, recreation, clubs, real estate and travel services. The Sponsor has offices in Denver, Colorado; New York City; Stamford, Connecticut; and London, England. Since 2005, the Sponsor has raised in excess of $21 billion of capital across its equity, credit and tactical opportunities funds. The Sponsor’s current and past portfolio contains some of the premier properties in travel and leisure. For more information, please visit ww.kslcapital.com.
The Special Meeting (See Page 30)
The Proposals (See Page 25)
The special meeting of the Company’s shareholders (the “Special Meeting”) will be held on    , 202 , at    , Eastern Time, virtually via an Internet webcast at    . At the Special Meeting, holders of Priority Class A common shares of beneficial interest, par value $0.01 per share (the “Company Common Shares”), as of the close of business on     (the “Record Date”), will be asked to consider and vote on (1) a proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement (the “Merger Proposal”), (2) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Mergers (the “Advisory Compensation Proposal”), and (3) a proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).
Pursuant to the Company’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.

Record Date, Notice and Quorum (See Page 30)
Record holders of outstanding Company Common Shares as of the Record Date are entitled to vote at the Special Meeting on all matters to be voted upon. As of the Record Date, there were     Company Common Shares outstanding. On each matter presented to the Company’s shareholders for a vote at the Special Meeting, the holders of outstanding Company Common Shares are entitled to one vote per share held as of the Record Date. All holders of record of Company Preferred Shares on the Record Date are entitled to notice of, but may not vote at, the Special Meeting.
A quorum will be established for purposes of the Special Meeting if holders of a majority of all the votes entitled to be cast at such meeting on any matter are present, either in person or by proxy. Abstentions and broker non-votes, if any, will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the Special Meeting, the Company expects that the Special Meeting will be adjourned to a later date.
The Mergers; Effective Time; Closing Date (See Page 69)
Pursuant to the Merger Agreement, on the date of closing, or the Closing Date, (i) first, OP Merger Sub will be merged with and into Company OP, with Company OP surviving the merger (such continuing entity, the “Surviving Partnership”) and (ii) second, the Company will be merged with and into REIT Merger Sub, the separate existence of the Company will cease, and REIT Merger Sub will survive the merger as a wholly owned subsidiary of Parent (such continuing entity, the “Surviving Entity”).
The closing of the Mergers (the “Closing”) will take place (a) on the fifth (5th) business day after the satisfaction or waiver of the last of the conditions set forth in the Merger Agreement to be satisfied or waived (other than any such conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or (b) such other place or date as may be agreed in writing by the Company and Parent. In no event will the Closing be required to occur prior to November 28, 2023, unless otherwise notified by Parent in writing to the Company.
The Partnership Merger will become effective as set forth in the certificate of merger issued by the Virginia State Corporation Commission, or the VSCC, and at such time (i) as the articles of partnership merger are filed with the VSCC or (ii) on such other date and time, not to exceed five business days from the date the articles of partnership merger are filed with the VSCC, as will be agreed to by the Company and Parent and specified in the articles of partnership merger (such date and time, the “Partnership Merger Effective Time”). The parties will cause the Partnership Merger Effective Time to occur immediately prior to the effective time of the Company Merger, or the Company Merger Effective Time.
The Company Merger Effective Time will be such time as (i) the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or the SDAT, and the filing of the certificate of merger with the Secretary of State of the State of Delaware, or (ii) on such other date and time (not to exceed five business days from the date the articles of merger are accepted for record by the SDAT) as will be agreed to by the Company and REIT Merger Sub (such date and time, the “Company Merger Effective Time”). The parties have agreed to cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.
Reasons for the Mergers (See Page 46)
In reaching its unanimous decision to (a) authorize and approve, and declare advisable, the delivery and performance of the Merger Agreement and the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement, (b) direct that the Company Merger and the other transactions contemplated by the Merger Agreement each be submitted for consideration at the Special Meeting and (c) recommend that the Company’s shareholders vote in favor of the approval of the Company Merger and the other transactions contemplated by the Merger Agreement and to include such recommendation in this proxy statement, the board of trustees, or the Board, considered the recommendations of the transaction committee established by the Board, or the Transaction Committee. Prior to making its recommendation, the Transaction Committee consulted with its independent legal and financial advisors. In reaching their respective determinations regarding the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement, the Board and the Transaction Committee considered a number of factors, including the factors that the Board and the Transaction Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement. The Board and the Transaction Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement.
For a discussion of certain material factors considered by the Transaction Committee and the Board in reaching their decisions to approve the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement, see the sections “The Mergers-Reasons for the Mergers” and “The Mergers-Recommendation of the Board” in this proxy statement.
Recommendation of the Board (See Page 50)
The Board at a duly held meeting has, acting upon the unanimous recommendation of the Transaction Committee, unanimously:
•	determined that the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement are advisable, and in the best interests of the Company and its shareholders;
•
duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of the Merger Agreement, and the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement;

•	directed that the Company Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the Special Meeting; and
•	recommended that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Opinion of Goldman Sachs & Co. LLC (See Page B-1)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its oral opinion, subsequently confirmed in writing, to the Transaction Committee that, as of August 27, 2023 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 27, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of Goldman Sachs’ opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Transaction Committee in connection with its consideration of the transactions contemplated by the Merger Agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Common Shares should vote with respect to the transactions contemplated by the Merger Agreement or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement of the transactions contemplated by the Merger Agreement, to be an amount not to exceed approximately $14.3 million, all of which is payable upon the consummation of the transactions contemplated by the Merger Agreement.
Material U.S. Federal Income Tax Consequences (See Page 64)
If you are a U.S. holder (as defined in this proxy statement in “The Mergers-Material U.S. Federal Income Tax Consequences”), the exchange of your Company Common Shares for Merger Consideration (including any amounts required to be withheld for tax purposes) pursuant to the Company Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of Merger Consideration you receive pursuant to the Merger Agreement (including any amounts required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. A non-U.S. holder (as defined in this proxy statement in “The Mergers-Material U.S. Federal Income Tax Consequences”) will generally be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s Company Common Shares for Merger Consideration in the Company Merger unless (1) such non-U.S. holder does not have certain connections to the United States, (2) Company Common Shares do not constitute United States real property interests with respect to such non-U.S. holder, and (3) subject to certain exceptions, the payment received by such non-U.S. holder is not attributable to gain from the Company’s deemed sale of United States real property interests. Because particular circumstances may differ, you should consult your tax advisor to determine the U.S. federal income tax consequences to you of the Company Merger in light of your particular circumstances and any consequences arising under the laws of any state, local, or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Company Merger is provided in this proxy statement at “The Mergers-Material U.S. Federal Income Tax Consequences.”
Delisting and Deregistration of Company Common Shares and Company Preferred Shares (See Page 68)
If the Mergers are completed, Company Common Shares and Company Preferred Shares will be delisted, will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Merger Agreement (See Page 69)
Treatment of Securities (See Page 71)
Company Common Shares
At the Company Merger Effective Time, each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time (other than Excluded Shares, as defined below) will be automatically converted into the right to receive an amount in cash equal to $10.00 per share (the “Merger Consideration”), without interest, subject to the terms and conditions set forth in the Merger Agreement.
Company Preferred Shares
At the Company Merger Effective Time, each Company Series C Preferred Share, Company Series D Preferred Share, and Company Series E Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time (other than any Excluded Shares) will be automatically converted into the right to receive an amount in cash equal to $25.00 per share plus accrued and unpaid dividends, if any, up to and including the Closing Date, without interest (the “Preferred Merger Consideration”).
Following the completion of the Mergers, the Company Common Shares and Company Preferred Shares will be delisted, will no longer be traded on the NYSE and will be deregistered under the Exchange Act.
REIT Merger Sub Membership Interests
At the Company Merger Effective Time, each membership interest of REIT Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time will survive the Company Merger and remain issued and outstanding following the Company Merger Effective Time as a membership interest of the Surviving Entity, and no consideration will be exchanged therefor.
Excluded Shares
At the Company Merger Effective Time, each issued and outstanding Company Common Share and/or Company Preferred Share that is owned by Parent, REIT Merger Sub or any subsidiary of Parent or the Company or any subsidiary of the Company immediately prior to the Company Merger Effective Time (collectively, the “Excluded Shares”), if any, will be automatically cancelled and retired and cease to exist, and no consideration will be delivered in exchange therefor.
Company Partnership Units
At the Partnership Merger Effective Time, except as set forth below, each Company Partnership Unit (as defined in the Merger Agreement) issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Excluded Units, as defined below) will be converted into the right to receive an amount in cash equal to $10.00 per unit, without interest, subject to the terms and conditions set forth in the Merger Agreement (the “OP Merger Consideration”).

Each Company Partnership Unit (including for the avoidance of doubt, any Company Preferred Partnership Units (as defined in the Merger Agreement)) owned by the Company or any subsidiary of the Company (including Company OP), in each case, as of immediately prior to the Partnership Merger Effective Time (collectively, the “Continuing Units”), will be unaffected by the Partnership Merger and will remain outstanding as a partnership unit of the Surviving Partnership held by the Company or relevant subsidiary of the Company and no consideration will be delivered in exchange therefor. Each Company Partnership Unit owned by Parent, OP Merger Sub or any of their respective subsidiaries, in each case, as of immediately prior to the Partnership Merger Effective Time (together with the Continuing Units, the “Excluded Units”) will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
Company Restricted Share Awards
At the Company Merger Effective Time, each award of restricted Company Common Shares (each a “Company Restricted Share Award”) granted under the Company’s Amended and Restated 2012 Equity Incentive Plan that is outstanding as of immediately prior to the Company Merger Effective Time will vest and all restrictions thereupon shall lapse, and each Company Restricted Share Award will be canceled and converted into the right to receive a payment (without interest and subject to applicable tax withholding) equal to $10.00 per Company Common Share underlying such Company Restricted Share Award as of immediately prior to the Company Merger Effective Time, subject to the terms and conditions of the Merger Agreement.
Company LTIP Units
At the Partnership Merger Effective Time, each Company LTIP Unit (as defined in the Merger Agreement) that is outstanding and unvested as of immediately prior to the Partnership Merger Effective Time will vest and become transferable and immediately thereafter, effective as of the Partnership Merger Effective Time, the Company will cause a Forced Conversion (as defined in the Merger Agreement) with respect to all Company LTIP Units then eligible for conversion (after giving effect to the vesting of all Company LTIP Units as contemplated by the Merger Agreement) such that, as of the Partnership Merger Effective Time, each then outstanding Company LTIP Unit will be converted into an equal number of Company Partnership Units (with such converted Company Partnership Units treated in the same manner under the Merger Agreement as other outstanding Company Partnership Units).
Company Permitted Dividends and Adjustments to the Merger Consideration
Under the terms of the Merger Agreement, subject to the restrictions set forth therein, the Company may declare or pay regular cash dividends and Company OP may declare and pay regular quarterly distributions to the holders of Company Common Shares, Company Preferred Shares and Company Partnership Units, consistent with past practice of the Company and Company OP, as applicable, in each case, in an amount not to exceed $0.05 per Company Common Share or Company Partnership Unit, as applicable, $0.4297 per Company Series C Preferred Share, $0.40625 per Company Series D Preferred Share, and $0.40625 per Company Series E Preferred Share, during the term of the Merger Agreement without reducing the Merger Consideration to be paid to you (each a “Company Permitted Dividend”).
The amount in cash payable to the shareholders and unit holders is subject to decrease in the event the Company declares and pays any additional dividends or other distributions (other than the Company Permitted Divided) prior to the Closing, which the Company may do without the consent of Parent if and only if the making of such dividends or other distributions prior to the Closing is necessary to maintain the Company’s tax status as a real estate investment trust, or REIT, and to avoid the imposition of any entity level income or excise tax. No such dividends or distributions are currently anticipated by the Company.
Financing of the Mergers (See Page 57)
Parent has entered into an equity commitment letter with certain entities affiliated with the Sponsor, dated August 27, 2023 (the “Equity Commitment Letter”), pursuant to which such affiliates have committed to contribute to Parent an aggregate amount in cash equal to $400 million substantially simultaneously with the Closing, which will be used by Parent, to fund the amounts required to be funded by Parent, REIT Merger Sub, or OP Merger Sub pursuant to the Merger Agreement at the Closing, including, without limitation, (a) the aggregate amounts to be paid as Merger Consideration, Preferred Merger Consideration, OP Merger

Consideration and in exchange for the Company equity awards, (b) the related expenses required to be paid by the Parent Parties pursuant to the Merger Agreement and (c) any repayment or refinancing of any outstanding indebtedness of the Company or the Company subsidiaries that is required in connection with the Closing as contemplated by the Merger Agreement, collectively called the “Payment Obligations.” Funding of the equity commitments is subject to the terms set forth in the Equity Commitment Letter, which include (i) the satisfaction or waiver by the Parent Parties of all conditions precedent to the Parent Parties’ obligations to effect the Closing set forth in the Merger Agreement (other than those conditions that by their nature cannot be satisfied other than at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the prior or substantially simultaneous funding of the debt financing (or, if applicable, any alternative debt financing), and (iii) the substantially simultaneous consummation of the Closing. See “The Mergers-Financing of the Mergers-Equity Financing” for additional information.
In connection with the execution of the Merger Agreement, certain entities affiliated with the Parent have guaranteed certain Payment Obligations of Parent, including with respect to the Parent Termination Payment under the Merger Agreement and certain collection costs related thereto if and when due in accordance with the Merger Agreement. See “The Merger Agreement-Specific Performance; Remedies” for additional information.
Parent also has entered into a debt commitment letter with Wells Fargo Bank, National Association and Citigroup Global Markets Inc. (collectively, the “Lenders”), dated August 27, 2023 (the “Debt Commitment Letter”), pursuant to which the Lenders have committed to provide, jointly but not severally, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, debt financing in an aggregate principal amount up to $1.05 billion, the proceeds of which will be used by Parent to (i) pay a portion of the consideration due under the Merger Agreement in order to directly or indirectly acquire the properties that will secure such debt financing (the “Properties”), (ii) repay existing indebtedness that encumbers the Properties, (iii) pay carrying costs with respect to the Properties, (iv) fund any required upfront reserves (if any), (v) pay costs and expenses incurred in connection with the debt financing, the operation of the Properties and other transaction costs, (vi) fund any working capital requirements of the Properties, and (vii) fund such other general purposes as the borrower will determine in its sole discretion. See “The Financing of the Mergers-Debt Financing Commitment” for additional information.
Interests of the Company’s Trustees and Executive Officers in the Mergers (See Page 59)
In considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our trustees and executive officers may have interests in the Mergers that may be different from, or in addition to, your interests as a shareholder. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Mergers and in recommending that the Company Merger be approved by the shareholders of the Company. These interests include the following, among others:
•
The Merger Agreement provides that each outstanding Company Restricted Share Award and Company LTIP Unit, including those held by the Company’s trustees and executive officers, will vest in full (to the extent unvested) and be cancelled and converted into the right to receive $10.00 per Company Common Share underlying each Company Restricted Share Award or $10.00 per Company LTIP Unit that is converted into a Company Partnership Unit, in each case subject to the terms and conditions of the Merger Agreement, and as discussed in more detail in the section of this proxy statement captioned “The Merger Agreement-Treatment of Securities”;

•
Pursuant to their employment agreements, the Company’s executive officers are eligible to receive certain severance payments and benefits in the event of a qualifying termination or resignation of their employment within one year following the consummation of the Mergers; and

•	Our trustees and executive officers are entitled to continued indemnification and insurance coverage.
These interests are discussed in more detail in the section of this proxy statement captioned “The Mergers-Interests of the Company’s Trustees and Executive Officers in the Mergers.” The members of the Board and the Transaction Committee were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers, and in recommending to the Board and the shareholders, as applicable, that the Merger Proposal be approved.

Financing Cooperation (See Page 89)
Prior to the Closing Date, the Company agrees to, and will cause the Company subsidiaries to, use reasonable best efforts to provide, and will use reasonable best efforts to cause its representatives to provide such cooperation as is necessary or reasonably requested by Parent for financings of the type contemplated in connection with the arrangement of the debt financing contemplated by the debt financing commitments. Such requested cooperation may not unreasonably disrupt or interfere with the day-to-day business or the operations of the Company or its subsidiaries. For more information, please see the section of this proxy statement captioned “The Merger Agreement-Financing Cooperation.”
No Solicitation of Transactions (See Page 82)
Under the terms of the Merger Agreement, the Company, its subsidiaries, and their respective officers, managers, trustees and other representatives are subject to restrictions on its and their ability to solicit any competing proposals, or Company Alternative Proposals, including, among others, restrictions on its and their ability to furnish to any third parties any non-public information in connection with any Company Alternative Proposal, to solicit, initiate, knowingly encourage or facilitate the making or submission of any Company Alternative Proposal or inquiry (or proposal or offer that would reasonably be expected to lead to a Company Alternative Proposal or inquiry), and to engage or participate in any discussions or negotiations regarding a Company Alternative Proposal or inquiry. Subject to the terms of the Merger Agreement, the Company may furnish non-public information to, and engage in discussions or negotiations with, a third party if the Company receives a bona fide written Company Alternative Proposal from such third party after the date of the Merger Agreement and that did not result from a breach of the Company’s obligations as specified in the Merger Agreement in any material respect, and the Board or the Transaction Committee, after consultation with outside legal and financial advisors, determines in good faith that such Company Alternative Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal (as defined in the Merger Agreement). Under certain circumstances and after following certain procedures and adhering to certain restrictions, the Company is permitted to terminate the Merger Agreement in order to enter into a definitive agreement relating to a Company Superior Proposal (subject to payment of the Company Termination Payment (as described below)).
Conditions to the Mergers (See Page 93)
Completion of the Mergers depends upon the satisfaction or waiver of a number of conditions, including, among others, that:
•	the Company shareholder approval must be obtained;
•
no law has been enacted or promulgated by any governmental entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Mergers and there is no order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Mergers;

•
the Company’s, Company OP’s and the Parent Parties’ respective representations and warranties in the Merger Agreement must be true and correct in the manner described under the section entitled “The Merger Agreement-Conditions to the Mergers”;

•
Parent must have received a written opinion of Hunton Andrews Kurth LLP or such other nationally recognized REIT counsel as may be reasonably acceptable to the Company and Parent, dated as of the Closing Date (as described in the section entitled “The Merger Agreement-Conditions to the Mergers”);

•
the Company and Parent must have delivered closing certificates to each other, each dated as of the Closing Date, each signed by an applicable executive or senior officer, certifying that certain specified conditions have been satisfied;

•
from the date of the Merger Agreement through the Closing Date, there must not have occurred a Company Material Adverse Effect (as described in the section entitled “The Merger Agreement-Representations and Warranties”); and

•
the Company and the Parent Parties must have performed and complied in all material respects with its and their respective covenants required by the Merger Agreement to be performed or complied with on or prior to the Company Merger Effective Time.

Termination of the Merger Agreement (See Page 94)
The Company and Parent may mutually agree to terminate the Merger Agreement and abandon the Mergers and the other transactions contemplated by the Merger Agreement at any time prior to the Company Merger Effective Time, even after the Company has obtained the Company shareholder approval.
Termination by Either the Company or Parent (See Page 95)
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement, if:
•
the Company Merger Effective Time has not occurred on or before 5:00 p.m., Eastern Time, on the End Date, February 27, 2024; provided, that the party seeking to terminate the Merger Agreement under this provision has not breached or failed to perform or comply with in any material respect its obligations under the Merger Agreement in any manner that was the primary cause of or primarily resulted in the failure to consummate the Mergers on or before the End Date (and, in the case of Parent, including the failure of the other Parent Parties, and, in the case of the Company, including the failure of the Company OP);

•
any court or other governmental entity of competent jurisdiction has issued a final, non-appealable order in each case permanently enjoining or otherwise prohibiting the consummation of the Mergers; provided, however, that the party seeking to terminate the Merger Agreement under this provision will not have otherwise breached or failed to perform or comply with in any material respect its obligations under the Merger Agreement in any manner that has been the primary cause of or primarily resulted in such order (and, in the case of Parent, including the failure of the other Parent Parties, and, in the case of the Company, including the failure of the Company OP); or

•	the Special Meeting (including any adjournments or postponements thereof) will have been held and been concluded and the Company shareholder approval will not have been obtained.
Termination by Parent
Parent may also terminate the Merger Agreement if:
•
the Company or Company OP has breached or failed to perform or comply with in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which such breach or failure to perform or comply (1) would result in a failure of any of the mutual conditions to the Company and Parent’s obligations to effect the Mergers or the additional conditions to the obligations of Parent to effect the Mergers and (2) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) 30 days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate the Merger Agreement under this provision and the basis for such termination and (y) five business days before the End Date, provided, that Parent will not have a right to terminate the Merger Agreement under this provision if any Parent Party is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement such that the mutual conditions to the Company and Parent’s obligations to effect the Mergers or the additional conditions to the obligations of the Company to effect the Mergers would not be satisfied; or

•
(1) at any time prior to receipt of the Company shareholder approval, if the Board or the Transaction Committee has effected a Company Change of Recommendation (as discussed below in the section of this proxy statement captioned “The Merger Agreement-Acquisition Proposals and Obligations of the Board with Respect to its Recommendation-Obligations of the Board with Respect to its Recommendation”), (2) at any time prior to the receipt of the Company shareholder approval, the Board will have failed to publicly reaffirm the Board Recommendation within 10 business days following the date that a Company Alternative Proposal will have been first publicly announced and Parent has requested in writing that the Company reaffirm the Board Recommendation (or if the Special Meeting is scheduled to be held within 10 business days after the date a Company Alternative Proposal will have been publicly announced, as promptly as is reasonably practicable), or (3) the Company enters into an alternative acquisition agreement (other than an acceptable confidentiality agreement entered into in compliance with the Merger Agreement).

Termination by the Company
The Company may also terminate the Merger Agreement if:
•
any Parent Party has breached or failed to perform or comply with in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform or comply (1) would result in a failure of any of the mutual conditions to the Company and Parent’s obligations to effect the Mergers or the additional conditions to the obligations of the Company to effect the Mergers and (2) cannot be cured by the End Date, or if curable, is not cured by the earlier of (x) 30 days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate the Merger Agreement under this provision and the basis for such termination and (y) five business days before the End Date, provided, that the Company will not have a right to terminate the Merger Agreement under this provision if the Company or Company OP is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement such that the mutual conditions to the Company and Parent’s obligations to effect the Mergers or the additional conditions to the obligations of Parent to effect the Mergers would not be satisfied;

•
prior to receipt of the Company shareholder approval, if the Board (or a committee thereof) has effected a Company Change of Recommendation (as discussed below in the section of this proxy statement captioned “The Merger Agreement-Acquisition Proposals and Obligations of the Board with Respect to its Recommendation-Obligations of the Board with Respect to its Recommendation”) in respect of a Company Superior Proposal in accordance with the terms and conditions of the Merger Agreement; provided, however, that the Merger Agreement may not be so terminated unless concurrently with the occurrence of such termination, the Company Termination Payment is made in full to Parent and the definitive agreement relating to the Company Superior Proposal is entered into by the Company, and in the event that such definitive agreement is not concurrently entered into and/or such payment is not concurrently made, such termination will be null and void; or

•	all of the following requirements are satisfied:
•
the mutual conditions to the Company and Parent’s obligations to effect the Mergers and the additional conditions to the obligations of Parent to effect the Mergers (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (to the extent permissible under applicable law) waived in accordance with the Merger Agreement;

•
on or after the date on which the Closing should have occurred pursuant to the Merger Agreement, the Company has irrevocably notified Parent in writing that the Company is ready and willing to consummate the Mergers and ready, willing, and able to take all action within its control to consummate the Mergers;

•	Parent fails to consummate the Mergers within one business day of the date of delivery of such notice; and
•	during such one business day period, the Company stood ready, willing and able to consummate the Mergers and the other transactions contemplated by the Merger Agreement.
Termination Payments (See Page 96)
Company Termination Payment
The Company has agreed to pay Parent or its designee the Company Termination Payment of $30.0 million (the “Company Termination Payment”), if:
•
Parent terminates the Merger Agreement pursuant to the provision described herein in the second summarization paragraph in the section entitled “The Merger Agreement-Termination of the Merger Agreement-Termination by Parent”;

•
the Company terminates the Merger Agreement pursuant to the second termination right described in the section entitled “The Merger Agreement-Termination of the Merger Agreement-Termination by the Company”; or

•	all of the following requirements are satisfied:
•
after the date of the Merger Agreement, a Company Alternative Proposal (provided, that for purposes of this requirement, each percentage in the definition of “Company Alternative Proposal” will be increased to “50%”) is publicly proposed or publicly disclosed or becomes publicly known and, in each case, will not have been withdrawn, prior to the Special Meeting (or any adjournment or postponement thereof) (a “Qualifying Transaction”);

•
the Merger Agreement is terminated by the Company or Parent pursuant to the first or third termination rights described in the section entitled “The Merger Agreement-Termination of the Merger Agreement-Termination by Either the Company or Parent” (and at the time of such termination the Company would not have been entitled to terminate the Merger Agreement pursuant to the third termination right described in the section entitled “The Merger Agreement-Termination of the Merger Agreement-Termination by the Company”) or by Parent pursuant to the first termination right described in the section entitled “The Merger Agreement-Termination of the Merger Agreement-Termination by Parent”; and

•
within 12 months after the date of the termination referred to above, the Company enters into a definitive agreement with respect to or providing for such Qualifying Transaction, or a Qualifying Transaction is consummated within 12 months of the date of such termination.

Parent Termination Payment
Parent has agreed to pay to the Company or its designee the Parent Termination Payment of $67.5 million, if the Company terminates the Merger Agreement pursuant to the provisions described in the first or third termination rights described above in the section entitled “The Merger Agreement -Termination of the Merger Agreement-Termination by the Company” or pursuant to the first termination right described in the section entitled “The Merger Agreement -Termination of the Merger Agreement-Termination by Either the Company or Parent.” In no event will the Company be entitled to (1) payment of monetary damages prior to the termination of the Merger Agreement or in amounts in excess of (x) the Parent Termination Payment plus (y) any Recovery Costs (as defined in the Merger Agreement) plus (z), if applicable, Parent’s indemnification obligation, payment and reimbursement obligations to the Company in connection with the Debt Financing; (2) payment of both monetary damages and the Parent Termination Payment or (3) both (x) payment of any monetary damages or the Parent Termination Payment and (y) a grant of specific performance of the Merger Agreement or any other equitable remedy against Parent or any Parent Parties that results in the Closing.
Specific Performance; Remedies
The Merger Agreement provides that the parties are entitled to specific performance, including specific performance of the Parent Parties’ obligations to consummate the Mergers. However, the Company is entitled to specific performance to cause Parent to consummate the Closing if, and only if, (i) Parent is required to consummate the Closing pursuant to the Merger Agreement and Parent fails to consummate the Closing by the date the Closing is required to have occurred pursuant to the Merger Agreement, (ii) the financing provided for by the debt financing commitments (taking into account any funding of the “Gap Facility” contemplated thereby) (or, if applicable, the alternative debt financing) has been funded or will be funded at the Closing if the equity financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that the mutual conditions to the Company and Parent’s obligations to effect the Mergers and the additional conditions to the obligations of the Company to effect the Mergers have been satisfied or validly waived (to the extent permitted) (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents on the Closing date but each of which is capable of being satisfied at the Closing), and the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the equity financing and debt financing (including any alternative debt financing that has been obtained in accordance with the Merger Agreement) are funded, then the Closing would occur and the Company would cause the Closing to occur in accordance with the terms of the Merger Agreement (and the Company has not revoked, withdrawn, modified or conditioned such confirmation). Notwithstanding anything else to the contrary in the Merger Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to the terms of the Merger Agreement and (ii) payment of the Parent Termination Payment and/or monetary damages if, as and when required pursuant to and in accordance with the terms of the Merger Agreement, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief, on the one hand, and payment of the Parent Termination Payment and/or monetary damages, on the other hand.
Efforts Obligations
Each party to the Merger Agreement has agreed, subject to the terms and conditions set forth in the Merger Agreement, to use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Mergers and the other transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company approvals and the Parent approvals, from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary Consents from third parties, (iii) the defending of any actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement; provided, that in no event will the Company or any Company subsidiary be required to pay prior to the Company Merger Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by the Merger Agreement under any contract or agreement or otherwise.
Voting Agreements (See Page 99)
Concurrently with the execution and delivery of the Merger Agreement, each of Neil Shah, Jay Shah, Ashish Parikh and Michael Gillespie, in their individual capacities and as trustees of certain trusts named therein (collectively, the “Subject Equityholders”), entered into separate voting agreements (the “Voting Agreements”), with Parent.
Pursuant to the terms of the Voting Agreements, each Subject Equityholder agreed, among other things, to vote certain issued and outstanding Company Common Shares and Company Partnership Units currently beneficially owned or thereafter acquired by such Subject Equityholder (i) in favor of (A) the approval of the Mergers and any other matters expressly contemplated by the Merger Agreement or necessary or reasonably requested by Parent for the consummation of the Mergers and the other transactions contemplated thereby and (B) any proposal to adjourn or postpone such meeting of the shareholders of the Company or the limited partners of Company OP to a later date if there are not sufficient votes to approve the Mergers, and (ii) against (A) any Company Alternative Proposal, alternative acquisition agreement or any of the transactions contemplated thereby, and (B) any action which would reasonably be expected to prevent, materially delay or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, in each case, subject to the limitations set forth in the applicable Voting Agreement.
As of the date of the Merger Agreement, Company Common Shares and Company Partnership Units beneficially owned and subject to the Voting Agreements represented, in the aggregate, approximately 3.81% of the outstanding Company Common Shares and 13.71% of the outstanding Company Partnership Units.
For more information, please see the section of this proxy statement captioned “The Mergers-Voting Agreements.”
Market Price of Company Common Shares (See Page 100)
Company Common Shares are listed on the NYSE under the trading symbol “HT.” On August 25, 2023, the last trading day prior to the date of the public announcement of the Merger Agreement, the reported closing price per Company Common Share on the NYSE was $6.28. On    , the last trading day before the date of this proxy statement, the reported closing price per Company Common Share on the NYSE was $   . You are encouraged to obtain current market quotations for Company Common Shares.
No Dissenters’ Rights of Appraisal (See Page 105)
The Company’s shareholders will not have appraisal rights in connection with the Company Merger. See “No Dissenters’ Rights of Appraisal” for more information.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS
The following questions and answers briefly address some questions you may have regarding the Special Meeting and the proposed Mergers. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the Merger Agreement, a copy of which is attached to this proxy statement as Annex A.
Q.	What is the proposed transaction?
A.
The proposed transaction is (i) the merger of 1776 Portfolio OP Merger Sub, LP, a Virginia limited partnership (“OP Merger Sub”), with and into Hersha Hospitality Limited Partnership, a Virginia limited partnership and subsidiary of Hersha (“Company OP”, and such merger, the “Partnership Merger”), and (ii) the merger of Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company” or “Hersha”), with and into 1776 Portfolio REIT Merger Sub, LLC, a Delaware limited liability company (“REIT Merger Sub,” and such merger, the “Company Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of August 27, 2023, by and among the Company, Company OP, 1776 Portfolio Investment, LLC, a Delaware limited liability company (“Parent”), REIT Merger Sub and OP Merger Sub (the “Merger Agreement”). If the Company Merger is approved by the Company’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, the Company will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as the surviving entity and a wholly owned subsidiary of Parent.

Under the terms of the Merger Agreement, at the effective time of the Company Merger, the holders of Priority Class A common shares (the “Company Common Shares”) of beneficial interest of Hersha, or Company Common Shares, will receive $10.00 in cash, without interest and subject to certain adjustments described in the Merger Agreement and herein, for each Company Common Share issued and outstanding immediately prior to the effective time of the Company Merger, or the Company Merger Effective Time. Holders of the Company’s 6.875% Series C Cumulative Redeemable Preferred Shares (the “Company Series C Preferred Shares”), 6.50% Series D Cumulative Redeemable Preferred Shares (the “Company Series D Preferred Shares”), and 6.50% Series E Cumulative Redeemable Preferred Shares (the “Company Series E Preferred Shares,” and, together with the Company Series C Preferred Shares and Company Series D Preferred Shares, the “Company Preferred Shares”), will receive $25.00 in cash, plus any accrued and unpaid dividends to which they are entitled, for each Company Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time. In addition, at the effective time of the Partnership Merger, each Company Partnership Unit (as defined in the Amended and Restated Agreement of Limited Partnership of Company OP, as amended, modified or supplemented from time to time (the “Company OP Agreement”)), issued and outstanding immediately prior to the effective time of the Partnership Merger, or the Partnership Merger Effective Time, will be converted into the right to receive an amount in cash equal to $10.00, without interest and subject to certain adjustments described in the Merger Agreement and herein.
The Mergers will occur at the times provided in the Merger Agreement. For additional information about the Mergers, please review with your advisors the Merger Agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. The Company encourages you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the Mergers.
Q.	As a shareholder, what will I receive in the Mergers?
A.
For each outstanding Company Common Share that you own immediately prior to the Company Merger Effective Time, you will receive $10.00 in cash, without interest, subject to certain adjustments as set forth in the Merger Agreement. For each outstanding Company Preferred Share that you own immediately prior to the Company Merger Effective Time, you will receive $25.00 in cash, plus any accrued and unpaid dividends, without interest. For each outstanding Company Partnership Unit that you own immediately prior to the Partnership Merger Effective Time, you will receive $10.00 in cash, without interest, subject to certain adjustments as set forth in the Merger Agreement.

Q.	Will I receive dividends with respect to the Company Common Shares that I own?
A.
Under the terms of the Merger Agreement, subject to the restrictions set forth therein, the Company may declare or pay regular cash dividends and Company OP may declare and pay regular quarterly distributions to the holders of Company Common Shares, Company Preferred Shares and Company Partnership Units, consistent with past practice of the Company and Company OP, as applicable, in each case, in an amount not to exceed $0.05 per Company Common Share or Company Partnership Unit per quarter, as applicable, $0.4297 per Company Series C Preferred Share, $0.40625 per Company Series D Preferred Share, and $0.40625 per Company Series E Preferred Share, during the term of the Merger Agreement without reducing the Merger Consideration to be paid to you. The amount in cash payable to the shareholders and unit holders is also subject to decrease in the event the Company declares and pays any additional dividends or distributions above the amounts described above, prior to the closing of the Mergers (the “Closing”), which the Company may do without the consent of Parent if and only if the making of such dividends or distributions prior to the Closing is necessary to maintain the Company’s tax status as a REIT and to avoid the imposition of any entity level income or excise tax.

Q.	When do you expect the Mergers to be completed?
A.
If the Company’s shareholders vote to approve the Company Merger, and assuming that the other conditions to the Mergers are satisfied or waived, it is anticipated that the Mergers will be completed in the fourth quarter of 2023. However, there can be no assurances that the conditions will be satisfied or waived, or that the Mergers will be completed on the anticipated timeline, or at all. Pursuant to the Merger Agreement, the Closing will take place (1) on the fifth (5th) business day after all Closing conditions are satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing) or (2) at such other date as is agreed to in writing by the Company and Parent.

Pursuant to the Merger Agreement, the Closing may not occur prior to November 28, 2023, unless Parent otherwise notifies the Company in writing.
In addition, the Merger Agreement provides that the Company or Parent may terminate the agreement if the Company Merger Effective Time has not occurred on or before 5:00 p.m., Eastern Time on February 27, 2024. For further information regarding the timing of the Closing, see “The Merger Agreement-Effective Time; Closing Date.”
Q.	What happens if the Mergers are not completed?
A.
If the Company Merger is not approved by the Company’s shareholders, or if the Mergers are not completed for any other reason, the Company’s shareholders will not receive any payment for their Company Common Shares or Company Preferred Shares (or for any Company Partnership Units, as applicable) pursuant to the Merger Agreement. Instead, the Company will remain a public company, and Company Common Shares and Company Preferred Shares will continue to be registered under the Exchange Act and listed on the NYSE. Upon a termination of the Merger Agreement, under certain circumstances and pursuant to the terms of the Merger Agreement, the Company will be required to pay Parent the Company Termination Payment. In certain other circumstances, Parent will be required to pay the Company the Parent Termination Payment upon termination of the Merger Agreement. For further information regarding the circumstances giving rise to payment of these termination payments, see “The Merger Agreement-Termination Payments.”

Q.	If the Mergers are completed, how do I obtain the Merger Consideration and Preferred Merger Consideration for my Company Common Shares and my Company Preferred Shares, as applicable?
A.
Following the completion of the Mergers, your Company Common Shares and Company Preferred Shares will automatically be converted into the right to receive your portion of the Merger Consideration and the Preferred Merger Consideration, as applicable.

Shortly after the Mergers are completed, if you are the record holder of certificated Company Common Shares or certificated Company Preferred Shares, as applicable, you will receive a letter of transmittal and instructions describing how you may exchange your Company Common Shares or Company Preferred Shares, as applicable, for the Merger Consideration or the Preferred Merger Consideration, as applicable. Holders of certificated Company Common Shares or certificated Company Preferred Shares will need to surrender related certificate(s) together with a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to the instructions.

If you are the record holder of book-entry Company Common Shares or Company Preferred Shares, as applicable, you will receive a letter of transmittal and instructions describing how you may exchange your book-entry Company Common Shares or Company Preferred Shares, as applicable, for the Merger Consideration or the Preferred Merger Consideration, as applicable. Holders of book-entry Company Common Shares or book-entry Company Preferred Shares held through The Depository Trust Company need not return an executed letter of transmittal in order to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, and will receive the applicable payment as promptly as practicable after the Company Merger Effective Time.
If your Company Common Shares or Company Preferred Shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration or Preferred Merger Consideration, as applicable.
Q.	When and where is the Special Meeting?
A.	The Special Meeting will be held virtually on , 202 , at , Eastern Time, at .
Q.	Who can vote at and attend the Special Meeting?
A.
All holders of record of Company Common Shares as of the Record Date, which was the close of business on     , 2023, are entitled to receive notice of and attend and vote at the Special Meeting or any postponement or adjournment of the Special Meeting. Each shareholder will be entitled to cast one vote on each matter presented at the Special Meeting for each Company Common Share that such holder owned as of the Record Date. All holders of record of Company Preferred Shares on the Record Date are entitled to notice of, but may not vote at, the Special Meeting.

Q.	What is the quorum requirement?
A.
The presence in person virtually or by proxy of holders entitled to cast a majority of all the votes entitled to be cast at a Special Meeting will constitute a quorum for purposes of the Special Meeting. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in the name of a broker, bank or other nominee, the broker, bank or other nominee lacks discretionary authority to vote the shares and the broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares. Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, brokers, banks and other nominees will not have authority to vote on any proposals unless instructed, so the Company does not expect there to be any broker non-votes at the Special Meeting.

Q.	What vote of shareholders is required to approve the Company Merger?
A.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of all outstanding Company Common Shares entitled to vote on the matter. Because the required vote for the Merger Proposal is based on the number of votes the Company’s shareholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal. Holders of Company Preferred Shares and Company Partnership Units are not entitled to vote on the Merger Proposal.

Concurrently with the execution and delivery of the Merger Agreement, each of Neil Shah, Jay Shah, Ashish Parikh and Michael Gillespie, in their individual capacities and as trustees of certain trusts named therein (the “Subject Equityholders”), entered into separate voting agreements with Parent.
Pursuant to the terms of the voting agreements, each Subject Equityholder agreed, among other things, to vote certain issued and outstanding Company Common Shares and Company Partnership Units currently beneficially owned or thereafter acquired by such Subject Equityholder (i) in favor of (A) the approval of the Mergers and any other matters expressly contemplated by the Merger Agreement or necessary or reasonably requested by Parent for the consummation of the Mergers and the other transactions contemplated thereby and (B) any proposal to adjourn or postpone such meeting of the shareholders of the Company or the limited partners of Company OP to a later date if there are not sufficient votes to approve the Mergers, and (ii) against (A) any Company Alternative Proposal, alternative acquisition agreement or any of the transactions contemplated thereby, and (B) any action which would reasonably be expected to prevent, materially delay or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, in each case, subject to the limitations set forth in the applicable voting agreement.
As of the date of the Merger Agreement, Company Common Shares and Company Partnership Units beneficially owned and subject to the voting agreements represented, in the aggregate, approximately 3.81% of the outstanding Company Common Shares and 13.71% of the outstanding Company Partnership Units.
Q.
What vote of shareholders is required to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Mergers?

A.
Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Mergers requires the affirmative vote of a majority of the votes cast on the Advisory Compensation Proposal. For the purpose of the Advisory Compensation Proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal. Holders of Company Preferred Shares are not entitled to vote on the Advisory Compensation Proposal.

Q.	What vote of shareholders is required to approve adjournments of the Special Meeting?
A.
Approval of any adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal. The Company does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting. Pursuant to the Company’s bylaws, the chairman of the meeting may also adjourn the Special Meeting from time to time without the approval of the shareholders, subject to the terms of the Merger Agreement. Holders of Company Preferred Shares are not entitled to vote on the Adjournment Proposal.

Q.	Why is my vote important?
A.
If you do not authorize your proxy (or submit voting instructions to your bank, broker or other nominee) or vote virtually at the Special Meeting, it will be more difficult for the Company to obtain the necessary quorum to hold the Special Meeting. In addition, because the Merger Proposal must be approved by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter, your failure to authorize your proxy, submit voting instructions or vote in person virtually at the Special Meeting will have the same effect as a vote “AGAINST” the approval of the Company Merger.

Q.	How does the proposed Merger Consideration of $10.00 per Company Common Share compare to the market price of Company Common Shares?
A.
The proposed Merger Consideration of $10.00 per Company Common Share provides a premium of approximately 60% over the closing price of Company Common Shares of $6.28 per share on August 25, 2023, the last trading day prior to the public announcement of the Merger Agreement, and a premium of approximately 58% as compared to the Company’s unaffected 30-day volume-weighted average share price as of August 25, 2023.

Q.
What factors did the Transaction Committee and the Board consider in deciding to enter into the Merger Agreement and recommending the approval of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal?

A.
A Transaction Committee, established by the Board and consisting solely of three independent trustees, after consulting with our management and legal and financial advisors, and considering the various factors described under “The Mergers-Reasons for the Mergers” beginning on page 46 of this proxy statement, the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Company Merger, as well as other alternatives, unanimously recommended that the Board approve the Merger Agreement and the transactions contemplated thereby, including the Company Merger.
The Board, after considering the various factors described under “The Mergers-Reasons for the Mergers” and “The Mergers-Recommendations of the Board” beginning on pages 46 and 50 of this proxy statement, including the unanimous recommendation of the Transaction Committee, consulting with our management, as well as legal and financial advisors, and considering the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Company Merger, as well as other alternatives, unanimously (i) determined that the Merger Agreement, the Company Merger and the other transactions are advisable, and in the best interests of the Company and its shareholders, (ii) duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of the Merger Agreement, and the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Company Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the Special Meeting, and (iv) subject to the Merger Agreement, resolved to recommend that the Company’s shareholders vote in favor of the approval of the Company Merger and the other transactions contemplated by the Merger Agreement and to include such recommendation in this proxy statement.
Thus, the Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.
Q.	Do any of the Company’s trustees and executive officers have any interest in the Mergers that is different than mine?
A.
The Company’s trustees and executive officers have certain interests in the Mergers that are different from, or in addition to, the interests of the Company’s shareholders generally, including accelerated vesting of certain Company equity awards and the cancellation and conversion of such awards into the right to receive the Merger Consideration, potential severance benefits and rights to ongoing indemnification and insurance coverage. See “The Mergers-Interests of the Company’s Trustees and Executive Officers in the Mergers” for additional information about interests that the Company’s trustees and executive officers have in the Mergers that are different than yours.

Q.	What do I need to do now?
A.
After carefully reading and considering the information contained in this proxy statement and the annexes attached to this proxy statement, please vote your Company Common Shares or authorize a proxy to vote your Company Common Shares in one of the ways described below as soon as possible. You will be entitled to one vote for each Company Common Share that you owned as of the Record Date.

Q.	How do I cast my vote?
A.
If you are a shareholder of record on the Record Date, you may vote at the Special Meeting or authorize a proxy to vote your shares at the Special Meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, the Company strongly encourages you to use it because it is faster and less costly. Registered shareholders can transmit their voting instructions by telephone by calling      or on the Internet at     . Telephone and Internet proxy authorization are available 24 hours a day until 11:59 p.m., Eastern Time, the day immediately prior to the Special Meeting. You will need the control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials) if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete sign, date and mail your proxy card. If you attend the virtual Special Meeting, you may vote online even if you previously authorized a proxy by one of the methods described above.

Q.	How do I cast my vote if my Company Common Shares are held of record in “street name”?
A.
If you own Company Common Shares through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee, who can give you directions on how to vote your Company Common Shares. If you hold your Company Common Shares through a broker, bank or other nominee and wish to vote virtually at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).
Q.	What will happen if I abstain from voting or fail to vote?
A.
With respect to the Merger Proposal, if you abstain from voting, fail to cast your vote virtually at the Special Meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Company Merger.

With respect to the Advisory Compensation Proposal and the Adjournment Proposal, if you abstain from voting, fail to cast your vote virtually at the Special Meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will not have any effect on the outcome of such proposals, assuming a quorum is otherwise present at the Special Meeting.
Q.	How will proxy holders vote my Company Common Shares?
A.
If you properly authorize a proxy prior to the Special Meeting, your Company Common Shares will be voted as you direct. If you properly authorize a proxy but no direction is otherwise made, your Company Common Shares will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal. Pursuant to the Company’s bylaws and consistent with applicable law, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.

Q.	What happens if I sell my Company Common Shares before the Special Meeting?
A.
If you held Company Common Shares on the Record Date but transfer them prior to the Company Merger Effective Time, you will retain your right to vote at the Special Meeting, but not the right to receive the Merger Consideration for those shares. The right to receive such Merger Consideration when the Company Merger becomes effective will pass to the person who at that time owns the Company Common Shares you previously owned.

Q.	Can I change my vote or revoke my proxy after I have mailed my proxy card?
A.
Yes. If you own Company Common Shares as a record holder on the Record Date, you may revoke a previously authorized proxy at any time before it is exercised by authorizing a proxy to vote again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on        , 202 , signing and returning another proxy card with a later date, provided the Company receives the updated proxy card before the date of the Special Meeting, or voting virtually at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the applicable instructions received from such broker to change your vote.

Q.	What are the material U.S. federal income tax consequences of the Company Merger?
A.
If you are a U.S. holder (as defined in “The Mergers-Material U.S. Federal Income Tax Consequences” on page 64 of this proxy statement), the exchange of your Company Common Shares for Merger Consideration (including any amounts required to be withheld for tax purposes) pursuant to the Company Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of Merger Consideration you receive pursuant to the Company Merger (including any amounts required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. A non-U.S. holder (as defined in “The Company Merger-Material U.S. Federal Income Tax Consequences” on page 64 of this proxy statement) will generally be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s Company Common Shares for Merger Consideration in the Company Merger unless (1) such non-U.S. holder does not have certain connections to the United States, (2) the Company Common Shares do not constitute United States real property interests with respect to such non-U.S. holder, and (3) subject to certain exceptions, the payment received by such non-U.S. holder is not attributable to gain from the Company’s deemed sale of United States real property interests. Because particular circumstances may differ, you should consult your tax advisor to determine the U.S. federal income tax consequences to you of the Company Merger in light of your particular circumstances and any consequences arising under the laws of any state, local, or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Company Merger is provided in “The Mergers-Material U.S. Federal Income Tax Consequences” on page 64 of this proxy statement.
Q.	What rights do I have if I oppose the Mergers?
A.	If you are a shareholder of record on the Record Date, you can vote against the Merger Proposal.
Q.	Where can I find the voting results of the Special Meeting?
A.
The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that the Company files with the SEC are publicly available on the SEC’s website at www.sec.gov.

Q.	Can I participate if I am unable to attend the Special Meeting?
A.
If you are unable to attend the meeting virtually, the Company encourages you to complete, sign, date and return your proxy card, or authorize your proxy (or submit voting instructions to your bank, broker or other nominee) by telephone or through the Internet.

Q.	Have any shareholders already agreed to approve the Company Merger?
A.	Yes. Concurrently with the execution and delivery of the Merger Agreement, each of the Subject Equityholders entered into separate voting agreements with Parent.
Pursuant to the terms of the voting agreements, each Subject Equityholder agreed, among other things, to vote certain issued and outstanding Company Common Shares and Company Partnership Units currently beneficially owned or thereafter acquired by such Subject Equityholder (i) in favor of (A) the approval of the Mergers and any other matters expressly contemplated by the Merger Agreement or necessary or reasonably requested by Parent for the consummation of the Mergers and the other transactions contemplated thereby and (B) any proposal to adjourn or postpone such meeting of the shareholders of the Company or the limited partners of Company OP to a later date if there are not sufficient votes to approve the Mergers, and (ii) against (A) any Company Alternative Proposal, alternative acquisition agreement or any of the transactions contemplated thereby, and (B) any action which would reasonably be expected to prevent, materially delay or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, in each case, subject to the limitations set forth in the applicable voting agreement.
As of the date of the Merger Agreement, Company Common Shares and Company Partnership Units beneficially owned and subject to the voting agreements represented, in the aggregate, approximately 3.81% of the outstanding Company Common Shares and 13.71% of the outstanding Company Partnership Units.
Q.	Where can I find more information about the Company?
A.
The Company files certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on the Company’s website at https://www.hersha.com/. The information found on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document the Company files with or furnishes to the SEC. You can also request copies of these documents from the Company. See “Where You Can Find Additional Information.”

Q.	Who will solicit and pay the cost of soliciting proxies?
A.
The Company will bear the full cost of solicitation of proxies for the Special Meeting. The Board is soliciting your proxy on the Company’s behalf. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by the Company’s trustees, officers and other employees. The Company has engaged Okapi Partners to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement of reasonable expenses. The Company also will request persons, firms and corporations holding Company Common Shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.
Q.	Who can help answer my other questions?
A.	If after reading this proxy statement you have more questions about the Special Meeting or the Company Merger, you should contact Okapi Partners, the Company’s proxy solicitor, as follows:

1212 Avenue of the Americas, 17th Floor
New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 629-6356
E-mail: info@okapipartners.com
If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents that the Company incorporates by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act), including, without limitation, statements containing the words, “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “could,” “will,” “would,” “forecast,” “project,” “potential,” “likely,” or the negative of these words and words of similar import. Such forward-looking statements relate to future events, the Company’s plans, strategies, prospects and future financial performance, and involve known and unknown risks that are difficult to predict, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect its actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should specifically consider the various factors identified in this proxy statement and other reports filed by the Company with the SEC, including, but not limited to those discussed in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Conditions and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s subsequent periodic reports filed with the SEC that could cause actual results to differ.
Statements regarding the following subjects are forward-looking by their nature:
•	the Company’s business or investment strategy;
•	the Company’s projected operating results;
•	the Company’s ability to generate positive cash flow from operations;
•	the Company’s distribution policy;
•	the Company’s liquidity and management’s plans with respect thereto;
•	completion of the proposed transactions, including the Mergers;
•	the Company’s expected benefits from the Mergers;
•
the Company’s ability to maintain existing financing arrangements, including compliance with covenants and its ability to obtain future financing arrangements or refinance or extend the maturity of existing financing arrangements as they come due;

•	the Company’s ability to negotiate with lenders;
•	the Company’s understanding of its competition;
•	market trends;
•	projected capital expenditures;
•	the impact of inflation and the change in interest rates;
•	the potential effects of disasters, pandemics or epidemics;
•	the supply and demand factors in the Company’s markets or sub-markets, or a potential recessionary environment;
•	the Company’s access to capital on the terms and timing expected;
•	the restoration of public confidence in domestic and international travel;
•	permanent structural changes in demand for conference centers by business and leisure clientele; and
•	the Company’s ability to dispose of selected hotel properties on the terms and timing expected, if at all.
Forward-looking statements are based on the Company’s beliefs, assumptions, projections and expectations, taking into account all information currently available. These beliefs, assumptions, projections and expectations are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the Company’s control, and which can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in forward-looking statements. Readers should not place undue reliance on forward-looking statements.
Important factors that the Company thinks could cause actual results to differ materially from expected results are summarized below. New factors emerge from time to time, and it is not possible for the Company to predict which factors will arise. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
The following non-exclusive list of factors could also cause actual results to vary from our forward-looking statements:
•	uncertainties associated with the proposed Mergers;
•
the ability to complete the Mergers on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the Company's shareholder approval, governmental or regulatory approvals or consents (if any), and satisfaction of other closing conditions to consummate the Mergers;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the Mergers;
•	risks that the Mergers could disrupt the Company’s current plans and operations or divert the attention of the Company’s management or employees from ongoing business operations;
•	the risk of potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with third parties as a result of the Mergers;
•	the failure to realize the expected benefits of the Mergers;
•	the risk that the Mergers may involve unexpected costs and/or unknown or inestimable liabilities, whether the Mergers will be consummated or not;
•	the risk that the Company’s business may suffer as a result of uncertainty surrounding the Mergers;
•	the outcome of any legal proceedings that have been or may be instituted against the parties to, and others related to, the Mergers and the Merger Agreement;
•
the risk that litigation initiated by shareholders or others in connection with the Mergers may affect the timing or occurrence of the Mergers or result in significant costs of defense, indemnification and liability;

•
risks associated with the Company’s ability to obtain the shareholder approval required to consummate the Mergers and the timing of the Closing, including the risks that a condition to Closing will not be satisfied within the expected timeframe or at all or that the Closing will not occur;

•	restrictions on the Company’s ability to pay dividends pursuant to the Merger Agreement;
•	any restrictions imposed on the Company’s business during the pendency of the Mergers;
•	the occurrence of any change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the Merger Agreement;
•
effects relating to the announcement of the Mergers or any further announcements or the consummation of the transaction on the market price of Company Common Shares and the Company’s relationships with customers, employees, operating results and business generally;

•
unanticipated difficulties or expenditures relating to the Mergers, the response of business partners and competitors to the announcement of the Mergers and/or potential difficulties in the Company’s ability to retain and hire key personnel and maintain relationships with third parties as a result of the Mergers;

•
the limitation on the Company’s right to recover from Parent an amount equal to the $67.5 million Parent Termination Payment in circumstances in which such fee is payable, which may not be adequate to cover the Company’s damages;

•
risk associated with the Company’s investments are concentrated in a single segment of the hotel industry, and it owns a limited number of hotels that are geographically concentrated in a limited number of markets;

•	the franchise licenses under which the Company operates its hotels may be terminated or not renewed;
•	the seasonal and cyclical nature of the hotel industry may cause fluctuations in the Company’s operating performance;
•	the Company’s non-compliance with environmental laws and regulations could result in fines and liabilities which could adversely affect operating results;
•	costs of compliance with or liabilities under environmental laws could significantly reduce the Company’s profitability;
•	real estate investments can be illiquid;
•	general volatility of the capital markets and the market price of the Company Common Shares;
•	changes in the Company’s business or investment strategy;
•	availability, terms and deployment of capital;
•	changes in the Company’s industry and the market in which it operates, interest rates, or the general economy;
•	national, international, regional and local economic climates;
•
decreased international travel because of geopolitical events, including armed conflicts, terrorism and current U.S. government policies such as immigration policies, border closings, and travel bans related to a pandemic, epidemic or disease outbreak or other comparable event;

•	widespread adoption of teleconference and virtual meeting technologies could reduce the number of in person business meetings and demand for travel and the Company’s services;
•	uncertainty surrounding the financial stability of the United States, Europe and China;
•	the degree and nature of competition;
•
financing risks, including (i) the risk of leverage and the corresponding risk of default on the Company’s mortgage loans and other debt, including default with respect to applicable covenants, (ii) potential inability to obtain waivers of covenants or refinance or extend the maturity of existing indebtedness and (iii) the Company’s ability to negotiate with lenders;

•	levels of spending in the business, travel and leisure industries, as well as consumer confidence;
•	declines in occupancy, average daily rate and RevPAR and other hotel operating metrics;
•
disruptions to our operations by the occurrence of a natural disaster, hostilities, including armed conflicts, future terrorist attacks, or fear of hostilities, or other catastrophic events that affect travel;

•	financial condition of, and relationships with, the Company’s joint venture partners, third-party property managers, and franchisors;
•	increased interest rates and operating costs and the impact of inflation;
•	ability to complete development and redevelopment projects;
•	risks associated with potential dispositions of hotel properties;
•	availability of and the Company’s ability to retain qualified personnel;
•	decreases in tourism due to armed conflicts, pandemics, geopolitical instability or changes in foreign exchange rates;
•	the Company’s failure to maintain its qualification as a REIT, under the Internal Revenue Code of 1986, as amended, or the Code;

•	the impact of changes in the Code as a result of U.S. federal tax legislation and uncertainty as to how such changes may be applied;
•	environmental uncertainties and risks related to natural disasters and increases in costs to insure against those risks;
•	changes in real estate and zoning laws and increases in real property tax rates;
•
the uncertainty and economic impact of pandemics, epidemics, or other public health emergencies or fear of such events, and the measures that international, federal, state and local governments, agencies and/or health authorities may implement to address such events, which may have adverse effects on the Company’s financial conditions, results of operations, cash flows, and performance for an indefinite period of time;

•	world events impacting the ability or desire of people to travel, which may lead to a decline in demand for hotels; and
•
the factors discussed in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and in other reports the Company files with the SEC from time to time.

These factors are not necessarily all of the important factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the Company’s forward-looking statements. Other unknown or unpredictable factors, many of which are beyond the Company’s control, also could harm the Company’s results, performance or achievements.
All forward-looking statements contained in this proxy statement are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and the Company disclaims any obligation to update publicly any of these statements to reflect actual results, new information, or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If the Company updates one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

PROPOSAL 1
MERGER PROPOSAL
The Company is asking its shareholders to vote on a proposal to approve the merger of the Company with and into REIT Merger Sub and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement (the “Merger Proposal”).
For detailed information regarding the Merger Proposal, see the information about the Company Merger and the Merger Agreement throughout this proxy statement, including the information set forth in the sections entitled “The Mergers” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote on the Merger Proposal at the Special Meeting. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 1. Because the required vote for the Merger Proposal is based on the number of votes the Company’s shareholders are entitled to cast rather than on the number of votes cast, if you abstain from voting or fail to authorize a proxy to vote your shares or vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have the same effect as voting “AGAINST” the Merger Proposal.
Shareholder approval of the Merger Proposal is a condition to the completion of the Mergers. In the event the Merger Proposal does not receive shareholder approval, the Mergers cannot be completed.
Recommendation of the Board
THE BOARD RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2
ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, the Company is asking its shareholders to vote at the Special Meeting on a non-binding, advisory basis regarding the compensation that may be paid or become payable to its named executive officers in connection with the Mergers (the “Advisory Compensation Proposal”). Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section of this proxy statement entitled “The Mergers-Interests of the Company’s Trustees and Executive Officers in the Mergers-Quantification of Potential Payments and Benefits.”
The shareholder vote on this Advisory Compensation Proposal is an advisory vote only, and it is not binding on the Company or the Board. Further, the underlying arrangements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Mergers are completed, the Company’s named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the Mergers.
The Company is asking its shareholders to vote “FOR” the following resolution:
“RESOLVED, that Hersha Hospitality Trust shareholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Hersha Hospitality Trust that is based on or otherwise relates to the Mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Mergers-Interests of the Company’s Trustees and Executive Officers in the Mergers” (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”
Adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the Advisory Compensation Proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 2. If you abstain from voting or fail to authorize a proxy to vote your shares or vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have no effect on the outcome of the Advisory Compensation Proposal (assuming a quorum is present).
Shareholder approval of the Advisory Compensation Proposal is not a condition to the completion of the Mergers.
Recommendation of the Board
THE BOARD RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL.

PROPOSAL 3
ADJOURNMENT PROPOSAL
The Company is asking its shareholders to vote on a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 3. If you abstain from voting or fail to authorize a proxy to vote your shares or vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, such abstention or failure to vote will have no effect on the outcome of the Adjournment Proposal (assuming a quorum is present).
Shareholder approval of the Adjournment Proposal is not a condition to the completion of the Mergers.
Recommendation of the Board
THE BOARD RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE PARTIES TO THE MERGERS
Hersha Hospitality Trust
Corporate Headquarters:
44 Hersha Drive
Harrisburg, Pennsylvania 17102
(717) 236-4400
Hersha Hospitality Limited Partnership
Corporate Headquarters:
44 Hersha Drive
Harrisburg, Pennsylvania 17102
(717) 236-4400
The Company is a self-advised Maryland real estate investment trust that was formed in 1998 and completed its initial public offering in January of 1999. The Company invests primarily in institutional grade hotels in major urban gateway markets, including New York, Washington, DC, Boston, Philadelphia, South Florida and California. The Company’s primary strategy is to continue to own high quality luxury, upscale, and upper midscale hotels in metropolitan markets with high barriers to entry and independent boutique hotels in markets with similar characteristics.
The Company is structured as an umbrella partnership REIT, or UPREIT, and the Company owns its hotels and investments in joint ventures through its operating partnership, Hersha Hospitality Limited Partnership, or Company OP, for which the Company serves as the sole general partner. As of December 31, 2022, the Company owned an approximate 85.1% partnership interest in the Company OP including all of the general partnership interest.
Company OP is a Virginia limited partnership and a subsidiary of the Company.
As of the date of the Merger Agreement, the Company’s portfolio consisted of 22 wholly-owned limited and full service properties with a total of 3,392 rooms, one hotel owned through a consolidated joint venture with a total of 115 rooms, and interests in two limited service properties owned through joint venture investments with a total of 304 rooms. These 25 properties, with a total of 3,811 rooms, are located in California, Connecticut, District of Columbia, Florida, Maryland, Massachusetts, New York, and Pennsylvania, and operate under leading brands owned by Marriott International, Inc., Hilton Worldwide, Inc., InterContinental Hotels Group, and Hyatt Corporation. In addition, some of the Company’s hotels operate as independent hotels.
The Company’s website address is www.hersha.com. The information found on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document the Company files with or furnishes to the SEC. Company Common Shares are traded on the NYSE, under the symbol “HT”; Company Series C Preferred Shares trade on the NYSE under the symbol “HT-PC”; Company Series D Preferred Shares trade on the NYSE under the symbol “HT-PD”, and Company Series E Preferred Shares trade on the NYSE under the symbol “HT-PE.”
For additional information about the Company and its business, please refer to “Where You Can Find Additional Information.”
1776 Portfolio Investment, LLC
1776 Portfolio OP Merger Sub, LP
1776 Portfolio REIT Merger Sub, LLC
c/o KSL Capital Partners, LLC
100 St. Paul Street, Suite 800
Denver, Colorado 80206
(720) 284-6400
1776 Portfolio Investment, LLC (“Parent”) is a Delaware limited liability company that was formed to enter into the Merger Agreement and related agreements and to consummate the transactions contemplated thereby and related thereto. Parent has not engaged in any business activities other than activities incidental to its formation in connection with the Merger Agreement and the transactions contemplated thereby and related thereto, including arranging the financing in connection with the Mergers. Upon completion of the Mergers, the Surviving Entity will be a wholly-owned subsidiary of Parent.
1776 Portfolio OP Merger Sub, LP (“OP Merger Sub”), a Virginia limited partnership and subsidiary of Parent, and 1776 Portfolio REIT Merger Sub, LLC (“REIT Merger Sub”), a Delaware limited lability company and wholly-owned subsidiary of Parent, were formed to facilitate the acquisition of the Company and have not engaged in any business activities other than activities incidental to their formation or in connection with the Merger Agreement and the transactions contemplated thereby and related thereto, including arranging the financing in connection with the Mergers.
Parent, OP Merger Sub, and REIT Merger Sub are at times referred to in this proxy statement as the “Parent Parties.”
The Parent Parties are affiliates of KSL Capital Partners, LLC (the “Sponsor”). The Sponsor is a private equity firm specializing in travel and leisure enterprises in five primary sectors: hospitality, recreation, clubs, real estate and travel services. The Sponsor has offices in Denver, Colorado; New York City; Stamford, Connecticut; and London, England. Since 2005, the Sponsor has raised in excess of $21 billion of capital across its equity, credit and tactical opportunities funds. The Sponsor’s current and past portfolio contains some of the premier properties in travel and leisure. For more information, please visit ww.kslcapital.com.

THE SPECIAL MEETING
Date, Time and Purpose of the Special Meeting
Your proxy is solicited on behalf of the Board of the Company for exercise at the Company’s Special Meeting to be held on     ,    , 202 , at     , Eastern Time, virtually via an Internet webcast at     , or at any postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the Special Meeting.
The purpose of the Special Meeting is for you to consider and vote on the following matters:
1.
a proposal to approve the merger of the Company with and into REIT Merger Sub and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement (the “Merger Proposal”);

2.
a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Mergers (the “Advisory Compensation Proposal”); and

3.
a proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Pursuant to the Company’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting. The affirmative vote of the holders of a majority of all outstanding Company Common Shares entitled to vote at the Special Meeting on the Company Merger is required to approve the Company Merger and for the Mergers to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which the Company encourages you to read carefully in its entirety.
The Special Meeting will be a completely virtual meeting of the shareholders, which will be conducted exclusively online via webcast.
Record Date, Notice and Quorum
Record holders of outstanding Company Common Shares as of the close of business on     , 2023, the Record Date for the Special Meeting, are entitled to vote at the Special Meeting on all matters to be voted upon. As of the Record Date, there were      Company Common Shares outstanding. On each matter presented to the Company’s shareholders for a vote at the Special Meeting, the holders of outstanding Company Common Shares are entitled to one vote per share held as of the Record Date. All holders of record of Company Preferred Shares on the Record Date are entitled to notice of, but may not vote at, the Special Meeting.
A quorum will be established for purposes of the Special Meeting if holders of a majority of all the votes entitled to be cast at such meeting on any matter are present, either in person or by proxy.
Required Vote
Completion of the Mergers requires approval of the Company Merger by the affirmative vote of the holders of a majority of all outstanding Company Common Shares entitled to vote at the Special Meeting on the Company Merger. Each shareholder is entitled to cast one vote on each matter presented at the Special Meeting for each Company Common Share owned by such shareholder on the Record Date. Because the required vote for the Merger Proposal is based on the number of votes holders of Company Common Shares are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or fail to vote in person via webcast, or fail to instruct your broker on how to vote, such failure will have the same effect as voting “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
The approval of the Advisory Compensation Proposal and the approval of the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of either or both of these proposals is not a condition to completion of the Mergers. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares, fail to vote in person via webcast, or fail to instruct your broker on how to vote, it will not have any effect on the outcome of such proposals, assuming a quorum is otherwise present at the meeting. Abstentions, while present for purposes of determining presence of a quorum, are not considered votes cast and therefore will have no other effect on the outcome of these two proposals.
In order for your Company Common Shares to be voted, if you are a shareholder of record, you must either return the enclosed proxy card, authorize your proxy by telephone or through the Internet or vote in person at the Special Meeting via webcast.
As of the Record Date, the Company’s trustees and executive officers owned and are entitled to vote an aggregate of approximately      of the outstanding Company Common Shares, entitling them to exercise approximately   % of the voting power of Company Common Shares entitled to vote at the Special Meeting. Certain of the Company’s trustees and executive officers have executed Voting Agreements, agreeing to vote the Company Common Shares that they own in favor of the Merger Proposal, in favor of the Advisory Compensation Proposal and in favor of the Adjournment Proposal, comprising in the aggregate as of the Record Date approximately   % of the voting power of Company Common Shares entitled to vote at the Special Meeting.
Votes cast by proxy or in person via webcast at the Special Meeting will be counted by the person appointed by the Company to act as inspector of election for the Special Meeting. The inspector of election will also determine the number of Company Common Shares represented at the Special Meeting, in person via webcast or by proxy.
Solicitation of Proxies
The Board is soliciting proxies for the Special Meeting from the Company’s shareholders. The Company will bear the entire cost of soliciting proxies from its shareholders. The Company has retained the services of Okapi Partners to assist with the solicitation of proxies in connection with the Special Meeting, and it will pay $15,000 for these services, plus reimbursement of reasonable expenses. In addition to the solicitation of proxies by delivery of the proxy statement by mail, the Company will request that brokers, banks and other nominees that hold Company Common Shares, which are beneficially owned by its shareholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. The Company may also use several of its regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, Internet, facsimile or special delivery letter.
Voting of Shares
You may vote by attending the Special Meeting via webcast and voting in person virtually, or you may vote by authorizing a proxy to vote on your behalf. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your Company Common Shares as a record holder and you are reviewing a paper copy of this proxy statement, you may authorize a proxy to vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. You will also be able to vote your shares online by attending the Special Meeting via webcast.
The Special Meeting will be a completely virtual meeting of the shareholders, which will be conducted exclusively online via webcast. You are entitled to participate in the Special Meeting only if you were a shareholder on the Record Date, or if you hold a valid proxy for the Special Meeting. No physical meeting will be held and members of our Board and management will also attend online via webcast.
You will be able to attend the Special Meeting online and submit your questions during the Special Meeting by visiting       .
If you plan on virtually attending the Special Meeting, you will need to enter the 16-Digit Control Number on your proxy card. We encourage you to access the Special Meeting prior to the start time leaving ample time for the check-in.
If you hold your Company Common Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to authorize your vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.
All of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the Special Meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own Company Common Shares through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your Company Common Shares following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your Company Common Shares. If you hold your Company Common Shares through a broker, bank or other nominee and wish to vote in person at the Special Meeting via webcast, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days). Because the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote on the matter, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the Merger Proposal. Because the approval of each of (1) the Advisory Compensation Proposal and (2) the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is otherwise present.
If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.
YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the Special Meeting, the Company requests that you authorize a proxy for your Company Common Shares as described above as promptly as possible. If you properly give your proxy and submit it to the Company in time to vote, one of the individuals named as your proxy will vote your shares as described below.
All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: “FOR” the Merger Proposal, as described in the proxy statement, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal. The proxy gives each of David Desfor and Ashish Parikh authority to vote your shares in accordance with his discretion with respect to all additional matters that might come before the Special Meeting.
Proxies and Revocation
If you authorize a proxy, your Company Common Shares will be voted at the Special Meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your Company Common Shares will be voted in accordance with the recommendations of the Board. The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

If you are a shareholder of record, you may revoke your proxy at any time before your proxy is voted at the Special Meeting by taking any of the following actions:
•	delivering to the Company Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;
•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or
•	attending the Special Meeting and voting in person, although attendance at the Special Meeting will not, by itself, revoke a proxy.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102
Attention: Michael R. Gillespie
E-mail: mike.gillespie@hersha.com
If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See above regarding how to vote in person if your shares are held in “street name.”
Pursuant to the Company’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Availability of Proxy Materials for the Special Meeting
The Company’s proxy materials, including this proxy statement and the Company’s annual report for the fiscal year ended December 31, 2022, are available online at https://investors.hersha.com/sec-filings/default.aspx. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Adjournments and Postponements
Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if the holders of a sufficient number of Company Common Shares are not present at the Special Meeting, in person via webcast or by proxy, to constitute a quorum or if the Company believes it is reasonably likely that the Merger Proposal will not be approved at the Special Meeting when convened on     , 202 , or when convened or reconvened following any postponement or adjournment. Pursuant to the Company’s bylaws, if a quorum is not present with respect to any vote to be taken by a particular class or series of shares, the chairman of the meeting or the holders of a majority of such class or series of shares, excluding abstentions, who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by any class or series of shares. The chairman of the meeting may determine the date, time and place that a meeting so adjourned is to reconvene, and notice of adjournment of the Special Meeting need not be given (other than announcement at the Special Meeting) if the date, time and place to which it is adjourned is not more than 120 days after the original Record Date.
Any adjournments may be made to a date not more than 120 days after the original Record Date without notice (other than by an announcement at the Special Meeting), subject to certain restrictions in the Merger Agreement, including that the Special Meeting (as so postponed or adjourned) may not be held on a date that is (x) more than 30 days after the date on which the Special Meeting was originally scheduled (excluding any adjournments, recesses or postponements required by applicable law) or (y) more than 120 days from the Record Date for the Special Meeting, in each case, without Parent’s written consent. See “Proposal 3 - Adjournment Proposal.”

Voting in Person, Attendance at the Special Meeting
If you plan to attend the Special Meeting and wish to vote in person at the Special Meeting, you will be able to vote via webcast at    . If you plan on virtually attending the Special Meeting, you will need to enter the 16-Digit Control Number on your proxy card. We encourage you to access the Special Meeting prior to the start time leaving ample time for the check-in. Please note that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must obtain a legal proxy from the record holder of the shares, which is the broker, bank or other nominee, authorizing you to vote at the Special Meeting.

THE MERGERS
General Description of the Mergers
Pursuant to and in accordance with the terms of the Merger Agreement, affiliates of the Parent Parties will acquire the Company and its subsidiaries, through the merger of (i) the Company with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity and (ii) OP Merger Sub with and into Company OP, with Company OP continuing as the surviving entity.
Background of the Mergers
The Board, together with senior management (“Management”), regularly reviews and, when advisable, revises the Company’s long-term strategies and objectives in light of developments in real estate and lodging markets, debt financing and capital market conditions and its business and capabilities. While reviewing the Company’s long-term strategies and objectives, the Board and Management have considered various potential strategic alternatives with the goal of maximizing shareholder value, including potential asset purchases and dispositions, and business combination transactions, and have recognized that the Company continues to face challenges as a public company. These challenges include the cyclical nature of the hotel industry, the challenging market for hotel industry equity securities, the risk of a slowdown of the economy, upcoming debt maturities and the limited availability of financing and refinancing options, expected continuing high interest rates, including potential further increases in interest rates which could further increase the cost of debt, the uncertainty surrounding the return of business travel and the increase in supply in the hotel industry, which over time could drive down both hotel occupancy and room rates, the Company’s smaller size than many of its competitors, limited liquidity in the Company’s common shares, and the ongoing challenges of acquiring assets on an accretive basis in light of the foregoing conditions. Also, the Board and Management have discussed the intensely competitive environment in the Company’s core markets. The Board and Management have considered the potential negative impact of such factors on the operating results of the hotel industry, including the Company, and the related downside risks in the Company common share price. The Board and Management have also considered the discount to estimated net asset value at which shares of the Company common shares have recently traded and the implications of this discount on the cost of obtaining capital to fund future acquisitions or growth and to repay the Company’s existing debt obligations.
In furtherance of its consideration of these types of potential strategic alternatives, the Board, its Strategic Review Committee (the “SRC”) (comprised of Tom Hutchison as chairman, Jackson Hsieh and John Sabin, all of whom are existing independent trustees of the Board) and, at the Board’s direction, Management, have had regular discussions with various third party advisors regarding the hotel industry, the real estate industry including both the general REIT industry and the hospitality REIT industry, the market for asset sales and other potential transactions and strategic alternatives. The Company formally engaged Goldman Sachs for such purposes pursuant to an engagement letter, dated September 9, 2017 (the “Existing Engagement Letter”) for a number of reasons that include Goldman Sachs’ experience and expertise as a financial advisor in a wide variety of transactions and familiarity with the Company’s business.
During ordinary course discussions with Goldman Sachs in late 2021, members of Management and the SRC determined that, given the Company’s ongoing recovery from the substantial decrease in travel during the COVID-19 pandemic and the Company’s upcoming debt maturities, it was advisable to have representatives of Goldman Sachs speak with the Board regarding potential strategic alternatives and the best course of action for the Company moving forward.
On February 28, 2022, the SRC held a meeting with other members of the Board, representatives of Goldman Sachs and representatives of Latham & Watkins LLP (“Latham”), who had historically acted as the Company’s legal counsel from time to time. Representatives of Goldman Sachs discussed, based on publicly available information, the state of the hospitality market, the Company’s performance relative to its peers and the value of its assets relative to its share price. The SRC determined that, in light of the Company’s recovering performance and its upcoming debt maturities, it would recommend to the Board that the Company explore strategic alternatives in a formal sale process for the whole Company or one or more of its hotel portfolios. The SRC also recommended that the Board form a transaction committee to lead the strategic process, to be comprised of independent trustees to ensure any existing or potential conflicts of interest, particularly in light of Management’s significant ownership interest in the Company and its minority interest in the Company’s primary hotel operator, HHM Hotels (“HHM”), could be appropriately addressed in connection with a potential strategic transaction involving the Company.
On March 10, 2022, the Board met with Management and representatives of Goldman Sachs and Latham to discuss the SRC’s recommendations. Representatives of Goldman Sachs discussed, based on publicly available information, the state of the hospitality market, the Company’s performance relative to its peers and the value of its assets relative to its share price. Following that discussion, the Board discussed possible options for the Company with Management, representatives of Goldman Sachs and Latham and determined to pursue a strategic process and form a transaction committee of independent trustees (the “Transaction Committee”).
On March 16, 2022, the Board formally resolved to form the Transaction Committee, to be comprised of Tom Hutchison as chairman, Jackson Hsieh and John Sabin, all of whom are existing independent trustees of the Board, to explore a potential sale of the whole Company or a select portfolio of assets or other strategic transactions.
Following its formation, the Transaction Committee determined that Latham’s prior limited engagement by the Company was not material and would not impact Latham’s ability to act as independent counsel to the Transaction Committee, and further determined to engage Latham as its legal counsel based on its expertise in strategic transactions and prior experience with the Company. After review of Goldman Sachs’ prior engagement by the Company, the Transaction Committee determined that such engagement would not impact Goldman Sachs’ ability to act effectively as financial advisor to the Transaction Committee, and further determined to engage Goldman Sachs as financial advisor to the Transaction Committee for a number of reasons that include Goldman Sachs’ experience and expertise as a financial advisor in a wide variety of transactions and familiarity with the Company’s business.
Throughout March and April 2022, the Transaction Committee met on multiple occasions, including meetings involving members of Management and representatives of Goldman Sachs and Latham, and determined that, in light of the Company’s short track record of performance following COVID-19, the strategic processes should be limited to the potential sale of its Urban Select Service portfolio (the “USS Portfolio”, and such strategic process, the “2022 Process”). The Transaction Committee determined to reassess a potential sale of the whole Company after the Company had built a sufficient post-COVID performance track record.
In connection with the 2022 Process, the Transaction Committee assumed the Company’s obligations under the Existing Engagement Letter by entering into that certain letter agreement, dated June 22, 2022, with Goldman Sachs which, among other matters, assigned the Existing Engagement Letter to the Transaction Committee and amended certain terms of the Existing Engagement Letter.
During the course of the 2022 Process, Goldman Sachs, at the direction of the Transaction Committee, conducted outreach to ten potential bidders for the USS Portfolio, consisting of nine financial sponsors and two strategic parties, including KSL, a financial sponsor referred to herein as “Party A”, a financial sponsor referred to herein as “Party B” and a financial sponsor referred to herein as “Party C”. Each of KSL and Party B entered into a confidentiality agreement with the Company, but neither party engaged materially in the 2022 Process.
Ultimately, at the recommendation of the Transaction Committee, the Board approved the sale of the USS Portfolio to an affiliate of Blackstone Inc. for gross proceeds of approximately $505 million, which was consummated on August 4, 2022 and October 26, 2022.
Following the conclusion of the 2022 Process, the Board and the Transaction Committee determined not to actively pursue a strategic transaction at that time, but continued to monitor the hospitality markets and the possibility of a strategic transaction, including a sale of the Company or one or more of its portfolios, and received market updates from Goldman Sachs at each of the Board’s quarterly meetings.
On March 30, 2023, the Transaction Committee met with representatives of Goldman Sachs to further discuss the Company’s strategic alternatives, including the potential sale of the whole Company and the process and timing considerations related thereto.

On May 18, 2023, the Board met with members of Management and representatives of Goldman Sachs to discuss the Company’s performance track record in relation to its peers in the hospitality sector and to discuss Management’s standalone plans for the Company moving forward.
On June 5, 2023, members of Management and representatives of Goldman Sachs separately attended the Annual NYU International Hospitality Industry Investment Conference (the “NYU Conference”). Beginning at the NYU Conference and continuing throughout the following week, representatives of each of KSL, Party A and a financial sponsor referred to herein as “Party D” separately approached members of Management, and representatives of Party B and Party C separately approached representatives of Goldman Sachs, to express interest in opening a dialogue related to a potential transaction involving the Company. Members of Management directed the representatives of each of KSL, Party A and Party D to discuss their respective interest in a transaction involving the Company with representatives of Goldman Sachs.
On June 16, 2023, a meeting of the Transaction Committee was held, and representatives of Goldman Sachs and Latham and members of Management were present. Representatives of Goldman Sachs provided an update to the Transaction Committee regarding the informal approaches received by Goldman Sachs and Management at and following the NYU Conference regarding a potential transaction involving the Company. Representatives of Goldman Sachs then provided an overview of (i) the current equity and debt environment and highlighted a resurgent interest from the private equity community to deploy equity even with a persistently difficult real estate financing market and (ii) a potential plan for a sale process for all of the Company or a portion of its assets should the Transaction Committee choose to proceed. After further discussion with its advisors regarding the improved debt markets, the Company’s upcoming debt maturities and the Company’s performance track record following COVID, the Transaction Committee approved a recommendation to the Board that the Company should undertake a strategic process in connection with a potential transaction involving the sale of the whole Company or certain assets of the Company.
On June 20, 2023, a meeting of the Transaction Committee was held, and representatives of Latham were present. Representatives of Latham discussed the procedural aspects of the Transaction Committee’s exploration of a potential transaction involving the Company and provided an overview of certain legal considerations involved in a potential sale process, including certain duties of trustees under applicable law.
Also on June 20, 2023, a meeting of the Board was held, and representatives of Goldman Sachs and Latham and members of Management were present. Representatives of Goldman Sachs provided an update to the Board regarding certain informal approaches received by Goldman Sachs and Management from KSL, Party A, Party B, Party C and Party D regarding a potential transaction involving the Company. In respect of the informal approach received from KSL, Mr. Hutchison’s prior relationship with KSL, including former service as a senior advisor to KSL from 2007 to 2014, was brought to the attention of the other members of the Board and the Transaction Committee. The Transaction Committee recommended to the Board that the Transaction Committee should proceed with the process of conducting a market check in connection with any proposed transaction involving the Company. Representatives of Goldman Sachs then provided an overview of current market conditions and various process considerations, including, among other matters, the timing of a potential transaction and the Company’s ability to conduct a market check to obtain the highest offer for the Company to maximize shareholder value. Representatives of Goldman Sachs also indicated their view that there was a possible window through August and September 2023 to seek a potential transaction while debt markets were expected to become more stable as compared to recent months. Representatives of Latham then discussed certain duties of trustees under applicable law in connection with a potential sale of the whole Company or a select portfolio of assets of the Company, and also discussed the procedural mechanisms to address any potential conflicts of interest when exploring a potential sale process. After further discussions, the Transaction Committee and the Board instructed representatives of Goldman Sachs to proceed with outreach to potential bidders identified to the Board by Goldman Sachs that were either interested in acquiring the Company or, in light of potential limitations on the number of bidders who may be interested in the Company's New York portfolio, a select portfolio of assets of the Company.
Beginning on June 21, 2023, and continuing over the following week, Goldman Sachs commenced formal outreach to ten potential bidders as directed by the Transaction Committee and the Board, including KSL, Party A, Party B, Party C and Party D. Over the following several weeks Goldman Sachs conducted formal outreach to two additional potential bidders and received unsolicited interest from seven potential bidders. Of the 19 potential bidders with whom Goldman Sachs had contact, 12 entered into a confidentiality agreement with the

Company, including KSL, Party A, Party B, Party C and Party D. Among other customary terms, the confidentiality agreements each included a standstill provision as well as a provision that prevented each counterparty from making any request to the Board to amend or waive the standstill provision, but permitting confidential submissions to the Board that would not require public disclosure.
On June 23, 2023, a meeting of the Transaction Committee was held, and representatives of Latham were present. Representatives of Latham discussed formally reauthorizing the Transaction Committee to lead such exploration, including the amendment and restatement of the charter of the Transaction Committee to authorize its mandate regarding a potential sale process of the Company (the “Charter Amendment”). Representatives of Latham also discussed with the Transaction Committee the adoption of certain guidelines regarding communications between members of Management and any potential bidder (such guidelines, the “Rules of the Road Memorandum”), given Management’s significant ownership interest in the Company and minority ownership of HHM. The guidelines included in the Rules of the Road Memorandum instructed members of Management and HHM not to discuss any potential participation in a proposed transaction involving the Company or their respective post-closing roles with any potential bidder, in each case, unless authorized by the Transaction Committee, in order to ensure an independent process in connection with the exploration of a potential transaction involving the Company. Discussions ensued with members of the Transaction Committee and, after further discussion, the Transaction Committee unanimously recommended that the Board should adopt the Charter Amendment and the Rules of the Road Memorandum and provide the Rules of the Road Memorandum to Management and HHM.
On June 27, 2023, a meeting of the Board was held, and representatives of Goldman Sachs and Latham and members of Management were present. The Board discussed the importance of the Transaction Committee being comprised of independent trustees of the Board. Following such discussion, the Board formally reauthorized the Transaction Committee to formally explore the market and manage any resulting potential sale of, or other significant strategic transaction involving, the Company. The Board also approved the Charter Amendment to authorize the Transaction Committee’s current mandate regarding a potential sale process of the Company and the adoption of the Rules of the Road Memorandum. The Transaction Committee and the Board also reviewed with members of Management and representatives of Goldman Sachs the Management Projections, including, among other matters, the assumptions underlying such Management Projections, which are discussed in further detail in the section of this proxy statement captioned “The Mergers – Unaudited Prospective Financial Information” beginning on page 50. The Management Projections were consistent with projections that Management had presented to the Board at the most recent quarterly meeting of the Board, other than updates to account for the Company’s most recent financial results and changes in interest rates. The Board authorized the use of the Management Projections in the potential sale process of the Company, including by Goldman Sachs in connection with its financial analyses and potential delivery of a fairness opinion, and authorized that the Management Projections through 2028 be shared with the potential bidders.
Over the course of June and July 2023, at the direction of the Transaction Committee, Goldman Sachs continued its outreach to potential bidders that were either interested in acquiring the Company or a select portfolio of assets of the Company, and continued to engage with potential acquirors, negotiate confidentiality agreements and prepare information materials. In addition, Goldman Sachs established a virtual data room and conducted management presentations and site visits.
Beginning on June 30, 2023, Goldman Sachs provided potential bidders that had entered into confidentiality agreements with the Company access to the virtual data room and first-round due diligence information, including the Management Projections.
On July 10, 2023, a meeting of the Transaction Committee was held, and representatives of Goldman Sachs and Latham and members of Management were present, pursuant to which, among other matters, representatives of Goldman Sachs provided an update to the Transaction Committee on the interest received from prospective bidders, including the interest in a sale of the whole Company, a sale of a portfolio of assets of the Company and/or a combination of the two. Representatives of Goldman Sachs also provided an update on the overall status of each potential bidder’s diligence efforts and their views with respect to the likelihood that such bidders would be prepared to submit non-binding proposals by the proposed bid submission date at the end of July. Following discussion, the Transaction Committee instructed Goldman Sachs to send a formal process letter to potential bidders requesting initial bid offers to be submitted by July 28, 2023.

On July 28, 2023, the Company received non-binding proposals from Party A, KSL and Party B. Party A proposed to acquire the 100% of the equity interests of the Company for $10.62 per share in cash, representing a premium of 69.9% to the per share price of the Company common shares as of the close of trading on July 28, 2023. KSL proposed to acquire 100% of the equity interests of the Company for $9.50 per share in cash, representing a premium of 52% to the per share price of the Company common shares as of the close of trading on July 28, 2023. Party B proposed to acquire the Company’s luxury and lifestyle portfolio (with certain limited exceptions) for approximately $700 million in cash.
On July 30, 2023, Party C submitted a non-binding proposal to acquire the whole Company for $7.50 per share in cash, representing a premium of 20% to the per share price of the Company common shares as of the close of trading on July 28, 2023.
On August 1, 2023, a meeting of the Transaction Committee was held with members of Management and representatives of Goldman Sachs and Latham present. Representatives of Goldman Sachs provided an update on the status of the strategic process, and reviewed with the Transaction Committee the first-round non-binding proposals that were received from KSL, Party A, Party B and Party C. Mr. Hutchison reminded the Transaction Committee that he had immaterial investments in a fund affiliated with KSL, had served as a director of ClubCorp Inc., a former portfolio company of funds affiliated with KSL, and as a senior advisor to KSL, in each case, between 2007 and 2014. Mr. Hutchison also confirmed that any current relationship with KSL and its representatives was not material and that he had not had any contact with members of KSL during the process. Members of the Transaction Committee discussed with the Company’s advisors the terms of the proposals as well as various requests from certain bidders for permission to cooperate with other counterparties, including potential equity or debt financing sources or operating partners, and the potential impact thereof on second-round proposals. Also included in the proposals received by the Company were requests to speak with Management regarding the potential transaction, which requests the Transaction Committee determined, and Management agreed, to delay until the financial and other material terms of the potential transaction were agreed. Representatives of Goldman Sachs discussed with the Transaction Committee certain considerations relating to timing and strategy for the potential second round of the process and proposed responses to be delivered to the various bidders. Representatives of Latham then reminded the members of the Transaction Committee of their duties under applicable law in connection with a sale process of the Company. The Transaction Committee considered risks and benefits of a potential sale of the whole Company as compared to risks and benefits associated with other strategic alternatives, including a sale of a portfolio of assets of the Company, and the Company’s long-term strategic plan as an independent public company. Following discussion, the Transaction Committee instructed Goldman Sachs to invite two bidders, KSL and Party A, whose bids represented the highest proposed valuations and reflected an offer to acquire the whole Company, to proceed to the second round of the process. The Transaction Committee also instructed Goldman Sachs to continue engaging with Party B regarding its proposal to acquire most of Company’s luxury and lifestyle portfolio (with certain limited exceptions), including by encouraging Party B to work with another counterparty to acquire additional assets not included in Party B’s original bid. The Transaction Committee instructed Goldman Sachs to cease negotiations with Party C unless Party C demonstrated a willingness to present an offer comparable to the offers received by each of Party A, KSL and Party B. The Transaction Committee further instructed Latham to prepare a draft merger agreement for KSL and Party A, and to prepare a draft asset purchase agreement for Party B.
On August 1, 2023, representatives of Goldman Sachs reached out telephonically to KSL, Party A and Party B to inform them they have been invited to participate in the second round of the bid process.
Between August 1, 2023 and August 7, 2023, representatives of Goldman Sachs held discussions with Party B regarding Party B’s ability to improve its offer, the asset pricing underlying Party B’s offer and key structuring considerations with respect to Party B’s offer. Party B discussed with representatives of Goldman Sachs the possibility of partnering with a strategic party, and representatives of Goldman Sachs authorized Party B to hold discussions in an attempt to partner with such strategic party, to improve Party B’s offer. Party B further expressed a willingness to work with HHM on a go-forward basis should the Company elect to proceed with a transaction involving Party B.
On August 2, 2023, at the request of Goldman Sachs, representatives of Latham and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel to KSL, held a telephonic meeting to discuss overall process and timeline.

Also, on August 2, 2023, a draft merger agreement was made available to KSL and Party A, and representatives of Goldman Sachs requested KSL and Party A to submit their respective markups of the merger agreement and copies of their financing commitments by August 11, 2023 and their second-round proposals by August 15, 2023.
After initiating the second round of the bid process, the Company provided additional information to the second-round bidders in the Company’s virtual data room in response to diligence requests received from the bidders. Further, over the course of the week of August 7, 2023, Goldman Sachs organized several diligence information sessions with representatives of the Company, KSL and Party A, and their respective counsel.
On August 7, 2023, a joint meeting of the Transaction Committee and the Board was held, and representatives of Goldman Sachs, Latham and Venable LLP, the Company’s Maryland counsel (“Venable”), and members of Management, were in attendance. Representatives of Goldman Sachs provided a status update on the overall sale process involving a potential sale of the whole Company or a select portfolio of assets of the Company, and provided an overview of the four preliminary proposals received from bidders and the recommendation of the Transaction Committee to invite KSL, Party A and Party B to the second round of the bid process. Representatives of Goldman Sachs then discussed certain process considerations with respect to requests received from certain bidders that had expressed an interest in speaking directly to HHM as part of the second round diligence process and potentially providing for a co-investment opportunity for HHM in connection with their bids. Representatives of Latham and Venable reminded the trustees of their duties under applicable law as trustees, in connection with a sale process of the Company. Latham also reviewed topics of discussion that could arise during any proposed meetings between representatives of HHM and potential bidders, and recommended that meetings between HHM and bidders be attended by Goldman Sachs, and any requests for information or sharing of documents prior to or following such meetings be coordinated through Latham, in order to ensure oversight by the trustees and their advisors in any such meetings or through any such information requests. Latham further recommended that the Transaction Committee provide each of HHM and the bidders with a memorandum setting forth guidelines for any such meetings, which included, among other things, (i) that any members of Management or trustees holding a minority interest in HHM should be separated entirely from any discussions at HHM regarding HHM’s role in the transaction or with the post-Closing Company, (ii) that in no event should HHM be permitted to disclose the identity of any bidder or information regarding any other bidder, or bidders permitted to request such information from HHM, and (iii) that HHM and bidders should not be permitted to discuss the details of any potential co-investment. At the conclusion of the joint meeting, each of the Board and the Transaction Committee resolved, among other things, to approve Latham’s recommendations and instructed Latham and Goldman Sachs to provide such instructions and memoranda to Management, HHM and bidders.
Between August 11, 2023 and August 12, 2023, outside legal counsel to Party A and Simpson Thacher submitted draft markups of the merger agreement to Goldman Sachs and Latham. In their respective markups, each of KSL and Party A requested that certain significant shareholders of the Company enter into a voting and support agreement with the bidders pursuant to which such shareholders would agree to vote their shares in favor of the Mergers, and significantly expanded the Company’s obligations to cooperate with the bidders in connection with their proposed financing. Party A’s draft markup of the merger agreement also proposed a Company termination fee equal to 3.75% of the Company’s equity value, and a buyer termination fee equal to 5.25% of the Company’s equity value. KSL’s draft markup of the merger agreement proposed a Company termination fee equal to 4% of the Company’s equity value, and a buyer termination fee equal to 5% of the Company’s equity value. It was not specified in the KSL or Party A proposals whether “equity value” consisted of common stock equity value or combined common and preferred equity value (“Total Equity Value”).
On August 12, 2023, a draft purchase and sale agreement with respect to a sale of a portfolio of assets of the Company was provided to Party B.
During the first two weeks of August, members of Management met with representatives of the remaining bidders, together with representatives of Goldman Sachs, to answer diligence questions relating to the Company’s portfolio of assets, capital spending and projected future performance.
On August 15, 2023, each of KSL and Party A submitted a second-round non-binding proposal, together with their respective financing commitment papers, to representatives of Goldman Sachs. Party B informed representatives of Goldman Sachs that it did not intend to submit a second-round proposal but was still interested in the process. The proposal from KSL at this time was for $9.50 per share in cash, representing a premium of 46.8% to the per share price of the Company common shares as of the close of trading on August 17, 2023, funded by an equity commitment from KSL funds and a commercial mortgage-backed security debt commitment. KSL’s proposal also reiterated its desire to speak with Management regarding their participation in the proposed transaction. The valuation proposed by Party A was $10.70 per share, representing a premium of 65.4% to the per share price of the Company common shares as of the close of trading on August 17, 2023; however, Party A had only obtained commitments for a minority of its required equity financing, and its proposal indicated that it would require an additional month in order to obtain binding commitments from its co-investment partners for the remaining portion of the required equity financing. Party A further informed representatives of Goldman Sachs that, even if afforded an additional month, Party A could not guarantee that it would be able to secure the required equity financing. As part of its revised offer, Party A indicated that in the event the Company elected not to proceed with a sale of the whole Company, Party A would be interested in acquiring for $420 million the Company’s New York portfolio of hotels, excluding those hotels that were under ongoing negotiations to be sold (the “Excluded Hotels”), which Excluded Hotels Party A expected the Company to continue pursuing independent sales.
On August 16, 2023, representatives of Latham and outside legal counsel to Party A held a telephonic meeting during which Latham asked clarifying questions regarding the merger agreement markup submitted by Party A.
On August 18, 2023, a meeting of the Transaction Committee was held, and representatives of Goldman Sachs, Latham and Venable and members of Management were in attendance. Representatives of Venable and Latham reminded the members of the Transaction Committee of their respective duties in connection with a proposed sale process of the Company. Representatives of Goldman Sachs reviewed with the Transaction Committee the second-round non-binding proposals received from KSL and Party A, the initial non-binding proposal received from Party B, and the proposed valuations from each party, including the estimated (i) liquidation value of the Company based on Party B’s proposal and (ii) the implied value of Party A's proposal when combined with Management’s estimated sale value of the Excluded Hotels. Members of the Transaction Committee discussed with representatives of Goldman Sachs and Latham and members of Management the terms of the proposals, the terms of the proposed financing commitments from the bidders and their respective impact on deal conditionality and potential strategy relating to responses to the bidders. Representatives of Latham also provided a summary of the two merger agreement markups received from KSL and Party A, and outlined the material issues therein. At the request of the Transaction Committee, members of Management excused themselves from the meeting as the Transaction Committee deliberated on the proposed response to bidders. During such discussion, the Transaction Committee determined that a sale of the whole Company would be superior to an alternative transaction involving a sale of just the luxury and lifestyle portfolio of assets (with certain limited exceptions) at the valuation proposed by Party B, as such a sale would not guarantee a greater aggregate return to the Company’s shareholders when combined with a subsequent sale of the Company’s remaining assets. Additionally, the resulting concentration of assets and need to find a buyer for such assets would present significant risk in obtaining appropriate value for shareholders.
The Transaction Committee further determined that although Party A’s proposal to acquire the whole Company was not currently viable, the Company should continue to engage with Party A to maintain for the Company the optionality of various strategic alternatives. To that end, the Transaction Committee determined to encourage Party A to continue to (i) seek committed equity financing for its bid to purchase the whole Company and (ii) progress its alternative proposal to acquire the Company’s portfolio of New York City assets (except for the Excluded Hotels). The Transaction Committee additionally determined that it was in the best interests of the Company’s shareholders to continue to negotiate with KSL as the best available and actionable offer in light of Party A’s lack of sufficient equity financing and uncertainty surrounding whether such equity financing could be obtained. The Transaction Committee also noted that KSL’s proposal included more favorable terms in its debt commitment and proposed less conditionality than Party A’s proposal. The Transaction Committee also discussed with representatives of Latham and Goldman Sachs KSL’s request to speak with members of Management about the participation of members of Management in rolling over certain of their equity interests in connection with the proposed transaction and Management’s participation in the business post-closing. The Transaction Committee concluded that such discussions were premature, but that KSL should be offered such discussions if it met the Transaction Committee’s proposed deal terms. The Transaction Committee instructed representatives of Goldman Sachs to inform KSL that the Company had received a higher offer but that KSL’s bid had a timing advantage over the other bidders, and that in order to utilize that advantage and have the opportunity for discussions with Management, KSL should (i) increase its proposed offer to $10.50 per share, and (ii) generally meet the Company’s termination fee and contractual requirements, which would include a buyer termination fee of $90 million and a Company termination fee equal to 3% of the Company’s Total Equity Value. Goldman Sachs was further instructed to inform Party A that it should continue finalizing its due diligence and exploring potential equity financing sources for its $10.70 per-share proposal as quickly as possible, and that the Company may be interested in pursuing a sale of a certain portfolio of assets to Party A. The Transaction Committee also directed representatives of Latham to negotiate the merger agreement and other ancillary agreements with Party A’s counsel and to share with Party A a draft purchase and sale agreement with respect to the sale of the Company’s portfolio of New York assets (other than the Excluded Hotels).
On August 19, 2023, representatives of Latham sent a revised draft merger agreement, the initial draft disclosure schedules and revised drafts of other ancillary transaction documents to representatives of Simpson Thacher. The revised drafts included the termination fees proposed by the Transaction Committee, increased flexibility in the Company’s non-solicitation obligations and the Board’s ability to change its recommendation and decreased conditionality related to the Company’s cooperation obligations with respect to KSL’s debt financing.
On August 20, 2023, representatives of Goldman Sachs sent Party A and its counsel a draft purchase and sale agreement with respect to the sale of the Company’s portfolio of New York assets (other than the Excluded Hotels).
During the week of August 20, 2023, representatives of Goldman Sachs held telephonic meetings with representatives of Party A to discuss the Company’s potential interest in pursuing a sale to Party A of the Company’s portfolio of New York assets (other than the Excluded Hotels). Representatives of Goldman Sachs additionally discussed with representatives of Party A whether Party A would be able to accelerate the timeframe required for Party A to obtain binding commitments from its co-investment partners to finance the remaining portion of the equity financing needed to fund Party A’s proposal to purchase the whole company for $10.70 per share. Representatives of Party A reiterated to representatives of Goldman Sachs that it would require an additional month to obtain the remaining portion of the required equity financing, and even with the additional month could not guarantee that such equity financing would be obtained.
Also during the week of August 20, 2023, members of Management and representatives of KSL participated in a diligence meetings attended by representatives of Goldman Sachs to discuss the Company’s current operating performance, projected future performance and operating priorities, among other aspects of the business.
On August 21, 2023, representatives of Simpson Thacher sent a draft voting and support agreement to representatives of Latham, which provided, among other matters, that certain members of Management and their respective trusts, as applicable, would agree to vote their shares in favor of the Mergers.
On August 22, 2023, KSL submitted to representatives of Goldman Sachs an increased price proposal of $9.85 per share in cash, representing a premium of 52% to the per share price of the Company common shares as of the close of trading on August 22, 2023.
Also on August 22, 2023, representatives of Simpson Thacher shared revised drafts of the merger agreement and other ancillary transaction documents with representatives of Latham, which included, among other terms, a buyer termination fee equal to $60 million, a Company termination fee equal to $35 million, and improved terms with respect to the scope of the Company’s cooperation obligations with respect to KSL’s debt financing. On the same day, representatives of Latham and Simpson Thacher held a video-conference meeting to discuss issues raised by Simpson Thacher’s latest revised drafts. Over the course of the following days, representatives of Latham and Simpson Thacher worked together towards finalizing the definitive merger agreement, voting agreement, disclosure schedules and other ancillary transaction documents.
On August 23, 2023, a meeting of the Transaction Committee was held, and representatives of Goldman Sachs, Latham and Venable and members of Management were in attendance. Representatives of Goldman Sachs provided an update on the process to date, presented the improved offer of $9.85 per share in cash received from KSL and discussed the implied financial metrics and comparable premiums received in recent REIT take-private transactions, including the range of buyer termination fees and target company termination fees in recent comparable transactions, as compared to the latest termination fee proposals from KSL which included a buyer termination fee equal to $60 million (which represented approximately 7.1% of the Company’s Total Equity Value and a Company termination fee of $35 million (which represented approximately 4.2% of the Company’s Total Equity Value). Representatives of Venable and Latham also reminded the members of the Transaction Committee of their respective duties in connection with a proposed sale of the whole Company. Following a discussion with members of Management regarding their go-forward role upon the closing of a proposed transaction with KSL and their potential participation in the transaction, the Transaction Committee determined to allow KSL to engage in discussions with Management on such topics only after KSL had further increased its price and otherwise agreed to the material terms proposed by the Company. Following extensive discussions, including regarding whether the Company should provide Party A with additional time to obtain the equity financing required for its higher offer, the Transaction Committee determined, given the greater certainty of the KSL financing and the risks of waiting in an uncertain financing market to determine if Party A could find the necessary equity financing, to instruct representatives of Goldman Sachs to inform KSL that it should improve its offer to $10.00 per share in cash, accept a buyer termination fee of $75 million (which represented approximately 8.9% of the Company’s Total Equity Value) and a Company termination fee of $25 million (which represented approximately 3% of the Company’s Total Equity Value) and provide an increased equity commitment in order to secure the transaction and be permitted to engage in discussions with Management regarding their post-closing roles and any potential equity rollover.
Later on August 23, 2023, representatives of Goldman Sachs relayed to KSL the position of the Transaction Committee on the key open terms.
On August 24, 2023, KSL submitted to representatives of Goldman Sachs an increased price proposal of $10.00 per share in cash, together with a Company termination fee of $30 million (which represented approximately 3.5% of the Company’s Total Equity Value), a buyer termination fee of $67.5 million (which represented approximately 8% of the Company’s Total Equity Value) and an equity commitment of $320 million.
On August 25, 2023, representatives of KSL and representatives of Goldman Sachs discussed KSL’s proposed equity commitment of $320 million and, following such discussions, KSL agreed to raise its proposed equity commitment to $400 million.
Also on August 25, 2023, a meeting of the Transaction Committee was held, and representatives of Goldman Sachs, Latham and Venable and members of Management were in attendance. Representatives of Venable and Latham reminded the members of the Transaction Committee of their respective duties in connection with a proposed sale of the whole Company. Representatives of Goldman Sachs provided an update on the process to date, presented the August 24th offer from KSL and discussed the implied financial metrics and comparable premiums received in recent REIT take-private transactions. Representatives of Latham discussed the remaining issues in the latest draft transaction documents from Simpson Thacher, including, among other matters, with respect to the scope of the Company’s financing cooperation covenants, the proposed amounts of the termination fees, and the equity commitment amount and limited guarantee amounts. Following significant discussion among the Transaction Committee and its advisors, taking into account the outreach, negotiations, transaction terms, KSL’s offer price and its existing financing compared to other alternatives, the Transaction Committee expressed its support for accepting KSL’s latest improved offer price and revised terms of the termination fees, and directed representatives of Goldman Sachs to communicate the same to KSL. As a result of the agreement with KSL of the fundamental economic and other material transaction terms, the Transaction Committee authorized members of Management to have preliminary discussions with representatives of KSL with respect to Management’s potential future roles and investment arrangements in connection with a proposed transaction.
Later on August 25, 2023, certain members of Management and representatives of KSL participated in a telephonic meeting attended by representatives of Goldman Sachs. KSL expressed its interest in Management’s continuation with the Company following the transaction and in Management’s potential rollover of a portion of their equity interests in the Company, but declined to discuss any specific rollover or employment terms until the Company shareholder approval was obtained and the parties were closer to closing.
Also on August 25, 2023, representatives of Simpson Thacher informed Latham that Parent required that the Company obtain a waiver from its lenders to confirm the Company’s entry into the merger agreement would not constitute a default under that certain Credit Agreement (the “Credit Agreement”), dated as of August 4, 2022, by and among the Company, Company OP, certain subsidiaries of Company OP, Citibank, N.A. and certain other lender parties thereto (such waiver, the “Credit Agreement Waiver”).
During the course of August 25, 2023 through August 27, 2023, representatives of Latham and Simpson Thacher continued to negotiate the terms of the merger agreement, equity commitment letter, limited guarantee and other ancillary documents.
On August 26, 2023, a meeting of the Transaction Committee was held, and representatives of Goldman Sachs, Latham and Venable and members of Management were in attendance at the meeting. Representatives of Venable and Latham reminded the members of the Transaction Committee of their respective statutory duties in connection with a proposed sale of the whole Company. Representatives of Latham provided an update on the status of negotiations with KSL and the remaining open issues in the merger agreement and other ancillary agreements, including noting that KSL had proposed a limited guarantee amount of $72.5 million, representing a $5 million cushion for fees potentially payable by KSL in excess of the $67.5 million buyer termination fee. Following a brief discussion of such terms, the Transaction Committee instructed Latham and Goldman Sachs to propose a $75 million limited guarantee amount to KSL. Representatives of Latham then previewed for the Transaction Committee that, in connection with finalizing the Company’s disclosure schedules, Simpson Thacher raised concerns, with which Latham agreed, that the Company’s employment agreements and equity awards did not address with sufficient clarity (i) the treatment of, and mechanism for granting, ungranted performance-based long-term incentive awards upon an involuntary termination of employment in connection with a change of control of the Company, and (ii) that a change in the executive’s position, discretion or responsibilities that materially diminishes those in effect immediately prior to a change of control of the Company, including any change in the executive’s status as an officer of a public company following a change of control, constitutes “good reason” for purposes of the employment agreements. Latham explained to the Transaction Committee that, subject to the confirmation of the Compensation Committee of the Board (the “Compensation Committee”) that the proposed amendments were limited to address only the foregoing concerns and aligned with the original intent of the Company’s employment agreements and equity awards, the Company’s employment agreements could be amended to eliminate such ambiguities and ensure that the agreements would function in the manner described in the Company’s historical disclosures in prior proxy statements (collectively, the “Employment Agreement Amendments”). During a discussion among the Transaction Committee, each member of which was also a member of the Compensation Committee, the Transaction Committee agreed that the Employment Agreement Amendments reflected the original intent of the Compensation Committee and should be discussed with the other members of the Compensation Committee. Representatives of Goldman Sachs then provided a brief update on the discussions between members of Management and representatives of KSL that it attended, a summary of the overall process and a preliminary financial analysis of the proposed merger consideration. Representatives of Latham also reviewed with the Transaction Committee and members of Management the relationship between Latham and KSL and its affiliates, and each member of the Transaction Committee also confirmed that he did not have any existing material relationships with KSL or its affiliates. Mr. Hutchison further reminded the Transaction Committee of his prior relationship with KSL, but confirmed that any continuing relationship was not material and that he had not had any contact with members of KSL during the process. The Transaction Committee reviewed a customary relationship disclosure letter made available by representatives of Goldman Sachs to the Transaction Committee with respect to KSL, among other things. Following review of the information in such relationship disclosure letter, the Transaction Committee determined that the disclosed information would not impact Goldman Sachs’ ability to act effectively as financial advisor to the Transaction Committee. The Transaction Committee then directed representatives of Latham to finalize the terms of the merger agreement and ancillary documents for the consideration of the Transaction Committee and the Board on August 27, 2023.
Immediately following the Transaction Committee meeting, a meeting of the Compensation Committee and the Board was held, and representatives of Goldman Sachs, Latham and Venable and members of Management were in attendance. During the meeting of the Compensation Committee, members of Management were excused and representatives of Latham discussed the basis for the proposed Employment Agreement Amendments. Following discussions, the Compensation Committee agreed that the proposed Employment Agreement Amendments reflected the original intent of the Compensation Committee and authorized representatives of Latham to share the draft Employment Agreement Amendments with representatives of Simpson Thacher. Members of Management were then invited to rejoin the Board meeting. Representatives of Goldman Sachs then discussed the overall sale process to date, including summarizing the material terms of the four initial proposals that were received at the beginning of the process, provided an overview of the negotiations and discussions with KSL to date, and reviewed its financial analysis of the merger consideration. Representatives of Latham then discussed in detail the proposed final terms of the merger agreement and the related ancillary agreements and any remaining open issues in the documents. Representatives of Venable provided an overview of each trustee’s duties under applicable law in connection with the proposed transaction. Representatives of Latham then summarized the earlier discussion with the Transaction Committee that neither Latham nor any member of the Transaction Committee had any existing relationship with KSL or its affiliates that would impact their judgement, and each member of the Board confirmed the same. Representatives of Latham further explained to the Board that the Transaction Committee had the opportunity to review a customary relationship disclosure letter made available by representatives of Goldman Sachs to the Transaction Committee and that, following such review, the Transaction Committee determined that the disclosed information would not impact Goldman Sachs’ ability to act effectively as financial advisor to the Transaction Committee.
Throughout the evening on August 26, 2023 and throughout the day on August 27, 2023, Simpson Thacher and Latham continued to work to finalize the definitive agreements reflecting the proposed transaction.
On August 27, 2023, the Company received the requested Credit Agreement Waiver.
Later on August 27, 2023, a meeting of the Transaction Committee was held, and representatives of Goldman Sachs, Latham and Venable and members of Management were in attendance. Representatives of Latham updated the Transaction Committee on the status of negotiations with KSL, including that the merger agreement and ancillary agreements were in substantially final form and that Simpson Thacher and Latham were working to finalize a few remaining items on the disclosure schedules. Latham identified changes in the definitive documentation during the preceding 24 hours, including noting that KSL had agreed to the Transaction Committee’s proposed $75 million limited guarantee amount. Representatives of Goldman Sachs then reviewed its financial analysis of the merger consideration (which was previously shared at the prior meeting of the Transaction Committee), and rendered to the Transaction Committee an oral opinion, subsequently confirmed in writing, that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. For a detailed discussion of Goldman Sachs’ opinion, please see “The Mergers - Opinion of the Company’s Financial Advisor” beginning on page 52 of this proxy statement. The Transaction Committee considered the risks and benefits of the proposed Mergers as compared to the possible strategic alternatives that the Transaction Committee had considered throughout the process leading up to the announcement of the proposed Mergers, as well as the Company’s long-term strategic plan as an independent public company and the risks associated with executing such plan, which are discussed in further detail in the section of this proxy statement captioned “The Mergers – Reasons for the Mergers” beginning on page 46. After further discussion, the Transaction Committee unanimously determined at the meeting that the transactions contemplated by the merger agreement were advisable and in the best interest of the Company and its shareholders, and approved the recommendation to the Board to adopt the merger agreement and approve the consummation of the transactions contemplated by the merger agreement.
Immediately following the Transaction Committee meeting, a meeting of the Compensation Committee and the Board was held, and representatives of Goldman Sachs, Latham and Venable and members of Management were in attendance. Representatives of Latham informed the Compensation Committee that Simpson Thacher was generally in agreement with the proposed Employment Agreement Amendments subject to certain drafting clarifications. The Compensation Committee then moved to adopt the Employment Agreement Amendments and authorized Latham to finalize the Employment Agreement Amendments with Simpson Thacher and Management’s counsel. Representatives of Latham then updated the Board on the status of negotiations with KSL and the resolution of the remaining open issues discussed at the prior Board meeting, confirmed that the Transaction Committee had unanimously recommended that the Board should adopt the merger agreement and approve the consummation of the transactions contemplated by the merger agreement, and discussed the final terms of the merger agreement and the related ancillary agreements and changes in the terms since the prior Board meeting. Representatives of Venable then reviewed with the Board their duties as trustees under applicable law in connection with the proposed transaction. The Board, led by the members of the Transaction Committee together with representatives from Latham, then discussed the various reasons to approve the Mergers considered by the Transaction Committee, and certain countervailing factors, which are discussed in further detail in the section of this proxy statement captioned “The Mergers – Reasons for the Mergers” beginning on page 46. For a detailed description of the various reasons considered by the Board, see “- Recommendation of the Board of Trustees and the Transaction Committee” beginning on page 50 of this proxy statement. Representatives of Goldman Sachs then presented its financial analysis and confirmed that it had rendered to the Transaction Committee an oral opinion, subsequently confirmed in writing, that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Shares pursuant to the Merger Agreement was fair to such holders from a financial point of view. After further discussion, including a review of the status of the Company’s business, the process that led to the proposed Mergers, the alternatives available to the Company, including remaining as a public company, and the risks and benefits associated with the proposed transaction and taking into account the opinion rendered by Goldman Sachs to the Transaction Committee, and the recommendation from the Transaction Committee, the Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, were advisable and in the best interests of the Company and its shareholders, on the terms and subject to the conditions set forth in the merger agreement, (ii) duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of the merger agreement and the consummation of the Company Merger and the other transactions contemplated by the merger agreement, (iii) directed that the Company Merger and the other transactions contemplated by the merger agreement be submitted for consideration at a special meeting of the Company’s shareholders, and (iv) recommended that the Company’s shareholders vote in favor of the approval of the Company Merger and the other transactions contemplated by the merger agreement and to include such recommendation in this proxy statement.
During the late evening on August 27, 2023, representatives of Latham and Simpson Thacher finalized all transaction documents and the Company and KSL executed the Merger Agreement and all signatories to the ancillary agreements executed such agreements.
Before the NYSE opened on August 28, 2023, the Company and KSL issued a press release announcing the entry into the Merger Agreement.
Reasons for the Mergers
In reaching its unanimous decision to (a) authorize and approve, and declare advisable, the delivery and performance of the Merger Agreement and the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement, (b) direct that the Company Merger and the other transactions contemplated by the Merger Agreement each be submitted for consideration at the Special Meeting and (c) recommend that the Company’s shareholders vote in favor of the approval of the Company Merger and the other transactions contemplated by the Merger Agreement and to include such recommendation in this proxy statement, the board of trustees, or the Board, considered the recommendations of the Transaction Committee established by the Board and consisting solely of three independent trustees (the “Transaction Committee”). The Transaction Committee, prior to making its recommendation, consulted with its independent legal and financial advisors. In reaching their respective determinations regarding the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement, the Board and the Transaction Committee considered a number of factors, including the following material factors that supported their respective decisions with respect to the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement.
•
Merger Consideration represents a significant premium to the Company’s Common Share price: As of August 25, 2023, the final trading day prior to the execution and announcement of the Merger Agreement, the Merger Consideration represented a premium of approximately (x) 60% as compared to the closing price of the Company Common Shares and (y) 58% as compared to the Company’s unaffected 30-day volume-weighted average share price, making the transaction economically attractive.

•
Cash Consideration: All-cash Merger Consideration without a financing contingency, when compared to non-cash consideration, provides the Company’s shareholders with certainty, immediate liquidity and value, and does not expose them to any future risks related to the business or the financial markets generally, in each case, upon and assuming closing of the Mergers.

•
Market Conditions: The Board’s and the Transaction Committee’s knowledge of the operations, financial condition, earnings and prospects of the Company, as well as its knowledge of the current and prospective environment in which the Company operates, including economic, market and capital raising conditions, including inflation, the Company’s size relative to its peers (including relative disadvantages with respect to scale), the Company’s concentrated property locations and its resulting susceptibility to down seasons and weather events and trends.

•
Upcoming Debt Maturity: The fact that the Company’s credit facility matures on August 4, 2024, and the challenges to accessing at attractive rates new capital or debt required to refinance the Company’s debt and support its future growth (including the Company’s ability to acquire assets or drive growth opportunities).

•
Thorough and Independent Process: The Transaction Committee conducted a thorough, independent and targeted strategic review process, which included conducting formal outreach to 12 potential bidders, receiving unsolicited interest from seven additional potential bidders, executing nondisclosure agreements with 12 potential bidders and providing to each interested bidder equal access to information and the Company.

•
Best Available Option: The Transaction Committee reviewed possible alternatives to a merger transaction, and consulted with its financial advisor regarding the possible alternatives, which included continuing to operate the Company on a stand-alone basis and seeking a business combination with another party or pursuing a sale of certain assets or portfolios of the Company, and believed that the Mergers and the other transactions contemplated by the Merger Agreement are the best available option for the Company and its shareholders.

•
Trading Price Relative to Asset Value: The high relative value of the Company’s assets as compared to its market capitalization, including how the Company has traded at a discount to real estate net asset value for a prolonged period, and the fact that the Merger Consideration was negotiated taking into account the value of the Company’s assets.

•
Successful Negotiation: The fact that the Merger Consideration reflects an increase of $0.50 per share of the Company Common Shares over the initial non-binding proposal received from Parent and the Company was able to negotiate for other terms that the Board believes were meaningfully more favorable than Parent's initial proposal.

•
Opinion of Financial Advisor: The oral opinion of Goldman Sachs, subsequently confirmed in writing, that, as of August 27, 2023 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

•
Commitment to and Likelihood of Consummation: Commitment on the part of both parties to complete the Mergers as reflected in their respective obligations under the terms of the Merger Agreement, the fact that there are no financing or diligence conditions to closing the Mergers, the fact that the End Date of six months after the execution of the Merger Agreement allows for sufficient time to complete the Mergers and the fact that the terms and conditions of the Merger Agreement were the product of extensive arm’s-length negotiations among the parties.

•
Necessity of Termination Payments: The understanding, after extensive negotiations with Parent and discussions with legal and financial advisors, that the termination payments payable to Parent were necessary as part of the deal protection provisions in order to reach an agreement with Parent in light of the significant resources that Parent has committed and will commit to the transactions contemplated by the Merger Agreement, and are a small risk in comparison to the Company’s shareholders losing the option, subject to the limitations in the Merger Agreement, to accept a transaction offering substantial value and liquidity.

•
Ability of the Company to Continue to Pay Dividends / Operate in the Ordinary Course: The Merger Agreement permits the Company to continue to pay its shareholders regular quarterly dividends consistent with past practice and otherwise to continue to conduct its business in the ordinary course in the period between the execution of the Merger Agreement and the Company Merger Effective Time, subject only to limitations and restrictions on the taking of certain prescribed actions.

•
Unsolicited Acquisition Proposals: The Merger Agreement provides the Company with the ability, under certain specified circumstances, to consider an alternative acquisition transaction if the Transaction Committee determines it is reasonably expected to lead to a Company Superior Proposal and provides the Board with the ability, under certain specified circumstances, to change its recommendation in favor of the Company Merger and to terminate the Merger Agreement following such Company change in recommendation and/or in order to enter into an agreement with respect to a Company Superior Proposal upon payment of a termination payment of $30 million to Parent.

•
Intervening Event: The Board may also change or withdraw its recommendation in the instance of certain events or developments which first arises after the date of the Merger Agreement and becomes known to the Board after the date of the Merger Agreement and prior to the receipt of the Company shareholder approval.

•
Parent Termination Payment: In the event the Company terminates the Merger Agreement due to Parent’s failure to close the transaction after the Company indicates it is ready to close, under certain circumstances, the Company is entitled to collect a termination payment from Parent of $67.5 million. At the time of signing the Merger Agreement, certain affiliated funds of the Sponsor entered into a limited guarantee with the Company with respect to Parent's obligation to pay such termination fee in such circumstances.

•
Arms’ Length Negotiations: The Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement were negotiated on an arm’s length basis between the Transaction Committee and its advisors, on the one hand, and Parent and its advisors, on the other hand.

•
Parent Financing Commitment: The terms of the debt financing obtained by Parent from major commercial banks with significant experience in similar lending transactions and strong reputations for honoring their commitments and the terms of the committed equity financing provided to Parent by affiliated funds of the Sponsor, including the nature and conditions to the debt financing and equity financing, the obligation of Parent to use reasonable best efforts to satisfy the conditions to the equity financing and debt financing and the fact that the committed equity financing is in an amount that, together with the debt financing, would be sufficient to consummate the Mergers and the transactions contemplated by the Merger Agreement.

•
Specific Performance: The Merger Agreement provides the Company with, under certain circumstances, the right to seek specific performance of Parent’s obligation to cause, and, pursuant to the Equity Commitment Letter, to seek specific performance to directly cause, the equity financing sources to fund their contributions as contemplated by the Merger Agreement and the Equity Commitment Letter.

•
Shareholder Approval: The fact that the Company Merger is subject to the Company’s receipt of the Company shareholder approval, and that the Company’s shareholders are free to vote against the Company Merger for any reason, including if a higher offer were to be made prior to the Special Meeting (in certain cases subject to the payment by the Company of a termination payment in the amount of $30.0 million if the Company subsequently were to enter into a definitive agreement relating to, or to consummate, any alternative acquisition agreement).

•
Risks to remaining a standalone public company: The risks and uncertainties of remaining as an independent public company, including, among other things, the cyclical nature of the hospitality industry and the advanced stage of the lodging industry's current economic recovery cycle, the risk of a slowdown of the economy, potential increases in interest rates which could increase the cost of debt, the increase in supply in the hospitality industry, which over time could drive down both hotel occupancy and room rates, and the challenges of acquiring assets on an accretive basis to expand the portfolio in light of the intensely competitive environment and strong price appreciation for luxury, upper upscale and upscale hotels in our core markets.

The Board and the Transaction Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement, including the following potentially negative factors:
•
Effect of Potential Non-Consummation or Delay in Consummation of the Transactions: The risk that, notwithstanding the likelihood of the Mergers being completed, the Mergers may not be completed, or that completion may be unduly delayed, including the effect such failure to be completed may have on the Company’s operating results, particularly in light of the costs incurred in connection with the proposed transactions.

•
No Future Upside Participation: The fact that, following the Mergers, the Company will no longer exist as an independent public company and that its existing shareholders will not participate in any future earnings or growth.

•	Termination Payments: The Merger Agreement provides that the Company will pay Parent the Company Termination Payment if:
○	the Merger Agreement is terminated for a Company Superior Proposal (which termination payment may deter potential third party bidders),
○
the Merger Agreement is terminated by Parent because (i) the Board has effected a Company change in recommendation, (ii) the Board failed to publicly reaffirm the Board Recommendation within 10 business days following the public announcement of a Company Alternative Proposal and after Parent has requested in writing that such Board Recommendation be reaffirmed, or (iii) the Company entered into an alternative acquisition agreement, or

○
the Merger Agreement is terminated because (i) (x) the Company has breached the Merger Agreement causing certain closing conditions not to be satisfied, (y) the Company failed to obtain the Company shareholder approval, or (z) the Closing has not occurred by the End Date, (ii) prior to such breach, shareholder vote or End Date, as applicable, an alternative transaction proposal has been made and not withdrawn, and (iii) within 12 months of such termination, the Company enters into a definitive agreement with respect to an alternative transaction or consummates an alternative transaction.

•
Shareholder Vote: The Company Merger is subject to approval by the Company’s shareholders, which requires the affirmative vote of a majority of the votes entitled to be cast on the Company Merger, and there can be no assurance that approval by the Company’s shareholders will be obtained.

•	Risk of Diverting Management Attention: The risk of diverting management’s focus and resources from operational matters and other strategic opportunities while working to implement the Mergers.
•	Transaction Expenses: The substantial costs to be incurred in connection with the transactions contemplated by the Merger Agreement, including the transaction expenses arising from the Mergers.
•
Post-Signing Restrictions on the Company’s Conduct of Business: The restrictions on the conduct of the Company’s business prior to the completion of the Mergers, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Mergers.

•
Non-Solicit: The Company’s inability, after entry into the Merger Agreement, to solicit Company Alternative Proposals and the possibility that the Company Termination Payment payable by the Company upon the termination of the Merger Agreement under certain circumstances could discourage other potential bidders from making a Company Alternative Proposal.

•	Alternative Transactions: The risk that an alternative transaction or different strategic alternative potentially could be more beneficial to the Company’s shareholders than the Mergers.
•	Risk of Failure to Close: The risk that Parent fails to close or breaches the Merger Agreement.
•	Taxable Transaction: The fact that this transaction will be taxable to the Company and its taxable shareholders.

•	No Appraisal Rights: The Company’s shareholders are not entitled to dissenters or appraisal rights in connection with the Company Merger.
•	Potential Litigation: There may be increased risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Mergers.
•
Parent Financing: While the Merger Agreement is not by its terms subject to a financing condition, if Parent fails to obtain sufficient financing (notwithstanding the terms of the debt commitments and equity commitments), the Mergers may not be consummated and the Parent Termination Payment in such event may not be sufficient to compensate the Company for potential losses it may incur under such circumstances.

The foregoing discussion of the factors considered by the Board and the Transaction Committee is not intended to be exhaustive, but rather includes the material factors considered by the Board and the Transaction Committee. Neither the Board nor the Transaction Committee quantified or assigned any relative weights to, or made specific assessments of, the factors considered, and individual trustees may have given different weights to different factors. Neither the Board nor the Transaction Committee reached any specific conclusion with respect to any of the factors or reasons considered.
The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contains forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of the Board
The Board at a duly held meeting has, acting upon the unanimous recommendation of the Transaction Committee, unanimously:
•	determined that the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement are advisable, and in the best interests of the Company and its shareholders;
•
duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of the Merger Agreement, and the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement;

•	directed that the Company Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the Special Meeting; and
•	recommended that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Unaudited Prospective Financial Information
While the Company has from time to time provided limited financial guidance to investors, the Company has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the then-current annual period due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates.
However, in connection with the negotiation and execution of the Merger Agreement, Company management prepared and provided to each of the Transaction Committee and the Board, in connection with its evaluation of the Mergers, and the Company’s financial advisor, Goldman Sachs, for its use and reliance in connection with its financial analyses and opinion, certain non-public, internal, unaudited, financial projections regarding the Company’s future operations for fiscal years ending December 31, 2023 through December 31, 2028 (the “management projections”). The Company also provided a subset of the management projections to Parent and other potential bidders who executed confidentiality agreements as part of the Company’s strategic sale process in connection with the evaluation by Parent and other bidders of a potential transaction with the Company. Specifically, Parent and the other bidders were provided the management projections for the fiscal years ending December 31, 2023 through December 31, 2027.
The management projections are subjective in many respects. As a result, the forecasted results may not be realized and the actual results may be significantly different than the forecasted results. Since the management projections cover multiple years, that information by its nature becomes less predictive with each successive year.

Company shareholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 21 of this proxy statement and “Where You Can Find Additional Information” beginning on page 106 of this proxy statement. The management projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with U.S. generally accepted accounting principles, which we refer to as “GAAP” in this proxy statement, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the management projections require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in the Company’s historical GAAP financial statements.
Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the management projections contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. The report of the Company’s independent registered public accounting firm contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 relates to the Company’s historical financial information. It does not extend to the management projections and should not be read to do so. Furthermore, the management projections do not take into account any circumstances or events occurring after the date they were prepared.
The following table summarizes selected management projections for the fiscal years ending 2023 through 2028 for the Company:
	Fiscal Year Ending December 31,
	2023E	2024E	2025E	2026E	2027E	2028E
	(dollar amounts in millions)
Total Revenue	$374	$403	$417	$431	$444	$459
Gross Operating Profit(1)	$153	$175	$182	$189	$195	$202
Cons. Adj. Corporate EBITDA(2)(3)	$102	$118	$123	$128	$132	$137
Unlevered Free Cash Flow(4)(5)	$34	$82	$83	$83	$93	$97
(1)	As used in this table and footnotes, “Gross Operating Profit” is defined as total hotel revenue, less hotel operating expenses.
(2)
As used in this table and footnotes “Consolidated Adjusted Corporate EBITDA” is defined as Gross Operating Profit, less fixed charges (including property taxes, property insurance, base management fees and hotel ground rent) and corporate general and administrative expenses, and adjusted for insurance proceeds, other revenue, corporate property hotel operating expenses, corporate hotel ground rent, corporate property taxes and insurance, amortization of ground leases, net operating loss incurred on non-operating properties and real estate taxes. Consolidated Adjusted Corporate EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(3)
Consolidated Adjusted Corporate EBITDA for 2029, as used by Goldman Sachs in its Illustrative Discounted Cash Flow Analysis (see the section captioned “The Merger - Opinion of the Company's Financial Advisor - Opinion of Goldman Sachs & Co. LLC”), was estimated by Management to be $140 million.

(4)
As used in this table and footnotes, “Unlevered Free Cash Flow” is defined as Consolidated Adjusted Corporate EBITDA, less the change in net working capital, maintenance capital expenditures, project and lifecycle capital expenditures, and tax expense, which assumes an illustrative tax rate of 4% based on the Company's average quarterly effective tax rate in 2018, 2019, 2022, and the second half of 2023 per Company management; 2023E reflects the Unlevered Free Cash Flow for the second half of 2023.

(5)
A calculation of Unlevered Free Cash Flow that did not include adjustments for changes in net working capital or tax expense was provided to KSL and other potential bidders, as described in the section captioned “The Mergers – Background of the Mergers”, with the following values (dollar amounts in millions): $59 for 2023E, $84 for 2024E, $85 for 2025E, $86 for 2026E and $96 for 2027E.

These management projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management. They are not a guarantee of future financial performance. The management projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the Merger Agreement, including the Mergers. The management projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these management projections. Accordingly, there can be no assurance that the management projections will be realized or that actual results will not be significantly different than projected.

None of the Company, Parent or their respective affiliates, advisors, officers, employees, directors, trustees or their respective representatives undertakes any obligation to update or otherwise revise or reconcile these management projections to reflect circumstances existing after the date the management projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. Except as may be required by applicable securities laws, the Company does not intend to make publicly available any update or other revision to these management projections, even in the event that any or all of the assumptions are shown to be in error. None of the Company, Parent or their respective affiliates, advisors, officers, employees, directors, trustees or their respective representatives has made or makes any representation to any Company shareholder or other person regarding the Company’s ultimate performance compared to the information contained in these management projections or that projected results will be achieved. The Company has made no representation to Parent, in the Merger Agreement or otherwise, concerning these management projections.
Opinion of the Company’s Financial Advisor
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Transaction Committee that, as of August 27, 2023 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 27, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of Goldman Sachs’ opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Transaction Committee in connection with its consideration of the transactions contemplated by the Merger Agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Common Shares should vote with respect to the transactions contemplated by the Merger Agreement or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2022;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its shareholders;
•	certain publicly available research analyst reports for the Company; and
•
the management projections and certain internal financial analyses for the Company prepared by its management, as approved for Goldman Sachs’ use by the Transaction Committee (such management projections and internal financial analyses are referenced in this section as the “Forecasts”, for more information, see the section captioned “The Mergers—Unaudited Prospective Financial Information”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Company Common Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate investment trusts industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with the Transaction Committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Transaction Committee’s consent that the Forecasts have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the Transaction Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for certain third-party appraisal reports with respect to certain real estate assets of the Company provided by the Company, Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement will be obtained without any adverse effect on the expected benefits of the transactions contemplated by the Merger Agreement in any way meaningful to its analysis. Goldman Sachs also assumed that the transactions contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transactions contemplated by the Merger Agreement, or the relative merits of the transactions contemplated by the Merger Agreement as compared to any strategic alternatives that may be available to the Company, including a non-binding indication of interest from a third party for a possible transaction at a price per Company Common Share greater than the price per Company Common Share to be paid pursuant to the Merger Agreement, which non-binding indication of interest the Transaction Committee determined not to further pursue because of risks and uncertainties concerning such third party’s ability to secure the financing necessary to consummate the transaction contemplated by the non-binding indication of interest (for additional information on such non-binding indication of interest, see the section entitled “The Mergers – Background of the Mergers”); nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company Common Shares, as of the date of its opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the transactions contemplated by the Merger Agreement or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transactions contemplated by the Merger Agreement, including, any allocation of the aggregate consideration payable pursuant to the Merger Agreement among the holders of the various classes of shares of beneficial interest of the Company, the Partnership Merger and the OP Merger Consideration and the fairness of the transactions contemplated by the Merger Agreement to, or any consideration received in connection therewith by, the holders of any other class of securities (including the Company Preferred Shares and the Company Partnership Units), creditors, or other constituencies of the Company or its subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, trustees or employees of the Company, or class of such persons, in connection with the transactions contemplated by the Merger Agreement, whether relative to the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Shares pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which the Company Common Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, or the transactions contemplated by the Merger Agreement, or as to the impact of the transactions contemplated by the Merger Agreement on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Transaction Committee in connection with its consideration of the transactions contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Shares should vote or act with respect to the transactions contemplated by the Merger Agreement or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Material Financial Analysis
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Transaction Committee in connection with rendering the opinion described above. The following summary,

however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 25, 2023, the last trading day before the public announcement of the transactions contemplated by the Merger Agreement, and is not necessarily indicative of current market conditions.
Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per Company Common Share. Using discount rates ranging from 9.00% to 11.00% reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2023 (i) estimates of unlevered free cash flow for the Company for the second half of 2023 through calendar year 2028 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying 1-year forward earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples ranging from 9.5x to 11.5x, to a 1-year forward estimate of the adjusted EBITDA to be generated by the Company in calendar year 2029, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from 1.3% to 4.4%). The range of EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of the Company and of certain publicly traded companies, as described below in the section captioned “Selected Publicly Traded Companies Trading Multiples”. Goldman Sachs derived such discount rates utilizing its professional judgment and experience by application of the Capital Asset Pricing Model (“CAPM”).
Goldman Sachs derived a range of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net debt, as provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, using the treasury stock method, to derive a range of illustrative present values per Company Common Share ranging from $6.19 to $11.81.
Illustrative Present Value of Future Share Price Analysis. Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per Company Common Share. For this analysis, Goldman Sachs first calculated the implied enterprise value for the Company as of December 31 for each of the calendar years 2023 through 2025, by applying a range of illustrative enterprise value (“EV”) to next twelve month (“NTM”) adjusted EBITDA (“Adjusted EBITDA”) multiples (which multiples are referred to in this section as “EV/NTM EBITDA”) of 9.5x to 11.5x to estimates of the Company’s NTM Adjusted EBITDA for each of the calendar years 2023 through 2025. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for the Company and of certain publicly traded companies, as described below in the section captioned “Selected Publicly Traded Companies Trading Multiples.”
Goldman Sachs then subtracted the amount of the Company’s net debt for each of the calendar years 2023 to 2025, each as provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for the Company for each of the calendar years 2023 to 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding Company Common Shares each as of calendar years 2023 to 2025, calculated using information provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, to derive a range of implied future values per Company Common Share. Goldman Sachs then added the cumulative dividends per Company Common Share expected to be paid to holders of Company Common Shares through the end of each of calendar years 2023 to 2025, using the Forecasts. Goldman Sachs then discounted these implied future equity values per Company Common Share and the cumulative dividends per Company Common Share to

June 30, 2023, using an illustrative discount rate of 12.0%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate utilizing its professional judgment and experience by application of the CAPM. This analysis resulted in a range of implied present values of $6.50 to $11.58 per Company Common Share.
Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2018 through August 25, 2023 involving a public company in the real estate investment trusts industry based in the United States as the target where the disclosed enterprise values for the transaction were $800 million and above (excluding related party transactions, mergers of equals, spin-offs, and tri-party combination transactions). For the entire period, using publicly available information, Goldman Sachs calculated the median, mean, 25th percentile and 75th percentile average premia of the price paid in the 23 observed transactions relative to the target’s last undisturbed closing share price prior to announcement of the respective transaction. This analysis indicated a median premium of 20.9%, a mean premium of 28.3%, a 25th percentile premium of 16.5% and a 75th percentile premium of 28.7% across the period. Using this analysis, and utilizing its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 16.5% to 28.7% to the closing price per Company Common Share of $6.28 as of August 25, 2023 and calculated a range of implied equity values per Company Common Share of $7.32 to $8.08.
Selected Publicly Traded Companies Trading Multiples. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding publicly available financial information and valuation multiples for the following publicly traded REITs in the lodging industry, which are referred to in this section as the “selected companies”:
•	Ryman Hospitality Properties, Inc.
•	Sunstone Hotel Investors, Inc.
•	Braemar Hotels & Resorts Inc.
•	Host Hotels & Resorts, Inc.
•	Xenia Hotels & Resorts, Inc.
•	DiamondRock Hospitality Company
•	Pebblebrook Hotel Trust
•	Park Hotels & Resorts Inc.
•	RLJ Lodging Trust
Although none of the selected companies are directly comparable to the Company, the selected companies were chosen because they are publicly traded REITs in the lodging industry with certain operations or financial characteristics that, for purposes of analysis, may be considered similar to certain operations or financial characteristics of the Company.
For each of the Company and, using publicly available information, the selected companies, Goldman Sachs calculated and compared the average of EV/NTM EBITDA multiples for the one-month, six-month and one-year periods ended August 25, 2023, for the period since January 1, 2022 and for the period from August 25, 2015 through February 20, 2020 (which is referred to in the table below as “1-Month,” “6-Months,” “1-Year,” “Post-COVID,” and “Pre-COVID,” respectively).
The results of these calculations are summarized as follows:
	Pre-COVID	Post-COVID	1-Year	6-Months	1-Month
Company	10.5x	11.0x	10.6x	10.2x	10.5x
Selected Companies	11.5x	11.6x	10.2x	10.0x	10.2x
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the transactions contemplated by the Merger Agreement.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Transaction Committee as to the fairness from a financial point of view of the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Shares pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Transaction Committee. Goldman Sachs provided advice to the Transaction Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Transaction Committee or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the Merger Agreement.
As described above, Goldman Sachs’ opinion to the Transaction Committee was one of many factors taken into consideration by the Transaction Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including the Sponsor, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to the Transaction Committee in connection with, and participated in certain of the negotiations leading to, the Transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to the Transaction Committee of the Company in connection with the sale of seven of its non-core Urban Select Service properties, in August 2022. During the two-year period ended August 27, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to the Company and/or its affiliates of approximately $5 million. During the two-year period ended August 27, 2023, Goldman Sachs Investment Banking has not been engaged by Parent or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended August 27, 2023, Goldman Sachs Investment Banking has not been engaged by the Sponsor or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, the Sponsor and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with the Sponsor and its affiliates from time to time and may have invested in limited partnership units of affiliates of the Sponsor from time to time and may do so in the future.

The Transaction Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Merger Agreement. Pursuant to an engagement letter between the Transaction Committee and Goldman Sachs, the Transaction Committee engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. The engagement letter between the Transaction Committee and Goldman Sachs provides for a fee that is estimated, based on the information available as of the date of announcement of the transactions contemplated by the Merger Agreement, to be an amount not to exceed approximately $14.3 million, all of which is payable upon the consummation of the transactions contemplated by the Merger Agreement. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under federal securities laws.
Financing of the Mergers
General
The Merger Agreement does not contain a financing contingency or condition to the Closing. The Company has agreed to provide, and to cause its subsidiaries to use reasonable best efforts to provide, and to use reasonable best efforts to cause its representatives to provide, such cooperation necessary or reasonably requested by Parent for financings of the type contemplated in connection with the arrangement of the debt financing contemplated by the debt financing commitments. For more information, see the sections entitled “The Merger Agreement-Financing Cooperation” and “The Merger Agreement-Conditions to the Mergers.”
The Company anticipates that the total amount of funds necessary to complete the Mergers and the other transactions contemplated by the Merger Agreement will be less than $1.405 billion. Parent has informed the Company that Parent has secured both equity financing and debt financing to be provided in connection with the Mergers.
Equity Financing
On August 27, 2023, certain entities affiliated with the Sponsor entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent pursuant to which such affiliates committed to contribute (or cause to be contributed) to Parent up to $400 million in cash in the aggregate (on a several and not joint basis) (each such commitment, an “Equity Commitment”) on the terms and subject to the conditions set forth in the Equity Commitment Letter. The Equity Commitments are subject to certain customary conditions, including, among others, the consummation of the Mergers in accordance with the Merger Agreement substantially simultaneously with or immediately following the funding of the Equity Commitments, the satisfaction or waiver of the conditions to the obligations of the Parent Parties to consummate the Mergers and the substantially simultaneous funding of the debt commitment (discussed below). The Company is an express third-party beneficiary under the Equity Commitment Letter with the ability to cause Parent to enforce the Equity Commitments when due pursuant to the terms of the Equity Commitment Letter.
Limited Guarantee
In addition, certain entities affiliated with the Sponsor have agreed to guarantee certain Payment Obligations of Parent, including the obligation to pay the Parent Termination Payment (as described in more detail under “The Merger Agreement-Termination Payment”), certain obligations to pay the Company’s expenses and costs (including reasonable fees and disbursements of counsel) relating to any legal proceeding brought by the Company against Parent if Parent fails to pay the Parent Termination Payment or such expenses and costs, together with interest, if the Company prevails in such legal proceeding, and certain expenses for which Parent agrees to reimburse the Company pursuant to the Merger Agreement in respect of financing cooperation or the repayment of certain funded indebtedness (the “Payment Obligations”). The Payment Obligations of each of the affiliated entities are subject to a cap in an amount equal to such entity’s specified percentage share of the Payment Obligations, if and when due pursuant to the Merger Agreement, with an aggregate cap of $75,000,000.
Debt Financing Commitment
Parent also has entered into a debt commitment letter with Wells Fargo Bank, National Association and Citigroup Global Markets Inc. (collectively, the “Lenders”), dated as of August 27, 2023 (the “Debt Commitment Letter”), pursuant to which the Lenders have committed to provide, severally but not jointly, debt financing in an aggregate principal amount up to $1.05 billion (the “Loans”), on the terms and subject to the conditions set forth in the Debt Commitment Letter. The “Borrower” refers to existing or to-be-formed special-purpose, bankruptcy-remote, limited liability companies that will own the properties that will secure the Loans (the “Properties”).
The proceeds of the Loans will be used to (i) pay a portion of the consideration due under the Merger Agreement in order to directly or indirectly acquire the Properties, (ii) repay existing indebtedness that encumbers the Properties, (iii) pay carrying costs with respect to the Properties, (iv) fund any required upfront reserves (if any), (v) pay costs and expenses incurred in connection with the Loans, the operation of the Properties and other transaction costs, (vi) fund any working capital requirements of the Properties, and (vii) fund such other general purposes as the Borrower will determine in its sole discretion.
The Debt Commitment Letter permits the Lenders to terminate the obligations to fund the Loans in certain circumstances, including, but not limited to the following (in most instances, but only after giving effect to the provisions in the Debt Commitment Letter describing the limitations and rights related to the special reserve (the “Special Reserve Provisions”)):
•
following the expiration of the Lenders’ commitment on December 27, 2023, subject to the option of Parent, in its sole discretion (subject to the payment of certain fees), to exercise up to two 30-day extension options;

•
if the Borrower or the guarantor under the Loans makes, in writing, any “specified representations” to the Lenders in the definitive documentation for the Loans which are untrue or false when made and which, in each case, individually or in the aggregate, could reasonably be expected to materially and adversely affect the transactions contemplated in the Debt Commitment Letter or the validity and priority of the Lenders’ liens on the Properties and the other collateral for the Loans;

•
the filing of any petition of bankruptcy, insolvency or reorganization by or against the Sponsor, Parent, the Borrower or the Company, provided, however, if such filing was involuntary and not consented to by the applicable party, the Lenders may only terminate its commitments if such filing has not been discharged, stayed or dismissed as of the date on which its commitment expires in accordance with the terms of the Debt Commitment Letter;

•
any condition precedent to the consummation of the loan as set forth in the mortgage commitment letter fails to be satisfied by the date on which the commitment expires in accordance with the terms of the Debt Commitment Letter, including the Borrower providing each Lender with customary “know your customer” information that satisfies such Lender’s “know your customer” requirements; and

•	if the Merger Agreement is terminated in whole for any reason prior to the closing of the Loans.
The obligation of the Lenders to make the Loans is subject to certain conditions, including, but not limited to the following (but only after giving effect to the Special Reserve Provisions):
•
the entry into loan documentation in accordance with the terms set forth in the Debt Commitment Letter and the delivery of customary borrowing notices, customary opinions of counsel (including non-consolidation opinions) and other customary ancillary documentation, including customary organizational documents and resolutions, and customary incumbency and secretary certificates, and a customary solvency certificate with respect to the Borrower on a consolidated basis and otherwise in customary form;

•	the Lenders’ satisfactory completion of UCC, lien, judgment, litigation and bankruptcy searches with respect to the Borrower and the guarantors under the Loans;
•
the Lenders’ satisfactory review and approval of real estate, property and other due diligence items relating to the Company, the guarantors and the Properties, each of which is described in a schedule to the Debt Commitment Letter; and

•	other conditions customary for a mortgage backed financing set forth in the Debt Commitment Letter.
To the extent there exists prior to the Closing of the Loans any material defects, environmental conditions or other shortfalls of the Lenders’ required due diligence (other than with respect to the Lender’s “know-your-customer” diligence, as described above), including ground lease matters, casualty or condemnation, title, survey, zoning, the license agreement or the management agreement, with respect to any Property whereby such Property would not otherwise meet the customary standards for a securitization and/or syndication of a loan secured by a portfolio of hotel properties similar in size and character to the Properties, the Lenders may establish special reserves at Closing, and such special reserves may impact the total amount of loan proceeds available at Closing.
Parent is required under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date of the Merger Agreement, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the debt financing on the terms and conditions described in or contemplated by the Debt Commitment Letter (including complying with any request requiring the exercise of so-called “market flex” provisions in the related fee letter). In the event that any portion of the debt financing becomes unavailable on the terms and conditions of the Debt Commitment Letter, and such portion of the debt financing is necessary to fund the Payment Obligations, Parent will use its reasonable best efforts and as promptly as practicable after the occurrence of such event, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient, when added to the portion of the debt financing and equity financing that is and remains available to Parent, to consummate the transactions and to fund all Payment Obligations. The definitive documentation governing the debt financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.
Interests of the Company’s Trustees and Executive Officers in the Mergers
In considering the recommendation of the Board to approve the Company Merger and the other proposals described above, the Company’s shareholders should be aware that the Company’s trustees and executive officers have certain interests in the Mergers that are different from, or in addition to, the interests of the Company’s shareholders generally. These interests may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Company Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement and in recommending that the Company’s shareholders approve the Company Merger. You should take these interests into account in deciding whether to vote “FOR” the approval of the Company Merger.
These interests are described in more detail below and certain of the interests with respect to the Company’s named executive officers are also quantified herein under the subsection entitled “The Mergers-Interests of the Company’s Trustees and Executive Officers in the Mergers-Quantification of Potential Payments and Benefits” and are subject to a non-binding, advisory vote of the shareholders of the Company in the Advisory Compensation Proposal.
Treatment of Company Equity Awards
Company Restricted Share Awards. At the Company Merger Effective Time, each Company Restricted Share Award that is outstanding as of immediately prior to the Company Merger Effective Time, including those held by the Company’s trustees and executives, will vest and all restrictions thereupon shall lapse, and each Company Restricted Share Award will be canceled and converted into the right to receive a payment (without interest and subject to applicable tax withholding) equal to the product of (i) the number of Company Common Shares underlying such Company Restricted Share Award as of immediately prior to the Company Merger Effective Time and (ii) $10.00, subject to the terms and conditions of the Merger Agreement.
Company LTIP Units. At the Partnership Merger Effective Time, each Company LTIP Unit that is outstanding and unvested as of immediately prior to the Partnership Merger Effective Time, including those held by the Company’s trustees and executives, will vest and become transferable and immediately thereafter, effective as of the Partnership Merger Effective Time, the Company will cause a Forced Conversion (as defined in the Merger Agreement) with respect to all Company LTIP Units then eligible for conversion (after giving effect to the vesting of all Company LTIP Units as contemplated by the Merger Agreement) such that, as of the Partnership Merger Effective Time, each then outstanding Company LTIP Unit will be converted into an equal number of Company Partnership Units. For the avoidance of doubt, such converted Company LTIP Units will not convert into Company Preferred Partnership Units, and the Company Partnership Units issued in respect of such Company LTIP Unit conversion will be treated in the same manner under the Merger Agreement as other outstanding Company Partnership Units.

Value of Payments. The table below sets forth (i) the aggregate number of Company Partnership Units, Company LTIP Units, Company Preferred Shares and Company Common Shares owned or underlying Company Restricted Share Awards, in each case, held by the Company’s executive officers and non-employee trustees, as applicable; and (ii) the estimated value of the payments that the Company’s executive officers and non-employee trustees are eligible to receive (before deduction of applicable tax withholding) in connection with the Mergers in respect of such shares, units and awards, in each case, based on the aggregate number of Company Partnership Units, Company Common Shares, Company Preferred Shares, Company Restricted Share Awards and Company LTIP Units held by the executive officers and non-employee trustees as of September 21, 2023. Solely for the purposes of the table below, we have assumed that the Company Merger Effective Time and Partnership Merger Effective Time each occur on September 21, 2023. These estimated values are based on (i) the proposed Merger Consideration and OP Merger Consideration of $10.00 per Company Common Share and per Company Partnership Unit, as applicable, and (ii) the proposed Preferred Merger Consideration of $25.00 per Company Preferred Share plus accrued and unpaid dividends up to and including the Closing Date, which is assumed for these purposes to occur on September 21, 2023. Further, these estimated values assume that all Company Partnership Units, Company Common Shares, Company Preferred Shares, Company Restricted Share Awards and Company LTIP Units held by the executive officers and non-employee trustees as of the Record Date remain outstanding as of the Company Merger Effective Time or the Partnership Merger Effective Time (as applicable). The table below does not take into account any vesting or forfeiture of equity awards, nor any additional equity awards that may be granted, between September 21, 2023 and the Company Merger Effective Time or the Partnership Merger Effective Time (as applicable).
Name	Number of Shares Subject to Company Restricted Share Awards (#)	Value of Company Restricted Share Awards ($)(1)	Number of Company LTIP Units (#)	Value of Company LTIP Units ($)(1)	Number of Company Common Shares (#)	Value of Company Common Shares ($)(1)	Number of Company Partnership Units (#)	Value of Company Partnership Units ($)(1)	Number of Company Preferred Shares (#)	Value of Company Preferred Shares ($)(2)
Executive Officers
David L. Desfor	—	$—	—	$—	5,700	$57,000	52,976	$529,760	—	$—
Michael R. Gillespie	—	$—	511,200	$5,112,000	—	$—	—	$—	—	$—
Ashish R. Parikh	—	$—	805,673	$8,056,730	301,001	$3,010,010	—	$—	—	$—
Hasu P. Shah(3)	—	$—	490,543	$4,905,430	224,556	$2,245,560	113,874	$1,138,740	9,400	$237,873
Jay H. Shah	—	$—	2,299,250	$22,992,500	593,055	$5,930,550	405,380	$4,053,800	27,800	$703,441
Neil H. Shah	—	$—	2,175,613	$21,756,130	633,811	$6,338,110	401,124	$4,011,240	26,800	$678,137
Non-Employee Trustees
Jackson Hsieh	18,026	$180,260	—	$—	139,189	$1,391,890	—	$—	—	$—
Thomas J. Hutchison III	18,026	$180,260	—	$—	176,058	$1,760,580	—	$—	—	$—
Donald J. Landry	5,899	$58,990	—	$—	188,872	$1,888,720	—	$—	2,250	$56,930
Michael A. Leven	11,963	$119,630	—	$—	136,091	$1,360,910	—	$—	45,000	$1,138,609
Dianna F. Morgan	5,899	$58,990	—	$—	109,478	$1,094,780	—	$—	—	$—
John M. Sabin	5,899	$58,990	—	$—	119,355	$1,193,550	—	$—	—	$—
(1)	Dollar values are calculated based on the Merger Consideration and OP Merger Consideration of $10.00 per Company Common Share and Company Partnership Unit, as applicable.
(2)	Dollar values are calculated based on the Preferred Merger Consideration of $25.00 per Company Preferred Share plus accrued but unpaid dividends as of September 21, 2023.
(3)	Mr. Hasu P. Shah retired from his position as Chairman of the board as of January 1, 2023.
Executive Officer Employment Agreements
Each of Messrs. Jay Shah, Neil Shah, Parikh and Gillespie is a party to an employment agreement with the Company, effective as of August 4, 2020 and as subsequently amended (each, an “Employment Agreement”). On August 27, 2023, the Company and each executive entered into an amendment to the Employment Agreements which, consistent with the original intent of the Employment Agreements as determined by the compensation committee of the Board, (i) clarified the treatment of ungranted performance-based long-term incentive awards upon an involuntary termination of employment in connection with a change of control of the Company, and (ii) clarified that a change in the executive’s position, discretion or responsibilities that materially diminishes those in effect immediately prior to a change of control of the Company, including any change in the executive’s status as an officer of a public company following a change of control, constitutes “good reason” for purposes of the Employment Agreements. Mr. Hasu Shah retired from the Company effective as of December 31, 2022, and his Employment Agreement with the Company is no longer in effect.
Each of the Employment Agreements provides for certain severance payments and benefits in the event of a qualifying termination or resignation of the executive’s employment with the Company, including a termination by the Company without “cause” or by the executive for “good reason” that occurs within 12 months following a “change of control” of the Company, or in the event of a termination of the executive’s employment due to death or disability. If consummated, the Mergers will constitute a change of control of the Company for purposes of the Employment Agreements.
Termination Without Cause or Resignation for Good Reason within 12 Months following a Change of Control
Each Employment Agreement provides that upon a termination without cause or a resignation for good reason within 12 months following a change of control, the executive will be entitled to receive (i) a lump sum payment equal to the executive’s “severance multiple” multiplied by the sum of (A) the amount of the executive’s annual base salary then in effect and (B) the executive’s maximum annual bonus under the Company’s short-term incentive plan (“STIP”) for the year in which such termination occurs, (ii) full accelerated vesting of the executive’s outstanding unvested equity-based awards (and to the extent that such change of control occurs on or prior to March 31st of a calendar year or prior to the grant of one or more awards in respect of performance periods that commenced prior to the date of such change of control, then the grant of the equity award(s) that would have otherwise been granted to the executive on or around such March 31st or following the completion of such performance period(s) will be accelerated and granted to the executive prior to such change of control (or cash or change of control transaction consideration paid in lieu thereof), with performance-based awards granted or vesting based on target performance (“Target LTIP Payments”)), and (iii) redemption of the executive’s Company LTIP Units in accordance with the Company OP Agreement. In addition, the Company shall cause the executive’s insurance benefits, as in effect immediately prior to the termination, to remain in effect for 18 months following the date of termination on the same terms, and at the same cost to the executive, as in effect immediately prior to termination. The executives’ “severance multiples” are as follows: Jay H. Shah–2.99x; Neil H. Shah–2.99x; Ashish R. Parikh–2x; and Michael R. Gillespie–1x.
Termination Due to Death or Disability
Each Employment Agreement provides that in the event of the death or disability of the executive, the Company will continue to pay the executive or his heirs, devisees, executors, legatees, or personal representatives, as appropriate, the executive’s base salary then in effect through the month following the month in which such event occurs plus an amount equal to four weeks accrued but unused vacation.
Continuing Employee Benefits
The Merger Agreement requires Parent to provide or cause to be provided certain compensation, severance and benefits for a period of one year following the Closing Date for Continuing Employees, including executive officers, of the Company and its subsidiaries, and to take certain actions in respect of employee benefits provided to such employees, including providing service credit, credit for co-payments and deductibles and waivers of certain employee benefit plan limitations. For a detailed description of these requirements, please see the section entitled “The Merger Agreement–Employee Benefits” of this proxy statement.
New Compensation Arrangements with Parent
Any executive officers and trustees who become officers, trustees, directors or employees or who otherwise are retained to provide services to Parent and/or the Surviving Entity following the Closing may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent and/or the Surviving Entity. As of the date of this proxy statement, no compensation arrangements between such persons and Parent and/or its affiliates have been established.
Indemnification; Directors’ and Officers’ Insurance
The Merger Agreement provides that for a period of six (6) years from the Company Merger Effective Time, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Company Merger Effective Time; provided, that after the Company Merger Effective Time, Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company and its subsidiaries prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant to the Merger Agreement, but in such case will purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Company Merger Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Company Merger Effective Time, covering without limitation the transactions contemplated by the Merger Agreement; provided, that the Company will not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company and its subsidiaries prior to the date of the Merger Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, the Company will be permitted to purchase as much coverage as reasonably practicable for up to such limit; provided, further, that the Company will reasonably cooperate and consult with Parent prior to the purchase of any such tail policy; provided, further, that if Parent can procure a “tail” policy on superior terms or on equivalent terms, but at a lower price, as compared to any such policy that may be procured by the Company, with insurers of equal or better A.M. Best financial strength ratings and outlooks and with full continuity, then Parent may, with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) obtain such policy effective as of the Company Merger Effective Time, in which case the Company will not obtain any such policy; provided, further, that such tail policy will be in lieu of the obligation to insure, and maintain in effect insurance policies, for a period of six (6) years from and after the Company Merger Effective Time. If such prepaid “tail” policy has been obtained by the Company prior to the Company Merger Effective Time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Entity and the Surviving Partnership, and no other party will have any further obligation to purchase or pay for insurance pursuant to the Merger Agreement.
To the fullest extent permitted by applicable law, for a period commencing as of the Company Merger Effective Time and ending on the sixth (6th) anniversary of the Company Merger Effective Time, each of Parent, the Surviving Entity and the Surviving Partnership will indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former trustee, director or officer of the Company or any of its subsidiaries and each such person who served as a manager, trustee, director, officer or fiduciary of a joint venture or other entity at the request of and for the benefit of the Company or any of its subsidiaries (each, together with such person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any proceeding to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission or alleged to have occurred at or prior to the Company Merger Effective Time (including acts or omissions in connection with such persons serving as a manager, trustee, director, officer or fiduciary of any joint venture or other entity if such service was at the request of and for the benefit of the Company or any of its subsidiaries), whether asserted or claimed prior to, at or after the Company Merger Effective Time. In the event of any such proceeding, Parent, the Surviving Entity and the Surviving Partnership will cooperate with the Indemnified Party in the defense of any such proceeding, and Parent will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations under the related provisions of the Merger Agreement; provided, however, that Parent will not be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable indemnified parties) for all indemnified parties in any jurisdiction with respect to any single legal action, except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such indemnified parties will have conflicting interests in the outcome of such action.
The parties have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former trustees, directors, officers or employees, as the case may be, of the Company or any Company subsidiary as provided in its respective Declaration of Trust of the Company (as amended, if applicable) (each a “Company Declaration”), certificates of incorporation or bylaws or other organizational documents or in any agreement, will survive the Mergers and will continue at and after the Company Merger Effective Time in full force and effect for a period of six years after the Company Merger Effective Time. For a period of six years after the Company Merger Effective Time, Parent will cause to be maintained in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and its subsidiaries’ respective Company Declaration, certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Company Merger Effective Time or in any indemnification agreements of the Company or any of its subsidiaries with any of their respective trustees, directors, officers or employees as in effect immediately prior to the Company Merger Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Company Merger Effective Time were current or former trustees, directors, officers or employees of the Company or any of its subsidiaries; provided, that all rights to indemnification in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding or resolution of such claim, even if beyond such six-year period. From and after the Company Merger Effective Time, Parent will assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and will cause the other Parent Parties to honor, in accordance with their respective terms, each of the indemnification covenants contained in the Merger Agreement. In the event that Parent, the Surviving Entity or the Surviving Partnership or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent, the Surviving Entity or the Surviving Partnership, as the case may be, will assume the indemnification obligations set forth in the Merger Agreement.
The rights of each Indemnified Party under the Merger Agreement are in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Declaration, certificates of incorporation or bylaws or other organizational documents of the Company or any of its subsidiaries, the Surviving Entity or the Surviving Partnership, any other indemnification arrangement, the MRL, the DLLCA, the VRULPA (each as hereinafter defined) or otherwise.
Quantification of Potential Payments and Benefits
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers that is based on or otherwise relates to the Mergers. The amounts in the table were calculated using outstanding Company Partnership Units and Company LTIP Units held by each named executive officer as of September 21, 2023 and a per-share or per-unit price for Company Common Shares and Company Partnership Units, as applicable, of $10.00, and assumes the Mergers closed on September 21, 2023. The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of the shareholders of the Company, as described in the Advisory Compensation Proposal.
The amounts in the following table are estimates based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement, and do not include amounts that were vested as of September 21, 2023. In addition, certain amounts will vary depending on the actual date of Closing, which is presently expected to be in the fourth quarter of 2023, but assumed for purposes of the calculations underlying this table to occur on September 21, 2023. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. In the footnotes to the table below, we refer to payments that are conditioned on the occurrence of both the Mergers and the named executive officer’s qualifying termination or resignation of employment as being payable on a “double trigger” basis and payments or benefits that are conditioned only upon the occurrence of the Mergers as being payable on a “single trigger” basis.

Golden Parachute Compensation(1)
Name	Cash(2) ($)	Equity(3) ($)	Perquisites / Benefits(4) ($)	Total ($)(5)
Michael R. Gillespie	$1,387,000	$5,752,050	$40,087	$7,179,137
Ashish R. Parikh	$5,612,000	$9,557,380	$47,572	$15,216,952
Jay H. Shah	$9,717,500	$25,359,575	$3,352	$35,080,427
Neil H. Shah	$11,960,000	$24,249,005	$41,230	$36,250,235
(1)
As of January 1, 2023, Mr. Hasu Shah, one of our named executive officers, retired and resigned as Executive Chairman of the Board. Mr. Hasu Shah is not eligible to receive any compensation related to the Mergers that may have become payable in connection with the Mergers.

(2)
The amounts in this column represent aggregate cash severance payments that each named executive officer would be entitled to receive under his applicable Employment Agreement if his employment were terminated by the Company without “cause” or by the named executive officer for “good reason” assuming that the Mergers and termination of employment occurred on September 21, 2023. These amounts are payable on a double-trigger basis. Lesser cash amounts are payable in the event of an employment termination due to the named executive officer’s death or disability or due to a termination by the Company without cause absent the occurrence of the Mergers. See “The Mergers—Interests of the Company’s Trustees and Executive Officers in the Mergers—Executive Officer Employment Agreements” of this proxy statement for a description of each named executive officer’s severance rights under the executive’s applicable Employment Agreement. Amounts in this column do not include Target LTIP Payments, which are included in the “Equity” column.

(3)
The amounts in this column represent (i) the value of Company LTIP Units held by each named executive officer as of September 21, 2023 that will each be canceled and converted into the right to receive the OP Merger Consideration, as described above in “The Mergers—Interests of the Company’s Trustees and Executive Officers in the Mergers—Treatment of Company Equity Awards” of this proxy statement, and (ii) the value of Target LTIP Payments that each named executive officer would be entitled to receive under his applicable Employment Agreement if the Closing and the termination of the executive’s employment by the Company without cause or by the named executive officer for good reason occurred on September 21, 2023, as described above in “The Mergers—Interests of the Company’s Trustees and Executive Officers in the Mergers—Executive Officer Employment Agreements” section of this proxy statement. The amounts in the table below in respect of Company LTIP Units are single-trigger payments. The amounts in the table below in respect of Target LTIP Payments are double-trigger payments.

Name	Company LTIP Units ($)	Target LTIP Payments ($)
Michael R. Gillespie	$5,112,000	$640,050
Ashish R. Parikh	$8,056,730	$1,500,650
Jay H. Shah	$22,992,500	$2,367,075
Neil H. Shah	$21,756,130	$2,492,875
(4)
The amounts in this column represent the value of continued insurance benefits for each named executive officer for 18 months, which each named executive officer would be entitled to receive under his applicable Employment Agreement if his employment were terminated by the Company without cause or by the named executive officer for good reason on the Record Date. These amounts are payable on a double-trigger basis. Each named executive officer is entitled to a lesser benefit (for a period of 12 months) upon a termination of employment by the Company without cause absent the occurrence of the Mergers.

(5)
The total amounts do not reflect any reductions to “parachute payments” (as defined by Section 280G of the Code) that may be economically beneficial to the named executive officers in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Code.

Material U.S. Federal Income Tax Consequences
The following discussion is a summary of the material U.S. federal income tax consequences of the Company Merger to common shareholders whose shares are surrendered in the Company Merger in exchange for Merger Consideration as described herein. This discussion is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The Company has not requested, and does not plan to request, any rulings from the Internal Revenue Service (the “IRS”), concerning the Company’s tax treatment or the tax treatment of the Company Merger, and the statements in this proxy statement are not binding on the IRS or any court. The Company can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This discussion does not address (1) U.S. federal taxes other than income taxes, (2) state, local or non-U.S. taxes, (3) tax reporting requirements (other than certain information reporting requirements), (4) the Medicare contribution tax on net investment income, (5) the alternative minimum tax or (6) withholding taxes under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA). This discussion assumes that Company Common Shares are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the Company Merger to holders of restricted shares or other awards received as compensation. In addition, this discussion does not address the tax treatment of special classes of common shareholders, including, for example:
•	banks, insurance companies and other financial institutions;
•	regulated investment companies;
•	REITs;
•	tax-exempt organizations or governmental organizations;
•	persons holding Company Common Shares in a tax-deferred or tax advantaged account;
•	persons acting as nominees or otherwise not as beneficial owners;
•	mutual funds;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	brokers, dealers or traders in securities or currencies;
•	U.S. holders whose functional currency is not the U.S. dollar;
•	persons holding Company Common Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	persons deemed to sell Company Common Shares under the constructive sale provisions of the Code;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Company Common Shares being taken into account in an applicable financial statement;
•	holders who acquired Company Common Shares pursuant to the exercise of any employee share option or otherwise as compensation;
•	qualified foreign pension funds, as defined in Section 897(l) of the Code;
•	qualified shareholders, as defined in Section 897(k) of the Code; and
•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax.
If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Company Common Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes and that entity is holding Company Common Shares, you should consult your tax advisor. Moreover, each holder should consult its tax advisor regarding the U.S. federal income tax consequences to it of the Company Merger in light of its own particular situation, as well as any consequences of the Company Merger to such holder arising under the laws of any other taxing jurisdiction.
For purposes of this section, a “U.S. holder” means a beneficial owner of Company Common Shares that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.
As used in this section, a “non-U.S. holder” means a beneficial owner of Company Common Shares that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
This discussion of material U.S. federal income tax consequences is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE COMPANY MERGER AND DISPOSING OF COMPANY COMMON SHARES, AND TO REITS GENERALLY, ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COMPANY COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Tax Consequences of the Company Merger to the Company
The Company Merger will be a taxable transaction to the Company. The Company will be treated as selling all of its assets to REIT Merger Sub in exchange for the Merger Consideration and Preferred Merger Consideration and then making a liquidating distribution of the Merger Consideration and Preferred Merger Consideration to Company shareholders in exchange for their Company shares. The Company believes its net operating losses and certain other deductions, including the dividends paid deduction, should be available to offset substantially all of the Company’s gain from the deemed sale of its assets. The Company cannot make any assurance that it will have sufficient net operating losses and other deductions available to offset gain realized as a result of the deemed sale of its assets.
Tax Consequences of the Company Merger to U.S. Holders
The receipt of Merger Consideration by a U.S. holder in exchange for Company Common Shares in the Company Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives Merger Consideration for Company Common Shares in the Company Merger will generally equal the difference, if any, between the amount of Merger Consideration received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. The amount and character of such gain or loss and the holding period of shares will be determined separately for each block of Company Common Shares (that is, shares acquired at the same cost in a single transaction) exchanged for Merger Consideration in the Company Merger. Any gain or loss realized by a U.S. holder upon the receipt of Merger Consideration in exchange for a Company Common Share in the Company Merger will generally be capital gain or loss, and, except as provided below, will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the effective time of the Company Merger. However, if a U.S. holder recognizes a loss on shares it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Company that were required to be treated as long-term capital gains. Otherwise, such gain or loss will be short-term capital gain or loss which is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Tax Consequences of the Company Merger to Non-U.S. Holders
The U.S. federal income tax consequences of the Company Merger to a non-U.S. holder will depend on various factors, including whether the receipt of Merger Consideration in exchange for Company Common Shares is treated as a distribution from the Company to its shareholders that is attributable to gain from the sale of “United States real property interests,” or USRPIs. The IRS has announced in Notice 2007-55 that it intends to take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT is generally subject to tax under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” as a distribution to the extent attributable to gain from the sale of USRPIs. The Company intends to take the position that the non-U.S. holders whose Company Common Shares are exchanged for Merger Consideration in connection with the Company Merger will be subject to tax in accordance with Notice 2007-55, and accordingly, to the extent Merger Consideration received by a non-U.S. holder in the Company Merger is attributable to gain from the Company’s deemed sale of USRPIs (which the Company expects a substantial portion of the Merger Consideration to be), the Company intends to take the position that the U.S. federal income tax consequences described below in “—Distribution of Gain from the Disposition of U.S. Real Property Interests” will apply. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT shares by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.
Distribution of Gain from the Disposition of U.S. Real Property Interests. To the extent a non-U.S. holder’s receipt of Merger Consideration in exchange for Company Common Shares is treated as a distribution attributable to gain from the Company’s deemed sale of USRPIs, such amount will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Company also will be required to withhold and to remit to the IRS 21% of any such amount. Such distribution may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. Notwithstanding the foregoing, if both (a) Company Common Shares are treated as regularly traded on an established securities market such as NYSE at the date of the Company Merger and (b) the non-U.S. holder did not own more than 10% of the Company Common Shares at any time during the one-year period ending on the date of the Company Merger, then the U.S. federal income tax consequences described in “—Taxable Sale of Company Common Shares Pursuant to the Company Merger” below would generally apply to such non-U.S. holder. The Company Common Shares are, and are anticipated to continue to be through the Company Merger Effective Time, regularly traded on an established securities market.
A non-U.S. holder may be entitled to a refund or credit against the non-U.S. holder’s U.S. tax liability, if any, with respect to any amount withheld pursuant to these rules, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.
Taxable Sale of Company Common Shares Pursuant to the Company Merger. To the extent a non-U.S. holder’s receipt of Merger Consideration in exchange for Company Common Shares is treated as a taxable sale of such shares, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized from such sale unless:
(i)
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by the non-U.S. holder in the United States);

(ii)
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more (calculated using certain assumptions) during the taxable year that includes the Company Merger Effective Time, and certain other requirements are met; or

(iii)	the Company Common Shares constitute a USRPI in the non-U.S. holder’s hands.
Gain described in item (i) listed above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the business.
A non-U.S. holder described in item (ii) listed above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on gain realized upon the disposition of Company Common Shares in the Company Merger, which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to item (iii) listed above, if a non-U.S. holder’s Company Common Shares constitute USRPIs, any gain recognized by such holder in the Company Merger will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares generally will not constitute USRPIs if either (1) the Company is a “domestically controlled qualified investment entity” at the Company Merger effective time, or (2) both (a) Company Common Shares are treated as regularly traded on an established securities market such as NYSE at the date of the Company Merger and (b) the non-U.S. holder has owned, actually and constructively, 10% or less of the total fair market value of the Company Common Shares at all times during the shorter of (i) the five-year period ending with the effective time of the Company Merger and (ii) the non-U.S. holder’s holding period for the shares. A domestically controlled qualified investment entity includes a REIT in which at all times during the applicable testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons. For purposes of determining whether a REIT is a domestically controlled qualified investment entity, among other ownership rules, a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. Proposed Treasury regulations, if finalized, would provide additional guidance for determining whether a REIT is a domestically controlled qualified investment entity and clarify, among other things, that ownership by non-U.S. persons (other than persons treated as United States persons as described in the preceding sentence) will be determined by looking through pass-through entities and certain U.S. corporations. The Company believes, but cannot guarantee, that it has been and currently is domestically controlled as of the date of this proxy statement, but because the Company Common Shares are, and are anticipated to continue to be through the Company Merger Effective Time, publicly traded, no assurances can be given that the Company will continue to qualify as a domestically controlled qualified investment entity at the Company Merger Effective Time. Even if the Company does not qualify as a domestically controlled qualified investment entity at the Company Merger Effective Time, gain realized by a non-U.S. holder on the receipt of Merger Consideration in exchange for Company Common Shares in the Company Merger may not be subject to U.S. federal income tax under item (iii) listed above if the requirements of clause (2) above, relating to the “regularly traded” exception, are met.
Information Reporting and Backup Withholding
Backup withholding, currently at a rate of 24%, and information reporting may apply to the cash received pursuant to the exchange of Company Common Shares in the Company Merger. Backup withholding will not apply, however, to a holder who:
•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;
•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or
•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.
Backup withholding is not an additional tax. Any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.
THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE COMPANY MERGER AND IS NOT TAX ADVICE. THEREFORE, COMMON SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.
Delisting and Deregistration of Company Common Shares and Company Preferred Shares
If the Mergers are completed, Company Common Shares and Company Preferred Shares will be delisted, will no longer be traded on the NYSE and will be deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of the Company Common Shares.

THE MERGER AGREEMENT
The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which the Company incorporates by reference into this proxy statement. The Company recommends that you read the Merger Agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The Merger Agreement contains representations and warranties made by, and to, the Company, Company OP, Parent, REIT Merger Sub, and OP Merger Sub. These representations and warranties, which are set forth in the copy of the Merger Agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the Merger Agreement between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to the Company’s shareholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You are not third-party beneficiaries under the Merger Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or its affiliates.
The Mergers; Effective Time; Closing Date
Pursuant to the Merger Agreement, on the Closing Date, (i) OP Merger Sub will be merged with and into Company OP, the separate existence of OP Merger Sub will cease, and Company OP will survive the merger (such continuing entity, the “Surviving Partnership” and such merger, the “Partnership Merger”) and (ii) immediately following the consummation of the Partnership Merger, the Company will be merged with and into REIT Merger Sub, the separate existence of the Company will cease, and REIT Merger Sub will survive the merger (such continuing entity, the “Surviving Entity”), and the Surviving Entity will be a wholly owned subsidiary of Parent (such merger, the “Company Merger”, and together with the Partnership Merger, the “Mergers”).
The Closing will take place (a) electronically by exchange of documents via email on the fifth business day after the satisfaction or waiver of the last of the conditions set forth in the Merger Agreement to be satisfied or waived (other than any such conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or (b) such other place or date as may be agreed in writing by the Company and Parent; provided, however, that in no event will the Closing be required to occur prior to November 28, 2023, unless otherwise notified by Parent in writing to the Company.
On the Closing Date, the Company, Company OP, Parent, REIT Merger Sub and OP Merger Sub will (i) cause articles of merger with respect to the Partnership Merger, or the Articles of Partnership Merger, to be duly executed and filed with the Virginia State Corporation Commission, or the VSCC, as provided under the Virginia Revised Uniform Limited Partnership Act, or the VRULPA, and (ii) make any other filings, recordings or publications required to be made by Company OP or OP Merger Sub under the VRULPA in connection with the Partnership Merger. On the Closing Date, and immediately after the filing of the Articles of Partnership Merger, the Company and REIT Merger Sub will (a) cause articles of merger, or the Articles of Merger, with respect to the Company Merger to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, or the SDAT, in accordance with the Maryland REIT Law, or MRL, (b) duly execute and file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act, or the DLLCA, and (c) make any other filings, recordings or publications required to be made by the Company or REIT Merger Sub under the MRL and the DLLCA in connection with the Company Merger.

The Partnership Merger will become effective as set forth in the certificate of merger issued by the VSCC and at such time (i) as the Articles of Partnership Merger are filed with the VSCC or (ii) on such other date and time, not to exceed five business days from the date the Articles of Partnership Merger are filed with the VSCC, as will be agreed to by the Company and Parent and specified in the Articles of Partnership Merger (such date and time, the “Partnership Merger Effective Time”). The parties will cause the Partnership Merger Effective Time to occur immediately prior to the effective time of the Company Merger, or the Company Merger Effective Time.
The Company Merger Effective Time will be such time as (i) the Articles of Merger are accepted for record by the SDAT and the filing of the certificate of merger with the Secretary of State of the State of Delaware, or (ii) on such other date and time (not to exceed five business days from the date the Articles of Merger are accepted for record by the SDAT) as will be agreed to by the Company and REIT Merger Sub (such date and time, the “Company Merger Effective Time”). The parties have agreed to cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.
Organizational Documents
At the Company Merger Effective Time, the certificate of formation of REIT Merger Sub, as in effect immediately prior to the Company Merger Effective Time, will be and become the certificate of formation of the Surviving Entity, and the limited liability company agreement of REIT Merger Sub will be and become the limited liability company agreement of the Surviving Entity, until thereafter amended or restated as provided therein and in accordance with applicable law, in each case consistent with the obligations set forth in the Merger Agreement.
At the Partnership Merger Effective Time, the certificate of limited partnership of Company OP, as in effect immediately prior to the Partnership Merger Effective Time, or the certificate of limited partnership, will be the certificate of limited partnership of the Surviving Partnership until thereafter amended as follows. At the Partnership Merger Effective Time, the Amended and Restated Agreement of Limited Partnership of the Company OP, as in effect immediately prior to the Partnership Merger Effective Time, or the Company OP Agreement, will be amended in a form determined by Parent, subject to the Merger Agreement (such amendments, the “Partnership Agreement Amendments”). At the Partnership Merger Effective Time, the Company OP Agreement, as amended by the Partnership Agreement Amendments, will be the limited partnership agreement of the Surviving Partnership, or the Amended Partnership Agreement, until thereafter amended as provided therein or by applicable law, in each case consistent with the obligations set forth in the Merger Agreement. On the Closing Date, following the Company Merger Effective Time, the Surviving Entity will file a certificate of amendment to the certificate of limited partnership to reflect the Surviving Entity’s admission to the Surviving Partnership as the new sole general partner of the Surviving Partnership. From and after the Company Merger Effective Time, the certificate of limited partnership, as so amended, will be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by applicable law. Promptly following the Company Merger Effective Time, the Surviving Entity will execute and deliver to the Surviving Partnership such documents or instruments as may be required to effect its admission as the successor sole general partner of the Surviving Partnership and as a limited partner of the Surviving Partnership, and it will be admitted to the Surviving Partnership as the successor sole general partner and a limited partner of the Surviving Partnership at the Company Merger Effective Time and will carry on the business of the Surviving Partnership without dissolution as provided in the Amended Partnership Agreement.
Officers, General Partner and Limited Partners of the Surviving Entities
Parent will be the sole holder of common units of the Surviving Entity following the Company Merger Effective Time, entitling Parent to such rights, duties and obligations as more fully set forth in the limited liability company agreement of the Surviving Entity.
The officers of the Company immediately prior to the Company Merger Effective Time will be the officers of the Surviving Entity from and after the Company Merger Effective Time, until such time as their resignation or removal or such time as their successors will be duly elected and qualified.
The Company shall be the sole general partner and a limited partner of the Surviving Partnership following the Partnership Merger Effective Time and prior to the Company Merger Effective Time, entitling the Company to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement.

Following the Company Merger Effective Time, the Surviving Entity will be the sole general partner and a limited partner of the Surviving Partnership, entitling the Surviving Entity to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement (as it may be further amended, including to reflect the Surviving Entity as the sole general partner of the Surviving Partnership following the Company Merger Effective Time).
Treatment of Securities
Company Common Shares
At the Company Merger Effective Time, each Priority Class A common share of beneficial interest of the Company (the “Company Common Shares”) issued and outstanding immediately prior to the Company Merger Effective Time (other than Excluded Shares, as defined below) will be automatically converted into the right to receive an amount in cash equal to $10.00 per share (the “Merger Consideration”), without interest, subject to the terms and conditions of the Merger Agreement.
Company Preferred Shares
At the Company Merger Effective Time, each Company Series C Preferred Share, Company Series D Preferred Share, and Company Series E Preferred Share (collectively, the “Company Preferred Shares”) issued and outstanding immediately prior to the Company Merger Effective Time (other than any Excluded Shares) will be automatically converted into the right to receive an amount in cash equal to $25.00 per share plus accrued and unpaid dividends, if any, up to and including the Closing Date, without interest, subject to the terms and conditions of the Merger Agreement (the “Preferred Merger Consideration”).
Following the completion of the Mergers, the Company Common Shares and Company Preferred Shares will be delisted, will no longer be traded on the NYSE and will be deregistered under the Exchange Act.
REIT Merger Sub Membership Interests
At the Company Merger Effective Time, each membership interest of REIT Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time will survive the Company Merger and remain issued and outstanding following the Company Merger Effective Time as a membership interest of the Surviving Entity, and no consideration will be delivered in exchange therefor.
Excluded Shares
At the Company Merger Effective Time, each issued and outstanding Company Common Share and/or Company Preferred Share that is owned by Parent, REIT Merger Sub or any subsidiary of Parent or the Company or any subsidiary of the Company immediately prior to the Company Merger Effective Time (collectively, the “Excluded Shares”), if any, will be automatically cancelled and retired and cease to exist, and no consideration will be delivered in exchange therefor.
Company Partnership Units
At the Partnership Merger Effective Time, except as set forth below, each Company Partnership Unit (as defined in the Merger Agreement) issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Excluded Units, as defined below) will be converted into the right to receive an amount in cash equal to $10.00 per unit, without interest, subject to the terms and conditions of the Merger Agreement (the “OP Merger Consideration”).
Each Company Partnership Unit (including for the avoidance of doubt, any Company Preferred Partnership Units (as defined in the Merger Agreement)) owned by the Company or any subsidiary of the Company (including Company OP), in each case, as of immediately prior to the Partnership Merger Effective Time (collectively, the “Continuing Units”), will be unaffected by the Partnership Merger and will remain outstanding as a partnership unit of the Surviving Partnership held by the Company or relevant subsidiary of the Company and no consideration will be delivered in exchange therefor. Each Company Partnership Unit owned by Parent, OP Merger Sub or any of their respective subsidiaries, in each case, as of immediately prior to the Partnership Merger Effective Time (together with the Continuing Units, the “Excluded Units”) will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

At the Company Merger Effective Time, each award of restricted Company Common Shares granted under the Company’s Amended and Restated 2012 Equity Incentive Plan (each, a “Company Restricted Share Award”) that is outstanding as of immediately prior to the Company Merger Effective Time will vest and all restrictions thereupon will lapse, and each such Company Restricted Share Award will be canceled and converted into the right to receive a payment (without interest and subject to applicable tax withholding) equal to the product of (i) the number of Company Common Shares underlying such Company Restricted Share Award as of immediately prior to the Company Merger Effective Time and (ii) $10.00, subject to the terms and conditions of the Merger Agreement.
Company LTIP Units
At the Partnership Merger Effective Time, each Company LTIP Unit (as defined in the Merger Agreement) that is outstanding and unvested as of immediately prior to the Partnership Merger Effective Time will vest and become transferable, and all restrictions thereupon will lapse. Immediately thereafter, effective as of the Partnership Merger Effective Time, the Company will cause a Forced Conversion (as defined in the Company OP Agreement) with respect to all Company LTIP Units then eligible for conversion (after giving effect to the vesting of all Company LTIP Units contemplated by the Merger Agreement) such that, as of the Partnership Merger Effective Time, each then outstanding Company LTIP Unit will be converted into an equal number of Company Partnership Units, in accordance with the Company OP Agreement. For the avoidance of doubt, such converted Company LTIP Units will not convert into Company Preferred Partnership Units, and the Company Partnership Units issued in respect of such Company LTIP Unit conversion will be treated in the same manner under the Merger Agreement as other outstanding Company Partnership Units.
Company Permitted Dividends and Adjustments to the Merger Consideration
Under the terms of the Merger Agreement, subject to the restrictions set forth therein, the Company may declare or pay regular cash dividends and Company OP may declare and pay regular quarterly distributions to the holders of Company Common Shares, Company Preferred Shares and Company Partnership Units, consistent with past practice of the Company and Company OP, as applicable, in each case, in an amount not to exceed $0.05 per Company Common Share or Company Partnership Unit, as applicable, $0.4297 per Company Series C Preferred Share, $0.40625 per Company Series D Preferred Share, and $0.40625 per Company Series E Preferred Share, during the term of the Merger Agreement without reducing the Merger Consideration to be paid to you (each a “Company Permitted Dividend”).
The amount in cash payable to the shareholders and unit holders is subject to decrease in the event the Company declares and pays any additional dividends or other distributions (other than the Company Permitted Divided) prior to the Closing, which the Company may do without the consent of Parent if and only if the making of such dividends or other distributions prior to the Closing is necessary to maintain the Company’s tax status as a REIT and to avoid the imposition of any entity level income or excise tax.
No Further Ownership Rights
From and after the Company Merger Effective Time, the holders of Company Common Shares and/or Company Preferred Shares outstanding immediately prior to the Company Merger Effective Time will cease to have any rights with respect to such Company Common Shares or Company Preferred Shares, as applicable, except as otherwise provided for in the Merger Agreement or by applicable law. From and after the Partnership Merger Effective Time, the holders of Company Partnership Units outstanding immediately prior to the Partnership Merger Effective Time (other than the Company) will cease to have any rights with respect to such Company Partnership Units, except as otherwise provided for in the Merger Agreement or by applicable law.
Payment Procedures
Prior to the Partnership Merger Effective Time, Parent will, at its sole cost and expense, designate and appoint Equiniti Trust Company, LLC (or such other bank or trust company reasonably satisfactory to the Company and Parent) to act as the paying agent, or the Paying Agent, in connection with the Mergers. At or prior to the Company Merger Effective Time, Parent will deposit with the Paying Agent cash in immediately available funds in an amount that sufficient to pay the Merger Consideration, the Preferred Merger Consideration and the OP Merger Consideration (such deposited cash amounts, the “Exchange Fund”) for the benefit of the holders of Company Common Shares, Company Preferred Shares, Company Partnership Units and the Surviving Entity (solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to the Merger Agreement). The Paying Agent will make delivery of the Merger Consideration, the Preferred Merger Consideration, and the OP Merger Consideration out of the Exchange Fund in accordance with the Merger Agreement. The cash portion of the Exchange Fund will be invested by the Paying Agent as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of certificates or book-entry shares pursuant to the Merger Agreement and in the event any losses arising from such investment cause the Exchange Fund to be insufficient to pay the Merger Consideration, the Preferred Merger Consideration and the OP Merger Consideration, Parent will, or will cause the Surviving Entity to, promptly deposit additional funds with the Paying Agent in an amount equal to the deficiency in the amount required to make such payment.
Promptly after the Company Merger Effective Time (but in no event later than five (5) business days after the Company Merger Effective Time), Parent and the Surviving Entity will cause the Paying Agent to mail or email (and make available for collection by hand) to each holder of record of (x) a certificate or certificates which immediately prior to the Company Merger Effective Time represented outstanding Company Common Shares or Company Preferred Shares, or the certificates, or (y) non-certificated Company Common Shares or Company Preferred Shares represented by book-entry, or book-entry shares, and, in each case, whose Company Common Shares or Company Preferred Shares, as applicable, were converted pursuant to the Merger Agreement into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable: (A) a letter of transmittal, which (i) will specify that delivery will be effected, and risk of loss and title to the certificates (or affidavits of loss in lieu thereof) will pass, only upon delivery of the certificates to the Paying Agent and (ii) will be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the certificates (or affidavits of loss in lieu thereof) or book-entry shares in exchange for payment of the Merger Consideration or the Preferred Merger Consideration, as applicable.
Upon surrender to the Paying Agent of such certificates (or an affidavit of loss in lieu thereof) or book-entry shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (including a validly issued IRS Form W-9 or applicable IRS Form W-8), the holder of such certificate or book-entry share will be entitled to receive in exchange therefor the applicable per share Merger Consideration and the per share Preferred Merger Consideration for each Company Common Share or Company Preferred Share, as applicable, formerly represented by such certificate and book-entry share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five business days following the later of (i) the Company Merger Effective Time or (ii) the Paying Agent’s receipt of such certificate (or affidavit of loss in lieu thereof) or book-entry share. Such certificates and book-entry shares so surrendered will be cancelled. Acceptance of certificates (or affidavits of loss in lieu thereof) or book-entry shares will be effected in compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event that any certificates will have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to Parent and the Paying Agent and, if required by Parent or the Paying Agent, the posting by the holder thereof of a bond in the amount and the form reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against Parent with respect to such certificates, the Merger Consideration or Preferred Merger Consideration, as applicable, payable in respect thereof pursuant to the Merger Agreement.
If payment of the Merger Consideration or the Preferred Merger Consideration is to be made to a person or entity other than the person or entity that registered the surrendered certificate, it will be a condition precedent of payment that (i) the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the person or entity requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration or Preferred Merger Consideration, as applicable, to a person or entity other than the registered holder of the certificate surrendered or will have established to the satisfaction of Parent that such tax either has been paid or is not required to be paid. Payment of the Merger Consideration or Preferred Merger

Consideration, as applicable, with respect to book-entry shares will only be made to the person or entity that registered such book-entry shares. Until surrendered, each certificate and book-entry share will be deemed at any time after the Company Merger Effective Time to represent only the right to receive the Merger Consideration or Preferred Merger Consideration, as applicable, without interest thereon.
No holder of book-entry shares held through The Depository Trust Company will be required to deliver an executed letter of transmittal to the Paying Agent to receive the Merger Consideration or Preferred Merger Consideration, as applicable, that such holder is entitled to receive pursuant to the terms of the Merger Agreement. In lieu thereof, each holder of record of one or more book-entry shares held through The Depository Trust Company whose Company Common Shares or Company Preferred Shares were converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, at the Company Merger Effective Time, subject to and in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, will be entitled to receive, and Parent and the Surviving Entity will cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such book-entry shares held through it, as promptly as practicable after the Company Merger Effective Time, the Merger Consideration or the Preferred Merger Consideration, as applicable, out of the Exchange Fund for each such book-entry share (after giving effect to any required tax withholdings) and such book-entry shares of such holder will forthwith be cancelled.
As promptly as practicable following the Company Merger Effective Time (but in no event later than five business days thereafter), Parent and the Surviving Entity will cause the Paying Agent to issue and deliver to each holder of Company Partnership Units (other than the Excluded Units) as of immediately prior to the Partnership Merger Effective Time a check or wire transfer representing the applicable OP Merger Consideration that such holder has the right to receive pursuant to the Merger Agreement, without such holder being required to deliver an executed letter of transmittal to the Paying Agent, but subject to and in accordance with the Paying Agent’s customary procedures and such other procedures as agreed by the Company, Parent and the Paying Agent, and such Company Partnership Units will be automatically cancelled in accordance with the Merger Agreement.
At the Company Merger Effective Time, the Company’s share transfer books will be closed and thereafter there will be no further registration of transfers of Company Common Shares and Company Preferred Shares on the Company’s records. If, after the Company Merger Effective Time, certificates or book-entry shares are presented to Parent for any reason, they will be cancelled and exchanged as provided in the Merger Agreement. From and after the Company Merger Effective Time, the holders of Company Common Shares and/or Company Preferred Shares outstanding immediately prior to the Company Merger Effective Time will cease to have any rights with respect to such Company Common Shares or Company Preferred Shares, as applicable, except as otherwise provided for by the Merger Agreement or by applicable law.
At any time following twelve (12) months after the Company Merger Effective Time, Parent will be entitled to cause the Paying Agent to deliver it or its designee any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Company Common Shares, Company Preferred Shares and Company Partnership Units, and thereafter, such holders will be entitled to look only to Parent as a general creditor thereof with respect to the Merger Consideration, the Preferred Merger Consideration, or the OP Merger Consideration, as applicable, payable upon due surrender of their certificates or book-entry shares and/or in compliance with the requirements and procedures under the Merger Agreement (including payment for Company Partnership Units), as applicable, without any interest thereon. None of Parent, the Surviving Entity, the Surviving Partnership or the Paying Agent or any other person will be liable to any holder of Company Common Shares, Company Preferred Shares or Company Partnership Units, as applicable, for any Merger Consideration, Preferred Merger Consideration or OP Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties
The Company and Company OP have made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure letters delivered in connection therewith. These representations and warranties relate to, among other things:
•
the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate the properties, rights and assets and to conduct the Company’s business as presently conducted by the Company and its subsidiaries (including Company OP);

•	the Company’s declaration and bylaws and the similar organizational documents of the Company and its subsidiaries (including Company OP);
•	the capital structure of the Company and its subsidiaries, including the Company’s equity awards;
•
consents and approvals required in connection with execution, delivery and performance of the Merger Agreement or the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement;

•	the Company’s compliance with current listing requirements of the NYSE;
•	the Company’s SEC filings since January 1, 2021, and the financial statements contained in those filings;
•	the Company’s system of internal control over financial reporting and disclosure controls and procedures;
•
the conduct of business in all material respects in the ordinary course of business, the absence of any material adverse effect and certain other changes and events with respect to the Company and its subsidiaries since June 30, 2023 through the date of the Merger Agreement;

•	the absence of certain undisclosed liabilities;
•
the absence of certain actions, claims, charges, demands, suits in equity or at law, administrative or related proceedings threatened against the Company or its subsidiaries or any of their respective assets or properties;

•	tax matters affecting the Company and its subsidiaries;
•	labor matters related to the Company and its subsidiaries;
•	the Company and its subsidiaries’ employee benefit plans;
•	environmental matters relating to the Company and its subsidiaries;
•	the Company and its subsidiaries’ material contracts and the absence of certain breaches or defaults under the provisions of such material contracts;
•	ownership of or rights with respect to the intellectual property of the Company and its subsidiaries;
•
possession of all permits necessary for the Company and its subsidiaries to own, lease and operate the Company and its subsidiaries’ properties and assets and to carry on and operate the Company and its subsidiaries’ businesses as presently conducted;

•
the conduct by the Company and its subsidiaries of the Company and its subsidiaries’ businesses in compliance with applicable laws and the absence of a failure by the Company or its subsidiaries to comply with such permits or applicable law;

•	real property owned and leased by the Company and its subsidiaries;
•	the Company and its subsidiaries’ leases;
•	the accuracy of the information supplied by the Company in this proxy statement;

•
the receipt by the Transaction Committee from Goldman Sachs of its oral opinion, to be subsequently confirmed in writing, providing that based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders;

•	the Company and its subsidiaries’ insurance policies;
•	Company related-party agreements (as defined in the Merger Agreement);
•
the absence of any investment banking, broker’s, financial advisor’s, finder’s or similar fees or commissions, other than those payable to Goldman Sachs, in connection with the transactions contemplated by the Merger Agreement;

•
the Board, acting upon the unanimous recommendation of the Transaction Committee, having taken all action necessary to render inapplicable to the Company Merger and the transactions contemplated by the Merger Agreement certain Maryland law takeover statutes; and

•	the required Company shareholder and Company OP approvals.
Many of the Company’s representations and warranties are qualified by the concept of a “Material Adverse Effect.” Under the Merger Agreement, a “Company Material Adverse Effect” means an event, fact, circumstance, change, condition, occurrence, effect or development that (A) has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business, assets, liabilities, operations or financial or other condition of the Company and the Company subsidiaries, taken as a whole or (B) would prevent or materially impair the ability of the Company and/or Company OP to consummate the Mergers before 5:00 p.m. Eastern Time, on February 27, 2024; provided, however, that for purposes of the foregoing clause (A) only, will not include events, changes, conditions, occurrences, effects or developments relating to or resulting from:
(i)	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;
(ii)
any decline in the market price or trading volume of the Company Common Shares or the Company Preferred Shares or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof);

(iii)	changes or developments in the same industries in which the Company or the Company subsidiaries operate;
(iv)	changes in law or the interpretation or enforcement thereof, after the date of the Merger Agreement;
(v)
the execution and delivery of, or the compliance with, the Merger Agreement, or the public announcement of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of the Company subsidiaries with employees, partnerships, customers or suppliers or governmental entities;

(vi)	compliance with the terms of, or the taking or omission of any action expressly required by, the Merger Agreement or consented to or requested in writing by Parent;
(vii)
any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the Merger Agreement;

(viii)	any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events;
(ix)	any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events;

(x)	changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of the Merger Agreement;
(xi)
any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); or

(xii)
any litigation involving any of the parties or their respective subsidiaries relating to or resulting from the Merger Agreement or the other transactions contemplated by the Merger Agreement brought by or on behalf of any current or former equityholders of the Company or Company OP.

With respect to items (i), (iii), (vii), (viii), (ix) and (x) listed above, if the impact thereof is disproportionately adverse to the Company and its subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its subsidiaries operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.
The Merger Agreement also contains customary representations and warranties made, jointly and severally, by the Parent Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure letters delivered in connection therewith. These representations and warranties relate to, among other things:
•
their organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate their properties and to conduct their businesses as presently conducted;

•	their power and authority to enter into and perform their obligations under the Merger Agreement and to consummate the Company Merger and the other transactions contemplated by the Merger Agreement;
•	the enforceability of the Merger Agreement against them, with certain identified exceptions;
•	filings with or consent of any person in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;
•
the absence of violations of organizational or governing documents or any applicable law, in each case, in connection with the execution, delivery and performance of the Merger Agreement or consummation of the transactions contemplated by the Merger Agreement;

•
the absence of certain actions, claims, charges, demands, suits in equity or at law, administrative or related proceedings threatened against Parent or any of its subsidiaries, other than those which would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect;

•	the accuracy of the information supplied by the Parent Parties in this proxy statement;
•	the absence of ownership of Company Common Shares, Company Preferred Shares, or any securities convertible into Company Common Shares or Company Preferred Shares by the Parent Parties;
•
the absence of any investment banking, broker’s, financial advisor’s, finder’s or similar fees or commission in connection with the Mergers and the other transactions contemplated by the Merger Agreement based upon arrangements made by and on behalf of Parent or any of the Parent Parties;

•	the delivery of the Debt Commitment Letter, the Equity Commitment Letter and the Parent guarantee and the enforceability thereof;
•
the solvency of the Surviving Entity and the Surviving Partnership immediately following the Company Merger Effective Time and after giving effect to all of the transactions contemplated by the Merger Agreement, including the financing;

•	the absence of prior conduct of business of REIT Merger Sub and OP Merger Sub; and
•	the absence of certain contracts or any commitments to enter into any such contracts between the Parent Parties, the Company, on the one hand, and any of the Company’s trustees, shareholders, or management, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by the Merger Agreement or with respect to the business or operation of the Surviving Entity or any of its subsidiaries after the Company Merger Effective Time.
The representations and warranties of each of the parties to the Merger Agreement will expire at the Company Merger Effective Time. Many of the Company’s representations and warranties are qualified by the concept of a “Material Adverse Effect.” Under the Merger Agreement, a “Parent Material Adverse Effect” means an event, change, condition, occurrence, effect or development that, individually or in the aggregate, would prevent or materially impair the ability of the Parent Parties to consummate the Mergers.
Conduct of the Company’s Business Pending the Mergers
The Company has agreed that, subject to certain exceptions (including certain actions or omissions taken in connection with COVID-19, after (to the extent reasonably practicable) good faith consultation with Parent on such actions or omissions) in the Merger Agreement and the disclosure letters delivered in connection therewith, from and after the date of the Merger Agreement until the earlier of the Company Merger Effective Time or termination of the Merger Agreement, the Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to:
•	conduct its business in the ordinary course of business consistent with past practices;
•	maintain in all material respects its business organization, goodwill and ongoing businesses and significant relationships with tenants and other third parties;
•	maintain all insurance policies in all material respects; and
•	maintain the status of the Company as a REIT.
The Company has also agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letters delivered in connection therewith, from the date of the Merger Agreement until the earlier of the Company Merger Effective Time and the termination of the Merger Agreement, it will not, and will not cause or permit any of its subsidiaries (or authorize or approve any management company or third party managing member) to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed, or conditioned):
•
authorize, effect or adopt any amendments, modifications or waivers to the Company governing documents or Company OP governing documents or any similar organizational documents of any other Company subsidiaries or any joint ventures, in each case, in a manner adverse to the Company, the Company subsidiaries and the joint ventures, taken as a whole;

•
split, combine or reclassify any shares of beneficial interest of the Company or equity interests of any Company subsidiary, except as may be permitted by the Merger Agreement, and except for any such transaction by a wholly owned subsidiary of the Company that remains a wholly owned subsidiary after consummation of such transaction;

•
authorize, declare, set aside, establish a record date for or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest of the Company or other equity interests of any Company subsidiary or any rights, warrants or options to acquire any such shares or equity interests, except for (A) the authorization and payment by the Company of regular quarterly dividends and by Company OP of regular quarterly distributions pursuant to the Company governing documents and/or Company OP governing documents, as applicable, consistent with past practice of the Company and Company OP, as applicable, in each case, in an amount not to exceed $0.05 per Company Common Share per quarter or Company Partnership Unit, as applicable, $0.4297 per Company Series C Preferred Share (or Series C preferred unit), $0.40625 per Company Series D Preferred Share (or Series D preferred unit) and $0.40625 per Company Series E Preferred Share (or Series E preferred unit), (B) the declaration and payment of dividends or other distributions to the Company or to any Company subsidiary by any directly or indirectly wholly-owned Company subsidiary and (C) dividends or other distributions in the ordinary course of business by any Company subsidiary that is not wholly owned, directly or indirectly by the Company, or by any joint venture, in each case, in accordance with the terms of the organizational documents of such Company subsidiary or joint venture;

•
(A) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of its beneficial interest or other equity interests or any rights, warrants or options to acquire any such shares or equity interests, except from (i) the withholding of Company Common Shares to satisfy tax withholding obligations with respect to Company equity awards, (ii) in accordance with Article VII of the Company Declaration, or (iii) with respect to the redemption or exchange of any Company Partnership Units of Company OP in accordance with the terms of the Company OP Agreement, (B) grant any person any Company equity award or any right or option to acquire any shares of beneficial interest or equity interests of the Company or any Company subsidiary or any rights, warrants or options to acquire any such shares or equity interests, (C) issue, deliver or sell or agree to commit to the foregoing with respect to any additional shares of beneficial interest or equity interests or other rights, warrants or options to acquire any such shares or equity interests, or (D) enter into any contract with respect to the sale, voting registration or repurchase of any shares of beneficial interest or equity interests or other rights, warrants or options to acquire any such shares or equity interests; provided, however, that the Company may issue Company Common Shares (A) upon the vesting and/or settlement of any Company equity award outstanding as of the date of the Merger Agreement, and (B) in connection with the redemption or exchange of any Company Partnership Units in accordance with the terms of the Company OP Agreement;

•
acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any person (or equity interests thereof) or any real property or other material assets, other than (A) acquisitions of assets (other than real property, including a ground leasehold interest) in the ordinary course of business and (B) acquisitions of assets or real property;

•
other than in the ordinary course of business, enter into, renew, modify, amend, sell, transfer, dispose of, pledge or encumber (except in connection with the incurrence of any indebtedness permitted to be incurred by the Company under the Merger Agreement or as required under the terms of any existing indebtedness), or terminate, waive, release, compromise or assign any rights or claims under, any Company material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a Company material contract under the Merger Agreement), other than (A) any termination in accordance with the terms of any existing Company material contract that occurs automatically without any action by the Company or any Company subsidiary, (B) any renewal that occurs automatically pursuant to the terms of an existing Company material contract without any action by the Company or any Company subsidiary, or (C) as may be reasonably necessary to comply with the terms of the Merger Agreement (provided, that, in no event will the Company or any Company subsidiary enter into any contract (or amend or modify any existing contract) that would be a material contract under the Merger Agreement, constitutes a related party agreement or that includes a “change of control” or similar provisions applicable to the transactions contemplated by the Merger Agreement);

•
(A) other than in the ordinary course of business, sell, transfer, dispose of, allow to lapse or expire, or encumber (other than permitted liens) any material personal property, equipment or assets (other than as set forth in clause (B) below) of the Company or any Company subsidiary or (B) except for encumbrances granted in connection with the incurrence of any indebtedness permitted to be incurred by the Company pursuant to the Merger Agreement, sell, transfer, dispose of or encumber (other than permitted liens) any real property (including Company real property), except, in the case of each of clause (A) and (B), for (x) the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that would not reasonably be expected to materially impair the existing use, value or operation of the property, right or asset affected by the applicable instrument, (y) sales, transfers or dispositions of property, equipment, assets or real property pursuant to pending sale contracts and (z) expirations of Company registered intellectual property in accordance with their statutory terms;

•
(i) incur, assume, or guarantee, any indebtedness for borrowed money, except for (A) any indebtedness solely among the Company and wholly owned Company subsidiaries or solely among wholly owned Company subsidiaries, (B) indebtedness incurred pursuant to the existing Company debt in the ordinary course of business (including any extensions in accordance with the terms thereof) and (C) indebtedness not to exceed $5,000,000 in the aggregate which is not secured, directly or indirectly, by Company real property (provided that in the cases of (B) and (C), such indebtedness must be prepayable at any time without penalty or premium), or (ii) prepay, refinance, modify or amend the terms of any indebtedness, except for (A) any indebtedness solely among the Company and wholly owned Company subsidiaries or solely among wholly owned Company subsidiaries, (B) prepayments of the existing Company debt in the ordinary course of business and (C) mandatory payments under the terms of any indebtedness in accordance with its terms;
•
make any loans, advances or capital contributions to, or investments in, any other person in excess of $10 million in the aggregate, other than (A) solely between the Company and a Company subsidiary or among the Company subsidiaries or (B) required by existing contracts for advancement of expenses under existing indemnification obligations as set forth in the disclosure letters or the applicable governing documents of the Company and the Company subsidiaries;

•
(A) enter into any ground lease, material space lease, material Company lease, management agreement or franchise agreement, or (B) amend, supplement or modify in any material respect, or terminate, or waive compliance with any material terms or material breaches under, or assign, any ground lease, material space lease, material Company lease, management agreement or franchise agreement except to the extent consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned);

•
other than with respect to any shareholder litigation governed by the Merger Agreement or any actions related to taxes or tax matters governed by the Merger Agreement, settle, pay, discharge or satisfy any action, other than any action that involves only the payment of monetary damages not in excess of $5 million individually or $10 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC documents relating to actions;

•
except as required by any Company benefit plan set forth in the disclosure letters or as expressly required or expressly permitted by the Merger Agreement, (A) increase the compensation or employee benefits payable or provided to any service provider of the Company or any of its subsidiaries, other than increases to any such individuals who are not directors, trustees or executive officers of the Company or its subsidiaries in the ordinary course of business consistent with past practice that do not exceed 5% individually or 1% in the aggregate, (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any equity compensation plan, or any other compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any service providers of the Company or any of its subsidiaries (other than (x) as permitted by clauses (A), (G) and (H) of this paragraph in the ordinary course of business or (y) in connection with ordinary course renewals of health or welfare benefit plans which do not materially increase the cost to the Company and its subsidiaries, taken as a whole, of maintaining such plans), (C) accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other long-term incentive compensation (including any Company Restricted Share Award or Company LTIP Unit), (D) grant any new awards under any Company benefit plan, (E) amend or modify any outstanding award under any Company benefit plan (including any Company Restricted Share Award or Company LTIP Unit), (F) grant or provide any change of control, severance or retention payments to any service provider of the Company or any of its subsidiaries, (G) hire or engage any new service provider, or promote any existing service provider, of the Company or its subsidiaries if such service provider earns, or would earn, more than $200,000 per annum in base salary, or (H) terminate the employment or engagement (other than for cause) of any service provider of the Company or any of its subsidiaries if such service provider earns more than $200,000 per annum in base salary or if such service provider is a trustee or executive officer of the Company or any of its subsidiaries;

•
materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

•	enter into any new line of business outside its existing business as of the date of the Merger Agreement;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•
enter into or modify in a manner adverse to the Company or any Company subsidiary, or take (or fail to take) any action that would violate or give rise to liability with respect to, any Company tax protection agreement, make, change or rescind any entity classification or other material election relating to taxes, change a material method of tax accounting, change any tax accounting period, amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any closing agreement related to material taxes, or knowingly surrender any right to claim any material tax refund or give or request any waiver or extension of a statute of limitation with respect to any material tax return except, in each case, (A) to the extent required by law, or (B) to the extent the Company determines in good faith, and after notice to and consultation with Parent (which consultation, for the avoidance of doubt, will not require that the Company obtain Parent’s approval), that such action is reasonably necessary (x) to preserve the Company’s qualification as a REIT under the Code, or (y) to qualify or preserve the status of any Company subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of the Company subsidiaries;

•
make or authorize any payment of, or accrual or commitment for, capital expenditures, except (A) the incurrence of capital expenditure amounts up to the aggregate amount set forth in the forecasted capital expenditure budget attached to the disclosure letters delivered in connection with the Merger Agreement, plus, with respect to capital expenditures incurred at any individual Company real property, an amount that is equal to 10% of the budgeted amount for such Company real property, (B) emergency expenditures not in excess of $10 million in the aggregate that the Company reasonably determines are necessary to avoid a material business interruption, maintain the ability to operate in the ordinary course, or maintain the safety and integrity of any asset or property in response to any emergency or force majeure event, or (C) ordinary course capital expenditures necessary to fulfill obligations under the management agreements, the franchise agreements or other Company material contracts to which the Company or any Company subsidiary or any joint venture is a party to in effect as of the date of the Merger Agreement;

•
initiate or consent to any material zoning reclassification of any Company real property or any material change to any approved site plan (in each case, that is material to such Company real property or plan, as applicable), special use permit or other land use entitlement affecting any material Company real properties that would materially and adversely affect the operation of such Company real property as conducted as of the date of the Merger Agreement;

•
recognize any labor union as the representative of any of the employees of the Company or any Company subsidiary, or negotiate, enter into or become a party to any collective bargaining agreement, in each case, except as required by applicable law;

•	make any materially adverse change to any posted privacy policies or to the operation or security of the IT assets, except as required by law;
•
adopt or implement any “poison pill,” shareholder rights agreement or plan or similar anti-takeover agreement or plan, in each case, applicable to the Mergers or any other transactions with respect to Parent or its affiliates and/or Parent’s rights under the Merger Agreement;

•	materially modify or reduce the amount of any insurance coverage provided by the insurance policies, except in the ordinary course of business as consistent with past practice;
•	exempt a person other than Parent or its affiliates from the ownership limit (as defined in the Company Declaration); or

•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in the Merger Agreement will give any of the Parent Parties, directly or indirectly, the right to control or direct the operations of the Company or Company OP prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable (it being acknowledged that prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Company or Company OP, as applicable, will exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over its business operations).
Notwithstanding anything to the contrary set forth in the Merger Agreement, nothing will prohibit the Company from taking any action, at any time or from time to time, that in the reasonable good faith judgment of the Company, is reasonably necessary or appropriate for the Company to maintain its qualification as a REIT under the Code or to avoid incurring entity level income or excise taxes under the Code or applicable state law, including making dividend or other distribution payments to shareholders of the Company in accordance with the Merger Agreement or otherwise or to qualify or preserve the status of any Company subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT, under the applicable provisions of Section 856 of the Code, as the case may be. If the Company determines that it is necessary or appropriate to take, or refrain from taking, any such action, it will notify Parent and consult with Parent (which consultation, for the avoidance of doubt, will not require that the Company obtain Parent’s approval) as soon as reasonably practical prior to taking or refraining from taking such action.
Moreover, the obligations of the Company under the Merger Agreement to act or refrain from acting, or to cause the Company subsidiaries to act or refrain from acting, will, with respect to any entities (and their respective subsidiaries) that are not wholly owned subsidiaries, be subject to (1) the organizational documents of such entity and its subsidiaries, (2) the scope of the Company’s or the Company subsidiaries’ power and authority to bind such entity and its subsidiaries and (3) the Company’s and the Company subsidiaries’ duties or standard of conduct under applicable law to such entity and its subsidiaries or any of its equityholders; provided, that the Company or such Company subsidiary will exercise all of its respective rights under such organizational documents (including any right to amend such organizational documents to fully permit such action or its ability to cause such non-wholly owned subsidiary to refrain from action) of such entity and its subsidiaries.
Acquisition Proposals and Obligations of the Board with Respect to its Recommendation
No Solicitation of Transactions
Except as expressly permitted in the Merger Agreement, between the date of the Merger Agreement and the earlier to occur of the Company Merger Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company will not, and will cause each of its subsidiaries and the Company’s and their officers, directors, managers and trustees not to and will direct and use reasonable best efforts to cause its and their respective other representatives not to, directly or indirectly:
•
solicit, initiate, or knowingly encourage or facilitate the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Alternative Proposal or inquiry (it being understood and agreed that responding to unsolicited phone calls and other communications solely to reference these restrictions will not be deemed to “facilitate” for purposes of or otherwise constitute a violation of the Merger Agreement);

•
engage or participate in any discussions or negotiations regarding a Company Alternative Proposal or inquiry with, or furnish any nonpublic information or access to any properties or assets relating to the Company or the Company’s subsidiaries in connection with or for the purpose of facilitating any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Alternative Proposal or inquiry to, any person (except, in each case, (i) to ascertain facts from the person or entity making or considering making such Company Alternative Proposal solely for the purpose of determining whether such Company Alternative Proposal constitutes a Company Superior Proposal (but will not engage in any negotiations or other discussions) and/or (ii) to notify such person or entity as to the existence of the non-solicitation provisions); or

•
approve, recommend to enter into, or publicly propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, acquisition agreement, Merger Agreement or other agreement or contract with respect to a Company Alternative Proposal (other than an acceptable confidentiality agreement permitted under the Merger Agreement) or that would reasonably be expected to lead to a

Company Alternative Proposal or that would require the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; provided, that the parties agreed that any determination or action by the Board of Trustees (or the Transaction Committee) expressly permitted by the Merger Agreement shall not be deemed a breach of such requirements.
At any time prior to obtaining the approval of the Company’s shareholders with respect to the Company Merger and the other transactions contemplated by the Merger Agreement, or the Company shareholder approval, if the Company receives a bona fide written Company Alternative Proposal that did not result from a breach in any material respect of the non-solicitation provisions of the Merger Agreement, and if (i) such Company Alternative Proposal constitutes a Company Superior Proposal or (ii) if the Board or the Transaction Committee determines in good faith after consultation with outside legal and financial advisors that such Company Alternative Proposal could reasonably be expected to lead to a Company Superior Proposal, the Company may take the following actions:
•
furnish nonpublic information to the third party making such Company Alternative Proposal (including its respective representatives and prospective equity and debt financing sources), if and only if, prior to so furnishing with such information, the third party has executed a confidentiality agreement with the Company having provisions as to confidential treatment of information that are not materially less favorable in the aggregate to the Company than the confidentiality provisions of the confidentiality agreement between the Company and KSL Capital Partners Management VI, LLC except for such changes specifically necessary in order for the Company to be able to comply with its obligations under the Merger Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements, and except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of, or amendment or modification to, inquiries or Company Alternative Proposals; provided, that the Company will substantially concurrently with (and in any event within 48 hours of) the delivery to such third party, provide to Parent any information that is provided or made available to such third party or its representatives unless such information has previously been provided to Parent; and

•
engage in discussions or negotiations with the third party (including its respective representatives and prospective equity and debt financing sources) with respect to the Company Alternative Proposal.

The Company will promptly, and in any event within 48 hours, notify Parent in writing (which may be by email) of any Company Alternative Proposal or inquiry received by or on behalf of the Company, which notice will identify the material terms and conditions thereof, including the identity of the third party or parties making such Company Alternative Proposal or inquiry, and include copies of any proposed written agreements in connection therewith. The Company will keep Parent reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Company Alternative Proposals or inquiry or any material change to the terms of any such Company Alternative Proposal or inquiry and the status thereof, and provide copies of any changes to any such Company Alternative Proposal or inquiry made in writing and to any proposed written agreements in connection therewith.
Obligations of the Board with Respect to its Recommendation
Except in certain circumstances specified in the Merger Agreement, neither the Board nor any committee thereof will:
•
withhold or withdraw (or qualify or modify in any manner adverse to Parent), or propose or authorize to withhold or withdraw (or qualify or modify in any manner adverse to Parent), the board recommendation that the Company’s shareholders approve the Company Merger and the other transactions contemplated by the Merger Agreement (the “Board Recommendation”);

•	adopt, approve, recommend or declare advisable any Company Alternative Proposal;
•	fail to include the Board Recommendation in this proxy statement;
•	take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against) or fail to recommend against any

Company Alternative Proposal that is a tender offer or exchange offer within ten (10) business days after the commencement thereof (it being understood that a communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act will not, in and of itself, be deemed a Company Change of Recommendation (as defined below));
•	authorize, cause or permit the Company or any Company subsidiary to enter into any alternative acquisition agreement; or
•	agree or publicly propose to do any of the foregoing.
Any action in the first four items listed above is referred to as a “Company Change of Recommendation.”
At any time prior to obtaining the Company shareholder approval, the Board may, in response to a bona fide written Company Superior Proposal received after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement in any material respect, if the Board has determined in good faith (after consultation with the Board’s (or the Transaction Committee’s) financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the standard of conduct owed by the members of the Board under Maryland law: (i) make a Company Change of Recommendation; and/or (ii) cause the Company to terminate the Merger Agreement pursuant to its terms; provided, that the Board will not be entitled to make such a Company Change of Recommendation or cause any termination of the Merger Agreement under Section 8.1(e) of the Merger Agreement unless:
•
the Company has given Parent at least four (4) business days’ written notice advising Parent of its intention to make such a Company Change of Recommendation or terminate the Merger Agreement, which such notice must include copies of any written proposals, offers, agreements and all documentation providing for such Company Superior Proposal that is the basis for the proposed action of the Company Superior Proposal, a description of the terms and conditions of the Company Superior Proposal, including the identity of the third party making such Company Superior Proposal, and a copy of any proposed written agreements in connection with such Company Superior Proposal, if any;

•
if so desired by Parent, the Company has negotiated with Parent in good faith during the four (4) business day period following Parent’s receipt of such notice and ending at 5:00 p.m. (Eastern Time) on such fourth (4th) business day (the “Company Superior Proposal Notice Period”) to enable Parent to propose in writing revisions to the terms and conditions of the Merger Agreement so that the Company Alternative Proposal ceases to constitute a Company Superior Proposal; and

•
after the expiration of the Company Superior Proposal Notice Period, after taking into account any proposals made and not withdrawn by Parent in writing to amend the terms and conditions of the Merger Agreement during such notice period, the Board nevertheless has determined in good faith (after consultation with the Board’s or the Transaction Committee’s financial advisors and outside legal counsel) that the Company Superior Proposal giving rise to the Company Superior Proposal notice continues to constitute a Company Superior Proposal and that the failure to make a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the standard of conduct owed by the Board under Maryland law; provided, that, in the event of any subsequent modifications or changes to the financial terms or any other material terms of such Company Superior Proposal, the Company will, in each case, be required to deliver to Parent an additional written notice and the Company Superior Proposal Notice Period will recommence and the Company will be required to comply with the provisions above anew; provided, however, the match period will be reduced to two (2) business days (it being understood that no such new notice will reduce the initial four business day period).

For purposes of the Merger Agreement, “Company Intervening Event” means any event, change, condition, occurrence, effect or development, in each case, with respect to the Company and its subsidiaries, taken as a whole, that was unknown and not reasonably foreseeable to the Board as of the date of the Merger Agreement (or if known or reasonably foreseeable to the Board as of the date of the Merger Agreement, the material consequences of which were not known or reasonably foreseeable to the Board as of the date of the Merger Agreement), which first arises after the date of the Merger Agreement and becomes known to the Board after the date of the Merger Agreement and prior to the receipt of the Company shareholder approval; provided, that, in no event will any of the following constitute or be deemed to be, or be considered in determining whether there has been, a Company Intervening Event under the Merger Agreement: (i) the receipt, existence or terms of a

Company Alternative Proposal, any inquiry or any matter relating thereto or consequence thereof; (ii) the fact that, in and of itself, the Company meets or exceeds any internal or published projections, forecasts or estimates of revenues, earnings or other financial results for any period; or (iii) changes, in and of itself, in the market price or trading volume of any securities of the Company or any Company subsidiary, including the Company Common Shares and the Company Preferred Shares (provided, the underlying causes of such change will not be excluded by clauses (ii) or (iii)).
Notwithstanding anything to the contrary in the Merger Agreement, other than in connection with a Company Superior Proposal, prior to receipt of the Company shareholder approval, the Board may, in response to a Company Intervening Event, make a Company Change of Recommendation if the Board determines in good faith after consultation with the Company’s (or the Transaction Committee’s) financial advisors and outside legal counsel that the failure of the Board to take such action would be inconsistent with the standard of conduct owed by the members of the Board under Maryland law; provided, that the Board will not be entitled to make such a Company Change of Recommendation unless:
•
the Company has given Parent at least four (4) business days’ written notice advising Parent of its intention to make such a Company Change of Recommendation or terminate the Merger Agreement, which such notice must include a description of the applicable Company Intervening Event, including the facts and circumstance related thereto in reasonable detail and the factual bases for such determination;

•
prior to effecting such a Company Change of Recommendation, during the four (4) business day period following the receipt by Parent of such notice and ending at 5:00 p.m. (Eastern Time) on such fourth (4th) business day (the “Company Intervening Event Notice Period”), the Company has negotiated with Parent in good faith to enable Parent to propose in writing revisions to the terms and conditions of the Merger Agreement so that the Board would no longer determine that the failure to make a Company Change of Recommendation would be inconsistent with the standard of conduct owed by members of the Board under Maryland law; and

•
after the expiration of the Company Intervening Event Notice Period, after taking into account any proposals made by Parent in writing to amend the terms and conditions of the Merger Agreement during such notice period, the Board nevertheless determines in good faith (after consultation with the Company’s or the Transaction Committee’s financial advisors and outside legal counsel) that the failure of the Board to make such Company Change of Recommendation in response to such Company Intervening Event would continue to be inconsistent with the standard of conduct owed by the members of the Board under Maryland law, in each case, if the amendments proposed by Parent were given effect.

Nothing contained in the Merger Agreement prohibits the Company, the Board or any committee thereof from:
•
complying with its disclosure obligations under applicable law or rules or policies of the NYSE, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders), or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, that any such disclosure does not contain an express Company Change of Recommendation; or

•
making any disclosure to its shareholders of any factual information regarding the business, financial condition or results of operations of the Company if the Board (or the Transaction Committee) determines in good faith (after consultation with the Company’s (or the Transaction Committee’s) financial advisors and outside legal counsel) that the failure of the Board or the Transaction Committee to make such disclosure would be inconsistent with the standard of conduct owed by members of the Board under Maryland law (it being understood that disclosure under this clause (ii) will not limit or otherwise affect the obligations of the Company or the Board (or the Transaction Committee) under the Merger Agreement and no such disclosure will, taken by itself, be deemed to be a Company Change of Recommendation); provided, however, that the Board (or the Transaction Committee) will not make a Company change in recommendation, except in accordance with the Merger Agreement.

Special Meeting
Under the Merger Agreement, the Company, acting through the Board or a committee thereof, as promptly as reasonably practicable following the date on which the Company is made aware that the SEC will not review this proxy statement or has no further comments on this proxy statement, must take all action required under applicable law, the Company governing documents and the applicable requirements of NYSE and the SEC necessary to promptly establish a record date for, duly call, give notice of, convene and hold as promptly as reasonably practicable, a special meeting of holders of Company Common Shares for the seeking of obtaining the Company shareholder approval. The Company is not permitted, under the terms of the Merger Agreement, to adjourn, recess, postpone or otherwise delay the Special Meeting, provided that, the Company may, after consultation with Parent, adjourn or postpone the Special Meeting:
•
to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure that the Board has determined in good faith (after consultation with its or the Transaction Committee’s financial advisors and outside legal counsel) is required to be filed and disseminated under applicable law;

•
to allow reasonable additional time to solicit additional proxies if as of the time that the Special Meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting;

•	to allow reasonable additional time to solicit additional proxies if the Company reasonably determines in good faith that the Company shareholder approval is unlikely to be obtained; or
•	with the prior written consent of Parent;
provided, however, that, without the prior written consent of Parent, the Special Meeting will not be postponed, recessed or adjourned to a date that is (i) more than 30 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments, recesses or postponements required by applicable law) or (ii) more than 120 days from the record date for the Special Meeting;
provided, further, that, except as required under applicable law, the Special Meeting may not be postponed, recessed or adjourned on the date the Special Meeting is scheduled if the Company will have received proxies in respect of an aggregate number of Company Common Shares, which have not been withdrawn, such that Company shareholder approval would be obtained at such Special Meeting.
The Company will cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of this proxy statement to the Company’s shareholders.
Efforts Obligations
Each party to the Merger Agreement has agreed, subject to the terms and conditions set forth in the Merger Agreement, to use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Mergers and the other transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company approvals and the Parent approvals, from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary Consents from third parties, (iii) the defending of any actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement; provided, that in no event will the Company or any Company subsidiary be required to pay prior to the Company Merger Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by the Merger Agreement under any contract or agreement or otherwise.

Without limiting the foregoing, subject to the terms and conditions of the Merger Agreement, the parties to the Merger Agreement will use reasonable best efforts to:
•
cooperate with each other in (A) determining whether any filings are advisable or required to be made with, or Consents are required to be obtained from, or with respect to, any third parties or governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement and (B) promptly making all such filings and timely obtaining all such Consents;

•	supply to any governmental entity as promptly as practicable any additional information or documents that may be requested pursuant to any law or by such governmental entity; and
•
take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including taking all such further action as may be necessary to resolve such objections, if any, as any governmental entity or other person may assert under any law with respect to the transactions contemplated by the Merger Agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the Mergers so as to enable the Closing to occur as promptly as practicable after the date of the Merger Agreement, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of Parent and its subsidiaries or of the Company and its subsidiaries, and (B) otherwise taking or committing to take any actions that after the Closing Date would limit Parent’s or its subsidiaries’ (including the Surviving Entity and the Surviving Partnership’s) freedom of action with respect to, or their ability to retain, one or more of their assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the Closing;

provided, that neither the Company nor any of its subsidiaries will be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its subsidiaries only from and after the Company Merger Effective Time in the event that the Closing occurs; provided, further, that nothing in the Merger Agreement will require Parent or any of its affiliates to agree or otherwise be required to, take any action with respect to Parent or any of its affiliates (including KSL Advisors, LLC) or any investment funds or investment vehicles affiliated with, or managed or advised by, KSL Advisors, LLC or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KSL Advisors, LLC or of any such investment fund or investment vehicle, or any interest therein, other than with respect to the Company and its subsidiaries. Except as otherwise permitted under the Merger Agreement, the parties thereto will not (and will cause their subsidiaries not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.
The parties to the Merger Agreement will cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to the Merger Agreement and, subject to applicable legal limitations and the instructions of any governmental entity, the Company and Company OP, on the one hand, and the Parent Parties, on the other hand, will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any governmental entity with respect to such transactions. Subject to applicable law relating to the exchange of information, the Company and Company OP, on the one hand, and the Parent Parties, on the other hand, will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any governmental entity; provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Each of the parties to the Merger Agreement agrees not to participate in any meeting or substantive discussion, either in person or by telephone or videoconference, with any governmental entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate.
In furtherance and not in limitation of the other covenants contained in the Merger Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any law, each of the parties to the Merger Agreement will cooperate in all respects with each other and will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by the Merger Agreement.
Transaction Litigation
The Company is required to keep Parent reasonably informed on a current basis of, and cooperate with Parent in connection with any shareholder action against the Company and/or its trustees/directors or officers relating to the Mergers or the other transactions contemplated by the Merger Agreement. Both the Company and Parent have agreed to reasonably consult with the other regarding each action and give consideration to the other’s advice regarding such actions and give each other the opportunity to participate in the defense, settlement or prosecution of any action; provided that the Company will control the defense, settlement, or prosecution of any such action, and the disclosure of information in connection therewith is subject to the provisions of the Merger Agreement, including regarding attorney-client privilege or other privilege or trade secret protection or the work product doctrine. The Company is not permitted to compromise or settle, or agree to compromise or settle, any shareholder action arising or resulting from the transactions contemplated by the Merger Agreement without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed).
Employee Benefits
For a period of one year after the Closing Date, Parent will cause the Surviving Entity or its subsidiaries to, provide to each employee of the Company or any of its subsidiaries who continues employment with Parent or one of its affiliates (including the Surviving Entity and its subsidiaries) (each, a “Continuing Employee”), while such Continuing Employee remains employed with Parent or one of its affiliates with, (1) a base salary or an hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing, (2) an annual target cash incentive compensation opportunity that is no less favorable than the target cash incentive compensation opportunity provided to such Continuing Employee immediately prior to the Closing, (3) severance benefits that are no less favorable than the severance benefits which such Continuing Employee was eligible for immediately prior to the Closing and (4) employee benefits (including vacation/leave, health, welfare and retirement benefits, but excluding equity incentives) that are substantially comparable, in the aggregate, to those provided to such Continuing Employees immediately prior to the Closing.
Parent will cause each Continuing Employee to receive full credit (for purposes of eligibility, vesting and participation) for service with the Company and the Company’s subsidiaries under the comparable employee benefit plans, programs and policies of Parent in which such employees become participants; provided, however, that the foregoing will not apply to the extent that its application would result in a duplication of benefits. In addition, Parent will use commercially reasonable efforts to cause (1) all pre-existing condition exclusions, evidence of insurability, waiting period provisions and actively-at-work requirements of any Parent benefit plan providing medical, dental, hospital, pharmaceutical or vision benefits to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements were not waived or satisfied under comparable Company benefit plans) and (2) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year in which the Closing Date occurs to be credited in full for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent benefit plan (to the extent such credit would have been given under comparable Company benefit plans prior to the Closing).

If the Closing occurs prior to the date on which annual bonuses are typically paid to employees of the Company and its subsidiaries, the Company will provide to each Continuing Employee who is eligible to participate in an annual bonus program of the Company or any of its subsidiaries, a pro rata annual cash bonus, to the extent such bonus has been earned and accrued for, in accordance with the applicable Company benefit plan, for the period of the year up until the Closing Date.
Financing Cooperation
Prior to the Closing Date, the Company agrees to, and will cause the Company subsidiaries to, use reasonable best efforts to provide, and will use reasonable best efforts to cause its representatives to provide such cooperation as is necessary or reasonably requested by Parent for financings of the type contemplated in connection with the arrangement of the debt financing contemplated by the debt financing commitments, including, without limitation, using commercially reasonable efforts to:
•
upon reasonable prior notice, cause members of senior management or other appropriate officers of the Company and the Company subsidiaries to participate in a reasonable number of meetings and presentations with prospective lenders, and sessions with the ratings agencies contemplated by the debt financing commitments, in each case in connection with the debt financing at reasonable times and locations mutually agreed (which meetings may be virtual);

•
cause members of senior management or other appropriate officers of the Company and the Company subsidiaries to reasonably assist Parent in the preparation of (A) customary offering documents, private placement memoranda, prospectuses, bank information memoranda and related lender presentations, (B) materials for rating agency presentations and (C) other similar documents customary in connection with the debt financing;

•
promptly provide and execute all documentation with respect to the Company as will have been reasonably requested by Parent in connection with the debt financing (other than the KYC certifications) (provided, that (x) neither the Company nor any of its subsidiaries will be required to enter into any agreement related to the debt financing that is not effective as of or immediately prior to or conditioned on the occurrence of the Closing (other than KYC certifications) and (y) no liability will be imposed on the Company or any of its subsidiaries prior to Closing (provided that, if the Closing occurs, liability could arise from delivery of the KYC certifications and no liability will be imposed on any of their respective officers, trustees, directors or employees );

•
furnish to Parent (for delivery to the debt financing sources) such financial, statistical and other pertinent information (but not projections or other forward looking information) relating to the Company and the Company subsidiaries and the Company real property (including any 2023 reforecast and budgets for 2024 being prepared in the ordinary course of business of the Company and the Company subsidiaries) as may be reasonably requested by Parent, so long as such information is within the Company’s and the Company subsidiaries’ control and is reasonably available thereto or is prepared by or for the Company or the Company subsidiaries in the ordinary course of business;

•
as may be reasonably requested by Parent, following the obtainment of the Company shareholder approval, (i) form new direct or indirect Company subsidiaries pursuant to documentation reasonably satisfactory to Parent and the Company, and (ii) provided such actions would not adversely affect the tax status of the Company or Company subsidiaries or cause the Company or its subsidiaries or any of the equityholders of the Company or Company OP to be subject to additional taxes that are not indemnified by Parent other than the taxes that would be imposed on such party in connection with the consummation of the Merger Agreement in the absence of such action, transfer or otherwise restructure its ownership of existing Company subsidiaries, properties or other assets, in each case, (x) pursuant to documentation reasonably satisfactory to Parent and the Company and (y) provided that (A) neither the Company nor any Company subsidiary will be required to take any action in contravention of (1) any joint venture agreement or any other organizational documents of the Company or any Company subsidiary, (2) any Company material contract, or (3) applicable law, (B) with respect to clause (ii) only, the taking of such actions by the Company or any Company subsidiary will occur immediately prior to or substantially concurrent with, or otherwise contingent upon, the Closing, and (C) such actions (or the failure to take such actions) will not affect or modify in any respect the obligations of the Parent Parties under the Merger Agreement. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any Company subsidiary will be deemed to apply to, or be deemed to be breached or violated by, the actions contemplated by this provision;
•
to the extent reasonably requested by Parent on behalf of the debt financing sources, using commercially reasonable efforts to obtain (i) estoppel certificates and/or SNDAs from tenants, lenders, managers, franchisors, ground lessors and counterparties to REAs, condominium documents and other material real property documents, and (ii) comfort letters from franchisors, in each case in respect of the Company real properties and in form and substance customary for documentation of this type;

•
to the extent reasonably requested by Parent on behalf of the debt financing sources, permit Parent and its representatives reasonably timely and customary access, upon reasonable advance notice, to conduct appraisal and environmental and engineering inspections of each Company real property (in the case of leased or ground leased locations, subject to obtaining required third party consents with respect thereto (which the Company will use commercially reasonable efforts to obtain)) (provided, however, that (A) neither Parent nor its representative will have the right, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property; provided, that the Company will not withhold, condition or delay its consent to the extent such testing or analysis (x) is reasonably required by the debt financing sources in connection with the findings of any Phase I environmental site assessment conducted in connection with the debt financing and (y) is conducted in a manner that complies with all applicable law, (B) Parent will schedule and coordinate all inspections with the Company, (C) the Company will be entitled to have representatives present at all times during any such inspection, and (D) all such inspections will be done in accordance with the terms of the ground leases, franchise agreements and management agreements);

•
to the extent reasonably requested by Parent on behalf of the debt financing sources, cooperate with obtaining customary title insurance with respect to each Company real property, in each case as reasonably requested by Parent (including, without limitation, providing any corrective title documents, customary affidavits, releases and terminations);

•
to the extent reasonably requested by Parent on behalf of the debt financing sources, provide customary authorization letters authorizing the distribution of pertinent financial information relating to the Company, its subsidiaries and their respective assets to such debt financing sources in connection with the debt financing; reasonably facilitate the granting and perfection of security interests in collateral for the debt financing (including delivering any possessory collateral and such other documents and certificates as Parent may reasonably request in connection with the debt financing), including using commercially reasonable efforts to obtain any consents required to guarantee, mortgage, pledge or grant security interests in any assets of the Company or its subsidiaries (provided that (A) none of the documents or certificates will be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof will be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability will be imposed on the Company or any of the Company subsidiaries prior to Closing and no liability will be imposed on any of their respective officers, trustees, directors or employees); and

•
cooperate in connection with the repayment or defeasance of any existing indebtedness of the Company or any Company subsidiary requested by Parent either (x) that is contemplated by the terms of the Merger Agreement to be extinguished and paid in full on or immediately prior to the Closing or (y) that will be effective as of Closing and release, discharge and termination of the related liens, including (i) delivering such payoff letters in accordance with the Merger Agreement, (ii) delivering any UCC authorizations or other release and termination of the related liens, and termination, defeasance or similar notices, each in form and substance reasonably satisfactory and as reasonably requested by Parent pursuant to the Merger Agreement and (iii) requesting that the lenders under such existing indebtedness assign the mortgages or other security instruments securing the existing indebtedness to the debt financing sources in a customary manner.

Notwithstanding the foregoing, the Company will not be required to provide, or cause its subsidiaries or representatives to provide, cooperation to the extent that it:
•	unreasonably disrupts or interferes with day-to-day business or the operations of the Company or its subsidiaries;
•	subjects any of the Company’s or the Company subsidiaries’ respective trustees, directors, managers, officers, employees or representatives to any actual or potential personal liability;
•
is reasonably expected to conflict with, or violate, the Company’s and/or any of its subsidiaries’ organizational documents or any law, or result in the contravention of, or violation or breach of, or default under, any Company material contract to which the Company or any the Company subsidiaries is a party;

•	causes any condition to the Closing to not be satisfied or cause any breach of the Merger Agreement or any transaction document (unless such breach is waived by Parent);
•
requires the Company or its subsidiaries to pay any commitment or other similar fee (except those fees for which Parent advances the funds to the Company or pays directly) or incur or assume any liability or other obligation prior to the Closing in connection with the financings contemplated by the financing commitments, the definitive financing agreements, the repayment of the funded indebtedness or the financing or be required to take any action prior to the Closing that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment (except those liabilities which are subject to indemnification from Parent and those costs, expenses and payments for which Parent advances funds to the Company or pays directly) or agree to provide any indemnity which is not contingent upon the Closing or would be effective at any time prior to the Closing in connection with the financing commitments, the definitive financing agreements, the repayment of the funded indebtedness, the financing or any information utilized in connection therewith;

•	requires the Company or its subsidiaries to deliver or obtain opinions of internal or external counsel;
•
requires the Company or its subsidiaries to provide access to or disclose information where the Company in good faith determines that such access or disclosure would reasonably be expected to result in a loss of the attorney-client privilege or contravene any law or result in a breach or default under any Company material contract (provided, that the Company will use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not result in a loss of the attorney-client (or other legal) privilege or result in such contravention);

•	requires the Company or its subsidiaries to waive or amend any terms of the Merger Agreement or any other Company material contract to which the Company or the Company subsidiaries are party;
•
requires the Company or its subsidiaries to prepare separate financial statements for any subsidiary of the Company, any pro forma financial statements or financial projections or any other financial statements or information, in each case, which is not otherwise prepared by the Company in the ordinary course of its business;

•	requires the Company or its subsidiaries to change any fiscal period;
•
requires the Company or its subsidiaries to file or furnish, prior to the Company Merger Effective Time, any reports or information with the SEC in connection with or as a result of the financing (including as a result of the inclusion of any material, non-public information of or relating to the Company and the Company subsidiaries in any offering document or marketing materials relating to the financing); and

•
other than KYC certifications, requires the Company or any of the Company subsidiaries or their respective trustees, directors, managers, officers or employees, acting in such capacity, to execute, deliver or enter into or perform any agreement, document or instrument which is not contingent upon the Closing or would be effective at any time prior to the Closing, including any definitive financing agreement, with respect to the financing or the repayment of the funded indebtedness or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the financing is obtained, including any definitive financing agreement, unless such resolutions are contingent upon the occurrence of, or only effective as of, the Company Merger Effective Time.

Notwithstanding anything to the contrary in the Merger Agreement, the Company and its subsidiaries and respective representatives will be deemed to have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants required to be performed in respect of the foregoing covenants, and any breach by the Company, the Company subsidiaries or their respective representatives of any of such covenants will not be considered in determining the satisfaction of any condition to Closing, unless such breach is (i) a willful and material breach, (ii) is the primary cause of Parent being unable to obtain the proceeds of the financing at Closing; and (iii) unless and until (x) Parent provides a written non-cooperation notice to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of the foregoing covenants, (y) Parent includes in such non-cooperation notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company, the Company subsidiaries or its or their respective representatives to provide any cooperation not otherwise required by the foregoing covenants), and (z) the Company and the Company subsidiaries fail to take the actions specified in such non-cooperation notice within seven (7) business days following Parent’s delivery of such non-cooperation notice.
Disposition Properties Cooperation Covenant
With respect to the Disposition Properties (as defined in the Merger Agreement) that are not actually sold before the Closing, the Company and its subsidiaries will use commercially reasonable efforts to cooperate with Parent, at Parent’s request and sole expense, to:
•
sell such properties, or sell a Company subsidiary directly or indirectly holding such property, in each case, subject to any purchase and sale contract entered into with respect to the applicable Disposition Properties in accordance with the terms and provisions of the Merger Agreement, to Parent or an affiliate of Parent immediately prior to the Closing pursuant to documentation reasonably satisfactory to Parent and the Company; or

•
cause a subsidiary of the Company directly or indirectly holding such property to elect to be classified as a corporation for U.S. federal income tax purposes effective as of the day before the Closing Date.

The Company and its subsidiaries will further be required to use such commercially reasonable efforts to cooperate with Parent in respect of the foregoing solely to the extent and only so long as:
•
any such actions do not have an adverse effect on the Company or any Company subsidiary, including any adverse effect on the consummation of the Mergers in accordance with the terms of the Merger Agreement;

•
such actions would not cause the Company or its subsidiaries or any of the equityholders of the Company or Company OP immediately prior to the Closing to be subject to additional taxes (other than the taxes that would be imposed on such party in connection with the consummation of the Merger Agreement in the absence of such action) that are not indemnified by Parent;

•
such actions are not in contravention of (A) any joint venture agreement or any organizational document of the Company or such Company subsidiary, (B) any provision of the Merger Agreement, (C) any Company material contract to which the Company or such subsidiary is a party, or (D) applicable law;

•
such actions (or the inability to complete such actions) will not affect or modify in any respect the obligations of the Parent Parties under the Merger Agreement, including the amount of or timing of payment of the Merger Consideration, the Preferred Merger Consideration, the OP Merger Consideration or any other amounts required to be paid pursuant to the Merger Agreement;

•	neither the Company nor any Company subsidiary will be required to take any such action that could adversely affect the classification of the Company as a REIT; and
•
except as agreed by Parent and the Company, any such changes, and any actions or transactions related thereto, will be implemented and effective immediately prior to or concurrent with the Closing or otherwise contingent upon, the Closing.

Certain Other Covenants
The Merger Agreement contains certain other covenants of the parties to the Merger Agreement relating to, among other things:
•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on this proxy statement;
•
giving Parent and its representatives reasonable access, consistent with applicable law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, agents, contracts, books and records, properties, offices and other facilities as reasonably necessary to facilitate consummation of the transactions contemplated by the Merger Agreement, and provide a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal and state securities laws;

•	the consultation regarding any press releases or other public statements with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement;
•	certain matters related to Section 16 of the Exchange Act;
•	certain tax matters;
•	trustee/manager resignations;
•	the delisting of Company Common Shares and Company Preferred Shares from the NYSE and the deregistration of Company Common Shares and Company Preferred Shares under the Exchange Act;
•	KYC certifications;
•	the declaration and payment of dividends to the Company’s shareholders; and
•	actions necessary to eliminate or minimize the effects any applicable anti-takeover statutes on the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement.
Conditions to the Mergers
The respective obligations of each party to the Merger Agreement to effect the Mergers are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the written agreement of the parties on or prior to the Closing Date, in each case, to the extent permitted by applicable law:
•	the Company shareholder approval has been obtained; and
•
no law has been enacted or promulgated by any governmental entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Mergers and there will be no order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Mergers.

The obligations of the Parent Parties to effect the Mergers are subject to the satisfaction or, to the extent permitted by law, waiver (in writing) by Parent, on or prior to the Closing Date, of each the following additional conditions:
(i)
(1) the Company’s representations and warranties regarding certain fundamental representations must be true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (2) the Company’s representations and warranties regarding the absence of any occurrence that has had or would be reasonably expected to have, individually or in the aggregate a Company Material Adverse Effect must be true and correct in all respects at and as of Closing, solely with respect to the period set forth therein as if made at the Closing, (3) certain of the Company’s representations and warranties regarding the Company’s capital structure must be true and correct in all respects at and as of the Closing, as if made at and as of such time, except where the failure of such representations and warranties to be true and correct that, in the aggregate, would not result in more than a de minimis effect (including more than a de minimis increase in the aggregate consideration payable by Parent pursuant to the Merger Agreement), and (4) the Company’s other representations and warranties must be true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualifications set forth therein) at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualifications set forth therein) would not have and has not had, individually or in the aggregate, a Company Material Adverse Effect;
(ii)
each of the Company and Company OP must have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Company Merger Effective Time;

(iii)
Parent must have received a written opinion of Hunton Andrews Kurth LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), dated as of the Closing Date, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2014 through and including its taxable year that ends on the Company Merger Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter; and

(iv)
since the date of the Merger Agreement through the Closing Date, there must not have occurred any event, change, condition, occurrence, effect or development that would have or has had a Company Material Adverse Effect; and

(v)
the Company must have delivered to Parent a certificate, dated as of the Closing Date and signed by the Company’s Chief Executive Officer or another senior officer, certifying to the effect that the conditions specified in items (i), (ii) and (iv) above have been satisfied.

The obligations of the Company to effect the Mergers are also subject to the satisfaction or, to the extent permitted by applicable law, waiver (in writing) by the Company on or prior to the Closing Date, of each of the following additional conditions:
•
(1) the representations and warranties of the Parent Parties regarding certain fundamental representations must be true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (2) the representations and warranties of the Parent Parties that are qualified by a Parent Material Adverse Effect qualification must be true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (3) the other representations and warranties of the Parent Parties must be true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualifications set forth therein) would not have and has not had, individually or in the aggregate, a Parent Material Adverse Effect;

•
Parent must have performed or complied with in all material respects all obligations and covenants, required to be performed or complied with by it under the Merger Agreement at or prior to the Company Merger Effective Time; and

•
Parent must have delivered to the Company a certificate, dated as of the Closing Date, signed by Parent’s Chief Executive Officer or another senior officer, certifying to the effect that the two immediately preceding conditions described above have been satisfied.

Termination of the Merger Agreement
The Company and Parent may mutually agree to terminate the Merger Agreement and abandon the Mergers and the other transactions contemplated by the Merger Agreement at any time prior to the Company Merger Effective Time, even after the Company has obtained the Company shareholder approval.

Termination by Either the Company or Parent
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement, if:
•
the Company Merger Effective Time has not occurred on or before 5:00 p.m., Eastern Time, on the End Date, February 27, 2024; provided, that the party seeking to terminate the Merger Agreement under this provision has not breached or failed to perform or comply with in any material respect its obligations under the Merger Agreement in any manner that was the primary cause of or primarily resulted in the failure to consummate the Mergers on or before the End Date (and, in the case of Parent, including the failure of the other Parent Parties, and, in the case of the Company, including the failure of the Company OP);

•
any court or other governmental entity of competent jurisdiction has issued a final, non-appealable order in each case permanently enjoining or otherwise prohibiting the consummation of the Mergers; provided, however, that the party seeking to terminate the Merger Agreement under this provision will not have otherwise breached or failed to perform or comply with in any material respect its obligations under the Merger Agreement in any manner that has been the primary cause of or primarily resulted in such order (and, in the case of Parent, including the failure of the other Parent Parties, and, in the case of the Company, including the failure of the Company OP); or

•	the Special Meeting (including any adjournments or postponements thereof) will have been held and been concluded and the Company shareholder approval will not have been obtained.
Termination by Parent
Parent may also terminate the Merger Agreement if:
•
the Company or Company OP has breached or failed to perform or comply with in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which such breach or failure to perform or comply (1) would result in a failure of any of the mutual conditions to the Company and Parent’s obligations to effect the Mergers or the additional conditions to the obligations of Parent to effect the Mergers and (2) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) 30 days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate the Merger Agreement under this provision and the basis for such termination and (y) five business days before the End Date, provided, that Parent will not have a right to terminate the Merger Agreement under this provision if any Parent Party is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement such that the mutual conditions to the Company and Parent’s obligations to effect the Mergers or the additional conditions to the obligations of the Company to effect the Mergers would not be satisfied; or

•
(1) at any time prior to receipt of the Company shareholder approval, if the Board or the Transaction Committee has effected a Company Change of Recommendation, (2) at any time prior to the receipt of the Company shareholder approval, the Board has failed to publicly reaffirm the Board Recommendation within 10 business days following the date that a Company Alternative Proposal has been first publicly announced and Parent has requested in writing that the Company reaffirm the Board Recommendation (or if the Special Meeting is scheduled to be held within 10 business days after the date a Company Alternative Proposal will have been publicly announced, as promptly as is reasonably practicable, or (3) the Company enters into an alternative acquisition agreement (other than an acceptable confidentiality agreement entered into in compliance with the Merger Agreement).

Termination by the Company
The Company may also terminate the Merger Agreement if:
•
any Parent Party has breached or failed to perform or comply with in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform or comply (1) would result in a failure of any of the mutual conditions to the Company and Parent’s obligations to effect the Mergers or the additional conditions to the obligations of the Company to effect the Mergers and (2) cannot be cured by the End Date, or if curable, is not cured by the earlier of (x) 30 days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate the Merger Agreement under this provision and the basis for such termination and (y) five business days before the End Date, provided, that the Company will not have a right to terminate the Merger Agreement under this provision if the Company or Company OP is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement such that the mutual conditions to the Company and Parent’s obligations to effect the Mergers or the additional conditions to the obligations of Parent to effect the Mergers would not be satisfied;

•
prior to receipt of the Company shareholder approval, if the Board (or a committee thereof) has effected a Company Change of Recommendation in respect of a Company Superior Proposal in accordance with the terms and conditions of the Merger Agreement; provided, however, that the Merger Agreement may not be so terminated unless concurrently with the occurrence of such termination, the Company Termination Payment is made in full to Parent and the definitive agreement relating to the Company Superior Proposal is entered into by the Company, and in the event that such definitive agreement is not concurrently entered into and/or such payment is not concurrently made, such termination will be null and void; or

•	all of the following requirements are satisfied:
•
the mutual conditions to the Company and Parent’s obligations to effect the Mergers and the additional conditions to the obligations of Parent to effect the Mergers (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (to the extent permissible under applicable law) waived in accordance with the Merger Agreement;

•
on or after the date on which the Closing should have occurred pursuant to the Merger Agreement, the Company has irrevocably notified Parent in writing that the Company is ready and willing to consummate the Mergers and ready, willing, and able to take all action within its control to consummate the Mergers;

•	Parent fails to consummate the Mergers within one business day of the date of delivery of such notice; and
•	during such one business day period, the Company stood ready, willing and able to consummate the Mergers and the other transactions contemplated by the Merger Agreement.
Termination Payment
Company Termination Payment
The Company has agreed to pay Parent or its designee the Company Termination Payment of $30.0 million, if:
•	Parent terminates the Merger Agreement pursuant to the second termination provision described in the section entitled “-Termination of the Merger Agreement-Termination by Parent”;
•	the Company terminates the Merger Agreement pursuant to the second termination provision described in the section entitled “-Termination of the Merger Agreement-Termination by the Company”; or

•	all of the following requirements are satisfied:
•
after the date of the Merger Agreement, a Company Alternative Proposal (provided, that for purposes of this provision, each percentage in the definition of “Company Alternative Proposal” will be increased to “50%”) is publicly proposed or publicly disclosed or becomes publicly known and, in each case, has not been withdrawn, prior to the Special Meeting (or any adjournment or postponement thereof) (a “Qualifying Transaction”);

•
the Merger Agreement is terminated by the Company or Parent pursuant to the first or third termination provisions described in the section entitled “-Termination of the Merger Agreement-Termination by Either the Company or Parent (and at the time of such termination the Company would not have been entitled to terminate the Merger Agreement pursuant to the third termination provision described in the section entitled “-Termination of the Merger Agreement-Termination by the Company) or by Parent pursuant to the first termination provision described in the section entitled “-Termination of the Merger Agreement-Termination by Parent; and

•
within 12 months after the date of the termination referred to above, the Company enters into a definitive agreement with respect to or providing for such Qualifying Transaction, or a Qualifying Transaction is consummated within 12 months of the date of such termination.

Parent Termination Payment
Parent has agreed to pay to the Company or its designee the Parent Termination Payment of $67.5 million, if the Company terminates the Merger Agreement pursuant to the first or third termination provisions described in the section entitled “-Termination of the Merger Agreement-Termination by the Company” or pursuant to the first termination provision described in the section entitled “-Termination of the Merger Agreement-Termination by Either the Company or Parent.” In no event will the Company be entitled to (1) payment of monetary damages prior to the termination of the Merger Agreement or in amounts in excess of (x) the Parent Termination Payment plus (y) any Recovery Costs (as defined in the Merger Agreement) plus (z), if applicable, Parent’s indemnification obligation, payment and reimbursement obligations to the Company in connection with the Debt Financing; (2) payment of both monetary damages and the Parent Termination Payment or (3) both (x) payment of any monetary damages or the Parent Termination Payment and (y) a grant of specific performance of the Merger Agreement or any other equitable remedy against Parent or any Parent Parties that results in the Closing.
Specific Performance; Remedies
The parties to the Merger Agreement have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity) to obtain a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this subsection, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Notwithstanding anything in the Merger Agreement or any related transaction document to the contrary, the parties to the Merger Agreement acknowledged and agreed that the Company will be entitled to specific performance, an injunction or other equitable remedy to cause Parent to consummate the Closing if, and only if, (i) Parent is required to consummate the Closing pursuant to the Merger Agreement and Parent fails to consummate the Closing by the date the Closing is required to have occurred pursuant to the Merger Agreement, (ii) the financing provided for by the debt financing commitments (taking into account any funding of the “Gap Facility” contemplated thereby) (or, if applicable, the alternative debt financing) has been funded or will be funded at the Closing if the equity financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that the mutual conditions to the Company and Parent’s obligations to effect the Mergers and the additional conditions to the obligations of the Company to effect the Mergers have been satisfied or validly waived (to the extent permitted) (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents on the Closing Date but each of which is capable of being satisfied at the Closing), and the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the equity financing and debt financing (including any alternative debt financing that has been obtained in accordance with the Merger Agreement) are funded, then the Closing would occur and the Company would cause the Closing to occur in accordance with the terms of the Merger Agreement (and the Company has not revoked, withdrawn, modified or conditioned such confirmation). Notwithstanding anything else to the contrary in the Merger Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to the terms of the Merger Agreement and (ii) payment of the Parent Termination Payment and/or monetary damages if, as and when required pursuant to and in accordance with the terms of the Merger Agreement, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief, on the one hand, and payment of the Parent Termination Payment and/or monetary damages, on the other hand.
The Parent Parties’ maximum aggregate liability for monetary losses, damages, costs or expenses under the Merger Agreement, the Equity Commitment Letter, the guarantee and the transactions contemplated by the Merger Agreement are limited as set forth in the Merger Agreement.
In connection with the execution of the Merger Agreement, certain entities affiliated with the Parent Parties have guaranteed certain Payment Obligations of Parent, including with respect to payment of the Parent Termination Payment under the Merger Agreement. The Payment Obligations of each of the affiliated entities are subject to a cap in an amount equal to such entity’s specified percentage share of the Payment Obligations, if and when due pursuant to the Merger Agreement, with an aggregate cap of $75,000,000. The maximum aggregate liability of the affiliates under the Equity Commitment Letter and Debt Commitment Letter will be limited to all amounts the Parent Parties may be obligated to pay pursuant to the Merger Agreement or the Mergers, including the Merger Consideration, the Preferred Merger Consideration and the OP Merger Consideration and all related fees and expenses.
Third Party Beneficiaries
The Merger Agreement provides that other than the provisions discussed in the sections of this proxy statement entitled (1) “The Mergers-Interests of the Company’s Trustees and Executive Officers in the Mergers” and “The Merger Agreement-Indemnification; Director’s and Officers’ Insurance,” which will be for the benefit of the parties described therein, (2) the right of applicable holders of Company Partnership Units to receive, if the Closing occurs, the applicable OP Merger Consideration in accordance with the terms of the Merger Agreement and (3) certain rights of debt financing sources related parties, as specified in the Merger Agreement, nothing in the Merger Agreement, express or implied, is intended to confer upon any person (other than the parties to the Merger Agreement) any rights or remedies under the Merger Agreement.
Amendment and Waiver
At any time before or after receipt of the Company shareholder approval and prior to the Company Merger Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after receipt of the Company shareholder approval, if any such amendment or waiver by applicable law or NYSE rules and regulations requires further approval of the Company’s shareholders or Parent equityholders, as applicable, the effectiveness of such amendment or waiver is subject to the approval of the Company’s shareholders or Parent equityholders, as applicable.
At any time prior to the Company Merger Effective Time, any party or parties may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties contained in the Merger Agreement. Any agreement on the part of a party or parties to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any failure or delay in exercising any right under the Merger Agreement will not constitute a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

Modification, waiver or termination of certain identified provisions of the Merger Agreement relating to the debt financing sources, which materially and adversely affect the debt finance sources related parties, will require the prior written consent of the debt financing sources so affected (such consent not to be unreasonably withheld, delayed or conditioned).
Voting Agreements
The following summary describes the material provisions of the Voting Agreements. The rights and obligations of the parties are governed by the express terms of the Voting Agreements and not by this summary or any other information contained in this proxy statement.
Concurrently with the execution and delivery of the Merger Agreement, each of Neil Shah, Jay Shah, Ashish Parikh and Michael Gillespie, in their individual capacities and as trustees of certain trusts named therein (collectively, the “Subject Equityholders”) entered into separate voting and support agreements, or the Voting Agreements, with Parent.
Pursuant to the terms of the Voting Agreements, each Subject Equityholder agreed, among other things, for the term of the Voting Agreements, at every meeting of the shareholders of the Company or the limited partners of the Company OP, to appear at such meeting or otherwise cause the Subject Equityholder’s Company Common Shares or Company Partnership Units subject to such Voting Agreement to be counted as present thereat for the purpose of establishing a quorum, and to vote certain issued and outstanding Company Common Shares and Company Partnership Units currently beneficially owned or thereafter acquired by such Subject Equityholder (i) in favor of (A) the approval of the Mergers and any other matters expressly contemplated by the Merger Agreement or necessary or reasonably requested by Parent for the consummation of the Mergers and the other transactions contemplated thereby and (B) any proposal to adjourn or postpone such meeting of the shareholders of the Company or the limited partners of Company OP to a later date if there are not sufficient votes to approve the Mergers, and (ii) against (A) any Company Alternative Proposal, alternative acquisition agreement or any of the transactions contemplated thereby, and (B) any action which would reasonably be expected to prevent, materially delay or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, in each case, subject to the limitations set forth in the applicable Voting Agreement.
As of the date of the Merger Agreement, Company Common Shares beneficially owned and subject to the Voting Agreements represented, in the aggregate, approximately 3.81% of the outstanding Company Common Shares and 13.71% of the outstanding Company Partnership Units.
Subject to certain exceptions, each Voting Agreement prohibits certain transfers by the Subject Equityholders of any of the Company Common Shares or Company Partnership Units subject to such Voting Agreement until the termination of the Voting Agreement and certain other actions that would impair the ability of the Subject Equityholders to fulfill their respective obligations under their respective Voting Agreement. The Voting Agreements also contain non-solicitation covenants with respect to alternative transactions generally similar to those contained in the Merger Agreement with respect to the Company.
Each Voting Agreement terminates automatically on the earliest to occur of (i) the Company Merger Effective Time, (ii) the delivery of written notice by the Company to Parent of a Company Change of Recommendation (as discussed above in the section of this proxy statement captioned “The Merger Agreement-Acquisition Proposals and Obligations of the Board with Respect to its Recommendation-Obligations of the Board with Respect to its Recommendation”) made in compliance with the Merger Agreement, (iii) upon any Adverse Amendment (as defined in the Voting Agreements), (iv) the valid termination of the Merger Agreement and (v) mutual written consent of the parties to such Voting Agreement.

MARKET PRICE OF COMPANY COMMON SHARES
Company Common Shares are listed on the NYSE under the trading symbol “HT.” On          , 2023, there were approximately      holders of record of Company Common Shares. Certain Company Common Shares are held in “street” name and accordingly, the number of beneficial owners of such Company Common Shares is not known or included in the foregoing number. The table below sets forth the quarterly high and low closing sales prices of Company Common Shares on the NYSE for the periods indicated and the dividends declared by the Company with respect to the periods indicated.
Year	High	Low	Cash Dividend per Share
Fiscal Year Ended December 31, 2020
First Quarter	$13.48	$2.43	—
Second Quarter	$9.48	$2.67	—
Third Quarter	$6.82	$4.48	—
Fourth Quarter	$8.85	$4.55	—
Fiscal Year Ended December 31, 2021
First Quarter	$12.15	$7.03	—
Second Quarter	$11.49	$9.52	—
Third Quarter	$10.41	$8.05	—
Fourth Quarter	$11.04	$7.66	—
Fiscal Year Ended December 31, 2022*
First Quarter	$9.79	$7.88	—
Second Quarter	$11.30	$7.83	—
Third Quarter	$11.13	$7.51	$0.05
Fourth Quarter	$9.42	$7.31	$0.05
Fiscal Year Ending December 31, 2023
First Quarter	$9.40	$5.90	$0.05
Second Quarter	$6.72	$5.69	$0.05
Third Quarter (through September 21, 2023)	$9.89	$6.07	$0.05
*
On December 15, 2022, the Company announced that its Board had approved a special dividend of $0.50 per Company Common Share for the year ended December 31, 2022. The special dividend was payable on January 18, 2023 to holders of record as of December 30, 2022.

On August 25, 2023, the last trading day prior to the date of the public announcement of the Merger Agreement, the reported closing price per share for Company Common Shares on the NYSE was $6.28. On      , 2023, the last trading day before the date of this proxy statement, the reported closing price per share for Company Common Shares on the NYSE was $   . You are encouraged to obtain current market quotations for Company Common Shares.
The Company intends to declare and pay quarterly cash dividends in the ordinary course, as permitted by the Merger Agreement.

TRUSTEES AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
The following table sets forth information with respect to the beneficial ownership of Company Common Shares for:
•	each person known by the Company to beneficially own more than 5% of Company Common Shares;
•	each of the Company’s trustees;
•	each of the Company’s named executive officers; and
•	all of the Company’s current executive officers and trustees as a group.
The Company has one class of Common Shares. Applicable percentage ownership and voting power is based on      Company Common Shares outstanding as of     , 2023. Unless otherwise indicated, the address of all listed shareholders is c/o Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, Pennsylvania 17102. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.
Name of Beneficial Owner	Number of Company Common Shares and Company Partnership Units Beneficially Owned(1)	Percentage of Outstanding Company Common Shares(2)	Percentage of Outstanding Company Common Shares and Company Partnership Units(3)
5% or more Shareholders
BlackRock Inc.(4) 50 Hudson Yards New York, NY 10001	2,924,638	7.2%	7.1%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355(5)	2,802,068	6.9%	6.8%

Named Executive Officers and Trustees
Jay H. Shah(6)	3,297,685	7.7%	7.5%
Neil H. Shah(7)	3,210,548	7.5%	7.4%
Ashish R. Parikh	1,106,674	2.7%	2.6%
Michael R. Gillespie	511,200	1.3%	1.2%
David L. Desfor(8)	58,676	*	*
Jackson Hsieh	157,215	*	*
Thomas J. Hutchison	194,084	*	*
Donald J. Landry	194,771	*	*
Michael A. Leven	148,054	*	*
Dianna F. Morgan	115,377	*	*
John M. Sabin(9)	125,254	*	*
Hasu Shah(10)	828,973	2.0%	2.0%
All trustees and current executive officers as a group (11 persons)	9,119,538	22.7%	22.2%
*	Denotes less than 1.0%.
(1)
Amounts for each person include the sum of (a) the total number of Company Common Shares, and (b) the total number of Company Common Shares issuable to such person upon redemption of certain interests in Company Partnership Units, including Company LTIP Units, which are redeemable for Company Common Shares upon conversion to Company Partnership Units. Company Partnership Units are redeemable by the holder for cash, or, at the Company’s option, an equivalent number of Company Common Shares.

(2)
The total number of Company Common Shares deemed outstanding and used in calculating this percentage for the named person is the sum of (a)     Company Common Shares outstanding as of    , 2023 and (b) the number of Company Common Shares issuable to such person upon redemption of certain interests in Company Partnership Units, including Company LTIP Units. Amounts for all trustees and current executive officers as a group assume all Company Partnership Units and Company LTIP Units held by the trustees and current executive officers were redeemed for Company Common Shares.

(3)	The total number of Company Common Shares and Company Partnership Units deemed outstanding and used in calculating this

percentage for the named persons is the sum of (a)     Company Common Shares outstanding as of    , 2023, (b)     Company Partnership Units outstanding as of    , 2023 and (c)     outstanding Company LTIP Units, which are redeemable for Company Common Shares upon conversion to Company Partnership Units. Amounts for each person assume that all Company LTIP Units each person owns have been converted into Company Partnership Units.
(4)
Information based solely on Amendment No. 18 to a Schedule 13G filed with the SEC on April 6, 2023 by Blackrock, Inc. which has reported sole voting power over 2,833,818 Company Common Shares and sole dispositive power over 2,924,638 Company Common Shares.

(5)
Information based solely on Amendment No. 16 to a Schedule 13G filed with the SEC on February 19, 2023 by The Vanguard Group, Inc. The Vanguard Group Inc. has disclosed that is has sole voting power over 0 Company Common Shares, sole dispositive power over 2,772,011 Company Common Shares, shared voting power over 17,540 and shared dispositive power over 30,057 Company Common Shares.

(6)
Includes: (i) 89,889 Company Common Shares issuable upon redemption of Company Partnership Units that are currently redeemable held directly by Mr. Jay H. Shah; (ii) 78,640 Company Common Shares owned and 132,917 Company Common Shares issuable upon redemption of Company Partnership Units that are currently redeemable, all of which are held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (iii) 182,574 Company Common Shares issuable upon redemption of Company Partnership Units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah, in which the trustee is an unaffiliated third party.

(7)
Includes: (i) 78,736 Company Common Shares issuable upon redemption of Company Partnership Units that are currently redeemable held directly by Mr. Neil H. Shah; (ii) 75,000 Company Common Shares owned and 114,334 Company Common Shares issuable upon redemption of Company Partnership Units that are currently redeemable, all of which are held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (iii) 208,054 Company Common Shares issuable upon redemption of Company Partnership Units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah, in which the trustee is an unaffiliated third party.

(8)	Includes 52,976 Company Common Shares issuable upon redemption of Company Partnership Units held by Mr. Desfor.
(9)	Includes 287 Company Common Shares that are held indirectly by Mr. Sabin’s wife and with respect to which he shares voting and investment power.
(10)
Mr. Hasu Shah was a named executive officer of the Company in 2022. As of January 1, 2023, Mr. Hasu Shah resigned his position as Chairman of the Board. Mr. Hasu Shah’s holdings include (i) 113,874 Company Common Shares issuable upon redemption of Company Partnership Units that are currently redeemable; and (ii) 224,556 Company Common Shares, all of which are held by Shree Associates, a family limited partnership that is controlled by Mr. Hasu Shah. Excludes: (i) 132,917 Company Common Shares issuable upon the redemption of Company Partnership Units that are currently redeemable and held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (ii) 114,334 Company Common Shares issuable upon the redemption of Company Partnership Units that are currently redeemable and held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee. Mr. Hasu Shah disclaims beneficial ownership of the Company Common Shares issuable upon the redemption of Company Partnership Units and the Company Partnership Units held by the two family trusts for which he is the trustee, and this disclosure will not be deemed an admission that Mr. Hasu Shah is the beneficial owner of these Company Common Shares or Company Partnership Units for purposes of Section 16 or for any other purpose.

SHAREHOLDER PROPOSALS
If the Mergers are completed, we will have no public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the Mergers are not consummated, our shareholders will continue to be entitled to attend and participate in meetings of our shareholders.
We intend to hold an annual meeting of shareholders in 2024 only if the Mergers are not consummated.
Shareholders intending to present a proposal at the 2024 annual meeting of shareholders, or to nominate a person for election as a trustee, must comply with the requirements set forth in the Company’s amended and restated bylaws. The Company’s amended and restated bylaws require, among other things, a shareholder’s notice must be delivered to or mailed to and received by Company’s Secretary at the principal executive offices of the Company not earlier than 5:00 p.m., Eastern Time, on the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting. Therefore, nominations or proposals of shareholders intended to be presented at our annual meeting of shareholders to be held in 2024 must be received by us no earlier than December 27, 2023 and no later than January 26, 2024. The notice must contain the information required by the Company’s amended and restated bylaws, a copy of which is available upon request from the Company’s Secretary. In the event that the date of the 2024 annual meeting of shareholders is more than 30 days before or 60 days after May 25, 2024, then the notice by the shareholder to be timely must be delivered not earlier than 5:00 p.m., Eastern Time, on the 150th day and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.
In addition to satisfying the requirements under the Company’s amended and restated bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than the Company’s nominees must have provided notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2024; provided, however, that if the date of the 2024 annual meeting of shareholders has changed by more than 30 calendar days from the previous year, then the Company’s Secretary must receive such written notice by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company.
The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of banks and brokers with account holders who are shareholders of the Company will be householding the Company’s proxy materials. A single copy of the proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy statement, please notify your bank or broker. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their bank or broker.
If you are a shareholder of record eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the proxy statement, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of the proxy statement for your household, please contact the Company’s transfer agent, Equiniti Trust Company, LLC, through its website at equiniti.com by mail to Equiniti Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Attn: Data Entry – Change of Address, or by phone at (800) 937-5449. If you participate in householding and wish to receive a separate copy of the proxy statement and annual report, or if you do not wish to participate in householding and prefer to receive separate copies of the proxy statement and annual report in the future, please contact Equiniti Trust Company, LLC as indicated above.

NO DISSENTERS’ RIGHTS OF APPRAISAL
The Company is formed as a real estate investment trust under Maryland law. Under the Maryland REIT Law, the Company’s shareholders may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting shareholder to receive the fair value of the shareholder’s shares in connection with the Mergers because the Company Common Shares were listed on the NYSE on the Record Date for determining shareholders entitled to vote at the Special Meeting and the Company Preferred Shares are not entitled to vote on the Merger Proposal. However, holders of Company Common Shares may vote against or abstain from voting on the Merger Proposal.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Available Information
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files with the SEC at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings, including this proxy statement, are also available to you on the SEC’s website at https://www.sec.gov.
The SEC allows the Company to “incorporate by reference” the information it files with the SEC, which means that the Company can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about the Company, its business and its finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document the Company subsequently files with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. The Company incorporates by reference the following documents the Company filed with the SEC:
•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023;
•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2023;
•	the Company’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2023 and June 30, 2023, filed with the SEC on April 27, 2023 and August 2, 2023, respectively;
•	the Company’s Current Reports on Form 8-K filed with the SEC on January 4, 2023, May 26, 2023 and August 28, 2023 (Items 1.01 and 8.01 only); and
•	all documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting.
To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.
The Company will provide without charge to each person, including any beneficial owner of Company Common Shares, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents the Company is incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request for a copy of such report should be directed to the following address: Hersha Hospitality Trust, Attention: Corporate Secretary, 44 Hersha Drive, Harrisburg, Pennsylvania 17102. In addition, such report is available, free of charge, on the Company’s website at https://www.hersha.com/.

If you have any questions about this proxy statement, the Special Meeting or the Mergers, or if you would like additional copies of this proxy statement, please contact the Company’s proxy solicitor, Okapi Partners, at:

1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 629-6356
E-mail: info@okapipartners.com
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE OR AUTHORIZE A PROXY TO VOTE YOUR COMPANY COMMON SHARES AT THE SPECIAL MEETING. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED    , 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO THE COMPANY’S SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.
BY ORDER OF THE BOARD OF TRUSTEES,

/s/ David L. Desfor David L. Desfor Corporate Secretary

Harrisburg, Pennsylvania, , 2023

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

1776 PORTFOLIO INVESTMENT, LLC,

1776 PORTFOLIO REIT MERGER SUB, LLC,

1776 PORTFOLIO OP MERGER SUB, LP,

HERSHA HOSPITALITY TRUST,

and

HERSHA HOSPITALITY LIMITED PARTNERSHIP

dated as of

August 27, 2023

A-i

A-ii

Exhibit A	Form of REIT Opinion of Company REIT Counsel
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of August 27, 2023, is by and among 1776 Portfolio Investment, LLC, a Delaware limited liability company (“Parent”), 1776 Portfolio REIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“REIT Merger Sub”), 1776 Portfolio OP Merger Sub, LP, a Virginia limited partnership and subsidiary of Parent (“OP Merger Sub” and, together with Parent and REIT Merger Sub, the “Parent Parties”), Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and Hersha Hospitality Limited Partnership, a limited partnership formed under the laws of the Commonwealth of Virginia and subsidiary of the Company (the “Company Operating Partnership”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, REIT Merger Sub, OP Merger Sub, the Company Operating Partnership and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Parties wish to effect a business combination through (i) a merger of OP Merger Sub with and into the Company Operating Partnership, with the Company Operating Partnership being the surviving entity (the “Partnership Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Virginia Revised Uniform Limited Partnership Act (the “VRULPA”), and (ii) immediately following the consummation of the Partnership Merger, a merger of the Company with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “Company Merger” and, together with the Partnership Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MRL”) and the Delaware Limited Liability Company Act (“DLLCA”);
WHEREAS, the board of trustees of the Company (the “Company Board of Trustees”), acting on an unanimous recommendation of the transaction committee of the Company Board of Trustees (the “Company Transaction Committee”), has unanimously (a) duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the Company Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (b) directed that the Company Merger and the other Transactions each be submitted for consideration at a meeting of the Company’s shareholders and (c) subject to Section 5.2, resolved to recommend that the Company’s shareholders vote in favor of the approval of the Company Merger and the other Transactions (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement;
WHEREAS, the managing member of Parent has duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other Transactions;
WHEREAS, the Company, as the sole general partner of the Company Operating Partnership and the holder of a majority of the issued and outstanding Company Partnership Units, has approved this Agreement, the consummation of the Mergers and the other Transactions and deemed it advisable and in the best interests of the Company and the Company Operating Partnership for the Company Operating Partnership to enter into this Agreement and to consummate the Mergers and the other Transactions on the terms and conditions set forth herein;
WHEREAS, Parent, on its own behalf and as the sole general partner of OP Merger Sub, has approved this Agreement, the consummation of the Partnership Merger and the other Transactions and deemed it advisable and in the best interests of OP Merger Sub to enter into this Agreement and to perform its obligations hereunder on the terms and conditions set forth herein;
WHEREAS, Parent, on its own behalf and as the sole member of REIT Merger Sub, has approved this Agreement, the consummation of the Company Merger and the other Transactions and deemed it advisable and in the best interests of REIT Merger Sub to enter into this Agreement and to consummate the Company Merger and the other Transactions on the terms and conditions set forth herein;

WHEREAS, Parent, REIT Merger Sub, OP Merger Sub, the Company Operating Partnership and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to the Parent Parties’ willingness to enter into this Agreement, certain equityholders of the Company and the Company Operating Partnership have each executed and delivered to Parent a voting and support agreement (the “Voting and Support Agreements”); and
WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, KSL Capital Partners VI, L.P., KSL Capital Partners VI-A, L.P., KSL Capital Partners VI TE, L.P., KSL Capital Partners VI TE-A, L.P. and KSL Capital Partners VI FF, L.P. (collectively, the “Guarantors”) have entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s obligations under this Agreement (the “Parent Guarantee”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT

ARTICLE I

THE MERGERS
Section 1.1 The Partnership Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the VRULPA, at the Partnership Merger Effective Time, OP Merger Sub shall be merged with and into the Company Operating Partnership, whereupon the separate existence of OP Merger Sub will cease, with the Company Operating Partnership surviving the Partnership Merger (the Company Operating Partnership, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership”). The Partnership Merger shall have the effects provided in this Agreement and as specified in the VRULPA.
Section 1.2 The Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MRL and the DLLCA, at the Company Merger Effective Time, the Company shall be merged with and into REIT Merger Sub, whereupon the separate existence of the Company will cease, with REIT Merger Sub surviving the Company Merger (REIT Merger Sub, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Company Merger, the Surviving Entity will be a wholly-owned Subsidiary of Parent. The Company Merger shall have the effects provided in this Agreement and as specified in the MRL and the DLLCA.
Section 1.3 Closing. The closing of the Mergers (the “Closing”) will take place (a) electronically through the exchange of documents via email at 10:00 a.m. Eastern Time on the fifth Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); or (b) at such other date or place as is agreed to in writing by the Company and Parent; provided, however, that in no event shall the Closing be required to occur prior to November 28, 2023 unless otherwise notified by Parent in writing to the Company. The date on which the Closing actually takes place is referred to as the “Closing Date.”
Section 1.4 Effective Time.
(a) On the Closing Date, the Company, the Company Operating Partnership, Parent, REIT Merger Sub, Parent and OP Merger Sub shall (i) cause articles of merger with respect to the Partnership Merger (the “Articles of Partnership Merger”) to be duly executed and filed with the Virginia State Corporation Commission (the “VSCC”) as provided under the VRULPA, and (ii) make any other filings, recordings or publications required to be made by the Company Operating Partnership or OP Merger Sub under the VRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective as set forth in the Certificate of Merger issued by the VSCC and at such time: (i) as the Articles of Partnership

Merger are filed with the VSCC or (ii) on such other date and time (not to exceed five Business Days from the date the Articles of Partnership Merger are filed with the VSCC) as shall be agreed to by the Company and Parent and specified in the Articles of Partnership Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur immediately prior to the Company Merger Effective Time.
(b) On the Closing Date, and immediately after the filing of the Articles of Partnership Merger, the Company and REIT Merger Sub shall (i) cause articles of merger with respect to the Company Merger (the “Articles of Merger”) to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MRL and the DLLCA, (ii) duly execute and file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Laws of the State of Delaware, and (iii) make any other filings, recordings or publications required to be made by the Company or REIT Merger Sub under the MRL and the DLLCA in connection with the Company Merger. The Company Merger shall become effective at such time as (i) the Articles of Merger are accepted for record by the SDAT and the filing of the certificate of merger with the Secretary of State of the State of Delaware, or (ii) on such other date and time (not to exceed five Business Days from the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and REIT Merger Sub (such date and time being hereinafter referred to as the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.
Section 1.5 Governing Documents.
(a) At the Company Merger Effective Time, the certificate of formation of REIT Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be and become the certificate of formation of the Surviving Entity, and the limited liability company agreement of REIT Merger Sub shall be and become the limited liability company agreement of the Surviving Entity, until thereafter amended or restated as provided therein and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.4.
(b) At the Partnership Merger Effective Time, the certificate of limited partnership of the Company Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time (the “Certificate of Limited Partnership”), shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided below. At the Partnership Merger Effective Time, the Company Operating Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be amended in a form determined by Parent, subject to Section 6.4 (collectively, the “Partnership Agreement Amendments”). At the Partnership Merger Effective Time, the Company Operating Partnership Agreement, as amended by the Partnership Agreement Amendments, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 6.4 (the “Amended Partnership Agreement”). On the Closing Date, following the Company Merger Effective Time, the Surviving Entity shall file a certificate of amendment to the Certificate of Limited Partnership to reflect the Surviving Entity’s admission to the Surviving Partnership as the new sole general partner of the Surviving Partnership. From and after the Company Merger Effective Time, the Certificate of Limited Partnership, as so amended, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by applicable Law. Promptly following the Company Merger Effective Time, the Surviving Entity shall execute and deliver to the Surviving Partnership such documents or instruments as may be required to effect its admission as the successor sole general partner of the Surviving Partnership and as a limited partner of the Surviving Partnership, and it shall be admitted to the Surviving Partnership as the successor sole general partner and a limited partner of the Surviving Partnership at the Company Merger Effective Time and shall carry on the business of the Surviving Partnership without dissolution as provided in the Amended Partnership Agreement.
Section 1.6 Officers, General Partner and Limited Partners of the Surviving Entities.
(a) Parent shall be the sole holder of common units of the Surviving Entity following the Company Merger Effective Time, entitling Parent to such rights, duties and obligations as are more fully set forth in the limited liability company agreement of the Surviving Entity.

(b) The officers of the Company immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Entity from and after the Company Merger Effective Time, until such time as their resignation or removal or such time as their successors shall be duly elected and qualified.
(c) The Company shall be the sole general partner and a limited partner of the Surviving Partnership following the Partnership Merger Effective Time and prior to the Company Merger Effective Time, entitling the Company to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement.
(d) The Surviving Entity shall be the sole general partner and a limited partner of the Surviving Partnership following the Company Merger Effective Time, entitling the Surviving Entity to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement (as it may be further amended, including to reflect the Surviving Entity as the sole general partner of the Surviving Partnership following the Company Merger Effective Time).
ARTICLE II

TREATMENT OF SECURITIES
Section 2.1 Treatment of Capital Shares.
(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Parent Parties, the Company or the holders of any securities of the Company or of REIT Merger Sub:
(i) Treatment of Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time (other than any Excluded Shares), shall be automatically converted into the right to receive $10.00 in cash per Company Common Share, without interest, as it may be adjusted pursuant to Section 6.13 (the “Per Company Share Merger Consideration”, and in the aggregate, the “Merger Consideration”).
(ii) Treatment of Company Preferred Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof, (1) each Series C Preferred Share (other than any Excluded Shares) issued and outstanding immediately prior to the Company Merger Effective Time shall be, subject to the terms and conditions set forth herein, automatically converted into the right to receive an amount in cash equal to the Per Series C Preferred Share Redemption Price (such amount, the “Per Company Series C Preferred Share Merger Consideration”), (2) each Series D Preferred Share (other than any Excluded Shares) issued and outstanding immediately prior to the Company Merger Effective Time shall be, subject to the terms and conditions set forth herein, automatically converted into the right to receive an amount in cash equal to the Per Series D Preferred Share Redemption Price (such amount, the “Per Company Series D Preferred Share Merger Consideration”), and (3) each Series E Preferred Share (other than any Excluded Shares) issued and outstanding immediately prior to the Company Merger Effective Time shall be, subject to the terms and conditions set forth herein, automatically converted into the right to receive an amount in cash equal to the Per Series E Preferred Share Redemption Price (such amount, the “Per Company Series E Preferred Share Merger Consideration” and, together with the Per Company Series C Preferred Share Merger Consideration and Per Company Series D Preferred Share Merger Consideration, as applicable, the “Per Company Preferred Share Merger Consideration”, and in the aggregate, the “Preferred Merger Consideration”).
(iii) Treatment of REIT Merger Sub Interests. Each membership interest of REIT Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall survive the Company Merger and shall remain issued and outstanding following the Company Merger Effective Time as a membership interest of the Surviving Entity, and no consideration shall be delivered in exchange therefor.
(iv) Cancellation of Company Common Shares and Company Preferred Shares Owned by Parent, the Company or REIT Merger Sub. At the Company Merger Effective Time, each issued and outstanding Company Common Share and/or Company Preferred Share that is owned by the Parent, REIT Merger Sub or any Subsidiary of Parent or the Company or any Company Subsidiary

immediately prior to the Company Merger Effective Time (collectively, the “Excluded Shares”), if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(v) Cancellation of Company Common Shares and Company Preferred Shares. At the Company Merger Effective Time, all Company Common Shares and Company Preferred Shares issued and outstanding immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Company Common Shares and/or Company Preferred Shares (in each case, other than Excluded Shares) shall cease to have any rights with respect to such interest, except the right to receive the Per Company Share Merger Consideration and/or the Per Company Preferred Share Merger Consideration, as applicable, in each case, upon the surrender of such Company Common Shares and/or Company Preferred Shares, in accordance with Section 2.2.
(b) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the Parent Parties, the Company Operating Partnership or the holders of any securities of the Company Operating Partnership or OP Merger Sub:
(i) Treatment of Partnership Units. Each Company Partnership Unit (other than any Excluded Units) issued and outstanding immediately prior to the Partnership Merger Effective Time shall be converted into the right to receive an amount in cash equal to the Per Company Share Merger Consideration, without interest (the “Per Partnership Unit Merger Consideration”, and in the aggregate, the “OP Merger Consideration”).
(ii) Partnership Units. Each Company Partnership Unit, including for the avoidance of doubt, any Company Preferred Partnership Units, owned by the Company or any of its Subsidiaries (including the Company Operating Partnership), in each case, as of immediately prior to the Partnership Merger Effective Time (collectively, the “Continuing Units”), shall be unaffected by the Partnership Merger and shall remain outstanding as a partnership unit of the Surviving Partnership held by the Company or relevant Subsidiary of the Company, and no consideration shall be delivered in exchange therefor.
(iii) Cancellation of Parent Owned Partnership Units. Each Company Partnership Unit owned by Parent, OP Merger Sub or any of their respective Subsidiaries, in each case, as of immediately prior to the Partnership Merger Effective Time (together with the Continuing Units, the “Excluded Units”), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iv) Cancellation of OP Merger Sub Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, each interest in OP Merger Sub shall automatically be canceled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no consideration shall be delivered in exchange therefor.
(c) Adjustment to Merger Consideration. The Per Company Share Merger Consideration, the Per Partnership Unit Merger Consideration, and the Per Company Preferred Share Merger Consideration and other similarly dependent items shall be equitably adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Shares, Company Preferred Shares or Company Partnership Units, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Common Shares, Company Preferred Shares or Company Partnership Units outstanding after the date hereof and prior to the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, so as to provide the holders of Company Common Shares, Company Preferred Shares and/or Company Partnership Units, as applicable, with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Company Share Merger Consideration, the Per Partnership Unit Merger Consideration, the Per Company Preferred Share Merger Consideration and other similarly dependent items; provided, however, that nothing in this Section 2.1(c) shall be construed to permit the Company or the Company Operating Partnership to take or authorize any action with respect to their respective securities that is prohibited by Section 5.1 or any other terms of this Agreement.

Section 2.2 Payment for Securities; Surrender of Certificates.
(a) Exchange Fund. Prior to the Partnership Merger Effective Time, Parent shall, at its sole cost and expense, designate and appoint Equiniti Trust Company, LLC (or such other bank or trust company reasonably satisfactory to the Company and Parent) to act as the paying agent in connection with the Mergers (the “Paying Agent”). At or prior to the Company Merger Effective Time, Parent shall deposit with the Paying Agent cash in immediately available funds in an amount sufficient to pay the Merger Consideration, the Preferred Merger Consideration and the OP Merger Consideration (such deposited cash amounts referred to as the “Exchange Fund”) for the benefit of the holders of Company Common Shares, Company Preferred Shares, Company Partnership Units and the Surviving Entity (solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a)(i)). The Paying Agent shall make delivery of the Merger Consideration, Preferred Merger Consideration and OP Merger Consideration out of the Exchange Fund in accordance with the terms of this Agreement. The cash portion of the Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II and in the event any losses arising from such investment causes the Exchange Fund to be insufficient to pay the Merger Consideration, the Preferred Merger Consideration and the OP Merger Consideration, Parent shall, or shall cause the Surviving Entity to, promptly deposit additional funds with the Paying Agent in an amount equal to the deficiency in the amount required to make such payment. Any interest and other income resulting from such investments shall be paid to Parent or its designee on the earlier of (i) one (1) year after the Company Merger Effective Time or (ii) the full payment of the Exchange Fund; provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a) shall be promptly paid to the Surviving Entity or as otherwise directed by Parent.
(b) Procedures for Surrender.
(i) Promptly after the Company Merger Effective Time (but in no event later than five (5) Business Days after the Company Merger Effective Time), subject to Section 2.2(b)(ii), Parent and the Surviving Entity shall cause the Paying Agent to mail or email (and make available for collection by hand) to each holder of record of (a certificate or certificates which immediately prior to the Company Merger Effective Time represented outstanding Company Common Shares or Company Preferred Shares (the “Certificates”) or (ii) non-certificated Company Common Shares or Company Preferred Shares represented by book-entry (“Book-Entry Shares”) and, in each case, whose Company Common Shares or Company Preferred Shares, as applicable, were converted pursuant to Section 2.1(a) into the right to receive the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as applicable, (A) a letter of transmittal, which shall (x) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and (y) shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as applicable. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (including a validly issued IRS Form W-9 or applicable IRS Form W-8), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration (as applicable) for each Company Common Share or Company Preferred Share, as applicable, formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article II that such holder has the right to receive under this Agreement for each Company Common Share or Company Preferred Share, as applicable, formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five Business Days following the later to occur of (i) the Company Merger Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid. Payment of the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as applicable, with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as applicable, without interest thereon.
(ii) Notwithstanding anything to the contrary contained in this Agreement but subject to the provisions of this Section 2.2(b)(ii), no holder of Book-Entry Shares held through The Depository Trust Company shall be required to deliver an executed Letter of Transmittal to the Paying Agent to receive the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as applicable, that such holder is entitled to receive pursuant to the terms hereof. In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose shares of Company Common Stock or Company Preferred Stock were converted pursuant to Section 2.1(a) into the right to receive the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as applicable, at the Company Merger Effective Time, subject to and in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, shall be entitled to receive, and Parent and the Surviving Entity shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Company Merger Effective Time, the Per Company Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as applicable, out of the Exchange Fund for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5) and such Book-Entry Shares of such holder shall forthwith be cancelled.
(c) As promptly as practicable following the Company Merger Effective Time (but in no event later than five Business Days thereafter), Parent and the Surviving Entity shall cause the Paying Agent to issue and deliver to each holder of Company Partnership Units (other than Excluded Units) as of immediately prior to the Partnership Merger Effective Time a check or wire transfer representing the applicable OP Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(b), without such holder being required to deliver an executed Letter of Transmittal to the Paying Agent but subject to and in accordance with the Paying Agent’s customary procedures and such other procedures as agreed by the Company, Parent and the Paying Agent, and such Company Partnership Units shall be automatically cancelled in accordance with Section 2.1(b). No interest shall be paid or accrued for the benefit of holders of Company Partnership Units on the OP Merger Consideration payable in respect of such Company Partnership Units.
(d) Transfer Books; No Further Ownership Rights in Company Common Shares and Company Preferred Shares and Company Partnership Units. At the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares and Company Preferred Shares on the records of the Company. From and after the Company Merger Effective Time, the holders of Company Common Shares and/or Company Preferred Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Company Common Shares or Company Preferred Shares, as applicable, except as otherwise provided for herein or by applicable Law. If, after the Company Merger Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement. At the Partnership Merger Effective Time, the share transfer books of the Company Operating Partnership shall be closed and thereafter there shall be no further transfers of Company Partnership Units on the records of the Company Operating Partnership. From and after the Partnership Merger Effective Time, the holders of Company Partnership Units outstanding immediately prior to the Partnership Merger Effective Time (other than the Company) shall cease to have any rights with respect to such Company Partnership Units, except as otherwise provided for herein or by applicable Law. If, after the Partnership Merger Effective Time, certificates or book-entries with respect to any Company Partnership Units are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Company Merger Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Company Common Shares, Company Preferred Shares and/or Company Partnership Units, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, Preferred Merger Consideration or OP Merger Consideration, as applicable, payable upon due surrender of their Certificates or Book-Entry Shares and/or compliance with the requirements and procedures in Section 2.2(b) or Section 2.2(c), as applicable, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Entity, the Surviving Partnership or the Paying Agent or any other Person shall be liable to any holder of Company Common Shares, Company Preferred Shares and/or Company Partnership Units, as applicable, for any Merger Consideration, Preferred Merger Consideration, OP Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to Parent and the Paying Agent, and if required by Parent or the Paying Agent, the posting by the holder thereof of a bond in the amount and the form reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against Parent with respect to such Certificates, the Merger Consideration or Preferred Merger Consideration, as applicable, payable in respect thereof pursuant to Section 2.1.
Section 2.3 Dissenter’s Rights. No dissenters’ rights, appraisal rights, or rights of an objecting shareholder pursuant to Section 8-501.1(j) of the MRL shall be available with respect to the Company Merger, the Partnership Merger or the other Transactions.
Section 2.4 Treatment of Company Equity Awards.
(a) Company Restricted Shares. At the Company Merger Effective Time, each award of restricted Company Common Shares granted under the Company Equity Plan (each, a “Company Restricted Share Award”) that is outstanding as of immediately prior to the Company Merger Effective Time shall vest and all restrictions thereupon shall lapse, and each such Company Restricted Share Award shall be cancelled and converted into the right to receive a payment, without interest and subject to applicable Tax withholding, equal to the product of (i) the number of Company Common Shares underlying such Company Restricted Share Award as of immediately prior to the Company Merger Effective Time and (ii) the Per Company Share Merger Consideration, in the manner set forth in Section 2.1(a)(i).
(b) Company LTIP Units. At the Partnership Merger Effective Time, each Company LTIP Unit that is outstanding and unvested as of immediately prior to the Partnership Merger Effective Time shall vest and become transferable, and all restrictions thereupon shall lapse. Immediately thereafter, effective as of the Partnership Merger Effective Time, the Company, as the general partner of the Company Operating Partnership, shall exercise its right to cause, and shall cause, a Forced Conversion (as defined in the Company Operating Partnership Agreement) with respect to all Company LTIP Units then eligible for conversion (after giving effect to the vesting of all Company LTIP Units in connection with the Transactions and assuming the consummation of the Transactions), such that as of the Partnership Merger Effective Time, each then outstanding Company LTIP Unit shall be converted into an equal number of common Company Partnership Units in accordance with Section 4.10 of the Company Operating Partnership Agreement. For the avoidance of doubt, such Company Partnership Units issued in respect of such Company LTIP Units shall be treated as Company Partnership Units for purposes of this Agreement and the holders of such Company Partnership Units shall be treated as holders of Company Partnership Units as described in Section 2.1(b).
(c) Prior to the Company Merger Effective Time, the Company Board of Trustees (and/or the compensation committee of the Company Board of Trustees (the “Company Compensation Committee”) shall adopt such resolutions as are necessary to (i) give effect to the transactions contemplated by this Section 2.4 and (ii) terminate the Company Equity Plan, effective as of the Company Merger Effective Time.
Section 2.5 Withholding. Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, any Company Subsidiary, Parent, REIT Merger Sub, OP Merger Sub, the Surviving Entity, the Surviving Partnership and the Paying Agent, as the case may be, are required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the applicable payor and timely and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY

OPERATING PARTNERSHIP
The Company and the Company Operating Partnership represent and warrant to Parent, jointly and severally, as set forth in this Article III. The following representations and warranties by the Company and the Company Operating Partnership are qualified in their entirety by reference to the disclosures (i) in the Company SEC Documents (including any documents incorporated by reference therein) publicly filed with, or furnished to the SEC on or after January 1, 2021 and prior to the date that is the Business Day prior to the date of this Agreement and available on the SEC’s Electronic Data Gathering and Retrieval System (provided, that nothing disclosed in any Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3) and (ii) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent.
Section 3.1 Qualification, Organization, Subsidiaries.
(a) The Company is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland. Each of the Company’s Subsidiaries (including the Company Operating Partnership) (each, a “Company Subsidiary”) is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and is qualified to do business. Each of the Company and the Company Subsidiaries is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets, rights or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Except as set forth in Section 3.1(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries have been validly issued and are owned, directly or indirectly, by the Company, by another Company

Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens other than restrictions imposed by applicable securities Laws, the organizational documents of any such Company Subsidiary or any Permitted Liens, and are free of preemptive, first refusal or first offer rights.
(c) Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which the Company and each Company Subsidiary are qualified or licensed to do business, and each of the equityholders and the type of and percentage of interest held thereby in each Company Subsidiary. The Company has made available to Parent true, complete and correct copies of the certificates of incorporation, bylaws and other similar organizational documents of each Company Subsidiary, each as amended, restated, supplemented or otherwise modified to date. The Company and each Company Subsidiary is in compliance with the terms of its charter, bylaws or other similar organizational documents, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(d) Except as set forth in Section 3.1(d) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries, directly or indirectly, owns or has the right to acquire any capital stock, equity interest or investment or securities (whether equity or debt) of any nature in any Person, or securities exchangeable or exercisable therefor (other than in the Company Subsidiaries and investments in short-term publicly traded investment securities). To the Knowledge of the Company, (i) Section 3.1(d) of the Company Disclosure Letter sets forth all of the shares of capital stock or voting securities of, or other equity interests in, each of Joint Ventures that are owned, directly or indirectly, by the Company or by a Company Subsidiary, and (ii) such shares, voting securities or other equity interests have been validly issued and are owned, directly or indirectly, by the Company or by a Company Subsidiary, free and clear of all Liens other than restrictions imposed by applicable securities Laws, the organizational documents of any such Joint Ventures or any Permitted Liens, and are free of preemptive, first refusal or first offer rights.
(e) The Company has made available to Parent true, complete and correct copies of the Company Governing Documents and the Company Operating Partnership Governing Documents. The Company is in compliance with the terms of its Company Governing Documents in all material respects. The Company Operating Partnership is in compliance with the terms of its Company Operating Partnership Governing Documents in all material respects.
Section 3.2 Capitalization.
(a) The authorized shares of beneficial interest of the Company consists of (x) 105,000,000 common shares of beneficial interest, of which (1) 104,000,000 are designated as Priority Class A common shares and (2) 1,000,000 are designated as Class B common shares, and (y) 29,000,000 Company Preferred Shares, of which (1) 3,000,000 are designated as Series C Preferred Shares, (2) 9,050,000 are designated as Series D Preferred Shares and (3) 5,600,000 are designated as Series E Preferred Shares, each with par value $0.01 per share. As of the close of business on August 25, 2023 (the “Capitalization Date”), there were (i) 40,104,916 Company Common Shares issued and outstanding (including 91,686 Company Common Shares subject to Company Restricted Share Awards), and (ii) 14,703,214 Company Preferred Shares issued and outstanding, of which (1) 3,000,000 Series C Preferred Shares were issued and outstanding, (2) 7,701,700 Series D Preferred Shares were issued and outstanding, and (3) 4,001,514 Series E Preferred Shares were issued and outstanding. All outstanding Company Common Shares and Company Preferred Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. As of the date hereof, the Company has not sold any shares of beneficial interest in the Company on a forward basis or entered into any Contracts relating to a forward equity sale transaction with respect to shares of beneficial interest of the Company, in each case, that have not been settled.
(b) The Company is the sole general partner of the Company Operating Partnership. As of the Capitalization Date, there were: (i) 48,142,388 Company Partnership Units outstanding, and (ii) 14,703,214 Company Preferred Partnership Units outstanding, of which (1) 3,000,000 Series C Preferred Units were outstanding, (2) 7,701,700 Series D Preferred Units were outstanding, and (3) 4,001,514 Series E Preferred Units were outstanding. As of the Capitalization Date, (i) the Company owned (x) 40,104,916 Company Partnership Units, corresponding to 83.3% of the total issued and outstanding Company Partnership Units, and (y) 14,703,214 Company Preferred Partnership Units, corresponding to 100% of the total issued and outstanding Company Preferred Partnership Units, and (ii) the limited partners of the Company Operating Partnership (other than the Company) owned 8,037,472 Company Partnership Units, corresponding to 16.7% of the total issued and outstanding Company Partnership Units. As of the Capitalization Date, Section 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to the Company Partnership Units owned by each Person: (i) the name of the holder thereof, and (ii) the number of Company Partnership Units held by each holder thereof and the corresponding percentage of total Company Partnership Units. As of the Capitalization Date, 6,282,279 Company LTIP Units were outstanding pursuant to the Company Operating Partnership Agreement. All outstanding Company Partnership Units, Company Preferred Partnership Units and Company LTIP Units are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of any preemptive, first refusal or first offer rights. As of the Capitalization Date, Section 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to the outstanding Company LTIP Units: (i) the name of the holder thereof, (ii) the number of LTIP Units held by each holder thereof and (iii) the date of issuance thereof. Except as set forth on Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no Company Partnership Units reserved for issuance. As of the date hereof, the Company Operating Partnership has not sold any partnership interests or other equity interests in the Company Operating Partnership on a forward basis or entered into any Contracts relating to a forward equity sale transaction with respect to partnership interests or other equity interests in the Company Operating Partnership, in each case, that have not been settled.
(c) Except as set forth in Section 3.2(a) or Section 3.2(b) or as required by the terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of beneficial interest or other equity interests issued or outstanding, other than Company Common Shares that have become outstanding after the Capitalization Date, which were reserved for issuance as set forth in Section 3.2(a), (ii) the Company Operating Partnership does not have any Company Partnership Units or other equity interests issued or outstanding, and (iii) there are no (x) outstanding options, warrants, calls, profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to the issued or unissued shares of beneficial interest of or other equity interests in the Company or Company Partnership Units or other equity interests in the Company Operating Partnership or any other Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of beneficial interest of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of beneficial interest or other equity interest of, or other Company Equity Interests in, the Company, any Company Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person.
(d) Neither the Company nor any of the Company Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter. No Company Subsidiary owns or holds any shares of beneficial interest of or other equity interests in the Company or the Company Operating Partnership.
(e) There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the shares of beneficial interest of the Company or capital stock or equity interest of any Company Subsidiary or that restrict the transfer of any shares of beneficial interest or capital stock or equity interests in the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has granted any registration rights, preemptive rights, anti-dilutive rights or rights of first refusal, rights of first offer or similar rights with respect to any of its shares of beneficial interest or other Company Equity Interests.

(f) All dividends or other distributions on the Company Common Shares and Company Preferred Shares and any dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
(g) The Company does not have a “poison pill” or similar shareholder rights plan.
(h) From the Capitalization Date through the date hereof, neither the Company nor the Company Operating Partnership has issued any shares of beneficial interest or other equity securities other than Company Common Shares issued (i) in connection with the vesting of any Company Restricted Share Awards outstanding as of the Capitalization Date, or (ii) in connection with the conversion of Company Partnership Units in accordance with the terms of the Company Operating Partnership Agreement. All shares of beneficial interest in the Company to be issued pursuant to any Company Restricted Share Award shall be, when issued, duly authorized, validly issued, fully paid, nonassessable and not issued in violation of any preemptive, first refusal or first offer rights.
Section 3.3 Authorization; Validity of Agreement; Necessary Action.
(a) The Company has all necessary trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized and approved by the Company Board of Trustees and no other trust action on the part of the Company is necessary to authorize and approve the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Company Merger, to the approval of the Company Merger and the other Transactions by the Company Shareholder Approval and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the filing of the certificate of merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Company Operating Partnership, Parent, REIT Merger Sub and OP Merger Sub is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(b) The Company Operating Partnership has all necessary limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized and approved by the Company in its capacity as the general partner of the Company Operating Partnership and holder of the majority of the Company Partnership Units and no other limited partnership action on the part of the Company Operating Partnership, pursuant to the VRULPA or otherwise, is necessary to authorize and approve the execution and delivery by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Partnership Merger, to the filing of the Articles of Partnership Merger with, and acceptance for record of the Articles of Partnership Merger by, the VSCC. This Agreement has been duly executed and delivered by the Company Operating Partnership and, assuming due and valid authorization, execution and delivery hereof by the Company, Parent, REIT Merger Sub and OP Merger Sub is a valid and binding obligation of the Company Operating Partnership enforceable against the Company Operating Partnership in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.4 Company Approvals.
(a) The Company Board of Trustees at a duly held meeting has, acting upon the unanimous recommendation of the Company Transaction Committee, unanimously (i) determined that this Agreement, the Company Merger and the other Transactions are advisable, and in the best interests of the Company and its shareholders, (ii) duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of this Agreement, and the consummation of the Company Merger and the other

Transactions, (iii) directed that the Company Merger and the other Transactions be submitted for consideration at the Company Shareholder Meeting, and (iv) subject to Section 5.2, resolved to recommend that the Company’s shareholders vote in favor of the approval of the Company Merger and the other Transactions and to include such recommendation in the Proxy Statement.
(b) The Company, as general partner of the Company Operating Partnership, has (i) determined that this Agreement, the Partnership Merger and the other Transactions are advisable, and in the best interests of the Company Operating Partnership and its partners and (ii) duly and validly authorized and approved the execution and delivery of this Agreement and declared advisable the Partnership Merger and the other Transactions (such approvals referred to in this Section 3.4(b), the “Company Operating Partnership Approval”).
Section 3.5 Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Company or the Company Operating Partnership, the consummation by the Company of the Company Merger or any of the other Transactions, the consummation by the Company Operating Partnership of the Partnership Merger or any of the other Transactions, or compliance by the Company or the Company Operating Partnership with any of the provisions of this Agreement (with or without notice or lapse of time, or both) will (a) contravene, conflict with or result in any breach of any provision of the Company Governing Documents or the Company Operating Partnership Agreement, (b) contravene, conflict with or result in any breach of any provision of the organizational or governing documents of any Company Subsidiary (other than the Company Operating Partnership), (c) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any federal, state, local or foreign government, court, tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MRL or the VRULPA in connection with the Mergers, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Mergers, including a proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Mergers, or (v) such filings as may be required in connection with Transfer Taxes (clauses (b)(i) through (v), collectively, the “Company Approvals”)), (d) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of payment, termination, amendment, modification, cancellation or acceleration of any obligation or to the loss of a benefit, or give rise to any right of purchase, first offer or forced sale) under, any of the terms, conditions or provisions of any Company Material Contract, (e) violate any Order or Law applicable to the Company or any Company Subsidiaries or any of their properties, assets or operations, or (f) result in the creation or imposition of any Lien on any asset, property or right of the Company or any Company Subsidiaries other than Permitted Liens; except in each of clauses (c), (d), (e) or (f) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.6 Company SEC Documents and Financial Statements.
(a) The Company has timely and publicly filed or furnished (as applicable) to the SEC (and, to the extent required, made available in the Electronic Data Gathering, Analysis and Retrieval database) all forms, documents and reports required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) prior to the date of this Agreement, including any amendments or supplements thereto (the “Company SEC Documents”), since January 1, 2021, each of which, in each case as of its respective filing or furnishing dates, and in the case of registration statements or proxy statements, as of the dates of effectiveness and the dates of mailing, respectively (or as of the date finally amended, supplemented or modified prior to the date of this Agreement), (i) complied as to form in all material respects with the applicable requirements of (A) the applicable listing and corporate governance rules and regulations of the NYSE and (B) the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD under the Exchange Act. As of the date of this Agreement, none of the Company Subsidiaries are subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent true, complete and correct copies of all material written correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2021. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.
(b) The consolidated financial statements (including all related notes and schedules) of the Company and the consolidated Company Subsidiaries included or incorporated by reference in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) (i) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, comprehensive income (or loss) and shareholders’ equity, and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, none of which is material individually or in the aggregate), (ii) complied as to form, as of their respective dates, in all material respects with then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, and (iii) were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 3.7 Internal Controls and Procedures; Sarbanes-Oxley Act; Improper Payments.
(a) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f) respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act to ensure that all material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported on a timely basis as specified in the SEC’s rules and forms and is accumulated and communicated to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents as appropriate to allow timely decision regarding required disclosure. The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries.
(b) Since January 1, 2021, none of the Company, the Company Board of Trustees or the audit committee of the Company Board of Trustees, or to the Knowledge of the Company, the Company’s auditors, has received written notification of (A) any (i) “significant deficiency” or (ii) “material weakness” in the design or operation of the Company’s internal control over financial reporting or (B) any fraud, whether or not material, that involves management who have a significant role in the Company’s internal control over financial reporting. For the purposes of this Section 3.7(b), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.
(c) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any trustee, officer, or Representative of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to an act by any Governmental Entity or related to political activity, (ii) made any unlawful payment to, or offered or given anything of value to any foreign or domestic government official or employee, or to any political party of official thereof, or any candidate for foreign political office or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither the Company nor any of its Subsidiaries has, since January 1, 2021, (A) disclosed to any Governmental Entity that it violated or may have violated any applicable Anti-Corruption Law, (B) received any written communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law or (C) has Knowledge that any Governmental Entity is investigating, examining or reviewing the Company’s compliance with applicable Anti-Corruption Law.
(d) None of the Company nor the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any securitization transaction or “off balance sheet arrangements” (as defined in Item 303(b) of Regulation S K of the SEC), where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or the Company Subsidiaries in the Company’s audited financial statements or other Company SEC Documents.
(e) Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.
(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2021, none of the Company nor the Company Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries and each of their respective officers, trustees and directors, in their capacity as such, and, to the Knowledge of the Company, other Persons acting on behalf of the Company, in their capacity as such, have at all times since January 1, 2021 been in material compliance with applicable Anti-Money Laundering Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have not (i) received from any Governmental Entity any written notice or inquiry regarding an actual or alleged violation of any Anti-Money Laundering Law; or (ii) made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of any Anti-Money Laundering Laws.
Section 3.8 Absence of Certain Changes.
(a) From December 31, 2022 through the date of this Agreement, there has not been any event, change, condition, occurrence, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) From December 31, 2022 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business.
(c) From June 30, 2023 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or agreed, committed or arranged to take any action that, if taken after the date of this Agreement, would require the consent of Parent pursuant to clauses (i), (ii), (iii), (xiii), (xvi), (xvii) or, solely to the extent related to the foregoing clauses, clause (xxv), in each case, of Section 5.1(b).
Section 3.9 No Undisclosed Liabilities.Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended December 31, 2022, (b) as incurred in connection with the Transactions and as expressly contemplated by this Agreement, (c) for liabilities incurred in the ordinary course of business consistent with past practice in all material respects since December 31, 2022, or (d) for liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities, obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be accrued, reflected, disclosed or reserved on a consolidated balance sheet of the Company and/or the Company Subsidiaries.

Section 3.10 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries or any of their respective material properties or assets is or are subject to any Order, except for any Order that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.11 Company Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Letter lists all material Company Benefit Plans.
(b) The Company has made available to Parent a true and complete copy, as applicable, of (i) each Company Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the most recent annual report on Form 5500 with accompanying schedules and attachments filed with the IRS, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) the most recently received determination or opinion letter, if any, issued by the IRS with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan.
(d) No Company Benefit Plan is, and neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has, at any time within the previous six (6) years, sponsored, maintained or contributed to or been required to contribute to or otherwise had any liability in respect of (i) a multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) a single employer pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(e) Except as set forth on Section 3.11(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to provide (whether under a Company Benefit Plan or otherwise) health, accident, disability, life or other welfare insurance benefits to any Service Providers of the Company or any Company Subsidiary (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such Service Provider, other than health continuation coverage pursuant to Section 4980B of the Code or any similar state Law.
(f) (i) Each Company Benefit Plan has been, in all material respects, maintained, operated and administered in compliance with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws, (ii) all contributions required to have been made on or before the date hereof under the terms of any Company Benefit Plan have been timely paid or made in full, and (iii) no Action is pending or, to the Knowledge of the Company, threatened in writing against any Company Benefit Plan (other than routine claims for benefits).
(g) Except as set forth on Section 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) entitle any Service Provider of the Company or any Company Subsidiary to any payment or benefit; (ii) increase the amount of compensation or benefits due to any such Service Provider; (iii) accelerate the vesting, funding or time of payment of any compensation, Company Equity Award or other benefit to any such Service Provider; (iv) otherwise give rise to any material liability under any Company Benefit Plan; (v) require a “gross-up,” indemnification for, or payment to any Service Provider of the Company or any Company Subsidiary for

any taxes imposed under Section 409A or Section 4999 of the Code; or (vi) result in the payment to any Service Provider of the Company or any Company Subsidiary of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
Section 3.12 Labor Matters.
(a) As of the date hereof, except as set forth on Section 3.12(a) of the Company Disclosure Letter, (i) neither the Company nor any of the Company Subsidiaries is bound by any collective bargaining or similar agreement with a union or other collective employee representative (“Collective Bargaining Agreement”), (ii) there is and since January 1, 2021 has been no labor strike, work stoppage, picketing, lockout, walkout or other material organized work interruption pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective assets or properties, (iii) there are no labor unions or other labor organizations representing or, to the Knowledge of the Company, purporting to represent, or since January 1, 2021 conducting or threatening to conduct, any union organization campaign with respect to any employees of the Company or any of the Company Subsidiaries or any of their respective assets or properties, and (iv) there are no unfair labor practice complaints pending before the National Labor Relations Board or any other Governmental Entity with respect to any current or former employee of the Company or any of the Company Subsidiaries.
(b) The Company and each Company Subsidiary is, and has since January 1, 2021 been, in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and applicants, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment related matters, except for non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) There is no material Action or arbitration by or on behalf of any employee, former employee, applicant or labor union against the Company or any Company Subsidiary relating to or arising from the Company’s or any Company Subsidiary’s labor or employment policies or practices, pending or, to the Knowledge of the Company, threatened. Since January 1, 2021, none of the Company or any Company Subsidiary has been a party to any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices that has outstanding material obligations.
(d) Since January 1, 2021, none of the Company or any Company Subsidiary has conducted a mass layoff or plant closing (as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar state or local Law), nor has any such action been planned or announced for the future.
(e) To the Knowledge of the Company, since January 1, 2021, no officer, trustee or management level employee of the Company or any Company Subsidiary (i) is or has been the subject of an allegation of sexual harassment or other sexual misconduct or material allegation of discrimination or retaliation, or (ii) has engaged in any such conduct. None of the Company or any Company Subsidiary has entered into any settlement agreement to resolve disputes relating to allegations of sexual harassment or other sexual misconduct or material allegations of discrimination or retaliation.
Section 3.13 Taxes.
(i) The Company and each Company Subsidiary have timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.
(ii) The Company and each Company Subsidiary have duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return, other than any Taxes being contested in good faith by appropriate proceedings.
(iii) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2014 and through December 31, 2022 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2023 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger; and (iv) has not taken or omitted to take any action which would be reasonably expected to result in the Company’s failure to qualify as a REIT.
(iv) (A) There are no current or threatened (in writing) disputes, audits, examinations, investigations or other proceedings pending with regard to any material Taxes or Tax Returns of the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries is a part of any Action relating to Taxes, including with respect to the Company’s status as a REIT; and (B) neither the Company nor any Company Subsidiary has in the past five years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction, which claim has not been previously resolved.
(v) Each Company Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, (C) a Taxable REIT Subsidiary or (D) a REIT.
(vi) Neither the Company nor any Company Subsidiary holds directly or indirectly any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, and neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has any earnings and profits attributable to any non-REIT year within the meaning of Section 857 of the Code.
(vii) The Company and the Company Subsidiaries have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) in all material respects and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(viii) There are no Company Tax Protection Agreements in force at the date hereof, and, as of the date hereof, no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements.
(ix) There are no material Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Permitted Liens.
(x) There are no Tax allocation or Tax sharing agreements or similar arrangements to which the Company or any Company Subsidiary is a party, except for provisions contained in (A) credit or other commercial agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes or (B) agreements solely between or among the Company and/or the Company Subsidiaries.
(xi) Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than any such group of which the Company was the parent) or (B) has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor by contract (except for provisions contained in (A) credit or other commercial agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes or (B) agreements solely between or among the Company and/or the Company Subsidiaries) or otherwise.
(xii) Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to any material Taxes, and neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any material Taxes.
(xiii) Neither the Company nor any Company Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(xiv) Within the past two years or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed by Section 355 of the Code.
(xv) None of the Company or any Company Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than an automatic extension), which Tax Return has since not been filed.
(xvi) Since the Company’s formation, neither the Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code, or (ii) any material liability for Taxes under Sections 856(c)(7)(C) (for asset test violations) or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs).
Section 3.14 Company Material Contracts.
(a) Except for this Agreement, the Company Governing Documents and the Company Operating Partnership Governing Documents or as set forth in Section 3.14 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:
(i) would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);
(ii) other than any Management Agreements or Franchise Agreements, contains any covenant that limits the ability of the Company or any of the Company Subsidiaries or any Affiliate thereof to engage in any line of business, or to compete with any Person or operate at any geographic location, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;
(iii) provides for the formation, creation, operation, management or control of any joint venture, limited liability company or partnership or similar Contract, in each case, with a third party (including the Joint Venture Agreements);
(iv) is (1) an indenture, credit agreement, loan agreement, note, or other Contract providing for Indebtedness (solely with respect to clauses (i), (v) and (vi) of the definition thereof) (A) with a principal amount in excess of $2 million of the Company or any of the Company Subsidiaries (other than Indebtedness among the Company and/or any wholly owned Company Subsidiaries); (B) secured by Company Real Property or (C) prohibits the pledging of shares of beneficial interest or capital stock or other equity interests of the Company or any Company Subsidiary or prohibits the issuance of guarantees by the Company or any Company Subsidiary or (2) an interest rate swap or interest rate cap or an interest rate, currency or commodity derivative or other Contract relating to hedging;
(v) is a settlement, conciliation or similar Contract that would require the Company or any of the Company Subsidiaries to pay consideration of more than $5 million after the date of this Agreement or that contains restrictions on the business and operations of the Company and the Company Subsidiaries that are material to the business of the Company and the Company Subsidiaries, taken as a whole;
(vi) is (A) a Management Agreement or Franchise Agreement or (B) with the Specified Management Company or any Controlled Affiliate thereof involving payments or provision of services from or to the Company and/or any Company Subsidiary;
(vii) is a Material Space Lease, Ground Lease or Material Company Lease;

(viii) provides for the acquisition or disposition by the Company or any Company Subsidiary (or provides a Transfer Right with respect to the acquisition or sale) of any Person or business (whether by merger, sale of stock, sale of assets or otherwise), or any real property (including the acquisition of a ground leasehold interest or entry into a new ground lease), in each case, (1) by merger, purchase, sale of assets or otherwise, directly or indirectly, any Person, business or real property (including any Pending Sale Contracts) and (2) which such acquisition or disposition is pending and has not closed;
(ix) other than any Management Agreements or Franchise Agreements, includes any undelivered balance providing for aggregate payments or expenditures or other consideration (including any capital expenditure) by the Company and the Company Subsidiaries in excess of $10 million over the term of the Contract or $5 million in any 12-month period;
(x) that contains most favored nation or minimum spend or exclusivity provisions that are binding on the Company or any Company Subsidiary or any Affiliate of the foregoing;
(xi) relates to material Intellectual Property, other than commercially available non-exclusive licenses with annual fees of less than $150,000;
(xii) is a Related Party Agreement;
(xiii) is with a Governmental Entity;
(xiv) is a Collective Bargaining Agreement; or
(xv) except for any capital contribution requirements as set forth in the organizational documents of any Person set forth in Section 3.14(a)(xv) of the Company Disclosure Letter or in any Joint Venture Agreement, requires the Company or any Company Subsidiary to make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any Company Subsidiary or other Person in excess of $2,000,000.
Each Contract of the type described in clauses (i) – (xv) of this Section 3.14(a) is referred to herein as a “Company Material Contract.”
(b) True and correct copies of each Company Material Contract have been publicly filed prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, or has had, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, or has had, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions. Except as would not reasonably be expected to have, or has had, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries, as applicable, has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract, and to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Material Contract prior to the date hereof. Except as would not reasonably be expected to have, or has had, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, neither the Company nor, to the Knowledge of the Company, any Company Subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, modify or renegotiate in any material respects the terms of any such Company Material Contract (except in accordance with the terms thereof).
Section 3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries are and have been since January 1, 2021 in compliance with all applicable Environmental Laws and all Permits required thereunder; (ii) neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity or other Person alleging that the Company or any of the Company Subsidiaries is in violation of or has any Liability under any Environmental Law, which remains unresolved; and (iii) there has been no treatment, storage, disposal or release of, contamination by, or exposure of any Person to any Hazardous Substance (including from any properties owned, leased or operated by the Company or any of the Company Subsidiaries or as a result of any activity of the Company or any of the Company Subsidiaries during the time such properties were owned, leased or operated by the Company or any of the Company Subsidiaries) that has given rise to any Liability of or for the Company or any Company Subsidiary under any Environmental Law.
Section 3.16 Intellectual Property.
(a) Section 3.16(a) of the Company Disclosure Letter lists all issued patents and patent applications, registered trademarks and trademark applications, registered copyrights and domain name registrations owned by the Company or any of the Company Subsidiaries (the “Company Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property is subsisting, (ii) to the Knowledge of the Company, each item of Company Registered Intellectual Property that has been registered or issued is valid and enforceable and (iii) the Company and the Company Subsidiaries exclusively own the Company Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens).
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the execution, delivery or performance of this Agreement by the Company or the Company Operating Partnership, the consummation by the Company of the Company Merger or any of the other Transactions, the consummation by the Company Operating Partnership of the Partnership Merger or any of the other Transactions, or compliance by the Company or the Company Operating Partnership with any of the provisions of this Agreement (with or without notice or lapse of time, or both) will result in the loss, termination or impairment of any rights of the Company or any of the Company Subsidiaries in any Intellectual Property, other than the Hersha Name and Marks.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party since January 1, 2021, (ii) to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or the Company Subsidiaries and (iii) no Action is pending, or to the Knowledge of the Company is threatened, alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets (i) operate in all material respects as required by the Company and the Company Subsidiaries and have not materially malfunctioned or failed since January 1, 2021; (ii) the Company and the Company Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets against unauthorized use, access, interruption, modification and corruption; (iii) there has been no unauthorized access to the IT Assets that has resulted in any unauthorized use, access, disclosure, modification, deletion, corruption, or encryption of any information or data stored therein; and (iv) the Company and the Company Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case consistent with customary industry practices.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken commercially reasonable measures designed to protect the confidentiality of third party confidential information provided to the Company or any Company Subsidiary that the Company or such Company Subsidiary is obligated to maintain in confidence and Sensitive Data stored or processed on the IT Assets used in their businesses, and (ii) since January 1, 2021, there have been no violations, outages, breaches, or interruptions of IT Assets or unauthorized access, acquisition or disclosure, or any loss or theft, of Sensitive Data of the Company or the Company Subsidiaries, in each case that would result in material cost or liability to the Company or the Company Subsidiaries and/or notification to individuals or any Governmental Entity under any applicable Law.
Section 3.17 Compliance with Laws; Permits.
(a) The Company and the Company Subsidiaries are, and have been since January 1, 2021, in compliance with and not in default under or in violation of any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, Order, injunction or decree of any Governmental Entity (collectively, “Laws” and each, a “Law”), including, any Privacy Obligations, applicable to the Company and the Company Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of any Governmental Entity (“Permits”) necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company, threatened in writing, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) Neither the Company nor any of the Company Subsidiaries has received any written notice that the Company or the Company Subsidiaries is in violation of any Law applicable to the Company or any of the Company Subsidiaries, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.18 Properties.
(a) Section 3.18(a) of the Company Disclosure Letter lists the common name and street address for all real property owned by the Company or any of the Company Subsidiaries as of the date hereof (the “Company Owned Real Property”) and the applicable Company Subsidiary which owns each such real property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Company Subsidiaries has good and valid fee simple title to all Company Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.
(b) Section 3.18(b)(i) of the Company Disclosure Letter lists the common name and street address for all real property in which the Company or any of the Company Subsidiaries holds as a lessee or sublessee a ground leasehold or ground sublease interest (the “Ground Leased Real Property”) and the Company or the applicable Company Subsidiary which holds each such interest. Section 3.18(b)(ii) of the Company Disclosure Letter lists Material Company Leases (and together with the Ground Leases and Material Space Leases, collectively, the “Company Real Property Leases”) as of the date hereof (including the applicable Company Real Property that such Material Company Lease relates to). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Real Property Lease is valid, binding and in full force and (ii) no uncured default of a material nature on the part of the Company or, as applicable, any of the Company Subsidiaries or, to the Knowledge of the Company, the landlord thereunder exists under any Company Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold or subleasehold interest in each Ground Leased Real Property free and clear of all Liens except for Permitted Liens. True and correct copies of the Company Real Property Leases have been made available to Parent.

(c) As of the date of this Agreement, except as indicated on Section 3.18(c)(i) of the Company Disclosure Letter, there are no Company Real Properties under contract to be sold, disposed of or otherwise transferred, directly or indirectly, including pursuant to a ground lease or the sale, transfer or disposition of all or any portion of the equity interests in any Company Subsidiary (“Pending Sale Properties”). As of the date hereof, except as indicated on Section 3.18(c)(ii) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary has exercised any Transfer Right with respect to any real property or Person, which transaction has not yet been consummated, and (ii) no Person other than the Company or any Company Subsidiary has exercised any Transfer Right with respect to any Company Subsidiary or Company Real Property, which transaction has not yet been consummated. Section 3.18(c)(iii) of the Company Disclosure Letter lists each real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company or its Subsidiaries since January 1, 2021, except for easements or similar immaterial interests (“Prior Sales”). Neither the Company nor any of the Company Subsidiaries has received written notice of any claims under any Contracts pursuant to which the Prior Sales were consummated which have or would reasonably be expected to result in liability to the Company or any Company Subsidiary in an amount, in the aggregate, in excess of $1,000,000.
(d) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries has received written notice of any violation of Law, including any existing building, zoning or fire violations with respect to any Company Real Property, (ii) to the Knowledge of the Company, there are no pending or threatened (in writing) Actions initiated by or on behalf of the Company or any of the Company Subsidiaries or any other Person to change or redefine the zoning classification of all or any portion of any Company Real Property or to effect a condemnation with respect to all or any portion of any Company Real Property and (iii) neither the Company nor any of the Company Subsidiaries has received written notice of any Action of such kind.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material tangible personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens.
(f) The capital expenditure budget in Section 3.18(f) of the Company Disclosure Letter discloses, as of the date hereof, the aggregate budgeted amounts for each quarter starting from the third quarter of fiscal year 2023 until the first quarter of fiscal year 2026 for major project spend by Company Real Property (which, for the avoidance of doubt, excludes any ordinary course property level repair and maintenance obligations).
Section 3.19 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Company Shareholder Meeting or at the Partnership Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to the Company or the Company Operating Partnership by or on behalf of Parent, REIT Merger Sub or OP Merger Sub.
Section 3.20 Opinion of Financial Advisor. The Company Transaction Committee has received the oral opinion of Goldman, Sachs & Co. LLC (the “Financial Advisor”), to be confirmed in writing promptly after the execution of this Agreement, to the effect that, as of the date hereof and based on and subject to the factors and assumptions set forth in such written opinion, the Merger Consideration to be paid to the holders (other than

Parent and its Affiliates) of Company Common Shares pursuant to this Agreement is fair, from a financial point of view to such holders. The Company will deliver to Parent a true, complete and correct copy of such written opinion promptly after the date hereof solely for informational purposes.
Section 3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth a true a complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts held by or on behalf of, or providing coverage for the Company and the Company Subsidiaries (the “Insurance Policies”), which Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and/or Company Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in accordance with the terms of such policies and (b) neither the Company nor any of the Company Subsidiaries is in breach or default of any of its Insurance Policies, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material and adverse modification of any of such Insurance Policies. Since January 1, 2021, no written notice of premature cancellation, refusal of coverage, refusal to renew, termination or cancellation or increase in premium has been received by the Company or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.22 Related Party Agreements. Since January 1, 2021, there have been no Contracts, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and (a) any Affiliate thereof (including any past or present officer or trustee or director of the Company, the Company Operating Partnership or the Company Subsidiaries) or current or former holder of (i) at least 5% of all outstanding shares of beneficial interest of the Company or (ii) any of the outstanding equity interests of the Company Operating Partnership, or (b) any immediate family member of any associate (as defined in Rule 12b-2 under the Exchange Act) or Affiliate of any such Affiliate or holder, on the other hand (other than those exclusively among the Company and the Company Subsidiaries or ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Letter), in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (each, a “Related Party Agreement”).
Section 3.23 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Financial Advisor in a fee amount not to exceed the amount set forth on Section 3.23 of the Company Disclosure Letter pursuant to the terms of the engagement letter between the Company and the Financial Advisor, true, correct and complete copies of which have been provided to Parent prior to the date hereof), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Company or the Company Operating Partnership.
Section 3.24 Takeover Statutes. The Company Board of Trustees, acting upon the unanimous recommendation of the Company Transaction Committee, has taken all action necessary to render inapplicable to the Company Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”) and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Company Merger, the Partnership Merger or the other Transactions.
Section 3.25 Vote Required. The Company Shareholder Approval is the only vote, consent or approval of any holders of any class or series of shares of beneficial interest of the Company necessary to approve the Transactions, including the Company Merger. The Company Operating Partnership Approval, which can be, and has been, accomplished by the Company as a holder of a majority of the Company Partnership Units of the Operating Partnership, is the only vote, consent or approval of any holders of Company Partnership Units or any other equity interests in the Company Operating Partnership necessary to approve the Transactions, including the Partnership Merger.

Section 3.26 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. In entering into this Agreement, the Company and the Company Operating Partnership have relied solely upon the representations and warranties set forth in this Agreement and their independent investigation and analysis of Parent and the Parent Parties, and the Company and the Company Operating Partnership acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of the Parent Parties, or any of their respective affiliates, equityholders, controlling persons or Parent’s Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company and the Company Operating Partnership acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, none of Parent, REIT Merger Sub or OP Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Company Merger and the Partnership Merger, and the Company and the Company Operating Partnership are not relying on any representation or warranty except for those expressly set forth in this Agreement.
Section 3.27 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company, the Company Operating Partnership nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Operating Partnership or with respect to any other information provided to Parent, REIT Merger Sub or OP Merger Sub in connection with the Transactions.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
The Parent Parties represent and warrant to the Company, jointly and severally, as set forth in this Article IV. The following representations and warranties by the Parent Parties are qualified in their entirety by reference to the disclosures set forth in Parent’s disclosure letter delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent.
Section 4.1 Qualification, Organization; Subsidiaries.
(a) Each of the Parent Parties is a limited liability company or limited partnership, as applicable, in each case, duly organized, validly existing and in good standing under the Laws of the State of Delaware or the Commonwealth of Virginia, as applicable. Each of the Parent Parties has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Except as set forth in Section 4.1(b) of the Parent Disclosure Letter, all of the outstanding shares of capital stock or voting securities of, or other equity interests in REIT Merger Sub and OP Merger Sub have been validly issued and are owned by Parent or by a direct or indirect Subsidiary of Parent.
Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of the Parent Parties has all necessary corporate, limited liability company and limited partnership, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other Transactions. The execution, delivery and performance by the Parent Parties of this Agreement and the consummation by each of them of the Mergers and the other Transactions have been duly and validly authorized by all necessary corporate, limited liability company or limited partnership, as applicable, action on the part of such Parent Party, subject the adoption or approval of this Agreement by Parent as the sole member of REIT Merger Sub and general partner of OP Merger Sub, and no other corporate, limited liability company or limited partnership, as applicable, action on the part of any Parent Party is necessary to authorize the execution and delivery by the Parent Parties of this Agreement and the consummation by them of the Mergers and the other Transactions, subject, (a) in the case of the Company Merger, the acceptance for record of the Articles of Merger by SDAT and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) in the case of the Partnership Merger, the filing of Articles of Partnership Merger with, and acceptance for record of the Articles of Partnership Merger by, the VSCC. This Agreement has been duly executed and delivered by each Parent Party and, assuming due and valid authorization, execution and delivery hereof by the Company and the Company Operating Partnership, is a valid and binding obligation of each Parent Party enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.3 Corporate Approvals.
(a) The execution, delivery and performance of this Agreement and the consummation of the Mergers and the other Transactions by Parent has been duly and validly authorized and approved by all necessary action on the part of Parent and no other consent or approval by or on behalf of Parent is necessary to authorize Parent’s entry into this Agreement or consummation of the Mergers or other Transactions.
(b) Parent, in its capacity as the sole member of REIT Merger Sub, has duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of this Agreement by REIT Merger Sub and the consummation by REIT Merger Sub of the Company Merger and the other Transactions and no other consent or approval by or on behalf of REIT Merger Sub is necessary to authorize REIT Merger Sub’s entry into this Agreement or consummation of the Company Merger or other Transactions.
(c) Parent, in its capacity as the general partner of OP Merger Sub, has duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of this Agreement by OP Merger Sub and the consummation by OP Merger Sub of the Partnership Merger and the other Transactions and no other consent or approval by or on behalf of OP Merger Sub is necessary to authorize OP Merger Sub’s entry into this Agreement or consummation of the Partnership Merger or other Transactions.
Section 4.4 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by any Parent Party, the consummation by the Parent Parties of the Mergers or any of the other Transactions or compliance by the Parent Parties with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Parent Governing Documents or the comparable organizational or governing documents of any other Parent Party, (b) require any filing by any Parent Party with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MRL, the VRULPA or DLLCA in connection with the Mergers, (iii) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Mergers, (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Mergers, or (v) such filings as may be required in connection with Transfer Taxes) (clauses (b)(i) through (v), collectively, the “Parent Approvals”), (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of payment, termination, amendment, modification, cancellation or acceleration of any obligation or to the loss of a benefit, or give rise to any right of purchase, first offer or forced sale) under, any of the terms, conditions or provisions of any material Contract to which any Parent Party or any of their respective properties, assets or operations are bound or (d) violate any Order or Law applicable to any Parent Party or any of their properties, assets or operations ; except in the case of clauses (b), (c) or (d), where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings, or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.5 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Subsidiaries or any of their respective material properties or assets is or are subject to any Order except for those that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
Section 4.6 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Party for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Company Shareholder Meeting or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 4.7 Ownership of Company Common Shares and/or Company Preferred Shares. Neither the Parent Parties nor any of their respective Affiliates, beneficially owns, directly or indirectly, any Company Common Shares, Company Preferred Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or Company Preferred Shares and none of the Parent Parties have any rights to acquire any Company Common Shares or Company Preferred Shares except pursuant to this Agreement. None of the Parent Parties is a “Prohibited Owner” as defined in the Company Declaration.
Section 4.8 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than Wells Fargo Securities, LLC and Citigroup Global Markets Inc.) is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Mergers based upon arrangements made by or on behalf of Parent or any of the Parent Parties.
Section 4.9 Financing; Parent Guarantee.
(a) Parent has delivered to the Company true and complete copies of (i) the executed debt commitment letter, dated as of August 27, 2023, by and among Parent, KSL Capital Partners VI, L.P., Wells Fargo Bank, N.A. and Citigroup Global Markets Inc. (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described below, in each case as amended, modified, supplemented or replaced in accordance with the terms of this Agreement, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have committed, subject only to the satisfaction of the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding a portion of the Financing Uses and (ii) the executed equity commitment letter, dated as of the date hereof, among Parent, the Guarantors and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Commitment Letter”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Guarantors have committed, subject to the terms and conditions set forth therein, to invest or otherwise fund the cash amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”) for the purpose of funding a portion of the Financing Uses. As of the date of this Agreement, none of the Financing Commitments have been withdrawn, terminated, rescinded, repudiated, amended, modified or supplemented and, as of the date of this Agreement, no such withdrawal, termination, rescission, repudiation, amendment, modification or supplementation is contemplated by Parent or, to the Knowledge of Parent, any other party thereto (other than any amendment, supplement or modification to the Debt Financing Commitments solely to add additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Financing Commitments as of the date of this Agreement), and Parent has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the date hereof. Except for the fee letters referenced in the Debt Financing Commitments (true and complete copies of which have been provided to the Company, redacted only for the fee amounts and other economic terms which are customarily redacted in transactions of this type) (provided that such redactions do not relate to the imposition of any new conditions (or the modification or expansion of any existing conditions) to the availability of the Debt Financing or any reduction in the aggregate amount of the Debt Financing or otherwise relate to the termination, enforceability or availability of the Debt Financing), as of the date of this Agreement, there are no side letters or Contracts to which Parent or any of its Affiliates is a party related to the provision, funding, investing, availability or conditionality, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof. As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, and, to the knowledge of Parent, each of the other parties thereto, in each case subject to the Enforceability Exceptions and assuming, with respect to the Debt Financing Commitments only, the due authorization, execution and delivery of the Debt Financing Commitments by the Debt Financing Sources party thereto and (ii) assuming the accuracy of the representations and warranties of the Company set forth herein and the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that, as of the date of this Agreement, (x) any conditions precedent to the Financings required to be satisfied pursuant to the Financing Commitments will not be satisfied on or prior to the Closing Date and (y) the amount of the Financing available under the Financing Commitments and necessary to fund the Financing Uses will not be available to Parent on the Closing Date. As of the date of this Agreement, there are no conditions precedent related to the funding of the full amount of the Financing (including pursuant to any

“market flex” provisions in the fee letter or otherwise), other than as expressly set forth in the Financing Commitments delivered to the Company on the date hereof. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth herein and the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 7.1 and Section 7.2, no event has occurred which, with or without notice, lapse of time or both, would (or would reasonably be expected to) constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any other party thereto under any of the Financing Commitments, in each case that would (A) result in the failure to satisfy (or materially delay, hinder or impair the satisfaction of) any condition precedent to the initial funding of the Financing at the Closing or (B) give rise to a right on the part of the relevant financing sources to terminate any of their obligations to provide the full amount of the applicable Financing under the applicable Financing Commitments. Assuming (x) the Financing is funded in accordance with the Financing Commitments, and (y) the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 7.1 and Section 7.2, Parent will have on the Closing Date funds sufficient to satisfy all of its Closing payment obligations under this Agreement, including the (1) payment of the aggregate Merger Consideration, Preferred Merger Consideration and OP Merger Consideration and the other payments under Article II, (2) payment of any and all fees and expenses required to be paid by Parent in connection with the Mergers and the Financing, and (3) payment for any refinancing and/or repayment of any outstanding indebtedness of the Company or its Subsidiaries contemplated by this Agreement or the Financing Commitments at the Closing (clauses (1) through (3), the “Financing Uses”). Notwithstanding anything to the contrary contained in this Agreement, Parent affirms that it is not a condition to the Closing that Parent obtain the Financing or any other financing for or related to any of the Transactions.
(b) Parent has furnished the Company with a true, complete and correct copy of the Parent Guarantee. The Parent Guarantee is in full force and effect and, as of the date hereof, has not been amended or modified. The Parent Guarantee is (i) a legal, valid and binding obligation of the Guarantors and (ii) enforceable in accordance with its respective terms against the Guarantors subject to the Enforceability Exceptions. There is no default under the Parent Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.
Section 4.10 Solvency. Assuming (i) that the conditions to the obligation of Parent to consummate the Mergers set forth in Sections 7.1 and 7.2 have been satisfied or waived, (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof, and (iii) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were reasonable at such time, then immediately following the Company Merger Effective Time and after giving effect to all of the Transactions, including the Financing, the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Entity, the Surviving Partnership or their respective Subsidiaries which become due or payable by the Surviving Entity, the Surviving Partnership or their respective Subsidiaries in connection with, or as a result of, the Mergers and payment of all related fees and expenses, the Surviving Entity, the Surviving Partnership or their respective Subsidiaries, on a consolidated basis, will not: (a) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (b) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (c) be unable to pay its liabilities, including contingent and other liabilities, as they become due.
Section 4.11 Operations of REIT Merger Sub and OP Merger Sub. Each of REIT Merger Sub and OP Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations and has not incurred any liabilities, in each case, other than in connection with such transactions and this Agreement.
Section 4.12 Certain Arrangements. Other than the Voting and Support Agreements, as of the date of this Agreement, neither Parent nor any of its Affiliates or, to the Knowledge of Parent, any other Person on behalf of Parent or its Affiliates has entered into any Contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any shareholder of the Company or any member of the Company’s management or directors that is related to the Transactions or with the respect to the business or operation of the Surviving Entity or any of its Subsidiaries after the Company Merger Effective Time.
Section 4.13 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The Parent Parties have conducted their own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledge that the Parent Parties have been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, the Parent Parties have relied solely upon the representations and warranties set forth in this Agreement and their independent investigation and analysis of the Company and the Company Subsidiaries, and the Parent Parties acknowledge and agree that they have not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of the Company Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or its Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Parent Parties acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Mergers and the Parent Parties are not relying on any representation or warranty except for those expressly set forth in this Agreement.
Section 4.14 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Parent Parties or any other Person makes any express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the Company and the Company Subsidiaries in connection with the Transactions.
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS
Section 5.1 Conduct of Business by the Company Pending the Closing.
(a) The Company agrees that between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) as expressly required or expressly permitted pursuant to this Agreement, (iii) as may be required by Law, (iv) as required by or in response to any COVID-19 Measures (provided, that the Company shall, to the extent reasonably practicable, consult in good faith with Parent before taking (or omitting) any such actions in connection with COVID-19 Measures), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in the ordinary course of business and in a manner consistent with past practices, (B) maintain in all material respects its business organization, goodwill and ongoing businesses and significant relationships with tenants and other third parties, (C) maintain all insurance policies in all material respects and (D) maintain the status of the Company as a REIT.
(b) Except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) as expressly required or expressly permitted pursuant to this Agreement, (iii) as required by Law, (iv) as required by or in response to any COVID-19 Measures (provided, that the Company shall, to the extent reasonably practicable, consult in good faith with Parent before taking (or omitting) any such actions in connection with COVID-19 Measures), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary (or authorize or approve any Management Company or Third Party Managing Member (but only to the extent such prior authorization or approval is expressly sought and management has an approval right with respect to the applicable action under the applicable

Management Agreement or Joint Venture Agreement, and such approval or authorization has not been granted prior to the date hereof, provided such prior approval or authorization shall not relieve the Company of the disclosure requirements under this Section 5.1 with respect to events and actions that have not yet occurred)) to, directly or indirectly:
(i) authorize, effect or adopt any amendments, modifications or waivers to the Company Governing Documents or the Company Operating Partnership Governing Documents or any similar organizational documents of any other Company Subsidiaries or any Joint Ventures, in each case, in a manner adverse to the Company, the Company Subsidiaries and the Joint Ventures, taken as a whole;
(ii) split, combine or reclassify any shares of beneficial interest of the Company or equity interests of any Company Subsidiary, except as may be permitted by Section 5.1(b)(iv), and except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;
(iii) subject to the second sentence of Section 6.13, authorize, declare, set aside, establish a record date for or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest of the Company or other equity interests of any Company Subsidiary or any rights, warrants or options to acquire any such shares or equity interests, except for (A) the authorization and payment by the Company of regular quarterly dividends and by the Company Operating Partnership of regular quarterly distributions pursuant to the Company Governing Documents and/or Company Operating Partnership Governing Documents, as applicable, consistent with past practice of the Company and the Company Operating Partnership, as applicable, in each case, in an amount not to exceed $0.05 per Company Common Share or Company Partnership Unit, as applicable, $0.4297 per Series C Preferred Share (or Series C Preferred Unit), $0.40625 per Series D Preferred Share (or Series D Preferred Unit) and $0.40625 per Series E Preferred Share (or Series E Preferred Unit) (the dividends and other distributions described in this clause (A), the “Company Permitted Dividend”), (B) the declaration and payment of dividends or other distributions to the Company or to any Company Subsidiary by any directly or indirectly wholly-owned Company Subsidiary and (C) dividends or other distributions in the ordinary course of business by any Company Subsidiary that is not wholly owned, directly or indirectly by the Company, or by any Joint Venture, in each case, in accordance with the terms of the organizational documents of such Company Subsidiary or Joint Venture;
(iv) (A) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of its beneficial interest or other equity interests or any rights, warrants or options to acquire any such shares or equity interests, except from (i) the withholding of Company Common Shares to satisfy Tax withholding obligations with respect to Company Equity Awards, (ii) in accordance with Article VII of the Company Declaration, or (iii) with respect to the redemption or exchange of any partnership units of the Company Operating Partnership in accordance with the terms of the Company Operating Partnership Agreement, (B) grant any Person any Company Equity Award or any right or option to acquire any shares of beneficial interest or equity interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or equity interests, (C) issue, deliver or sell or agree to commit to the foregoing with respect to any additional shares of beneficial interest or equity interests or other rights, warrants or options to acquire any such shares or equity interests, or (D) enter into any Contract with respect to the sale, voting registration or repurchase of any shares of beneficial interest or equity interests or other rights, warrants or options to acquire any such shares or equity interests; provided, however, that the Company may issue Company Common Shares (A) upon the vesting and/or settlement of any Company Equity Award outstanding as of the date hereof, and (B) in connection with the redemption or exchange of any Company Partnership Units in accordance with the terms of the Company Operating Partnership Agreement;
(v) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person (or equity interests thereof) or any real property or other material assets, other than (A) acquisitions of assets (other than real property, including a ground leasehold interest) in the ordinary course of business and (B) acquisitions of assets or real property;

(vi) other than in the ordinary course of business, enter into, renew, modify, amend, sell, transfer, dispose of, pledge or encumber (except in connection with the incurrence of any Indebtedness permitted to be incurred by the Company under this Agreement or as required under the terms of any existing Indebtedness), or terminate, waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract ), other than (A) any termination in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any Company Subsidiary, (B) any renewals that occurs automatically pursuant to the terms of an existing Company Material Contract without any action by the Company or any Company Subsidiary, or (C) as may be reasonably necessary to comply with the terms of this Agreement (provided, that, in no event shall the Company or any Company Subsidiary enter into any Contract (or amend or modify any existing Contract) that would be a Material Contract pursuant to Sections 3.14(a)(ii) or 3.14(a)(x), constitutes a Related Party Agreement or that includes a “change of control” or similar provisions applicable to the Transactions);
(vii) (A) other than in the ordinary course of business, sell, transfer, dispose of, allow to lapse or expire, or encumber (other than Permitted Liens) any material personal property, equipment or assets (other than as set forth in clause (B) below) of the Company or any Company Subsidiary or (B) except for encumbrances granted in connection with the incurrence of any Indebtedness permitted to be incurred by the Company pursuant to Section 5.1(b)(viii), sell, transfer, dispose of or encumber (other than Permitted Liens) any real property (including Company Real Property), except, in the case of each of clause (A) and (B), for (x) the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that would not reasonably be expected to materially impair the existing use, value or operation of the property, right or asset affected by the applicable instrument, (y) sales, transfers or dispositions of property, equipment, assets or real property pursuant to Pending Sale Contracts and (z) expirations of Company Registered Intellectual Property in accordance with their statutory terms;
(viii) (i) incur, assume, or guarantee, any Indebtedness for borrowed money, except for (A) any Indebtedness solely among the Company and wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) Indebtedness incurred pursuant to the Existing Company Debt in the ordinary course of business (including any extensions in accordance with the terms thereof) and (C) Indebtedness not to exceed $5,000,000 in the aggregate which is not secured, directly or indirectly, by Company Real Property (provided that in the cases of (B) and (C), such Indebtedness must be prepayable at any time without penalty or premium), or (ii) prepay, refinance, modify or amend the terms of any Indebtedness, except for (A) any Indebtedness solely among the Company and wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) prepayments of the Existing Company Debt in the ordinary course of business and (C) mandatory payments under the terms of any Indebtedness in accordance with its terms;
(ix) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10 million in the aggregate, other than (A) solely between the Company and a Company Subsidiary or among the Company Subsidiaries or (B) required by existing Contracts for advancement of expenses under existing indemnification obligations set forth on Section 5.1(b)(ix) of the Company Disclosure Letter or the applicable governing documents of the Company and the Company Subsidiaries;
(x) (A) enter into any Ground Lease, Material Space Lease, Material Company Lease, Management Agreement or Franchise Agreement, or (B) amend, supplement or modify in any material respect, or terminate, or waive compliance with any material terms or material breaches under, or assign, any Ground Lease, Material Space Lease, Material Company Lease, Management Agreement or Franchise Agreement, except to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned);
(xi) other than with respect to any shareholder litigation governed by Section 6.10, or any Actions related to Taxes or Tax matters, which are governed by Section 5.1(b)(xvi) settle, pay,

discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $5 million individually or $10 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating to Actions;
(xii) except as required by the terms of any Company Benefit Plan disclosed on Section 3.11(a) of the Company Disclosure Letter as in effect on the date hereof or as otherwise expressly required or expressly permitted by the terms of this Agreement, (A) increase the compensation or employee benefits payable or provided to any Service Provider of the Company or any Company Subsidiaries, other than increases to any such individuals who are not directors, trustees or executive officers of the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice that do not exceed 5% individually or 1% in the aggregate, (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any equity compensation plan, or any other compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any Service Providers of the Company or any Company Subsidiary (other than (x) as permitted by clauses (A), (G) and (H) of this Section 5.1(b)(xii) in the ordinary course of business or (y) in connection with ordinary course renewals of health or welfare benefit plans which do not materially increase the cost to the Company and the Company Subsidiaries, taken as a whole, of maintaining such plans), (C) accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other long-term incentive compensation (including any Company Equity Award), (D) grant any new awards under any Company Benefit Plan, (E) amend or modify any outstanding award under any Company Benefit Plan (including any Company Equity Award), (F) grant or provide any change of control, severance or retention payments to any Service Provider of the Company or any Company Subsidiary, (G) hire or engage any new Service Provider, or promote any existing Service Provider, of the Company or the Company Subsidiaries if such Service Provider earns, or would earn, more than $200,000 per annum in base salary, or (H) terminate the employment or engagement (other than for cause) of any Service Provider of the Company or a Company Subsidiary if such Service Provider earns more than $200,000 per annum in base salary or if such Service Provider is a trustee or executive officer of the Company or any Company Subsidiary;
(xiii) materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;
(xiv) enter into any new line of business outside its existing business as of the date of this Agreement;
(xv) take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xvi) enter into or modify in a manner adverse to the Company or any Company Subsidiary, or take (or fail to take) any action that would violate or give rise to liability with respect to, any Company Tax Protection Agreement, make, change or rescind any entity classification or other material election relating to Taxes, change a material method of Tax accounting, change any Tax accounting period, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any closing agreement related to material Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver or extension of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law, or (B) to the extent the Company determines in good faith, and after notice to and consultation with Parent (which consultation, for the avoidance of doubt, shall not require that the Company obtain Parent’s approval), that such action is reasonably necessary (x) to preserve the Company’s qualification as a REIT under the Code, or (y) to qualify or preserve the status of any

Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;
(xviii) make or authorize any payment of, or accrual or commitment for, capital expenditures, except (A) the incurrence of capital expenditure amounts up to the aggregate amount set forth in the forecasted capital expenditure budget attached to Section 5.1(b)(xviii) of the Company Disclosure Letter, plus, with respect to capital expenditures incurred at any individual Company Real Property, an amount that is equal to 10% of the budgeted amount for such Company Real Property, (B) emergency expenditures not in excess of $10 million in the aggregate that the Company reasonably determines are necessary to avoid a material business interruption, maintain the ability to operate in the ordinary course, or maintain the safety and integrity of any asset or property in response to any emergency or force majeure event, or (C) ordinary course capital expenditures necessary to fulfill obligations under the Management Agreements, the Franchise Agreements or other Company Material Contracts to which the Company or any Company Subsidiary or any Joint Venture is a party to in effect as of the date of this Agreement;
(xix) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Properties that would materially and adversely affect the operation of such Company Real Property as conducted as of the date hereof;
(xx) recognize any labor union as the representative of any employees of the Company or any Company Subsidiary, or negotiate, enter into, become a party to a Collective Bargaining Agreement, in each case, except as required by applicable Law;
(xxi) make any materially adverse change to any posted privacy policies or to the operation or security of the IT Assets, except as required by Law;
(xxii) adopt or implement any “poison pill”, shareholder rights agreement or plan or similar anti-takeover agreement or plan, in each case, applicable to the Mergers or any other transactions with respect to Parent or its Affiliates and/or Parent’s right under Section 5.2;
(xxiii) materially modify or reduce the amount of any insurance coverage provided by the Insurance Policies, except in the ordinary course of business as consistent with past practice;
(xxiv) exempt a Person other than Parent or its Affiliates from the Ownership Limit (as defined in the Company Declaration); or
(xxv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement:
(i) nothing in this Agreement shall give any of the Parent Parties, directly or indirectly, the right to control or direct the operations of the Company or the Company Operating Partnership prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable (it being acknowledged that prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Company or the Company Operating Partnership, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations);
(ii) nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable good faith judgment of the Company, is reasonably necessary or appropriate for the Company to maintain its qualification as a REIT under the Code or to avoid incurring entity level income or excise Taxes under the Code or applicable state Law, including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement or otherwise or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, under the applicable provisions of Section 856 of the Code, as the case may be (provided that, if the Company determines that it is necessary or appropriate to take, or refrain from taking, any such action, it shall notify Parent and consult with Parent (which consultation, for the avoidance of doubt, shall not require that the Company obtain Parent’s approval) as soon as reasonably practical prior to taking or refraining from taking such action); and
(iii) the obligations of the Company under this Agreement to act or refrain from acting, or to cause the Company Subsidiaries to act or refrain from acting, will, with respect to any entities (and their respective Subsidiaries) that are not wholly owned Subsidiaries, be subject to (1) the organizational documents of such entity and its Subsidiaries, (2) the scope of the Company’s or the Company Subsidiaries’ power and authority to bind such entity and its Subsidiaries and (3) the Company’s and the Company Subsidiaries’ duties or standard of conduct under applicable Law to such entity and its Subsidiaries or any of its equityholders; provided, that the Company or such Company Subsidiary shall exercise all of its respective rights under such organizational documents (including any right to amend such organizational documents to fully permit such action or its ability to cause such non-wholly owned Subsidiary to refrain from action) of such entity and its Subsidiaries.
Section 5.2 No Solicitation; Company Change in Recommendation.
(a) Except as expressly permitted by the provisions of this Section 5.2, from the date of this Agreement until the earlier of the Company Merger Effective Time and the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause the Company Subsidiaries not to, and shall cause its and their respective officers, directors, managers and trustees not to, and shall direct and use reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Alternative Proposal or Inquiry (it being understood and agreed that responding to unsolicited phone calls and other communications solely to reference the restrictions in this Section 5.2 shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of this Section 5.2), (ii) engage or participate in any discussions or negotiations regarding a Company Alternative Proposal or Inquiry with, or furnish any nonpublic information or access to any properties or assets relating to the Company or the Company Subsidiaries in connection with or for the purpose of facilitating any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Alternative Proposal or Inquiry to, any Person (except, in each case, to ascertain facts from the Person making (or considering making) such Company Alternative Proposal solely for the purpose of determining whether such Company Alternative Proposal constitutes a Company Superior Proposal (but shall not engage in any negotiations or other discussions) and/or to notify such Person as to the existence of the provisions of this Section 5.2), or (iii) approve, recommend to enter into, or publicly propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other agreement or Contract with respect to a Company Alternative Proposal (except for Acceptable Confidentiality Agreements permitted under Section 5.2(b)) or that would reasonably be expected to lead to a Company Alternative Proposal or that would require the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any such Contract, an “Alternative Acquisition Agreement”); provided, that it is understood and agreed that any determination or action by the Company Board of Trustees (or the Company Transaction Committee) expressly permitted under Section 5.2(b) or Section 5.2(c) shall not be deemed to be a breach or violation of this Section 5.2(a). Subject to the terms of Section 5.2(b), promptly following the execution of this Agreement, the Company shall, and shall cause the Company Subsidiaries and shall cause its and their respective officers, directors, managers and trustees, and shall direct and use reasonable best efforts to cause its and their respective other Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent and its Affiliates) or its Representatives with respect to any Company Alternative Proposal or Inquiry and promptly terminate all dataroom access granted to any such Person or its Representatives and, to the extent not previously requested, promptly request the return or destruction by such Person that has received information or executed a confidentiality agreement at any time within twelve (12) months immediately preceding the date hereof in connection with any Company Alternative Proposal or Inquiry of all non-public information concerning the Company and the Company Subsidiaries.
(b) Notwithstanding anything in this Section 5.2 to the contrary, at any time prior to obtaining the Company Shareholder Approval, if the Company receives a bona fide written Company Alternative Proposal that did not result from a breach in any material respect of this Section 5.2, and if (i) such Company Alternative Proposal constitutes a Company Superior Proposal or (ii) the Company Board of Trustees (or the Company Transaction Committee) determines in good faith after consultation with outside legal and financial advisors that such Company Alternative Proposal could reasonably be expected to lead to a Company Superior Proposal, the Company may take the following actions: (A) furnish nonpublic information to the third party making such Company Alternative Proposal (including its respective Representatives and prospective equity and debt financing sources), if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having provisions as to confidential treatment of information that are not materially less favorable in the aggregate to the Company than the confidentiality provisions of the Confidentiality Agreement, except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement (including providing any information required to be provided to Parent in accordance with the terms hereof) and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements, and except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of, or amendment or modification to, Inquiries or Company Alternative Proposals (an “Acceptable Confidentiality Agreement”) (provided, that the Company shall, substantially concurrently with (and in any event within 48 hours of) the delivery to such Person, provide to Parent any information that is provided or made available to such Person or its Representatives unless such information has been previously provided to Parent), and (B) engage in discussions or negotiations with the third party (including its respective Representatives and prospective equity and debt financing sources) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent in writing (which may be by email) of any Company Alternative Proposal or Inquiry received by or on behalf of the Company, which notice shall identify the material terms and conditions thereof, including the identity of the Persons making such Company Alternative Proposal or Inquiry, and include copies of any proposed written agreements in connection therewith. The Company shall keep Parent reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Company Alternative Proposals or Inquiry or any material change to the terms of any such Company Alternative Proposal or Inquiry and the status thereof, and provide copies of any changes to any such Company Alternative Proposal or Inquiry made in writing and to any proposed written agreements in connection therewith.
(c) Except as expressly permitted by this Section 5.2, neither the Company Board of Trustees nor any committee thereof shall (i) withhold or withdraw (or qualify or modify in any manner adverse to Parent), or propose or authorize to withhold or withdraw (or qualify or modify in any manner adverse to Parent), the Company Board Recommendation, (ii) approve, adopt, recommend or declare advisable any Company Alternative Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) subject to Section 5.2(e), take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against) or fail to recommend against any Company Alternative Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof (it being understood that a communication by the Company Board of Trustees pursuant to Rule 14d-9(f) of the Exchange Act shall not, in and of itself, be deemed a Company Change of Recommendation) (any such action described in the foregoing clauses (i)-(iv), a “Company Change of Recommendation”), (v) authorize, cause or permit the Company or any Company Subsidiary to enter into any Alternative Acquisition Agreement or (vi) agree or publicly propose to do any of the foregoing. Notwithstanding anything contained herein to the contrary, prior to obtaining the Company Shareholder Approval, the Company Board of Trustees may, in response to a bona fide written Company Superior Proposal received by the Company after the date of this Agreement that did not result from a breach in any material respect of this Section 5.2, if the Company Board of Trustees has determined in good faith, after consultation with its (or the Company Transaction Committee’s) financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the standard of conduct owed by the members of the Company Board of Trustees under Maryland Law, (x) make a Company Change of Recommendation and/or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(e); provided, that the Company Board of Trustees shall not be entitled to make such a Company Change of Recommendation or cause any termination of this Agreement pursuant to Section 8.1(e) unless (A) the Company shall have given Parent at least four Business Days’ written notice (a “Company Superior Proposal Notice”) advising Parent of its intention to make such a Company Change of Recommendation or terminate this Agreement, which Company Superior Proposal Notice shall include the information with respect to such Company Superior Proposal that is specified in Section 5.2(b), including copies of any written proposals, offers, agreements and all documentation providing for such Company Superior Proposal that is the basis for the proposed action of the Company Board of Trustees, a description of the terms and conditions of such Company Superior Proposal, the identity of the Persons making such Company Superior Proposal and a copy of any proposed written agreement in connection with such Company Superior Proposal, if any, (B) during the four Business Day period following Parent’s receipt of such Company Superior Proposal Notice and ending at 5:00 p.m. Eastern Time on such fourth Business Day (the “Company Superior Proposal Notice Period”), if so desired by Parent, the Company shall have negotiated with Parent in good faith to enable Parent to propose in writing revisions to the terms and conditions of this Agreement so that the Company Alternative Proposal ceases to constitute a Company Superior Proposal and (C) after the expiration of the Company Superior Proposal Notice Period, after taking into account any proposals made and not withdrawn by Parent in writing to amend the terms and conditions of this Agreement during the Company Superior Proposal Notice Period, the Company Board of Trustees nevertheless shall have determined in good faith, after consultation with its or the Company Transaction Committee’s financial advisors and outside legal counsel, that the Company Superior Proposal giving rise to the Company Superior Proposal Notice continues to constitute a Company Superior Proposal and that the failure to make a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the standard of conduct owed by the members of the Company Board of Trustees under Maryland Law; provided, that, in the event of any subsequent modifications or changes to the financial terms or any other material terms of such Company Superior Proposal shall require and commence a new Company Superior Proposal Notice and a new Company Superior Proposal Notice Period pursuant to clause (A) of two Business Days and such two Business Day period shall expire at 5:00 p.m. Eastern Time on the second Business Day following the day on which such new notice is delivered and the Company shall be required to comply with clauses (B) and (C) anew (it being understood that no such new notice shall reduce the initial four Business Day period).
(d) Notwithstanding anything contained herein to the contrary, other than in connection with a Company Superior Proposal, prior to obtaining the Company Shareholder Approval, the Company Board of Trustees may, in response to a Company Intervening Event, make a Company Change of Recommendation if the Company Board of Trustees determines in good faith, after consultation with the Company’s (or the Company Transaction Committee’s) financial advisors and outside legal counsel, that the failure of the Company Board of Trustees to take such action would be inconsistent with the standard of conduct owed by the members of the Company Board of Trustees under Maryland Law; provided, that the Company Board of Trustees shall not be entitled to make such a Company Change of Recommendation unless (i) the Company shall have given Parent at least four Business Days’ written notice (a “Company Intervening Event Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which Company Intervening Event Notice shall include a description of the applicable Company Intervening Event, including the facts and circumstances related thereto in reasonable detail and the factual bases for such determination, and (ii) prior to effecting such a Company Change of Recommendation, during the four Business Day period following the receipt by Parent of such Company Intervening Event Notice and ending at 5:00 p.m. Eastern Time on such fourth Business Day (the “Company Intervening Event Notice Period”), the Company shall have negotiated with Parent in good faith to enable Parent to propose in writing revisions to the terms and conditions of this Agreement so that the Company Board of Trustees would no longer determine that the failure to make a Company Change of Recommendation would be inconsistent with the standard of conduct owed by members of the Company Board of Trustees under Maryland Law and (C) after the expiration of the Company Intervening Event Notice Period, after taking into account any proposals made by Parent in writing to amend the terms and conditions of this Agreement during the Company Intervening

Event Notice Period, the Company Board of Trustees nevertheless determines in good faith, after consultation with the Company’s (or the Company Transaction Committee’s) financial advisors and outside legal counsel, that the failure of the Company Board of Trustees to make such Company Change of Recommendation in response to such Company Intervening Event would continue to be inconsistent with the standard of conduct owed by the members of the Company Board of Trustees under Maryland Law, in each case, if the amendments proposed by Parent were given effect.
(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Trustees or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, that any such disclosure does not contain an express Company Change of Recommendation, or (ii) making any disclosure to its shareholders of factual information regarding the business, financial condition or results or operation of the Company if the Company Board of Trustees (or the Company Transaction Committee) determines in good faith, after consultation with the Company’s (or the Company Transaction Committee’s) financial advisors and outside legal counsel, that the failure of the Company Board of Trustees (or the Company Transaction Committee) to make such disclosure would be inconsistent with the standard of conduct owed by the members of the Company Board of Trustees under Maryland Law (it being understood that disclosure under this clause (ii) shall not limit or otherwise affect the obligations of the Company or the Company Board of Trustees (or the Company Transaction Committee) under this Agreement and no such disclosure shall, taken by itself, be deemed to be a Company Change of Recommendation); provided, however, that the Company Board of Trustees (or the Company Transaction Committee) shall not make a Company Change of Recommendation other than in accordance with Section 5.2(c) or Section 5.2(d).
(f) The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Company Alternative Proposal or Inquiry to which the Company or any of its Subsidiaries is a party; provided, that, notwithstanding anything herein to the contrary, if the Company Board of Trustees (or the Company Transaction Committee) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the standard of conduct owed by the members of the Company Board of Trustees under Maryland Law, the Company may grant a waiver of any standstill provision solely to the extent necessary to permit any Person to make a non-public Company Alternative Proposal to the Company Board of Trustees.
(g) “Company Alternative Proposal” means any proposal, inquiry or offer made by any Person or group (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Parent Parties or their respective Affiliates), in a single transaction or series of related transactions, relating to or that would result (if consummated) in any of the following: (A) acquisition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination, recapitalization or otherwise) of assets of the Company and the Company Subsidiaries equal to 20% or more of the Company’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination, recapitalization or otherwise) of beneficial ownership, or the right to acquire beneficial ownership, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of voting power of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person or group (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Parent Parties or their respective Affiliates) beneficially owning 20% or more of the outstanding voting securities of the Company or any of its Subsidiaries, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (E) any combination of the foregoing types of transactions, in each case, other than the Transactions.
(h) “Company Superior Proposal” means a written Company Alternative Proposal, substituting in the definition thereof “50%” for “20%” in each place each such phrase appears, that the Company Board of

Trustees determines in good faith, after consultation with the Company’s (or the Company Transaction Committee’s) financial advisors and outside legal counsel, and taking into account all of the terms and conditions of the Company Alternative Proposal and this Agreement (as it may be proposed to be amended by Parent), including all factors as the Company Board of Trustees considers to be relevant, to be more favorable from a financial point of view to the Company and its shareholders (solely in their capacities as shareholders) than the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent).
(i) “Company Intervening Event” means any event, change, condition, occurrence, effect or development, in each case, with respect to the Company and the Company Subsidiaries, taken as a whole, that is unknown and not reasonably foreseeable to the Company Board of Trustees as of the date of this Agreement (or if known or reasonably foreseeable to the Company Board of Trustees as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board of Trustees as of the date of this Agreement), which first arises after the date of this Agreement and becomes known to the Company Board of Trustees after the date of this Agreement and prior to the receipt of the Company Shareholder Approval; provided, that, in no event shall any of the following constitute or be deemed to be, or be considered in determining whether there has been, a Company Intervening Event hereunder: (i) the receipt, existence or terms of a Company Alternative Proposal, any Inquiry or any matter relating thereto or consequence thereof; (ii) the fact that, in and of itself, the Company meets or exceeds any internal or published projections, forecasts or estimates of revenues, earnings or other financial results for any period; or (iii) changes, in and of itself, in the market price or trading volume of any securities of the Company or any of its Subsidiaries, including the Company Common Shares and the Company Preferred Shares (provided, the underlying causes of such change shall not be excluded by clauses (ii) or (iii)).
(j) “Inquiry” means an inquiry, indication of interest or request for information or discussions from any Person or group (within the meaning of Section 13(d) of the Exchange Act) of Persons that constitutes, or could reasonably be expected to lead to, a Company Alternative Proposal.
Section 5.3 Proxy Statement.
(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, the Proxy Statement. Parent and the Company will reasonably cooperate with each other in the preparation of the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the shareholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Parent shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to (with the reasonable assistance of, and after consultation with, Parent) resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof, including filing any amendments or supplements as may be required. The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to holders of Company Common Shares as of the record date established for the Company Shareholder Meeting as promptly as reasonably practicable after the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement; provided, that if the SEC has failed to affirmatively notify the Company on or prior to the date that is ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such mailing shall occur reasonably promptly after such date. The Proxy Statement shall contain the Company Board Recommendation, except to the extent that the Company Board of Trustees (or the Company Transaction Committee) shall have effected a Company Change of Recommendation permitted by and determined in accordance with Section 5.2.
(b) If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company shall prepare (with the reasonable assistance of Parent) and mail to its shareholders such an amendment or supplement to the Proxy Statement, in each case, to the extent required by applicable Law; provided, however, that, to the extent reasonably practicable, no amended or supplemental materials will be filed with the SEC or mailed by the Company without affording Parent a reasonable opportunity in advance for consultation and review, and the Company shall consider in good faith any comments on such materials reasonably proposed by Parent. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its shareholders, in each case as and to the extent required by applicable Law. Nothing in this Section 5.3(b) shall limit the obligations of any Party under Section 5.3(a).
(c) The Company, acting through its Board of Trustees (or a committee thereof), shall as promptly as reasonably practicable following the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement, take all action required under applicable Law, the Company Governing Documents and the applicable requirements of the NYSE and the SEC necessary to promptly, establish a record date for, duly call, give notice of, convene and hold as promptly as reasonably practicable, the Company Shareholder Meeting. The Company shall, through the Company Board of Trustees, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval (including by soliciting proxies from the holders of Company Common Shares and taking all other action necessary or advisable to secure the Company Shareholder Approval), except to the extent that the Company Board of Trustees shall have made a Company Change of Recommendation solely to the extent permitted by and determined in accordance with Section 5.2. Notwithstanding anything to the contrary in this Agreement, the Company shall not adjourn, recess postpone or otherwise delay the Company Shareholder Meeting; provided that, the Company may, after consultation with Parent, adjourn or postpone the Company Shareholder Meeting (i) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Trustees has determined in good faith (after consultation with its or the Company Transaction Committee’s financial advisors and outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) to allow reasonable additional time to solicit proxies if as of the time that the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies if the Company reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained or (iv) with the prior written consent of Parent; provided, however, that, without the prior written consent of Parent, the Company Shareholder Meeting shall not be postponed, recessed or adjourned to a date that is (x) more than 30 days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments, recesses or postponements required by applicable Law) or (y) more than 120 days from the record date for the Company Shareholder Meeting; provided, further, that, except as required under applicable Law (including pursuant to clause (i) above), the Company Shareholder Meeting may not be postponed, recessed or adjourned on the date the Company Shareholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of Company Common Shares, which have not been withdrawn, such that the Company Shareholder Approval would be obtained at such meeting. The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company’s shareholders.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1 Access; Confidentiality.
(a) Subject to applicable Law, from the date hereof to the Company Merger Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and cause its Subsidiaries to, and shall instruct and use its reasonable best efforts to cause their respective officers, trustees, directors, employees and direct its other Representatives to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, Contracts, books and records, properties, offices and other facilities as reasonably necessary to facilitate consummation of the Transactions, and provide a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal and state securities Laws; provided, that such physical access may be limited to the extent the Company or any of its Subsidiaries reasonably determines, in light of applicable COVID-19 Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its Subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its Subsidiaries to provide, such access in a manner that would not reasonably be expected to jeopardize the health and safety of the employees of the Company and the Company Subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any sampling or testing of environmental media or building materials or any other environmental sampling or testing; provided, that to the extent such sampling, testing or analysis is reasonably required by a financing source as a result of the findings of any Phase I environmental site assessment conducted in connection with the Debt Financing, the foregoing shall be subject to the Company’s obligations under Section 6.15. No investigation under this Section 6.1 or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or modify any condition to the obligations of the Parties under this Agreement and shall not limit or otherwise affect the rights or remedies of the Parties as set forth herein.
(b) The foregoing provisions of Section 6.1(a) shall not require and shall not be construed to require the Company to permit any access to any of its officers, employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company would (i) result in the disclosure of any trade secrets of any third parties, (ii) result in a violation of applicable Law, (iii) waive the protection of any attorney-client privilege, or (iv) result in the disclosure of any personal information that would reasonably be expected to expose the Company to the risk of material liability under applicable Laws or result in a breach of the representations and warranties of the Company contained in Section 3.16(e). In the event that the Company objects to any request submitted pursuant to and in accordance with Section 6.1(a) and withholds information on the basis of the foregoing clauses (i) - (iv), the Company shall, to the extent permitted by applicable Law, inform Parent as to the general nature of what is being withheld and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). The Company may reasonably designate competitively sensitive material provided to Parent as “Outside Counsel Only Material” or with similar restrictions, which materials and the information contained therein shall be given only to the outside legal counsel of Parent, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.1 shall be directed to the Person designated by the Company and all information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.
(c) Parent will comply with the terms and conditions of the Confidentiality Agreement, dated July 5, 2023, between the Company and KSL Capital Partners Management VI, LLC (as it may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, treat and use, in confidence all documents and information concerning the Company and the Company Subsidiaries furnished to Parent in connection with the Transactions in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Notwithstanding anything contained in this Agreement to the contrary, the Company hereby provides consent to permit the Parent Parties to disclose any such information, including copies of this Agreement and the Transaction Documents and the terms hereof and thereof, all of which, for the avoidance of doubt, shall constitute “Evaluation Material” (as defined in the Confidentiality Agreement), to their respective potential financing sources.
Section 6.2 Consents and Approvals.
(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents from third parties, (iii) the defending of any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the other Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, that in no event shall the Company or any of the Company Subsidiaries be required to pay prior to the Company Merger Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.
(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Parties shall use reasonable best efforts to (i) cooperate with each other in (A) determining whether any filings are advisable or required to be made with, or Consents are required to be obtained from, or with respect to, any third parties or Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) promptly making all such filings and timely obtaining all such Consents, (ii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or other Person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as promptly as practicable after the date of this Agreement, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of Parent and its Subsidiaries or of the Company and the Company Subsidiaries, and (B) otherwise taking or committing to take any actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Entity and Surviving Partnership’s) freedom of action with respect to, or their ability to retain, one or more of their assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the Closing; provided, that neither the Company nor any of the Company Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of the Company Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or the Company Subsidiaries only from and after the Company Merger Effective Time in the event that the Closing occurs; provided, further, that nothing in this Section 6.2 or any other provision of this Agreement shall require Parent or any of its Affiliates to agree or otherwise be required to, take any action, including any action contemplated in this Section 6.2(b), with respect to Parent or any of its Affiliates (including KSL Advisors, LLC) or any investment funds or investment vehicles affiliated with, or managed or advised by, KSL Advisors, LLC or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KSL Advisors, LLC or of any such investment fund or investment vehicle, or any interest therein, other than with respect to the Company and the Company Subsidiaries. Except as otherwise permitted under this Agreement, the Parties shall not (and shall cause their Subsidiaries not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.
(c) The Parties shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 6.2, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and the Company Operating Partnership, on the one hand, and the Parent Parties, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company and the Company Operating Partnership, on the one hand, and the Parent Parties, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Each of the Parties agrees not to participate in any meeting or substantive discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
(d) In furtherance and not in limitation of the other covenants of the Parties contained in this Section 6.2, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Parties shall cooperate in all respects with each other and shall use reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.
Section 6.3 Publicity. The Parties shall consult with and provide each other the opportunity to review and comment on any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to obtaining the other Parties’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be required by a Governmental Entity; provided, that the restrictions in this Section 6.3 shall not apply (a) to any Company communication to announce a Company Alternative Proposal from and after a Company Change of Recommendation permitted by and in accordance with Section 5.2 of this Agreement or (b) if made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent in all material respects with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 6.3; provided, that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed).
Section 6.4 Directors’ and Officers’ Insurance and Indemnification.
(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former trustees, directors, officers or employees, as the case may be, of the Company or any Company Subsidiary as provided in their respective Company Declaration, certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Mergers and shall continue at and after the Company Merger Effective Time in full force and effect for a period of six years after the Company Merger Effective Time. For a period of six years after the Company Merger Effective Time, Parent shall cause to be maintained in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and the Company Subsidiaries’ respective Company Declaration, certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Company Merger Effective Time or in any indemnification agreements of the Company or any Company Subsidiary with any of their respective trustees, directors, officers or employees as in effect immediately prior to the Company Merger Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Company Merger Effective Time were current or former trustees, directors, officers or employees of the Company or any Company Subsidiary; provided, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or resolution of such claim, even if beyond such six-year period. From and after the Company Merger Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the other Parent Parties to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.
(b) Each of Parent, the Surviving Entity and the Surviving Partnership shall, to the fullest extent permitted under applicable Law and for a period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former trustee, director or officer of the Company or any Company Subsidiary and each such Person who served as a manager, trustee, director, officer or fiduciary of a joint venture or other entity at the request of and for the benefit of the Company or any Company Subsidiary (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Company Merger Effective Time (including acts or omissions in connection with such Persons serving as a manager, trustee, director, officer or fiduciary of any joint venture or other entity if such service was at the request of and for the benefit of the Company or any Company Subsidiary), whether asserted or claimed prior to, at or after the Company Merger Effective Time. In the event of any such Proceeding, Parent, the Surviving Entity and the Surviving Partnership shall cooperate with the Indemnified Party in the defense of any such Proceeding.
(c) For a period of six years from the Company Merger Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Company Merger Effective Time; provided, that after the Company Merger Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company and the Company Subsidiaries prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Company Merger Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Company Merger Effective Time, covering without limitation the transactions contemplated hereby; provided, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company and the Company Subsidiaries prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, the Company shall be permitted to purchase as much coverage as reasonably practicable for up to such limit; provided, further, that the Company shall reasonably cooperate and consult with Parent prior to the purchase of any such tail policy; provided, further, that if Parent can procure a “tail” policy on superior terms or on equivalent terms, but at a lower price, as compared to any such policy that may be procured by the Company, with insurers of equal or better A.M. Best financial strength ratings and outlooks and with full continuity, then Parent may, with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) obtain such policy effective as of the Merger Effective Time, in which case the Company shall not obtain any such policy; provided, further, that such tail policy shall be in lieu of the obligation to insure, and maintain in effect insurance policies, for a period of six (6) years from and after the Merger Effective Time set forth in the first sentence of this Section 6.4(c). If such prepaid “tail” policy has been obtained by the Company prior to the Company Merger Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Entity and the Surviving Partnership, and no other party shall have any further obligation to purchase or pay for insurance hereunder.
(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.4; provided, however, that Parent shall not be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action, except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.
(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Declaration, certificates of incorporation or bylaws or other organizational documents of the Company or any of the Company Subsidiaries, the Surviving Entity or the Surviving Partnership, any other indemnification arrangement, the MRL, the DLLCA, the VRULPA or otherwise. The provisions of this Section 6.4 shall survive the consummation of the Mergers and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
(f) In the event that Parent, the Surviving Entity or the Surviving Partnership or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or the Surviving Partnership, as the case may be, shall assume the obligations set forth in this Section 6.4.
Section 6.5 Employee Matters.
(a) For the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent will cause the Surviving Entity or its Subsidiaries to provide to each employee of the Company or any Company Subsidiary as of immediately prior to the Closing (each, a “Continuing Employee”), while such Continuing Employee continues in employment with Parent or one of its Affiliates (including the Surviving Entity and its Subsidiaries) during such period following the Closing, with: (i) a base salary or an hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) an annual target cash incentive compensation opportunity that is no less favorable than the target cash incentive compensation opportunity provided to such Continuing Employee immediately prior to the Closing, (iii) severance benefits that are no less favorable than the severance benefits which such Continuing Employee was eligible for immediately prior to the Closing, and (iv) employee benefits (including vacation/leave, health, welfare and retirement benefits, but excluding equity incentives) that are substantially comparable, in the aggregate, to those provided to such Continuing Employees immediately prior to the Closing.
(b) For purposes of determining eligibility, vesting and participation under Parent Benefit Plans in which the Continuing Employees participate after the Closing Date, each Continuing Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries prior to the Closing Date to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under Company Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Parent shall use commercially reasonable efforts to cause (i) all pre-existing condition exclusions, evidence of insurability, waiting period provisions and actively-at-work requirements of any Parent Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements were not waived or satisfied under comparable Company Benefit Plans); and (ii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year in which the Closing Date occurs to be credited in full for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing).
(c) If the Closing occurs prior to the date on which annual bonuses are typically paid to employees of the Company and the Company Subsidiaries, the Company shall provide to each Continuing Employee who is eligible to participate in an annual bonus program of the Company or any Company Subsidiary, a pro rata annual cash bonus, to the extent such bonus has been earned and accrued for, in accordance with the applicable Company Benefit Plan, for the period of the year up until the Closing Date.
(d) Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of Parent to terminate the service of any Service Provider of the Company or any Company Subsidiary at any time following the Closing; (ii) constitute an amendment or modification of any Company Benefit Plan or Parent Benefit Plan or employee benefit plan; or (iii) create any third party rights in any such Service Provider of the Company or any Company Subsidiary (including any beneficiary or dependent thereof).
Section 6.6 Takeover Statutes. If any Takeover Statute is or becomes applicable to the Mergers or the other Transactions, each of the Parties and their respective boards of trustees/directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions.
Section 6.7 Obligations of Parent. Following the Closing, Parent shall take all action necessary to cause the Surviving Entity and the Surviving Partnership to perform their respective obligations under this Agreement and to consummate the Transactions, upon the terms and subject to the conditions set forth in this Agreement.
Section 6.8 Rule 16b-3. Prior to the Partnership Merger Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including Company Equity Awards, Company Restricted Share Awards and derivative securities) pursuant to the Transactions by each individual who is a trustee or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.9 [reserved]

Section 6.10 Shareholder Litigation.The Company shall keep Parent reasonably informed on a current basis of, and cooperate with Parent in connection with any shareholder Action against the Company and/or its trustees/directors or officers relating to the Mergers or the other Transactions contemplated by this Agreement. Both the Company and Parent shall reasonably consult with the other regarding each Action and give consideration to the other’s advice regarding such Actions and give each other the opportunity to participate in the defense, settlement or prosecution of any Action; provided that the Company shall control the defense, settlement, or prosecution of any such Action, and the disclosure of information in connection therewith shall be subject to the provisions of Section 6.1, including regarding attorney-client privilege or other privilege or trade secret protection or the work product doctrine; provided, further, that the Company shall not compromise or settle, or agree to compromise or settle, any shareholder Action arising or resulting from the Transactions without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).
Section 6.11 Trustee/Manager Resignations.At or prior to the Closing, the Company shall deliver to Parent written resignations reasonably satisfactory to Parent executed by (i) each trustee of the Company in office immediately prior to the Company Merger Effective Time, and (ii) each of the managers of Hersha Holding RC Owner, LLC and Hersha Holding RC Lessee, LLC, in each case, with such resignations to be effective as of the Company Merger Effective Time.
Section 6.12 Tax Matters.
(a) The Company shall use its reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.2(c), and (ii) deliver to Company REIT Counsel a tax representation letter, dated as of the Closing Date in form and substance reasonably satisfactory to Company REIT Counsel and Parent, which approval shall not be unreasonably withheld, conditioned or delayed, and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Company REIT Counsel to render the tax opinion described in Section 7.2(c).
(b) Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with this Agreement or the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.
(c) Notwithstanding anything to the contrary herein, the Company shall use commercially reasonable efforts to cause the Company Operating Partnership and any Company Subsidiary that is or was treated as a partnership for U.S. federal income tax purposes to make a “push-out” election under Section 6226 of the Code for all taxable periods (or portions thereof) prior to the Closing with respect to such entity in the event of an income Tax audit of such entity that results in an adjustment, but only to the extent such entity is legally entitled to make such election for such periods.
Section 6.13 Dividends. From and after the date of this Agreement until the earlier of the Company Merger Effective Time and termination of this Agreement pursuant to Section 8.1, the Company and the Company Operating Partnership shall not make, declare, set a record date for or set aside any dividend or other distribution to its shareholders or equityholders without the prior written consent of Parent; provided, however, that the written consent of Parent shall not be required for the authorization and payment of the Company Permitted Dividend. Notwithstanding the foregoing and any other restriction on dividends and other distributions in this Agreement, including the restrictions set forth in Section 5.1(b)(iii), each of the Company and any Company Subsidiary shall be permitted (without the consent of Parent) to declare and make dividends and other distributions, including under Sections 858 or 860 of the Code, prior to the Closing if and only if the making of such dividends or distributions prior to the Closing is necessary for the Company to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law. Notwithstanding anything to the contrary in this Agreement, the Per Company Share Merger Consideration shall be decreased by an amount equal to the per share amount of any dividend or distribution declared or paid by the Company or the Company Operating Partnership, without duplication (other than the Company Permitted Dividend or any distribution declared or paid by the Company Operating

Partnership to the Company). If the Company determines that it is necessary or advisable to declare a dividend or other distribution (whether a Company Permitted Dividend or otherwise), it shall notify Parent as soon as reasonably practicable prior to such declaration, which notice shall include all material facts and details related thereto.
Section 6.14 Satisfaction of Indebtedness. Prior to the Closing Date, upon the written request of Parent to be delivered no later than five Business Days prior to the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, request, obtain and deliver to Parent pay-off letters (the “Pay-Off Letters”) from the administrative agents or the lenders under any Existing Company Debt identified by Parent (the “Funded Indebtedness”), in the agents’ or the lenders’ customary forms and in form and substance reasonably acceptable to the Parent Parties; provided, however, that the Company shall not be required to obtain any Pay-Off Letters that are not conditioned on, and subject to, the occurrence of the Closing. The Company shall, and shall cause the Company Subsidiaries to deliver to Parent substantially final drafts of the Pay-Off Letters at least three (3) Business Days prior to the Closing Date.
Section 6.15 Financing.
(a) Parent shall use reasonable best efforts to take, or cause to be taken as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request requiring the exercise of so-called “market flex” provisions in the fee letter), including using reasonable best efforts to (A) comply with and maintain in full force and effect the Financing Commitments, (B) negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Financing Commitments (including any “market flex” provisions applicable thereto) or on terms that are substantially comparable or no less favorable, in the aggregate, to Parent than the terms contained in the Debt Financing Commitments (including any “market flex” provisions applicable thereto) (such definitive agreements, the “Definitive Financing Agreements”), (C) satisfy on a timely basis (or obtain the waiver of) all conditions to the initial funding of the Financing applicable to Parent in the Financing Commitments and such Definitive Financing Agreements that are to be satisfied by Parent and to consummate the Financing at or prior to the Closing, (D) enforce its rights against the other parties to the Financing Commitments and the Definitive Financing Agreements, including to require such Persons to fund such Financing on or prior to the Closing and (E) if the conditions to Parent’s obligations to consummate the Closing hereunder have been satisfied (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), consummate the Financing on or prior to the Closing in accordance with the terms of the Financing Commitments in an amount sufficient to satisfy the Financing Uses. Parent shall obtain the Equity Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to Closing in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of any material developments concerning the status of its efforts to arrange and obtain the Debt Financing.
(b) In the event that (1) any portion of the Debt Financing would be more likely than not (as reasonably determined by Parent) to become unavailable, Parent shall promptly notify the Company, or (2) any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and, if such portion of the Debt Financing is necessary to fund the Financing Uses, shall use reasonable best efforts and as promptly as practicable after the occurrence of such event, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient, when added to the portion of the Financing that is and remains available to Parent, to consummate the Transactions and to pay all Financing Uses (“Alternative Debt Financing”) and to obtain and provide the Company with a copy of the new financing commitment that provides for such Alternative Debt Financing (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described above, in each case as amended, modified, supplemented or replaced in accordance with the terms of this Agreement, collectively, “Alternative Debt Financing Commitment Letter”), which Alternative Debt Financing Commitment Letter will not include terms

(including any “market flex” provisions applicable thereto) and conditions that would reasonably be expected to (i) expand on, or add to, the conditions to the funding of the Debt Financing at Closing set forth in the Debt Financing Commitments in effect on the date of this Agreement, (ii) reduce the aggregate amount of the Debt Financing available to be funded at the Closing to an amount, when taken together with any other committed funds available to Parent (as evidenced by Financing Commitments then valid and in effect and not subject to any ongoing default or breach), less than the amount necessary to fund the Financing Uses or (iii) prevent, impede, or materially delay the consummation of the Transactions. As applicable, in the event any Alternative Debt Financing is obtained in accordance with this Section 6.15(b), references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (A) to Financing or Debt Financing shall include Alternative Debt Financing, (B) to Financing Commitments or Debt Financing Commitments shall include the Alternative Debt Financing Commitment Letter and (C) to Definitive Financing Agreements shall include the definitive documents relating to any such Alternative Debt Financing. Parent shall promptly deliver to the Company true and complete copies of all Alternative Debt Financing Commitment Letters pursuant to which any such alternative source shall have committed to provide Parent with any portion of the Financing necessary to fund the Financing Uses.
(c) Without limiting the generality of Section 6.15(b), Parent shall promptly notify the Company in writing of the occurrence of any of the following: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Financing Commitment or Definitive Financing Agreement, (ii) any actual breach or default under any Financing Commitment or Definitive Financing Agreement by any party to such Financing Commitment or Definitive Financing Agreement that would (or would reasonably be expected to) (A) result in the failure to satisfy (or delay (other than a de minimis delay), hinder or impair the satisfaction of) any condition precedent to the initial funding of the Financing at Closing or (B) give rise to a right on the part of the relevant Debt Financing Sources to terminate any of their obligations to provide the full amount of the applicable Financing under the applicable Financing Commitments, or (iii) receipt by any of Parent or any of its Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source that alleges, threatens or otherwise references the existence of any of the foregoing items referred to in subclauses (i) and (ii) above. Parent shall promptly provide to the Company and its Representatives any and all information reasonably requested in writing by the Company relating to any of the circumstances referred to in this Section 6.15(c).
(d) Parent shall not permit or consent to or agree to any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any condition, provision or remedy under, the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder), the Debt Financing Commitments or the Definitive Financing Agreements, in each case, if such amendment, restatement, supplement, termination, reduction, modification or waiver would reasonably be expected to (A) impose new or additional conditions precedent to the initial funding of the Debt Financing or would otherwise change, amend, modify or expand any of the conditions precedent to the initial funding of the Debt Financing, in any such case, from those set forth in the Debt Financing Commitments on the date of this Agreement, (B) prevent, impede or materially impair or delay the consummation of the Transactions, (C) solely with respect to the Debt Financing Commitments or the Definitive Financing Agreements, reduce the aggregate cash amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “market flex” provisions existing on the date of this Agreement)) to an amount less than the amount necessary to fund the Financing Uses) or (D) otherwise adversely affect the ability of the Company or Parent to enforce their rights under the Financing Commitments or to consummate the Transactions, including by making the funding of the Financing less likely to occur; provided, however, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Debt Financing Commitments solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitments as of the date hereof. Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Financing Commitments or the Definitive Financing Agreements promptly upon execution thereof. Parent shall use its reasonable best efforts to maintain the effectiveness of the Financing Commitments until the Transactions are consummated. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof), references to the “Debt Financing

Commitments” shall include such document as permitted or required by this Section 6.15(d) to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.
(e) Prior to the Closing Date, the Company agrees to, and shall cause the Company Subsidiaries to, use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Representatives to provide such cooperation as is necessary or reasonably requested by Parent for financings of the type contemplated in connection with the arrangement of the Debt Financing contemplated by the Debt Financing Commitments, including, without limitation, using commercially reasonable efforts to:
(i) upon reasonable prior notice, cause members of senior management or other appropriate officers of the Company and the Company Subsidiaries to participate in a reasonable number of meetings and presentations with prospective lenders, and sessions with the ratings agencies contemplated by the Debt Financing Commitments, in each case in connection with the Debt Financing at reasonable times and locations mutually agreed (which meetings may be virtual);
(ii) cause members of senior management or other appropriate officers of the Company and the Company Subsidiaries to reasonably assist Parent in the preparation of (A) customary offering documents, private placement memoranda, prospectuses, bank information memoranda and related lender presentations, (B) materials for rating agency presentations and (C) other similar documents customary in connection with the Debt Financing;
(iii) promptly provide and execute all documentation with respect to the Company as shall have been reasonably requested by Parent in connection with the Debt Financing (other than the KYC Certifications, which shall be governed by Section 6.17) (provided, that (x) neither the Company nor any of its Subsidiaries shall be required to enter into any agreement related to the Debt Financing that is not effective as of or immediately prior to or conditioned on the occurrence of the Closing (other than KYC Certifications, which shall be governed by Section 6.17) and (y) no liability shall be imposed on the Company or any of its Subsidiaries prior to Closing (provided that, if the Closing occurs, liability could arise from delivery of the KYC Certifications pursuant to Section 6.17 prior to the Closing) and no liability shall be imposed on any of their respective officers, trustees, directors or employees);
(iv) furnish to Parent (for delivery to the Debt Financing Sources) such financial, statistical and other pertinent information (but not projections or other forward looking information) relating to the Company and the Company Subsidiaries and the Company Real Property (including any 2023 reforecast and budgets for 2024 being prepared in the ordinary course of business of the Company and the Company Subsidiaries) as may be reasonably requested by Parent, so long as such information is within the Company’s and the Company Subsidiaries’ control and is reasonably available thereto or is prepared by or for the Company or the Company Subsidiaries in the ordinary course of business;
(v) as may be reasonably requested by Parent, following the obtainment of the Company Shareholder Approval, (i) form new direct or indirect Company Subsidiaries pursuant to documentation reasonably satisfactory to Parent and the Company, and (ii) provided such actions would not adversely affect the Tax status of the Company or Company Subsidiaries or cause the Company or its Subsidiaries or any of the equityholders of the Company or the Company Operating Partnership to be subject to additional Taxes that are not indemnified by Parent other than the Taxes that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 6.15(e)(v), transfer or otherwise restructure its ownership of existing Company Subsidiaries, properties or other assets, in each case, (x) pursuant to documentation reasonably satisfactory to Parent and the Company and (y) provided that (A) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of (1) any Joint Venture Agreement or any other organizational documents of the Company or any Company Subsidiary, (2) any Company Material Contract, or (3) applicable Law, (B) with respect to clause (ii) only, the taking of such actions by the Company or any Company Subsidiary shall occur immediately prior to or substantially concurrent with, or otherwise contingent upon, the Closing, and (C) such actions (or the failure to take such actions) shall not affect or modify in any respect the obligations of the Parent

Parties under this Agreement. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any Company Subsidiary shall be deemed to apply to, or be deemed to be breached or violated by, the actions contemplated by this Section 6.15(e)(v);
(vi) [reserved];
(vii) to the extent reasonably requested by Parent on behalf of the Debt Financing Sources, using commercially reasonably efforts to obtain (i) estoppels certificates and/or SNDAs from tenants, lenders, managers, franchisors, ground lessors and counterparties to REAs, condominium documents and other material real property documents, and (ii) comfort letters from franchisors, in each case in respect of the Company Real Properties and in form and substance customary for documentation of this type;
(viii) to the extent reasonably requested by Parent on behalf of the Debt Financing Sources, subject to Section 6.1, permit Parent and its Representatives reasonably timely and customary access, upon reasonable advance notice, to conduct appraisal and environmental and engineering inspections of each Company Real Property (in the case of leased or ground leased locations, subject to obtaining required third party consents with respect thereto (which the Company shall use commercially reasonable efforts to obtain)) (provided, however, that (A) neither Parent nor its Representative shall have the right, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property; provided, that the Company shall not withhold, condition or delay its consent to the extent such testing or analysis (x) is reasonably required by the Debt Financing Sources in connection with the findings of any Phase I environmental site assessment conducted in connection with the Debt Financing and (y) is conducted in a manner that complies with all applicable Law, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 6.1, (C) the Company shall be entitled to have Representatives present at all times during any such inspection, and (D) all such inspections shall be done in accordance with the terms of the Ground Leases, Franchise Agreements and Management Agreements);
(ix) to the extent reasonably requested by Parent on behalf of the Debt Financing Sources, cooperate with obtaining customary title insurance with respect to each Company Real Property, in each case as reasonably requested by Parent (including, without limitation, providing any corrective title documents, customary affidavits, releases and terminations);
(x) [reserved];
(xi) to the extent reasonably requested by Parent on behalf of the Debt Financing Sources, provide customary authorization letters authorizing the distribution of pertinent financial information relating to the Company, its Subsidiaries and their respective assets to such Debt Financing Sources in connection with the Debt Financing;
(xii) reasonably facilitate the granting and perfection of security interests in collateral for the Debt Financing (including delivering any possessory collateral and such other documents and certificates as Parent may reasonably request in connection with the Debt Financing), including using commercially reasonable efforts to obtain any consents required to guarantee, mortgage, pledge or grant security interests in any assets of the Company or its Subsidiaries (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of the Company Subsidiaries prior to Closing and no liability shall be imposed on any of their respective officers, trustees, directors or employees); and
(xiii) cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Company or any Company Subsidiary requested by Parent either (x) that is contemplated by the terms of this Agreement to be extinguished and paid in full on or immediately prior to the Closing or (y) that will be effective as of Closing and release, discharge and termination of the related Liens, including (i) delivering such payoff letters in accordance with Section 6.14, (ii) delivering any UCC authorizations or other release and termination of the related Liens, and termination, defeasance or similar notices, each in form and substance reasonably satisfactory and as reasonably requested by Parent pursuant to Section 6.14 and (ii) requesting that the lenders under such existing Indebtedness assign the mortgages or other security instruments securing the existing Indebtedness to the Debt Financing Sources in a customary manner.
(f) Notwithstanding anything herein to the contrary, (i) such requested cooperation pursuant to Section 6.15(e) or Section 6.18 shall not unreasonably disrupt or interfere with the day-to-day business or the operations of the Company or its Subsidiaries, (ii) nothing in Section 6.15(e) or Section 6.18 shall require cooperation to the extent that it would (A) subject any of the Company’s or the Company Subsidiaries’ respective trustees, directors, managers, officers, employees or Representatives to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, the Company’s and/or any of its Subsidiaries’ organizational documents or any Law, or result in the contravention of, or violation or breach of, or default under, any Company Material Contract to which the Company or any the Company Subsidiaries is a party, (C) cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement or any Transaction Document (unless such breach is waived by Parent), (iii) neither the Company nor any Company Subsidiaries shall be required to (1) pay any commitment or other similar fee (except those fees for which the Parent advances the funds to the Company or pays directly) or incur or assume any liability or other obligation prior to the Closing in connection with the financings contemplated by the Financing Commitments, the Definitive Financing Agreements, the repayment of the Funded Indebtedness or the Financing or be required to take any action prior to the Closing that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment (except those liabilities which are subject to indemnification from Parent and those costs, expenses and payments for which the Parent advances funds to the Company or pays directly) or agree to provide any indemnity which is not contingent upon the Closing or would be effective at any time prior to the Closing in connection with the Financing Commitments, the Definitive Financing Agreements, the repayment of the Funded Indebtedness, the Financing or any information utilized in connection therewith, (2) deliver or obtain opinions of internal or external counsel, (3) provide access to or disclose information where the Company in good faith determines that such access or disclosure would reasonably be expected to result in a loss of the attorney-client privilege or contravene any Law or result in a breach or default under any Company Material Contract (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not result in a loss of the attorney-client (or other legal) privilege or result in such contravention), (4) waive or amend any terms of this Agreement or any other Company Material Contract to which the Company or the Company Subsidiaries are party, (5) prepare separate financial statements for any Subsidiary of the Company, any pro forma financial statements or financial projections or any other financial statements or information, in each case, which is not otherwise prepared by the Company in the ordinary course of its business, (6) change any fiscal period or (7) file or furnish, prior to the Company Merger Effective Time, any reports or information with the SEC in connection with or as a result of the Financing (including as a result of the inclusion of any material, non-public information of or relating to the Company and the Company Subsidiaries in any offering document or marketing materials relating to the Financing) and (iv) other than KYC Certifications, none of the Company or any of the Company Subsidiaries or their respective trustees, directors, managers, officers or employees, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument which is not contingent upon the Closing or would be effective at any time prior to the Closing, including any Definitive Financing Agreement, with respect to the Financing or the repayment of the Funded Indebtedness or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained, including any Definitive Financing Agreement, unless such resolutions are contingent upon the occurrence of, or only effective as of, the Company Merger Effective Time. For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 6.15 represent the sole obligation of the Company and the Company Subsidiaries with respect to cooperation in connection with the Financing. Notwithstanding anything to the contrary in this Agreement, the Company, the Company Subsidiaries and their respective Representatives shall be deemed to have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Section 6.15 and Section 6.18, and any breach by the Company, the Company Subsidiaries or their respective Representatives of any of the covenants required to be performed by it under this Section 6.15 or Section 6.18 shall not be considered in determining the satisfaction of any condition to Closing set forth in this Agreement, including the condition to Closing set forth in Section 7.2(b) nor in determining the entitlement of any Party to terminate this Agreement pursuant to Section 8.1, nor the cause thereof, nor entitle any Parent Party to damages under this Agreement, unless (i) such breach is a willful and material breach of the covenants contained in this Section 6.15 or Section 6.18, (ii) with respect to a breach of this Section 6.15, such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at Closing and (iii) unless and until (x) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 6.15(e) or Section 6.18, as applicable, (y) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company, the Company Subsidiaries or its or their respective Representatives to provide any cooperation not otherwise required by Sections 6.15(e) or Section 6.18, as applicable), and (z) the Company and the Company Subsidiaries fail to take the actions specified in such Non-Cooperation Notice within seven (7) Business Days following Parent’s delivery of such Non-Cooperation Notice.
(g) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including (A) reasonable and documented outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing or the repayment of the Funded Indebtedness (including participating in any meetings)) to the extent incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.15, (ii) acknowledges and agrees that, the Company and its Representatives shall not have any responsibility for, or incur any liability to any Person prior to the Company Merger Effective Time under any arrangement with respect to the Debt Financing that Parent may request in connection with the Transactions (provided that, if the Closing occurs, liability could arise from the delivery of the KYC Certifications pursuant to Section 6.17 prior to the Closing) and (iii) shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective trustees, directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other Representatives from and against any and all out-of-pocket liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing and the arrangement thereof and the performance of their respective obligations under this Section 6.15 (including any action taken in accordance with this Section 6.15) and any information utilized in connection therewith, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties (i) arise out of false or materially misleading historical financial information related to the Company or its Subsidiaries provided by or on behalf of the Company or its Subsidiaries specifically in connection with their obligations pursuant to Section 6.15, (ii) finally determined by a court of competent jurisdiction to result from the willful misconduct, gross negligence, fraud or bad faith of the Company or the Company Subsidiaries or (iii) arose or resulted from the breach of this Agreement by the Company, the Company Subsidiaries and/or any of its or their respective Affiliates or Representatives.
(h) All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent or any of its Representatives pursuant to this Section 6.15 shall be kept confidential in accordance with the Confidentiality Agreement.
(i) For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 6.15 represent the sole obligation of the Company, the Company Subsidiaries, and their Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.
(j) Notwithstanding anything to the contrary contained in this Agreement, compliance by Parent with this Section 6.15 shall not relieve Parent of its obligations to consummate the Transactions whether or not the Debt Financing (or any Alternative Debt Financing) is available (subject to the satisfaction or waiver of the conditions precedent to the Closing in Section 7.1 and Section 7.2).
(k) The Company hereby consents to the use of the Company’s logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company’s reputation or goodwill.

Section 6.16 Stock Exchange Delisting; Deregistration. Prior to the Company Merger Effective Time, the Company shall cooperate with Parent and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Shares and Company Preferred Shares from the NYSE as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Common Shares and Company Preferred Shares under the Exchange Act as promptly as practicable after such delisting.
Section 6.17 KYC Certifications. Prior to the Closing Date, the Company agrees to at least fifteen (15) Business Days prior to the Closing Date, provide and execute such documentation and information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations in connection with the Debt Financing and that are required by Section 10 of Schedule B of the term sheet attached as Exhibit A to the Debt Financing Commitment (“KYC Certifications”).
Section 6.18 Certain Cooperation. The Company and its Subsidiaries shall use commercially reasonable efforts to cooperate with Parent, at Parent’s request and sole expense, to, with respect to the Disposition Properties (as defined on Section 5.1 of the Company Disclosure Letter), but that are not actually sold before the Closing, (a) sell such properties, or sell a Company Subsidiary directly or indirectly holding such property, in each case, subject to any purchase and sale contract entered into with respect to the applicable Disposition Properties in accordance with the terms and provisions of this Agreement, to Parent or an Affiliate of Parent immediately prior to the Closing pursuant to documentation reasonably satisfactory to Parent and the Company or (b) subject to the next sentence of this Section 6.18, cause a Company Subsidiary directly or indirectly holding such property to elect to be classified as a corporation for U.S. federal income tax purposes effective as of the day before the Closing Date. In connection with any such election pursuant to clause (b), the Company shall prepare a properly completed IRS Form 8832 electing for such Subsidiary to be classified as a corporation for U.S. federal income tax purposes effective as of the day before the Closing Date, shall deliver a draft of such election to Parent at least five (5) Business Days before the Closing, shall revise such draft IRS Form 8832 in accordance with Parent’s reasonable comments, and on or prior to the Closing Date, the Company shall provide to Parent such IRS Form 8832, properly executed, which Parent shall properly file with the United States Internal Revenue Service no earlier than the Closing. The Company and its Subsidiaries shall be required to use such commercially reasonable efforts to cooperate with Parent and to perform the actions contemplated by this Section 6.18 solely to the extent and only so long as (i) any such actions do not have an adverse effect on the Company or any Company Subsidiary, including any adverse effect on the consummation of the Mergers in accordance with the terms of this Agreement, (ii) such actions would not cause the Company or its Subsidiaries or any of the equityholders of the Company or the Company Operating Partnership immediately prior to the Closing to be subject to additional Taxes (other than the Taxes that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 6.18) that are not indemnified by Parent, (iii) such actions are not in contravention of (A) any Joint Venture Agreement or any organizational document of the Company or such Company Subsidiary, (B) any provision of this Agreement, (C) any Company Material Contract to which the Company or such Subsidiary is a party, or (D) applicable Law, (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration, the Preferred Merger Consideration, the OP Merger Consideration or any other amounts required to be paid pursuant to Article II, (iv) neither the Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a REIT, and (v) except as agreed by Parent and the Company, any such changes, and any actions or transactions related thereto, shall be implemented and effective immediately prior to or concurrent with the Closing or otherwise contingent upon, the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the actions or cooperation contemplated by this Section 6.18. The reimbursement and indemnification provisions of Section 6.15(g) shall apply to the actions of the Company and Company Subsidiaries pursuant to this provision.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGERS
Section 7.1 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the written agreement of the Parties on or prior to the Closing Date, in each case, to the extent permitted by applicable Law:
(a) Company Shareholder Approval. The Company Shareholder Approval shall have been duly obtained in accordance with applicable Law and the Company Governing Documents.
(b) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Mergers and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Mergers.
Section 7.2 Conditions to Obligations of Parent. The obligations of the Parent Parties to effect the Mergers are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first three sentences of Section 3.1(a) (solely as it relates to the Company and/or the Company Operating Partnership), Section 3.3, Section 3.23 and Section 3.25 shall be true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects at and as of the Closing, solely with respect to the period set forth therein as if made at the Closing; (iii) the representations and warranties of the Company set forth in Section 3.2(a) and the first, second, third, fifth, sixth, eighth and ninth sentences of Section 3.2(b) shall be true and correct in all respects at and as of the Closing, as if made at and as of such time, except with respect to this clause (iii) only where the failure of such representations and warranties to be true and correct that, in the aggregate, would not result in more than a de minimis effect (including more than a de minimis increase in the aggregate consideration payable by Parent pursuant to Article II); and (iv) the other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualifications set forth therein) at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) only where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualifications set forth therein) would not have and has not had, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. Each of the Company and the Company Operating Partnership shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Company Merger Effective Time (subject to the last sentence of Section 6.15(f)).
(c) REIT Opinion. Parent shall have received a written opinion of Hunton Andrews Kurth LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company) (“Company REIT Counsel”), dated as of the Closing Date and in form and substance as set forth in Exhibit A attached hereto and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, conditioned or delayed, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2014 through and including its taxable year that ends on the Company Merger Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.12(a).

(d) No Company Material Adverse Effect. From the date of this Agreement through the Closing Date, there has not been any event, change, condition, occurrence, effect or development that would have or has had, a Company Material Adverse Effect.
(e) Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another executive officer, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.
Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Parent Parties set forth in first sentence of Section 4.1(a), Section 4.2, and Section 4.8 shall be true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Parent Parties set forth in Article IV that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of the Parent Parties set forth in Article IV shall be true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) only where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualifications set forth therein) would not have and has not had, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent. Parent shall have performed or complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Company Merger Effective Time.
(c) Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII

TERMINATION
Section 8.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Company Merger Effective Time (except as otherwise provided below, whether before or after receipt of the Company Shareholder Approval, if applicable) as follows:
(a) by mutual written consent of Parent and the Company;
(b)
(i) by Parent if the Company or the Company Operating Partnership shall have breached or failed to perform or comply with in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) 30 days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(b)(i) and the basis for such termination or (y) five Business Days before the End Date; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(b)(i) if any Parent Party is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied; or
(ii) by the Company if any Parent Party shall have breached or failed to perform or comply with in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) 30 days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(b)(ii) and the basis for such termination or (y) five Business Days before the End Date; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the Company or the Company Operating Partnership is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied;
(c) by either Parent or the Company, if the Company Merger Effective Time shall not have occurred on or before 5:00 p.m. Eastern Time on February 27, 2024 (the “End Date”); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached or failed to perform or comply with in any material respect its obligations under this Agreement in any manner that has been the primary cause of or primarily resulted in the failure to consummate the Mergers on or before such date (and, in the case of Parent, including the failure of the other Parent Parties and, in the case of the Company, including the failure of the Company Operating Partnership);
(d) by Parent (A) at any time prior to the receipt of the Company Shareholder Approval, if the Company Board of Trustees or the Company Transaction Committee shall have effected a Company Change of Recommendation, (B) at any time prior to the receipt of the Company Shareholder Approval, the Company Board of Trustees shall have failed to publicly reaffirm the Company Board Recommendation within 10 Business Days following the date that a Company Alternative Proposal shall have been first publicly announced and Parent has requested in writing that the Company reaffirm the Company Board Recommendation (or if the Company Shareholder Meeting is scheduled to be held within 10 Business Days after the date a Company Alternative Proposal shall have been publicly announced, as promptly as is reasonably practicable) or (C) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.2);
(e) by the Company prior to receipt of the Company Shareholder Approval, if the Company Board of Trustees (or a committee thereof) shall have effected a Company Change of Recommendation in respect of a Company Superior Proposal in accordance with the terms and conditions of Section 5.2; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 8.2(b) is made in full to Parent and the definitive agreement relating to the Company Superior Proposal is entered into by the Company, and in the event that such definitive agreement is not concurrently entered into and/or such payment is not concurrently made, such termination shall be null and void;
(f) by either the Company or Parent if any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order in each case permanently enjoining or otherwise prohibiting the consummation of the Mergers; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall not have otherwise breached or failed to perform or comply with in any material respect its obligations under this Agreement in any manner that has been the primary cause of or primarily resulted in such Order (and, in the case of Parent, including the failure of the other Parent Parties and, in the case of the Company, including the failure of the Company Operating Partnership);
(g) by either the Company or Parent, if the Company Shareholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Shareholder Approval shall not have been obtained; or
(h) by the Company, if (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (to the extent permissible under applicable Law) waived in accordance with this Agreement, (ii) on or after the date on which the Closing should have occurred pursuant to Section 1.3, the Company has irrevocably notified Parent in writing that the Company is ready and willing to consummate the Mergers and ready, willing and able to take all action within its control to consummate the Mergers, (iii) Parent fails to consummate the Mergers within one Business Day of the date of delivery of such notice and (iv) during such one Business Day period described in clause (iii), the Company stood ready, willing and able to consummate the Mergers and the other Transactions.
Section 8.2 Effect of Termination.
(a) Notwithstanding anything to the contrary in this Agreement, in the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any Parent Party, the Company or the Company Operating Partnership or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Transactions or the subject matter hereof, except that: (i) subject to Section 8.2(d) and Section 9.14(d), no such termination shall relieve any Party for liability for such Party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination; and (ii) the Confidentiality Agreement, the Parent Guarantee and the provisions of Section 6.1(c), Section 6.15(g), Section 6.15(h), this Section 8.2 and Article IX shall survive the termination hereof in accordance with their respective terms.
(b) In the event that:
(i) (A) after the date of this Agreement, a Company Alternative Proposal (substituting in the definition thereof “50%” for “20%” in each place each such phrase appears) is publicly proposed or publicly disclosed or becomes publicly known, and in each case, shall not have been withdrawn, prior to the Company Shareholder Meeting (or any adjournment or postponement thereof) (a “Qualifying Transaction”), and (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(c) or Section 8.1(g) (and at the time of such termination the Company would not have been entitled to terminate this Agreement pursuant to Section 8.1(h)) or by Parent pursuant to Section 8.1(b)(i) and (C) (i) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to or providing for such Qualifying Transaction, or (ii) a Qualifying Transaction is consummated within twelve (12) months of the date of such termination; or
(ii) this Agreement is terminated by the Company pursuant to Section 8.1(e); or
(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d);
then, in any such event under clause (i), (ii) or (iii) of this Section 8.2(b), the Company shall pay Parent or its designee the Company Termination Payment, (x) in the case of Section 8.2(b)(iii), within three Business Days after such termination, (y) concurrently with such termination if pursuant to Section 8.2(b)(ii) or (z) in the case of only Section 8.2(b)(i), within the earlier of (x) three Business Days after the entry into a definitive agreement in respect of the applicable Qualifying Transaction and (y) concurrently with the consummation of such Qualifying Transaction; it being understood that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion. As used herein, “Company Termination Payment” shall mean a cash amount equal to $30,000,000.
(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(h) or by the Company pursuant to Section 8.1(c) or Section 8.1(b)(ii) (in each case, in circumstances where the Company could have terminated this Agreement pursuant to Section 8.1(h)) then Parent shall pay the Company or its designee the Parent Termination Payment in accordance with the escrow procedures set forth in Section 8.2(e) within three Business Days after the date of such termination. As used herein, “Parent Termination Payment” shall mean a cash amount equal to $67,500,000.
(d) Notwithstanding anything in this Agreement to the contrary:
(i) if Parent provides a notice of termination and such termination would result in the obligation to pay the Company Termination Payment and Parent actually receives the full payment of the Company Termination Payment (and the costs and expenses contemplated by the last sentence of this clause (i)), the payment of such Company Termination Payment (and the costs and expenses contemplated by the last sentence of this clause (i)) shall be the sole and exclusive remedy of the Parent Parties and the Parent Related Parties against the Company Related Parties for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement and the Transactions (including the termination and abandonment thereof); and none of the Company, any of the Company Subsidiaries or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except to the extent provided in this Section 8.2; provided, that nothing herein shall relieve the Company or the Company Operating Partnership of its obligations under Section 6.1(c) and Section 6.3. For the avoidance of doubt, (a) if Parent has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, Parent may elect under which provision it is providing notice of termination and (b) in the event that the Parent actually receives the full payment of the Company Termination Payment (and the costs and expenses contemplated by the last sentence of this clause (i)), the receipt of the Company Termination Payment (and the costs and expenses contemplated by the last sentence of this clause (i)) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, neither the Company nor the Company Operating Partnership shall have any further liability, whether pursuant to a claim at Law or in equity, to Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent or any of its Affiliates or Representatives or any other Person shall be entitled to bring or maintain any Action against the Company or the Company Operating Partnership for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Company Termination Payment (and the costs and expenses contemplated by the last sentence of this clause (i))). Notwithstanding anything herein to the contrary, in no event will Parent be entitled to (1) payment of monetary damages prior to the termination of this Agreement, (2) payment of both monetary damages and the Company Termination Payment or (3) both (x) payment of any monetary damages or the Company Termination Payment and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company or the Company Operating Partnership that results in the Closing. If the Company fails to pay the Company Termination Payment when due and Parent commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Payment or any portions thereof, then the Company shall pay Parent in accordance with this Section 8.2 its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding); or
(ii) if the Company has the right to terminate this Agreement and such termination would result in the obligation to pay the Parent Termination Payment and the Company actually receives the full payment of the Parent Termination Payment (and the Recovery Costs contemplated by the last sentence of this clause (ii)), the payment of such Parent Termination Payment (and the Recovery Costs contemplated by the last sentence of this clause (ii)) shall be the sole and exclusive remedy of the Company, the Company Operating Partnership and the Company Related Parties against the Parent Related Parties or any Debt Financing Source under the Debt Financing and any of their respective Debt Financing Source Related Parties for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement and the Transactions (including the termination and abandonment thereof); and none of Parent, any of the Parent Parties or any of the Parent Related Parties or Debt Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except to the extent provided in this Section 8.2; provided, that nothing herein shall relieve Parent of its obligations under Section 6.1(c), Section 6.3, Section 6.15(g) and Section 6.15(h). For the avoidance of doubt, (a) if the Company has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, the Company may elect under which provision it is providing notice of termination and (b) in the event that the Company actually receives the full payment of the

Parent Termination Payment (and the Recovery Costs contemplated by the last sentence of this clause (ii)), the receipt of the Parent Termination Payment (and the Recovery Costs contemplated by the last sentence of this clause (ii)) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, none of the Parent Parties shall have any further liability, whether pursuant to a claim at Law or in equity, to the Company or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company or any of its Affiliates or Representatives or any other Person shall be entitled to bring or maintain any Action against the Parent Parties for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Parent Termination Payment (and the Recovery Costs contemplated by the last sentence of this clause (ii))). Notwithstanding anything herein to the contrary, in no event will the Company be entitled to (1) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Parent Liability Cap, (2) payment of both monetary damages and the Parent Termination Payment or (3) both (x) payment of any monetary damages or the Parent Termination Payment and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent or any Parent Parties that results in the Closing. If Parent fails to pay the Parent Termination Payment when due and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Payment, or any portions thereof, then Parent shall pay the Company in accordance with this Section 8.2, its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).
(e) Notwithstanding anything in this Agreement to the contrary:
(i) If Parent (the “Termination Payor”) is required to pay the Company (the “Termination Payee”) any payment under Section 8.2(c) (including any Recovery Costs) (such payment, a “Termination Payment”), such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of same day funds to an escrow account designated in accordance with this Section 8.2(e). In the event that the Termination Payor is obligated to pay the Termination Payee a Termination Payment, the amount payable to the Termination Payee in any taxable year of the Termination Payee shall not exceed the lesser of (I) such Termination Payment payable to the Termination Payee, and (II) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant taxable year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and taking into account any known or anticipated income of the Termination Payee which is not Qualifying Income and assuming the Termination Payee has 2.5% of its gross income from unknown sources during such year which did not constitute Qualifying Income, in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.2(e) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.2(e), an amount equal to the excess of such Termination Payment, less the amount payable under subclause (A) above. The obligation of the Termination Payor to pay any unpaid portion of any Termination Payment shall terminate on the December 31 following the date which is three years from the date the Termination Payment first becomes payable under Section 8.2(c). Amounts remaining in escrow after the obligation of the Termination Payor to pay the Termination Payment terminates shall be released to the Termination Payor. To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to such Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.2(e)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of such Termination Payment pursuant to this Section 8.2(e) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to this Section 8.2 by wire transfer of same day funds. The escrow agreement shall provide that such Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (A) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and taking into account any known or anticipated income of the Termination Payee which is not Qualifying Income and assuming the Termination Payee has 2.5% of its gross income from unknown sources during such year which did not constitute Qualifying Income, in each case, as determined by the Termination Payee’s independent accountants, in which case the escrow agent shall release such amount to the Termination Payee, or (B) a letter from the Termination Payee’s counsel indicating that (x) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of such Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, or (y) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of such Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of such Termination Payment to the Termination Payee. Any amount of such Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.2(e).
(f) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that each of the Company Termination Payment and Parent Termination Payment is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, or the Company and Company Operating Partnership, as applicable, in the circumstances in which the Company Termination Payment or Parent Termination Payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendment and Modification; Waiver.
(a) At any time prior to the Company Merger Effective Time, whether before or after receipt of the Company Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after receipt of the Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of the Company or equityholders of Parent, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company or equityholders of Parent, as applicable. Notwithstanding anything to the contrary contained herein, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
(b) At any time and from time to time prior to the Company Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
(c) Notwithstanding anything to the contrary set forth in this Section 9.1, any amendment or waiver of this Section 9.1(c), Section 8.2(d)(ii), Section 9.9(b), or Section 9.17 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any such section) that materially and adversely affects the Debt Financing Sources Related Parties shall require the prior written consent of the Debt Financing Sources materially and adversely affected (such consent not to be unreasonably withheld, delayed or conditioned).
Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Company Merger Effective Time, except for covenants and agreements that contemplate performance after the Company Merger Effective Time or otherwise expressly by their terms survive the Company Merger Effective Time.
Section 9.3 Expenses. Except as set forth in Section 8.2(b), Section 8.2(c) and/or Section 6.15(g), whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expense. Notwithstanding anything to the contrary contained herein, Parent shall be responsible for and pay any Transfer Taxes.
Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally (notice deemed given upon receipt), (b) telecopied (notice deemed given upon confirmation of receipt), (c) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or (d) sent by electronic mail (“e-mail”) transmission (so long as a confirmation of delivery (which shall not include “out of office” or other automatic replies) of such e-mail is confirmed by the sender’s system or received from a recipient thereof), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to Parent, to:
1776 Portfolio Investment, LLC
c/o KSL Capital Partners, LLC
100 St. Paul Street, Suite 800
Denver, Colorado 80206
Attention:	[***]
Email:	[***]
with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Krista Miniutti
Gregory Klein
Frederick de Albuquerque
E-mail:	kminiutti@stblaw.com
gregory.klein@stblaw.com
fred.dealbuquerque@stblaw.com

if to the Company or Company Operating Partnership, to:
Hersha Hospitality Trust
2001 Market Street, Suite 3600
Philadelphia, PA 19103
Attention:	[***]
Email:	[***]
with copies to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention:	Julian Kleindorfer
Owen Alexander
Email:	julian.kleindorfer@lw.com
owen.alexander@lw.com
Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:
“Action” means any claim, charge, demand, action, suit in equity or at Law, administrative, regulatory or quasi-judicial proceeding, in each case by or before a Governmental Entity or legal, judicial or similar proceeding, whether civil, criminal, or administrative.
“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, (i) the Parent Parties shall not be deemed to be Affiliates of the Company, (ii) the Company shall not be deemed to be an Affiliate of the Parent Parties, (iii) no “portfolio company” (as such term is customarily understood among institutional private equity investors) of any Guarantor or its Affiliates shall be deemed to be Affiliates of the Parent Parties and (iv) the Parent Parties shall not be deemed to be Affiliates of any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any Guarantor or its Affiliates.
“Anti-Corruption Law” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.
“Anti-Money Laundering Laws” means all applicable statutes, laws, rules, regulations or other requirements concerning anti-money laundering, proceeds of crime, combatting terrorism financing, and related financial recordkeeping and reporting, money transmission, money service businesses, casinos, and other regulated financial institutions of all jurisdictions where the Company or any of the Company Subsidiaries conduct business.
“Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA and whether or not subject to ERISA), (ii) each employment agreement, and (iii) each termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, or compensatory equity or equity-based, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flex spending, vacation, paid time off, perquisite, retirement, pension, profit sharing, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not in writing, and whether or not funded.
“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York, Baltimore, Maryland or Richmond, Virginia are authorized or required by law or executive order to be closed.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Benefit Plan maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries has any obligation or liability to provide compensation or benefits to or for the benefit of any of their respective Service Providers (other than any statutory plan, program or arrangement to which contributions are mandated by a Governmental Entity or otherwise required under applicable Law).
“Company Bylaws” means the Amended and Restated Bylaws of the Company.
“Company Common Shares” means each Priority Class A common share of beneficial interest, par value $0.01 per share, of the Company.
“Company Declaration” means the Declaration of Trust of the Company, as amended, modified or supplemented from time to time.
“Company Equity Awards” means Company Restricted Share Awards, Company LTIP Units and any other awards granted under the Company Equity Plan.
“Company Equity Plan” means the Company’s Amended and Restated 2012 Equity Incentive Plan, as amended and restated from time to time.
“Company Governing Documents” means the Company Bylaws and the Company Declaration.
“Company LTIP Unit” means an LTIP Unit as defined in the Company Operating Partnership Agreement.
“Company Material Adverse Effect” means an event, fact, circumstance, change, condition, occurrence, effect or development that (A) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or financial or other condition of the Company and the Company Subsidiaries, taken as a whole or (B) would prevent or materially impair the ability of the Company and/or the Company Operating Partnership to consummate the Mergers before the End Date, but for purposes of the foregoing clause (A) only, shall not include events, changes, conditions, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Shares or the Company Preferred Shares or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the same industries in which the Company or the Company Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof, after the date hereof, (e) the execution and delivery of, or the compliance with, this Agreement, or the public announcement of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of the Company Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities (it being understood and agreed that this clause (e) shall not apply to the use of Company Material Adverse Effect in any representation and warranty set forth in Section 3.5 or Section 3.10 or any condition related to such representation and warranty), (f) compliance with the terms of, or the taking or omission of any action expressly required by, this Agreement or consented to or requested in writing by Parent, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (h) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (i) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (j) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date hereof, (k) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof) or (l) any litigation involving any of the Parties or their respective Subsidiaries relating to or resulting from this Agreement or the Transactions brought by or on behalf of any current or former equityholders of the Company or the Company Operating Partnership; except, with respect to clauses (a), (c), (g),

(h), (i) and (j), if the impact thereof is disproportionately adverse to the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.
“Company Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated as of January 26, 1999, as amended, modified or supplemented from time to time.
“Company Operating Partnership Certificate” means the Certificate of Limited Partnership of the Company Operating Partnership, as amended, modified or supplemented from time to time.
“Company Operating Partnership Governing Documents” means the Company Operating Partnership Certificate and the Company Operating Partnership Agreement.
“Company Partnership Unit” shall have meaning assigned to the term “Partnership Unit” in the Company Operating Partnership Agreement.
“Company Preferred Partnership Unit” a Series C Preferred Unit, Series D Preferred Unit and/or a Series E Preferred Unit.
“Company Preferred Shares” means the Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares.
“Company Real Property” means the Company Owned Real Property and the real property leased or subleased by the Company or any of the Company Subsidiaries pursuant to the Company Real Property Leases.
“Company Related Parties” means the Company and the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or agents.
“Company Shareholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding Company Common Shares entitled to vote at the Company Shareholder Meeting on the Company Merger and the other Transactions.
“Company Shareholder Meeting” means the meeting of the holders of Company Common Shares for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.
“Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.
“Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (E) use or refrain from using a particular method for allocating one or more liabilities of such Person or any of its subsidiaries under Section 752 of the Code, and/or (F) only dispose of assets in a particular manner.
“Contract” means any legally binding, written contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement or other similar instrument; including all amendments, supplements and side letters thereto that modify each such Contract, to which the Company or any Company Subsidiaries is a party to or by which they are bound or to which any of their respective properties or assets are subject or bound; provided, that “Contracts” shall not include any Company Benefit Plan.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Entity).
“Debt Financing Sources” means the entities that are party to the Debt Financing Commitments (other than Parent); provided, that the term “Debt Financing Sources” shall include each entity (other than Parent) party to any Alternative Debt Financing Commitment Letter.
“Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) directors, officers, employees, controlling persons, agents, advisors, attorneys, and the successors of each of the foregoing.
“Environmental Law” means any Law relating to (a) pollution or the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) public or worker health or safety (to the extent relating to Hazardous Substances), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is or at the relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Company Debt” means that certain Credit Agreement, dated as of August 4, 2022, by and among the Company Operating Partnership, the Company, Citibank, N.A. and the other parties signatories thereto.
“Franchise Agreement” means (i) any franchise, inbound, trademark, license or other similar agreement entered into by the Company or any Company Subsidiary (as amended from time to time) pursuant to which any Company Real Property is flagged under a hotel brand owned by any third party (each a “Franchise Company”), and any amendment thereto or guarantee thereof, and (ii) each additional license (whether with the Franchise Company or any Affiliate thereof) or other Contract related to such franchise agreement and entered into by the Company or any Company Subsidiary, in each case with respect to this clause (ii), that are material to any Company Real Property.
“fraud” means, with respect to a Party, such Party’s actual and intentional fraud with respect to the making of representations and warranties set forth in Article III or Article IV, as applicable; provided, however, that such actual and intentional fraud shall only be deemed to exist if such Party (in the case of a representation and warranty set forth in Article III or Article IV, as applicable) makes a knowing (not based on imputed or constructive knowledge) and intentional misrepresentation of a material fact with the intent that the other Party justifiably rely on such fact, coupled with the other Party’s detrimental reliance on such fact under circumstances that constitute common law fraud (but not constructive fraud) under applicable Law.
“GAAP” means United States generally accepted accounting principles.
“Ground Lease” means a ground lease (or ground sublease) interest in any real property with a third party pursuant to which the Company or any Company Subsidiary is a lessee (or sublessee) as of the date hereof, including each amendment or guaranty or other agreement related thereto.
“Hazardous Substance” means any substance, material, or waste listed, defined, regulated, designated or classified as hazardous or toxic, or as a pollutant or contaminant, or for which Liability or standards of conduct can be imposed, under any Environmental Law, including any toxic waste, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde foam insulation, per- or polyfluoralkyl substances, 1.4 dioxane, or polychlorinated biphenyls.
“Hersha Name and Marks” means the name “Hersha”, and all trademarks, service marks, trade dress, logos, corporate names, trade names, Internet domain names, and other indicia of origin comprised of or containing “Hersha”, and all variations, derivations, translations and adaptations thereof.
“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money or as evidenced by notes, bonds, indentures or similar instruments, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including earnouts or other contingent payments), (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (vii) all outstanding principal and prepayment or other premium obligations of any Person, if any, and accrued interest, indemnitees, fees and expenses related to any of the items set forth in clauses (i) through (vi) above, if such items were prepaid as of the date of determination, and (viii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Intellectual Property” means all intellectual property rights anywhere in the world, including (a) patents, (b) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, (c) copyrights, mask works, designs, and any other intellectual property rights in works of authorship, (d) trade secrets and other intellectual property rights in confidential and proprietary information, including know-how, unpatented inventions data and databases, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and (e) all registrations and applications for the registration or issuance of any of the foregoing.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means the computers, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, accessed or leased by the Company and the Company Subsidiaries and used by them in connection with the operation of their business.
“Joint Venture Agreements” means the organizational documents of the Joint Ventures, including all amendments, supplements, side letters and guarantees with respect to the foregoing.
“Joint Ventures” means those certain entities defined as “Joint Ventures” as set forth in Section 3.1(d) of the Company Disclosure Letter.
“Knowledge” means (a) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.5(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.5(b) of the Company Disclosure Letter.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, claim, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any nonexclusive license of Intellectual Property or any restrictions or limitations under any securities Laws.
“Management Agreement” means the management agreements entered into by the Company or any Company Subsidiary (as amended from time to time) pursuant to which any hotel operator (other than the

Company or any Company Subsidiary) manages or operates any Company Real Property (each a “Management Company”) on behalf of the Company or any Company Subsidiary and each amendment, guarantee, license or franchise agreement (whether with the Management Company or any Affiliate thereof) or other Contracts related to such management agreements and entered into by any of the Company or any Company Subsidiary.
“Material Company Lease” means any lease, sublease or occupancy agreement of real property (other than Ground Leases) under which any of the Company or any Company Subsidiary is the tenant or subtenant or serves in a similar capacity, (a) providing for annual rentals of $1,000,000 or more or (b) demising more than 10,000 square feet of space, in each case other than agreements exclusively among the Company or any Company Subsidiary.
“Material Space Lease” means any lease, sublease, license or occupancy agreement of real property (other than Ground Leases) under which any of the Company or any Company Subsidiary is the landlord or sub-landlord or serves in a similar capacity, (a) providing for annual rentals of $1,000,000 or more or (b) demising more than 10,000 square feet of space, in each case other than agreements exclusively among the Company or any Company Subsidiary.
“NYSE” means the New York Stock Exchange.
“Order” means any arbitration award, determination, order, writ, decree, judgment, award, injunction, ruling, settlement, notice, stipulation or other similar provision issued, promulgated, made, rendered or entered into by or with any Governmental Entity.
“Parent Governing Documents” means certificate of formation of Parent and the operating agreement of Parent.
“Parent Material Adverse Effect” means an event, change, condition, occurrence, effect or development that, individually or in the aggregate, would prevent or materially impair the ability of the Parent Parties to consummate the Mergers.
“Parent Related Parties” means Parent and its Affiliates and any of their respective former, current or future officers, directors, partners, equityholders, managers, members, Affiliates or agents or other Representatives.
“Pending Sale Contract” means each Contract pursuant to which a Pending Sale Property is to be sold, together with all amendments, modifications or supplements thereto.
“Permitted Lien” means (A) statutory liens securing payments not yet delinquent, (B) such imperfections or irregularities of title, non-monetary Liens, charges, easements, covenants and other restrictions or non-monetary encumbrances as do not materially affect the use, value or operation of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (C) easements, rights of way or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, in each case as do not materially affect the use, value or operation of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (D) [intentionally omitted], (E) encumbrances for Taxes or other governmental charges not yet delinquent or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided on the Company’s financial statements in accordance with GAAP (to the extent required by GAAP), (F) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (G) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts that are not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established on the Company’s or the applicable Company Subsidiary’s financial statements in accordance with GAAP (to the extent required by GAAP), (H) Liens, mortgages, or deeds of trust, security interests or other encumbrances related to the Existing Company Debt or other indebtedness reflected on the consolidated financial statements of the Company, (I) Liens arising under or permissible under the Management Agreements and the Franchise Agreements, (J) the terms of any Ground Leases, and all right and title of the fee lessor under any Ground Lease and any Liens thereon permitted pursuant to the terms of the applicable Ground Lease, (K) Liens for which title insurance coverage pursuant to a title policy held by the Company or its Subsidiaries has been obtained, (L) Liens imposed or promulgated by Laws or by any Governmental Entities with respect to real property and improvements, including zoning, entitlement or other land use or environmental regulations and (M) Liens under applicable securities laws.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
“Per Series C Preferred Share Redemption Price” means an amount in cash equal to $25.00 plus accrued and unpaid dividends, if any, to and including the Closing Date, without interest.
“Per Series D Preferred Share Redemption Price” means an amount in cash equal to $25.00 plus accrued and unpaid dividends, if any, to and including the Closing Date, without interest.
“Per Series E Preferred Share Redemption Price” means an amount in cash equal to $25.00 plus accrued and unpaid dividends, if any, to and including the Closing Date, without interest.
“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “personal data” or reasonably equivalent terms, in each case as those terms are defined under applicable Law.
“Privacy Obligations” means all Laws and binding industry standards applicable to the Company and the Company Subsidiaries, and privacy policies publicly posted by the Company and any Company Subsidiary, in each case relating to the collection, access, use, processing, storage, disclosure, transmission, or cross-border transfer of Personal Information.
“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.
“REIT” means a “real estate investment trust” within the meaning of Section 856(a) of the Code.
“Representatives” means, with respect to any Person, such Person’s officers, employees, directors, managers, trustees, accountants, consultants, legal counsel, financial and other advisors, agents and other representatives and, in the case of Parent and its Affiliates, their respective financing sources.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sensitive Data” means Personal Information and cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.
“Series C Preferred Share” means each 6.875% Series C Cumulative Redeemable Preferred Share of Beneficial Interest, par value $0.01 per share, of the Company.
“Series C Preferred Unit” shall have the meaning assigned to the term “Series C Preferred Partnership Unit” in the Company Operating Partnership Agreement.
“Series D Preferred Share” means each 6.50% Series D Cumulative Redeemable Preferred Share of Beneficial Interest, par value $0.01 per share, of the Company.
“Series D Preferred Unit” shall have the meaning assigned to the term “Series D Preferred Partnership Unit” in the Company Operating Partnership Agreement.
“Series E Preferred Share” means each 6.50% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, par value $0.01 per share, of the Company.
“Series E Preferred Unit” shall have the meaning assigned to the term “Series E Preferred Partnership Unit” in the Company Operating Partnership Agreement.
“Service Provider” means any current or former officer, employee, director, trustee or individual independent contractor.

“Specified Management Company” means the Management Company listed in Section 9.5(c) of the Company Disclosure Letter.
“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. Notwithstanding the foregoing, for purposes of Section 3.14 and Section 3.18 of this Agreement (and all terms defined therein), the Third Party Controlled Joint Ventures shall be considered Subsidiaries of the Company; provided the representations and warranties made by Company with respect to the Third Party Controlled Joint Ventures in Section 3.14 and Section 3.18 shall be deemed made to the Knowledge of the Company in all instances.
“Tax” or “Taxes” means any and all taxes, levies, duties and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.
“Tax Return” means any report, return, claim for refund, estimated tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Third Party Controlled Joint Venture” means any Joint Venture which is not Controlled by the Company or a Company Subsidiary.
“Third Party Managing Member” means the managing member of any Third Party Controlled Joint Venture.
“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Parent Guarantee, the Voting and Support Agreements, the Financing Commitments and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.
“Transfer Right” means a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer or right of first refusal , pursuant to the terms of which any Person (including the Company or any Subsidiary) could be required to purchase or sell the applicable equity interests of any Person, any fee owned real property or any other material assets, rights or properties.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge or intent that the taking of or failure to take such act would result in, constitute or cause a breach of this Agreement.
Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
Acceptable Confidentiality Agreement	Section 5.2(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(a)
Alternative Debt Financing	Section 6.15(b)

Alternative Debt Financing Commitment Letter	Section 6.15(b)
Amended Partnership Agreement	Section 1.5(b)
Articles of Merger	Section 1.4(b)
Articles of Partnership Merger	Section 1.4(a)
Book-Entry Shares	Section 2.2(b)
Capitalization Date	Section 3.2(a)
Certificate of Limited Partnership	Section 1.5(b)
Certificates	Section 2.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Collective Bargaining Agreement	Section 3.12(a)
Company	Preamble
Company Alternative Proposal	Section 5.2(f)
Company Approvals	Section 3.5
Company Board of Trustees	Recital
Company Board Recommendation	Recital
Company Change of Recommendation	Section 5.2(c)
Company Compensation Committee	Section 2.4(c)
Company Disclosure Letter	Article III
Company Equity Interests	Section 3.2(c)
Company Intervening Event	Section 5.2(h)
Company Intervening Event Notice	Section 5.2(d)
Company Intervening Event Notice Period	Section 5.2(d)
Company Material Contract	Section 3.14(a)
Company Merger	Recital
Company Merger Effective Time	Section 1.4(b)
Company Operating Partnership	Preamble
Company Operating Partnership Approval	Section 3.4(b)
Company Owned Real Property	Section 3.18(a)
Company Permits	Section 3.17(b)
Company Permitted Dividend	Section 5.1(b)(iii)
Company Real Property Leases	Section 3.18(b)
Company Registered Intellectual Property	Section 3.16(a)
Company REIT Counsel	Section 7.2(c)
Company Restricted Share Award	Section 2.4(a)
Company SEC Documents	Section 3.6(a)
Company Subsidiary	Section 3.1(a)
Company Superior Proposal	Section 5.2(g)
Company Superior Proposal Notice	Section 5.2(c)
Company Superior Proposal Notice Period	Section 5.2(c)
Company Termination Payment	Section 8.2(b)(iii)
Company Transaction Committee	Recital
Confidentiality Agreement	Section 6.1(c)
Consents	Section 6.2(a)
Continuing Employee	Section 6.5(a)
Continuing Units	Section 2.1(b)(ii)
Contracting Party	Section 9.14(d)
Debt Financing	Section 4.9
Debt Financing Commitments	Section 4.9
Definitive Financing Agreements	Section 6.15(a)
DLLCA	Recital

End Date	Section 8.1(c)
Enforceability Exceptions	Section 3.3(a)
Equity Financing	Section 4.9
Equity Financing Commitments	Section 4.9
Exchange Fund	Section 2.2(a)
Excluded Shares	Section 2.1(a)(iv)
Excluded Units	Section 2.1(b)(iii)
Existing Loan Document	3.14(a)(iv)
Financial Advisor	Section 3.20
Financing	Section 4.9
Financing Commitments	Section 4.9
Financing Uses	Section 4.9
Funded Indebtedness	Section 6.14
Governmental Entity	Section 3.5
Ground Leased Real Property	Section 3.18(b)
Guarantor	Recital
Indemnified Party	Section 6.4(b)
Inquiry	Section 5.2(j)
Insurance Policies	Section 3.21
KYC Certifications	Section 6.17
Law	Section 3.17(a)
Laws	Section 3.17(a)
Merger Consideration	Section 2.1(a)(i)
Mergers	Recital
MGCL	Section 3.24
MRL	Recital
Non-Cooperation Notice	Section 6.15(f)
Non-Recourse Party	Section 9.14(d)
OP Merger Consideration	Section 2.1(b)(i)
OP Merger Sub	Preamble
Parent	Preamble
Parent Approvals	Section 4.4
Parent Disclosure Letter	Article IV
Parent Guarantee	Recital
Parent Liability Cap	Section 9.14(d)
Parent Parties	Preamble
Parent Termination Payment	Section 8.2(c)
Participation Agreements	Section 3.18(i)
Participation Interest	Section 3.18(i)
Participation Party	Section 3.18(i)
Parties	Preamble
Partnership Agreement Amendments	Section 1.5(b)
Partnership Board of Managers	Recital
Partnership Merger	Recital
Partnership Merger Effective Time	Section 1.4(a)
Party	Preamble
Paying Agent	Section 2.2(a)
Pay-Off Letters	Section 6.14
Pending Sale Contract	Section 3.18(c)
Pending Sale Properties	Section 3.18(c)
Per Company Preferred Share Merger Consideration	Section 2.1(a)(ii)

Per Company Series C Preferred Share Merger Consideration	Section 2.1(a)(ii)
Per Company Series D Preferred Share Merger Consideration	Section 2.1(a)(ii)
Per Company Series E Preferred Share Merger Consideration	Section 2.1(a)(ii)
Per Company Share Merger Consideration	Section 2.1(a)(i)
Per Partnership Unit Merger Consideration	Section 2.1(b)(i)
Permits	Section 3.17(b)
Preferred Merger Consideration	Section 2.1(a)(ii)
Proceeding	Section 6.4(b)
Proxy Statement	Section 3.5
Qualifying Income	Section 8.2(e)(i)
Qualifying Transaction	Section 8.2(b)(i)
REIT Merger Sub	Preamble
Recovery Costs	Section 8.2(d)
Related Party Agreement	Section 3.22
SDAT	Section 1.4
Space Leased Real Property	Section 3.18(b)
Subject Courts	Section 9.11(b)
Surviving Entity	Section 1.2
Surviving Partnership	Section 1.1
Takeover Statutes	Section 3.24
Termination Payee	Section 8.2(e)(i)
Termination Payment	Section 8.2(e)(i)
Termination Payor	Section 8.2(e)(i)
Transactions	Recital
Transfer Taxes	Section 6.12(b)
VRULPA	Recitals
VSCC	Section 1.4(a)
Section 9.7 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects” and, as used in this Agreement, substantially similar in nature and magnitude to actions customarily taken without any authorization by the Company Board of Trustees in the course of normal day-to-day operations, whether or not such words actually follow such phrase. All references herein to “$” or “dollars” shall be to U.S. dollars. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any specific law defined or referred to herein or in any schedule that is referred to herein means such law as from time to time amended and to any rules or regulations promulgated thereunder. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. When a reference is made in this Agreement to information or documents being “provided,” “made available” or “disclosed” by the Company to Parent or any of its Affiliates or Representatives, such information or documents shall mean any information or documents (a) included in the Company SEC Documents on or after January 1, 2021 and on or before one Business Day prior to the date of this Agreement, (b) furnished at least 24 hours prior to the execution of this Agreement in the virtual data room hosted by Datasite established by or on behalf of the Company in connection with the Mergers and the other Transactions and (c) with respect to the information and documents described on Section 9.7 of the Company Disclosure Letter, provided in writing (including electronically) to Parent or any of its Affiliates or Representatives at least 24 hours prior to the execution of this Agreement.
Section 9.8 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.
Section 9.9 Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b) Except (i) as provided in Section 6.4, (ii) if the Closing occurs, the right of the applicable holders of Company Common Shares and/or Company Preferred Shares to receive, from and after the Company Merger Effective Time, the applicable Merger Consideration or Preferred Merger Consideration, in accordance with the terms hereof, including Section 2.2, (iii) if the Closing occurs, the right of the applicable holders of Company Partnership Units to receive, from and after the Partnership Merger Effective Time, the applicable OP Merger Consideration, in accordance with the terms hereof, including Section 2.2, and (iv) the rights of each Debt Financing Sources Related Party under the Debt Financing with respect to their respective rights under this Section 9.9(b), Section 8.2(d)(ii), Section 9.1(c) and Section 9.17, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.
Section 9.10 Severability. If any term or other provision of this Agreement (other than Section 9.3) is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision (other than Section 9.3) is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.
Section 9.11 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b) All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland or in any federal court located in the State of Maryland (such courts, the “Subject Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Subject Courts, for the purpose of any Action arising out of or relating to this Agreement and the Transactions brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Subject Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, (e) agrees, with respect to any Action filed in the Circuit Court for Baltimore City, Maryland, to jointly request an assignment to the Maryland Business and Technology Case Management Program, and (f) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUCH ACTION AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, that each of Parent, REIT Merger Sub and OP Merger Sub shall have the right, without the prior written consent of the Company or any other Party, to assign all or any portion of their respective rights, interests and obligations hereunder to a wholly-owned direct or indirect Subsidiary of Parent or to any of their respective Affiliates, or to any debt financing sources (including the Debt Financing Sources) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing), but no such assignment shall relieve Parent, REIT Merger Sub or OP Merger Sub of any of its obligations hereunder, impede or delay any of the transactions contemplated by this Agreement, or result in any incrementally adverse Tax consequences to the Company, the Company Operating Partnership or any of their respective shareholders or equityholders. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 9.14 Specific Enforcement.
(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.
(b) Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(c) Notwithstanding anything herein or in any Transaction Document to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance, an injunction or other equitable remedy to cause Parent to consummate the Closing if, and only if, (i) Parent is required to consummate the Closing pursuant to Section 1.3 and Parent fails to consummate the Closing by the date the Closing is required to have occurred pursuant to with Section 1.3, (ii) the financing provided for by the Debt Financing Commitments (taking into account any funding of the “Gap Facility” contemplated thereby) (or, if applicable, the Alternative Debt Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or validly waived (to the extent permitted) (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents on the Closing Date but each of which is capable of being satisfied at the Closing), and the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing (including any Alternative Debt Financing that has been obtained in accordance with Section 6.15) are funded, then the Closing would occur and the Company would cause the Closing to occur in accordance with Section 1.3 (and the Company has not revoked, withdrawn, modified or conditioned such confirmation). Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.14 and (ii) payment of the Parent Termination Payment and/or monetary damages if, as and when required pursuant to and in accordance with the terms of this Agreement, including Section 8.2 and this Section 9.14, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief, on the one hand, and payment of the Parent Termination Payment and/or monetary damages, on the other hand.
(d) Notwithstanding anything to the contrary in this Agreement (other than the final sentence of this Section 9.14(d)), (i) the maximum aggregate liability of the Parent Parties for monetary losses, damages, costs or expenses in connection with this Agreement, the Equity Commitment Letter, the Guarantee and the transactions contemplated by this Agreement shall be limited to an amount equal to (1) the Parent Termination Payment, plus (2) any Recovery Costs, plus (3) Parent’s indemnification, payment and reimbursement obligations pursuant to Section 6.15(g) (collectively, the “Parent Liability Cap”), and (ii) in no event shall the Company or any of its Affiliates seek any amount in excess of the Parent Liability Cap in connection with this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. In no event shall the Company or any of its Affiliates seek nor shall the Company permit to be sought on behalf of the Company any monetary damages of any kind, including consequential, indirect, or punitive damages, from any officer, director, agent or employee of the Parent Parties, any direct or indirect holder of any equity interests or securities of the Parent Parties or any direct or indirect director, officer, employee, partner, Affiliate, member, controlling Person or Representative of any of the foregoing, in connection with this Agreement or the transactions contemplated by this Agreement (other than as expressly provided by and subject to the terms of the Equity Commitment Letter and the Guarantee). Except for the liabilities and obligations of the parties to the Equity Commitment Letter, the Guarantee and any other agreements pursuant thereto under any of the foregoing agreements to which they are parties and except for claims for fraud, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Agreement (each, a “Contracting Party”). Except for the liabilities and obligations of the parties to the Equity Commitment Letter, the Guarantee, the Debt Financing Commitments and any other agreements pursuant thereto under any of the foregoing agreements to which they are parties and except for claims for fraud, no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Guarantors and their respective Affiliates (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or the Transactions or the negotiation, execution, performance, or breach of this Agreement and, to the maximum extent permitted by applicable Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by applicable Law, except as expressly provided in the Equity Commitment Letter, the Guarantee, and any other agreements pursuant thereto, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing provisions of this Section 9.14(d) and any other provision of this Agreement to the contrary, but subject to the terms and conditions of the Equity Commitment Letter, the Debt Financing Commitments and the Guarantee (and without limiting the Company’s respective remedies thereunder), the Company may seek to cause Parent to enforce the terms of such Equity Commitment Letter, if and solely to the extent permitted by Section 9.14(c), or the Guarantee to cause the other parties thereto to provide funds to Parent to permit Parent to satisfy (w) a valid Order requiring Parent to specifically perform the Closing pursuant to and in accordance with the terms of this Agreement, (x) any valid Order or award of damages in favor of the Company obtained by the Company pursuant to and in accordance with Section 8.2, (y) payment by Parent of Parent’s indemnification, payment and reimbursement obligations pursuant to Section 6.15(g) and/or (z) payment by Parent of the Parent Termination Payment and any Recovery Costs pursuant to and in accordance with Section 8.2, in each case, solely to the extent provided therein and in accordance with their respective terms. Notwithstanding anything herein to the contrary and for the avoidance of doubt, (A) nothing in this Section 9.14(d) shall limit in any way the Company’s right to an injunction, specific performance or other equitable remedy in accordance with Section 9.14(c), and (B) nothing in this Section 9.14 nor Section 8.2 shall limit in any way any fraud remedies or the remedies of the parties under the Confidentiality Agreement.
Section 9.15 Obligations of Merger Subs. Whenever this Agreement requires OP Merger Sub and REIT Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause OP Merger Sub and REIT Merger Sub, as applicable, to take such action.
Section 9.16 [reserved]
Section 9.17 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and the Company Subsidiaries (but excluding, for the avoidance of doubt, the Parent Parties and their Affiliates) hereby: (i) agrees that any Action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Parties and their Affiliates against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated thereby or the any services thereunder),

(vi) agrees that none of the Debt Financing Sources Related Parties will have any liability to Company, its Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders related to or arising out of this Agreement, the Debt Financing, the Debt Financing Commitments or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.17.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, REIT Merger Sub, OP Merger Sub, the Company and the Company Operating Partnership have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
1776 PORTFOLIO INVESTMENT, LLC

By:	KSL Capital Partners VI, L.P.
Its Managing Member

By:	KSL Capital Partners VI GP, LLC,
Its General Partner

By:	/s/ Timothy Nolen Taylor
	Name:	Timothy Nolen Taylor
	Title:	Chief Financial Officer

1776 PORTFOLIO REIT MERGER SUB, LLC

By:	1776 Portfolio Investment, LLC
Its Managing Member

By:	/s/ Timothy Nolen Taylor
	Name:	Timothy Nolen Taylor
	Title:	CFO, Treasurer & Assistant Secretary

1776 PORTFOLIO OP MERGER SUB, LP

By:	1776 Portfolio Investment, LLC
Its General Partner

By:	/s/ Timothy Nolen Taylor
	Name:	Timothy Nolen Taylor
	Title:	CFO, Treasurer & Assistant Secretary
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, REIT Merger Sub, OP Merger Sub, the Company and the Company Operating Partnership have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
HERSHA HOSPITALITY TRUST

By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Chief Financial Officer

HERSHA HOSPITALITY LIMITED PARTNERSHIP

By:	HERSHA HOSPITALITY TRUST,
its General Partner

By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Annex B
200 West Street | New York, NY 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
August 27, 2023
Transaction Committee of the Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, PA 17102
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than 1776 Portfolio Investment, LLC (“Parent”) and its affiliates) of the outstanding Priority Class A common shares of beneficial interest, par value $0.01 per share (the “Class A Shares”), of Hersha Hospitality Trust (the “Company”) of the $10.00 in cash per Class A Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 27, 2023 (the “Agreement”), by and among Parent, 1776 Portfolio REIT Merger Sub, LLC, a wholly owned subsidiary of Parent, 1776 Portfolio OP Merger Sub, LP, a subsidiary of Parent, Hersha Hospitality Limited Partnership, a subsidiary of the Company, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including KSL Capital Partners, LLC, an affiliate of Parent (“KSL”), and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Transaction Committee of the Board of Trustees (the “Transaction Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to the Transaction Committee of the Company in connection with the sale of seven of its non-core Urban Select Service properties, in August 2022. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, KSL and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with KSL and its affiliates from time to time and may have invested in limited partnership units of affiliates of KSL from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2022; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Transaction Committee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Class A Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate investment trusts industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
B-1

Transaction Committee of the Board of Trustees
Hersha Hospitality Trust
August 27, 2023

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Transaction Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for certain third-party appraisal reports with respect to certain real estate assets of the Company provided by the Company, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including a non-binding indication of interest from a third party for a possible transaction at a price per Class A Share greater than the price per Class A Share to be paid pursuant to the Agreement, which non-binding indication of interest, the Transaction Committee determined not to further pursue because of risks and uncertainties concerning such third party’s ability to secure the financing necessary to consummate the transaction contemplated by the non-binding indication of interest; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Class A Shares, as of the date hereof, of the $10.00 in cash per Class A Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the aggregate consideration payable pursuant to the Agreement among the holders of the various classes of shares of beneficial interest of the Company, the Partnership Merger and the OP Merger Consideration (each, as defined in the Agreement) and the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities (including the Company Preferred Shares and the Company Partnership Units (each, as defined in the Agreement)), creditors, or other constituencies of the Company or its subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $10.00 in cash per Class A Share to be paid to the holders (other than Parent and its affiliates) of Class A Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Class A Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Transaction Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Class A Shares should vote or act with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $10.00 in cash per Class A Share to be paid to the holders (other than Parent and its affiliates) of Class A Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
B-2

SPECIAL MEETING OF SHAREHOLDERS OF

HERSHA HOSPITALITY TRUST

[ ], 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/xxxxxxxxx and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Special Meeting of Shareholders Notice and Proxy Statement are available at http://www.astproxyportal.com/ast/20119/special

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030003030000000000 2 000000

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH ITEMS 1, 2, AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

HERSHA HOSPITALITY TRUST

Proxy for Special Meeting of Shareholders on [ ], 2023

Solicited on Behalf of the Board of Trustees

The undersigned shareholder, revoking all prior proxies, hereby appoints David L. Desfor and Ashish R. Parikh, or either of them, as proxies (the "Proxies"), each with full power of substitution, to attend the special meeting of shareholders of Hersha Hospitality Trust (the "Company") to be held virtually via an Internet webcast on [ ], 2023, at [ ], Eastern Time, and at any adjournments and postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is otherwise entitled to cast at such meeting and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at such meeting. Receipt of the Special Meeting of Shareholders Notice and the Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If this proxy is executed but no direction is made, this proxy will be voted FOR each of Items 1, 2, and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxies, or either of them, on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1 14475

SPECIAL MEETING OF SHAREHOLDERS OF

HERSHA HOSPITALITY TRUST

[ ], 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Special Meeting of Shareholders Notice and Proxy Statement are available at http://www.astproxyportal.com/ast/20119/special

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030003030000000000 2 000000

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH ITEMS 1, 2, AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.